UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Alliance HealthCare Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock of the Company, par value $0.01 per share (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies: 5,293,355 shares of Common Stock
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Exchange Act Rule 0-11(c) and Fee Rate Advisory No. 1 for Fiscal Year 2017, the filing fee of $8,587.01 was determined by multiplying 0.0001159 by the aggregate Merger Consideration of $74,089,843. The aggregate Merger Consideration was calculated based on the sum of (i) 5,293,355 outstanding shares of Common Stock as of May 7, 2017 to be acquired pursuant to the merger multiplied by the $13.25 per share Merger Consideration, (ii) 141,644 shares of Common Stock subject to restricted stock units as of March 31, 2017, multiplied by the $13.25 per share Merger Consideration and (iii) 339,233 shares of Common Stock subject to outstanding options as of March 31, 2017 multiplied by $6.12 per share, representing the $13.25 per share Merger Consideration less $7.13 per share weighted average exercise price of the outstanding options.

	(4)	Proposed maximum aggregate value of transaction: $74,089,843
	(5)	Total fee paid: $8,587.01

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Copy — Subject to Completion

ALLIANCE HEALTHCARE SERVICES, INC.

18201 Von Karman Avenue, Suite 600

Irvine, CA 92612

[●], 2017

Dear Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Alliance HealthCare Services, Inc., which we refer to as “Alliance” or the “Company”. The annual meeting will be held at 9:00 a.m. (local time) on [●], 2017, at the Company’s corporate headquarters located at 18201 Von Karman Avenue, Suite 600, Irvine, California 92612.

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 10, 2017, by and among the Company, Tahoe Investment Group Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Tahoe”), THAIHOT Investment Company Limited, an exempted company incorporated under the laws of the Cayman Islands and indirect wholly owned subsidiary of Tahoe (“THAIHOT”), THAIHOT Investment Company US Limited, a Delaware corporation and indirect wholly owned subsidiary of Tahoe (“Parent”), and Alliance Healthcare Services Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Sub” and, together with Tahoe, THAIHOT and Parent, the “Purchaser Parties”), pursuant to which Sub will be merged with and into the Company and each share of common stock of the Company, par value $0.01 per share (referred to as the “Common Stock”), outstanding immediately prior to the effective time of the merger (other than shares beneficially owned by the Purchaser Parties or any of their affiliates (referred to collectively as the “Purchaser Group”), shares owned by Alliance, and shares for which appraisal rights have been properly and validly perfected and not withdrawn or lost) will be converted into the right to receive $13.25 in cash, without interest and less any applicable withholding taxes, as more fully described in the accompanying proxy statement. The $13.25 per share being paid in the merger represents a premium of approximately 67% over Alliance’s closing trading price of $7.95 per share of our Common Stock on December 9, 2016, the last trading day prior to Tahoe’s initial proposal was publicly disclosed, and a premium of 38% over the $9.60 purchase price per share initially offered by Tahoe.

The proposed merger is a “going private transaction” under Securities and Exchange Commission rules. Following the merger, 95% of the outstanding common stock of Parent will be indirectly owned by Mr. Qisen Huang, the Executive Chairman of Alliance’s board of directors, which we refer to as our “Board.”

To assist in evaluating the fairness of the merger to the Company and our stockholders other than the Purchaser Group and the Section 16 officers of Alliance (determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and referred to as the “Section 16 Officers”), our Board formed a special committee of independent and disinterested directors to consider and negotiate the terms and conditions of the merger and to make a recommendation to our Board.

Our Board (with Mr. Qisen Huang, Mr. Heping Feng and Dr. Tao Zhang recusing themselves), acting on the unanimous recommendation of the special committee, has approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of and fair to the Company and its stockholders (other than the Purchaser Group and affiliates of Alliance, including its officers and directors). Our Board unanimously (other than Mr. Huang, Mr. Feng and Dr. Zhang) recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. Mr. Huang, Mr. Feng and Dr. Zhang recused themselves from the vote of the Board because of their affiliation with Tahoe.

At the annual meeting, you will also be asked to consider and vote on a number of other proposals, which are listed in the attached Notice of Annual Meeting of Stockholders. The enclosed proxy statement describes the Merger Agreement, the merger and related agreements, and the other proposals for the annual meeting. It also provides specific information concerning the annual meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the annexes, as it sets forth the details of the Merger Agreement and other important information related to the merger and the other proposals.

Your vote is very important. The merger cannot be completed unless holders of (i) a majority of the aggregate voting power of the outstanding shares of Common Stock vote in favor of adoption of the Merger Agreement and (ii) a majority of the outstanding shares of Common Stock (not beneficially owned by the Purchaser Group or any Section 16 Officer) vote in favor of adoption of the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the annual meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the annual meeting even if you are unable to attend. If you desire to vote in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting. You may also access the proxy materials on the Internet at www.AllianceHealthCareServicesAnnualMeetingMaterials.com.

Sincerely,

Percy C. Tomlinson

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2017 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about [●], 2017.

PRELIMINARY COPY — SUBJECT TO COMPLETION

ALLIANCE HEALTHCARE SERVICES, INC.

18201 Von Karman Avenue, Suite 600

Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held [●], 2017

Dear Stockholders:

On [●], 2017, Alliance HealthCare Services, Inc. (the “Company”) will hold its Annual Meeting of Stockholders at its corporate headquarters located at 18201 Von Karman Avenue, Suite 600, Irvine, California 92612. The meeting will begin at 9:00 a.m. Pacific time.

The purpose of the meeting is:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Tahoe Investment Group Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Tahoe”), THAIHOT Investment Company Limited, an exempted company incorporated under the laws of the Cayman Islands, THAIHOT Investment Company US Limited, a Delaware corporation, and Alliance Healthcare Services Merger Sub Limited, a Delaware corporation;

2.	to consider and vote on a non-binding advisory resolution to approve the merger-related compensation of our named executive officers;

3.	to elect Neil F. Dimick, Heping Feng and Paul S. Viviano to serve as Class I directors to hold office for a three-year term expiring at the 2020 annual meeting of stockholders or until their respective successors are elected and qualified;

4.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

5.	to consider and vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

6.	to consider and vote on a non-binding advisory resolution relating to the frequency of an advisory vote to approve the compensation of our named executive officers;

7.	to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve adoption of the Merger Agreement, including the majority of the minority stockholder approval (as defined below);

and to act upon any other matter properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

Our board of directors (referred to as the “Board”) (with Mr. Qisen Huang, Mr. Heping Feng and Dr. Tao Zhang recusing themselves), acting on the unanimous recommendation of the special committee, has approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of and fair to the Company and its stockholders (other than the Purchaser Group (as defined below) and affiliates of Alliance, including its officers and directors). Our Board unanimously (other than Mr. Huang, Mr. Feng and Dr. Zhang), recommends that the stockholders of the Company vote “FOR” the proposal to approve the adoption of the Merger Agreement. In addition, our Board urges you to vote “FOR” proposals 2, 4, 5 and 7 above, “FOR” each of the director nominees in Proposal 3 above, and for every “3 YEARS” with respect to Proposal 6 above.

Your vote is very important, regardless of the number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”) you own. The merger cannot be completed unless holders of (i) a majority of the aggregate voting power of the outstanding shares of Common Stock vote in favor of adoption of the Merger Agreement and (ii) a majority of the outstanding shares of Common Stock not beneficially owned by the Purchaser Parties or any “affiliate” (within the meaning of Rule 12b-2 under the Exchange Act) of any of the Purchaser Parties (the “Purchaser Group”) or any Section 16 officer of Alliance (determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) vote in favor of adoption of the Merger Agreement (the “majority of the minority stockholder approval”). If you fail to vote on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

The holders of record of our Common Stock at the close of business on [●], 2017, are entitled to notice of and to vote at the annual meeting or at any adjournment of the meeting. All stockholders of record are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. You also may vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted in favor of Proposals 1, 2, 4, 5 and 7, in favor of each of the director nominees in Proposal 3, and in favor of “3 YEARS” with respect to Proposal 6. If you fail to attend the annual meeting or submit your proxy, it will have the same effect as a vote against the adoption of the Merger Agreement. You may revoke your proxy at any time before the vote at the annual meeting by following the procedures outlined in the enclosed proxy statement. If you are a stockholder of record, attend the annual meeting and wish to vote in person, you may revoke your proxy and vote in person.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement.

By order of the Board of Directors

ALLIANCE HEALTHCARE SERVICES, INC.

This proxy statement, our 2016 annual report to stockholders and a form of proxy card are available at www.alliancehealthcareservices-us.com/proxy

Irvine, California

[●], 2017

i

ii

iii

Summary Term Sheet Relating to the Merger

This Summary Term Sheet discusses the material information regarding the merger contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision with respect to the adoption of the Merger Agreement or the other matters being considered at the annual meeting. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Throughout this proxy statement we refer to:

•	Tahoe, THAIHOT, Parent and Sub as the “Purchaser Parties”;

•	the Purchaser Parties and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) of any of the Purchaser Parties as the “Purchaser Group” or “Purchaser Group Members”;

•	Percy C. Tomlinson, Rhonda A. Longmore-Grund, Richard W. Johns, Richard A. Jones, Gregory E. Spurlock, Christianna S. Rosow, Laurie R. Miller and Steven M. Siwek, each of whom are the officers of Alliance determined in accordance with Section 16(a)-1(f) of the Exchange Act, as the “Section 16 Officers”;

•	Mr. Qisen Huang, Mr. Heping Feng and Dr. Tao Zhang or any other person nominated to our Board by Tahoe or THAIHOT (each as defined below) pursuant to the Governance Agreement (as defined in this proxy statement) as the “Designated Representatives”;

•	The shares of Common Stock, collectively, which are not beneficially owned by the Purchaser Group Members and the Section 16 Officers as the “unaffiliated shares”;

•	The holders of Common Stock other than Purchaser Group Members and the affiliates of Alliance, including its officers and directors, as “unaffiliated stockholders”; and

•	The Board’s determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are advisable and in the best interests of and fair to Alliance and Alliance’s stockholders (other than any Purchaser Group Members and the affiliates of Alliance, including its officers and directors), the Board’s approval of the Merger Agreement and the transactions contemplated thereby, including the merger; and the recommendation that the stockholders of Alliance approve the adoption of the Merger Agreement and the merger as the “Company Recommendation.”

The Parties to the Merger Agreement (Page 66)

Alliance HealthCare Services, Inc.

18201 Von Karman Avenue, Suite 600,

Irvine, California 92612

Alliance HealthCare Services, Inc., referred to herein as “Alliance”, the “Company”, “we”, “our” or “us”, is a Delaware corporation. Alliance is a leading national provider of outsourced medical services, including radiology, oncology and interventional. We provide a full continuum of services from mobile to comprehensive service line management and joint venture partnerships, which can include one or more of the following depending on the customer’s needs: systems, technologists to operate the systems, sales and marketing, patient scheduling and pre-authorization, billing and payer management, equipment maintenance and upgrades, overall management of services and fixed-site operations including outpatient clinics and Ambulatory Surgical Centers.

Additional information about Alliance is contained in its public filings, which are incorporated by reference hereto. See “Where You Can Find Additional Information” beginning on page 145.

Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building

Fuzhou City, Fujian Province, China 350003

Tahoe Investment Group Co., Ltd., formerly Fujian Thai Hot Investment Co. Ltd. and referred to herein as “Tahoe”, is an entity organized under the laws of the People’s Republic of China. Tahoe was established by Mr. Qisen Huang and invests in various fields, such as finance, healthcare and real estate. As of the date of this proxy statement, Mr. Qisen Huang owns 95% of the outstanding shares of Tahoe.

THAIHOT Investment (Hong Kong) Company Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building

Fuzhou City, Fujian Province, China 350003

THAIHOT Investment (Hong Kong) Company Limited is an entity organized under the laws of Hong Kong. THAIHOT Investment (Hong Kong) Company Limited is engaging in the business of investment holding and is a wholly owned subsidiary of Tahoe and the sole shareholder of THAIHOT. Its sole director is Mr. Qisen Huang.

THAIHOT Investment Company Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building

Fuzhou City, Fujian Province, China 350003

THAIHOT Investment Company Limited, referred to herein as “THAIHOT”, is an exempted company incorporated under the laws of the Cayman Islands, an indirect wholly owned subsidiary of Tahoe and controlling stockholder of Alliance. As of the date of this proxy statement, Mr. Qisen Huang is the sole director of THAIHOT.

THAIHOT Investment Company US Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building

Fuzhou City, Fujian Province, China 350003

THAIHOT Investment Company US Limited, referred to herein as “Parent”, is a newly formed Delaware corporation and indirect wholly owned subsidiary of Tahoe. As of the date of this proxy statement, Messrs. Qisen Huang and Yong Ge are the directors of Parent. Parent has not engaged in any business other than in connection with the merger and other related transactions.

Alliance Healthcare Services Merger Sub Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building

Fuzhou City, Fujian Province, China 350003

Alliance Healthcare Services Merger Sub Limited, referred to herein as “Sub”, is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. As of the date of this proxy statement, Messrs. Qisen Huang and Yong Ge are the directors of Sub. Sub has not engaged in any business other than in connection with the merger and other related transactions.

The Merger Proposal

You are being asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides that Sub will be merged with and into the Company, and each outstanding share of Common Stock, other than shares beneficially owned by the Purchaser Group Members, Alliance, and the holders of Common Stock who have properly and validly perfected, and not effectively withdrawn or lost, their statutory appraisal rights under Delaware law (referred to as “dissenting shares”), will be converted into the right to receive $13.25 in cash per share, without interest and less any required withholding taxes.

If the merger is consummated, Alliance will become a privately held company, wholly owned by Parent. Parent will be indirectly owned and controlled by Mr. Qisen Huang.

Conditions to the Merger (Page 86)

The obligations of Alliance, on the one hand, and the Purchaser Parties, on the other hand, to consummate the merger are subject to the satisfaction (or mutual waiver by Alliance and the Purchaser Parties, if permissible under applicable law, other than the first condition below, which cannot be waived, at or before the effective time, of the following conditions:

•	that holders of a majority of the outstanding shares of Common Stock (not beneficially owned by the Purchaser Group Members or Section 16 Officers) have voted in favor of adoption of the Merger Agreement (we refer to this condition as the “majority of the minority stockholder approval” requirement);

•	that holders of a majority of the outstanding shares of Common Stock have voted in favor of adoption of the Merger Agreement (we refer to this condition as the “statutory stockholder approval” requirement, and, together with the majority of the minority stockholder approval requirement, as the “requisite stockholder approval” requirement);

•	that no governmental entity of any competent jurisdiction shall have enacted, issued or entered any order or law or taken any other action which is then in effect and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger; and

•	that following the filing by the applicable Purchaser Parties of an overseas investment registration with the National Development and Reform Commission of the People’s Republic of China or its competent local counterparts (collectively referred to as the “NDRC”) with respect to the merger, the applicable Purchaser Parties shall have received a written acknowledgement by the NDRC that the registration has been completed.

The obligation of Alliance to effect the merger is subject to the satisfaction or waiver by Alliance, at or before the effective time, of the following conditions:

•	the continued accuracy of the representations and warranties of the Purchaser Parties in the Merger Agreement as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date);

•	that each of the Purchaser Parties shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing of the merger; and

•	that prior to the mailing of this proxy statement, Parent shall have deposited into a special purpose account in Hong Kong sufficient funds in U.S. dollars for timely payment of the aggregate merger consideration.

The obligation of the Purchaser Parties to effect the merger is subject to the satisfaction or waiver by the Purchaser Parties, at or before the effective time, of the following conditions:

•	the continued accuracy of the representations and warranties of Alliance in the Merger Agreement as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date); and

•	that Alliance shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the effective time.

When the Merger Will be Completed (Page 86)

We anticipate completing the merger in the third quarter of 2017, subject to adoption of the Merger Agreement by Alliance’s stockholders as specified in this proxy statement, and the satisfaction of the other closing conditions.

Purposes and Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (Page 27)

Based in part on the unanimous recommendation of the members of a committee of independent and disinterested directors that was established by the Board (referred to as the “Special Committee”), among other things, to evaluate and negotiate a potential transaction with Tahoe, the Board unanimously (with Messrs. Qisen Huang, Heping Feng and Tao Zhang recusing themselves) determined that the Merger Agreement and the transactions contemplated by it, including the merger, are advisable and in the best interests of, and fair to, Alliance and the unaffiliated stockholders. The Board unanimously (with Messrs. Qisen Huang, Heping Feng and Tao Zhang recusing themselves) recommends that the stockholders of Alliance vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 27. For descriptions of the fairness determinations made by the Special Committee, the Board and the Purchaser Group, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 27 and “Special Factors—Position of the Purchaser Group as to Fairness of the Merger” beginning on page 39.

The purpose of the merger for Alliance is to enable its stockholders to realize the value of their investment in Alliance through their receipt of the $13.25 in cash per share (referred to as the “Merger Consideration”), representing a premium of 67% over the trading price of $7.95 per share of our Common Stock on December 9, 2016, the last trading day prior to the date Tahoe’s initial proposal was publicly disclosed, and a premium of 38% over the $9.60 purchase price per share initially offered by Tahoe.

Opinion of Financial Advisor to the Special Committee (See Page 33 and Annex B)

In connection with the merger, the Special Committee’s financial advisor, Lazard, rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the $13.25 per share cash Merger Consideration to be paid to the holders of Common Stock (other than shares of Common Stock held by any stockholder who properly demands appraisal rights, shares of Common Stock held by Alliance as treasury stock, or shares of Common Stock held by Purchaser Group Members (collectively, the “excluded holders”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

Purchaser Group Members’ Purposes and Reasons for the Merger (Page 38)

The Purchaser Group Members believe that as a private company Alliance will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, Alliance will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.

Position of the Purchaser Group as to Fairness of the Merger (Page 39)

Each of the Purchaser Group Members believes that the merger is substantively and procedurally fair to Alliance’s unaffiliated stockholders. Their belief is based on the factors described in “Special Factors—Position of the Purchaser Group as to Fairness of the Merger” beginning on page 39.

Certain Effects of the Merger (Page 42)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Sub will be merged with and into Alliance, the separate corporate existence of Sub will cease and Alliance will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, the Common Stock, other than shares beneficially owned by the Purchaser Group Members, shares owned by Alliance, or shares owned by holders of dissenting shares, will be converted into the right to receive $13.25 per share, without interest and less any required withholding taxes. Following the completion of the merger, the Common Stock will no longer be publicly traded, and stockholders (other than the stockholders of Parent through their interest in Parent) will cease to have any ownership interest in Alliance.

Treatment of Alliance Equity Awards in the Merger (Page 76)

Options

At or immediately prior to the effective time of the merger, each option to purchase shares of Common Stock outstanding under the 1999 Equity Plan for Employees and Directors of Alliance, as amended and restated on April 27, 2016, or any other stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by Alliance, referred to as “Alliance Equity Plans”, that has an exercise price per share of Common Stock underlying such option that is less than the Merger Consideration, also referred to as an “in-the-money company stock option”, whether or not exercisable or vested, shall be cancelled and converted into the right to receive an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the option exercise price of such in-the-money company stock option by (ii) the number of shares of Common Stock subject to such in-the-money company stock option. At or immediately prior to the effective time, each company stock option that has an option exercise price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without payment.

Restricted Stock Units

At or immediately prior to the effective time of the merger, each award of restricted stock units with respect to shares of Common Stock granted under the Alliance Equity Plans, referred to as a “company RSU award”, that is outstanding immediately prior to the effective time, after giving effect to any accelerated vesting as a result of the transactions contemplated by the Merger Agreement, shall be cancelled and converted into the right to receive a restricted cash award in an amount in cash equal to (i) the number of shares of Common Stock subject to such company RSU award immediately prior to the effective time multiplied by (ii) the Merger Consideration.

Interests of Alliance’s Directors and Executive Officers in the Merger (Page 54)

In considering the recommendations of the Special Committee and of the Board with respect to the Merger Agreement, you should be aware that, aside from their interests as stockholders of Alliance, Alliance’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Alliance generally. In particular, Mr. Qisen Huang, as the controlling owner of Tahoe, will indirectly control Alliance following the merger. Interests of executive officers and directors that may be different from or in addition to the interests of Alliance’s stockholders include:

•	The vesting of their in-the-money company stock options will be accelerated pursuant to the terms of the Merger Agreement, and will be converted into the right to receive cash payments.

•	Company RSU awards held by executive officers will be cancelled and converted into the right to receive restricted cash awards subject to the same vesting and payment conditions and schedules applicable to the company RSU awards immediately prior to the effective time.

•	Company RSU awards held by non-employee directors will be accelerated pursuant to the terms of the awards and will be converted into the right to receive cash payments.

•	Certain executive officers may receive benefits under severance agreements in the event of a termination of employment without “cause” or for “good reason” that could occur following the merger.

•	Alliance’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

•	Alliance’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and Alliance’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

•	Members of the Special Committee are receiving compensation for their service on the Special Committee.

The Special Committee and the Board were aware of the different or additional interests described in this proxy statement and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated by it.

Regulatory Matters (Page 59)

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of an overseas investment registration with the NDRC by the applicable Purchaser Parties and the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Sub.

Termination (Page 87)

Alliance and Parent may terminate the Merger Agreement by mutual written consent at any time before the effective time, whether prior to or after receipt of the requisite stockholder approval. In addition, either Alliance or Parent (as applicable) may terminate the Merger Agreement, subject to various exceptions described under “The Merger Agreement — Termination,” if:

•	any governmental entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action is final and nonappealable, subject to certain exceptions;

•	the requisite stockholder approval shall not have been obtained at the annual meeting;

•	the merger has not been completed by December 15, 2017 (referred to as the “Termination Date”), subject to the right of Alliance to extend the Termination Date for a single additional 60-day period in certain circumstances enumerated in the Merger Agreement related to restraints under the law of the People’s Republic of China or failure to complete registration with the NDRC; or

•	prior to obtaining the requisite stockholder approval, the Board or the Independent Committee shall have made a Change in Recommendation.

Parent may terminate the Merger Agreement if there is a breach or failure of any representation, warranty, covenant or agreement of the Company, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Purchaser Parties’ obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 business days following receipt of written notice from Parent.

Alliance may terminate the Merger Agreement if:

•	there is a breach or failure of any representation, warranty, covenant or agreement of the Purchaser Parties, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Company’s obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 business days following receipt of written notice from the Company;

•	all conditions to the Purchaser Parties’ obligations to complete the merger have been satisfied or waived (except those to be satisfied at closing), Alliance has irrevocably confirmed in writing to Parent that the closing conditions specific to Alliance have been satisfied or Alliance is willing to waive them and is prepared to close, and the Purchaser Parties fail to consummate the closing within five business days after the date that the closing should have occurred under the Merger Agreement; or

•	prior to the date that Alliance has notified Parent that it is prepared to mail the proxy statement (but at least 60 days after the date of the Merger Agreement), Parent shall have failed to deposit or caused to be deposited into a special purpose account sufficient funds for timely payment of the aggregate Merger Consideration.

Expense Reimbursement Provisions (Page 88)

Alliance is required to pay Parent an amount equal to $1,500,000 (referred to as the “Alliance Expense Reimbursement”) in the event that Alliance or Parent terminates the Merger Agreement following the Board or Independent Committee’s Change in Recommendation.

Parent is required to pay Alliance an amount equal to $4,500,000 (referred to as the “Parent Expense Reimbursement”) under the following circumstances:

•	in the event that the Merger Agreement is terminated by Alliance: (i) as a result of a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in the Merger Agreement; (ii) because the Purchaser Parties fail to complete the merger within five (5) business days following the date on which the closing should have occurred; or (iii) because Parent failed to deposit into a special purpose account in Hong Kong sufficient funds in U.S. dollars for timely payment of the aggregate Merger Consideration; or

•	in the event that the Merger Agreement is terminated by either Alliance or Parent: (i) because the merger has not occurred by the Termination Date, at a time when the obligations of the Purchaser Parties to close have been satisfied or waived (other than those to be satisfied at closing, one or more conditions relating to a law or order of the People’s Republic of China, or the condition relating to registration with the NDRC); or (ii) due to an order from a governmental entity in the People’s Republic of China or any law of the People’s Republic of China.

Specific Performance (Page 89)

Under certain circumstances, Alliance and the Purchaser Parties are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Financing (Page 53)

Alliance and the Purchaser Parties estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $75 million. The Purchaser Parties intend to fund this amount from cash on hand (as further described in “Special Factors—Financing”).

Material U.S. Federal Income Tax Consequences of the Merger (Page 56)

If you are a U.S. holder, the receipt of cash in exchange for Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The Annual Meeting (Page 70)

The annual meeting will be held at the Company’s corporate headquarters located at 18201 Von Karman Avenue, Suite 600, Irvine, California 92612, on [●], 2017, beginning at 9:00 a.m. Pacific time.

Record Date and Quorum (Page 70)

The holders of record of the Common Stock as of the close of business on [●], 2017 (the record date for determination of stockholders entitled to notice of and to vote at the annual meeting) are entitled to receive notice of and to vote at the annual meeting.

The presence at the annual meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date and entitled to vote will constitute a quorum, permitting the Company to conduct its business at the annual meeting.

Required Votes (Page 71)

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in aggregate voting power of the Common Stock outstanding at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority of shares of outstanding Common Stock at the close of business on the record date and not owned by the Purchaser Group Members or Section 16 Officers must vote “FOR” the adoption of the Merger Agreement.

Litigation (Page 64)

On May 5, 2017 and May 15, 2017, the Company received letter from two purported stockholders demanding inspection of the Company’s books, records, and other documents under Section 220 of the DGCL (together, the “Demands”). The Demands allege mismanagement and other wrongdoing on the part of the Board in approving the Merger, and contend that such mismanagement constitutes a breach of the Board’s fiduciary duties. The Company believes that the allegations in each Demand are meritless and intends to defend vigorously against any litigation that might be filed in connection with the allegations.

Dissenters’ Rights of Appraisal (Page 60 and Annex C)

Alliance stockholders who do not vote in favor of adoption of the Merger Agreement, who properly demand appraisal of their shares of Common Stock and who otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Common Stock in lieu of receiving the Merger Consideration if the merger is completed. In addition to not voting in favor of the merger, the stockholder must deliver to Alliance a written demand for appraisal of such stockholder’s shares prior to the vote on the Merger Agreement and continue to hold such shares until the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the annual meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Alliance. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

1.	Q:	Why am I receiving these materials?

A:

On April 10, 2017, Alliance entered into the Merger Agreement pursuant to which, among other things, Sub, an indirect wholly owned subsidiary of Tahoe, will merge with and into Alliance, with Alliance continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent. The Board is furnishing this proxy statement and form of proxy card to the holders of Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at our 2017 Annual Meeting of Stockholders or at any adjournments or postponements of the meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the Merger Agreement, the annual meeting and the other matters to be voted on at our annual meeting. The enclosed materials allow you to submit a proxy to vote your shares of Common Stock without attending the annual meeting and to ensure that your shares of Common Stock are represented and voted at the annual meeting.

2.	Q:	What will I receive in the merger?

	A:	If the merger is completed and you do not properly exercise your appraisal rights, you will be entitled to receive $13.25 in cash, without interest and less any required withholding taxes, for each share of Common Stock that you own. You will not be entitled to receive shares in the surviving corporation, Parent, THAIHOT or Tahoe.

3.	Q:	When and where is the annual meeting?

	A:	The annual meeting will be held at 9:00 a.m. (local time) on [●], 2017, at our corporate headquarters located at 18201 Von Karman Avenue, Suite 600, Irvine, California 92612.

4.	Q:	Who is entitled to vote at the annual meeting?

	A:	Record holders of our Common Stock as of the close of business on [●], 2017, referred to as the “record date”, are entitled to vote at the annual meeting. As of the record date, [●] shares of Common Stock were outstanding. Each holder of record of Common Stock on the record date will be entitled to one vote for each share on all matters to be voted on at the annual meeting.

5.	Q:	What matters will be voted on at the annual meeting?

A:

You will be asked to consider and vote on the following proposals:

(1)    to adopt the Merger Agreement;

(2)    to approve, by non-binding, advisory vote, the merger-related compensation that will become payable to our named executive officers;

(3)    to elect Neil F. Dimick, Heping Feng and Paul S. Viviano to serve as Class I directors;

(4)    to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(5)    to approve, by non-binding advisory vote, the compensation of our named executive officers;

(6)    to approve, by non-binding advisory vote, the frequency of an advisory vote to approve the compensation of our named executive officers;

(7)    to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve adoption of the Merger Agreement, including the majority of the minority stockholder approval;

and to act upon any other matter properly brought before the annual meeting or any adjournments or postponements of it.

6.	Q:	What vote of our stockholders is required to adopt the Merger Agreement?

	A:	For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in aggregate voting power of Common Stock outstanding at the close of business on the record date must vote “FOR” adoption of the Merger Agreement. In addition, it is a condition to completion of the merger that stockholders holding at least a majority of the outstanding shares of the Common Stock at the close of business on the record date, excluding shares beneficially owned by the Purchaser Group Members or any Section 16 Officer, vote “FOR” adoption of the Merger Agreement.

7.	Q:	What vote of our stockholders is required to approve other matters to be presented at the annual meeting?

	A:	For purposes of Proposal 3 (election of directors), the election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy. Proposal 2 (advisory vote to approve merger-related executive compensation), Proposal 4 (ratification of auditors), Proposal 5 (advisory vote to approve executive compensation), Proposal 6 (advisory vote to approve frequency of an advisory vote to approve executive compensation), and Proposal 7 (adjournment proposal) require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. For purposes of Proposal 6, the choice that receives the highest number of votes cast will be considered by the Company to be the preferred advisory vote of stockholders.

8.	Q:	How does the Board recommend that I vote?

A:

Based in part on the unanimous recommendation of the Special Committee, the Board (other than Messrs. Qisen Huang, Heping Feng and Tao Zhang, who recused themselves) recommends that our stockholders vote:

•       “FOR” adoption of the Merger Agreement.

Our Board also recommends that you vote:

•       “FOR” each of the director nominees in Proposal 3;

•       “FOR” Proposals 2, 4, 5 and 7; and

•       For every “3 YEARS” with respect to Proposal 6.

See “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 27 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page 54.

9.	Q:	What effects will the Merger have on Alliance?

A:

The Common Stock is currently registered under the Exchange Act, and is listed on the NASDAQ Global Market under the symbol “AIQ.” As a result of the merger, Alliance will cease to be a publicly traded company and will be wholly owned by Parent.

Following the consummation of the merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the Common Stock will no longer be listed on any stock exchange.

10.	Q:	What will happen if the Merger is not consummated?

	A:	If the merger is not consummated for any reason, Alliance’s stockholders will not receive any payment for their shares of Common Stock in connection with the merger. Instead, Alliance will remain a public company and Alliance’s Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Alliance will be required to pay Parent the Alliance Expense Reimbursement, which is an amount equal to $1,500,000, or Parent will be required to pay Alliance the Parent Expense Reimbursement, which is an amount equal to $4,500,000, if the Merger Agreement is terminated.

11.	Q:	What will happen if the advisory proposals are not approved?

	A:	Proposals 2, 4, 5 and 6 are advisory only and are not binding on the Company, whether or not the merger is completed. Our Board will consider the outcome of the vote on these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders. If the merger is completed, the merger-related compensation that is the subject of Proposal 2 may be paid to Alliance’s named executive officers even if stockholders fail to approve this proposal.

12.	Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and consider how the merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the annual meeting by submitting your proxy via:

•       telephone, using the toll-free number listed on your proxy and voting instruction card;

•       the Internet, at the address provided on your proxy and voting instruction card; or

•       mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares.

13.	Q:	What will happen if I abstain from voting or fail to vote on the proposals presented at the annual meeting?

A:

If you vote “ABSTAIN” by proxy or in person at the annual meeting, it will have the same effect as a vote “against” the proposal to adopt the Merger Agreement and will have no effect on Proposal 3 (election of directors). For Proposal 2 (advisory vote on merger-related executive compensation), Proposal 4 (ratification of auditors), Proposal 5 (advisory vote on executive compensation), Proposal 6 (advisory vote on frequency of an advisory vote on executive compensation), and Proposal 7 (adjournment proposal), we will treat abstentions as shares present or represented and entitled to vote on those proposals. Accordingly, such a vote on Proposals 2, 4, 5 and 7 will have the same effect as a vote “against” those proposals, and will have no impact on the choice that is considered by the Company to be the preferred advisory vote of stockholders for purposes of Proposal 6.

If you fail to submit a proxy and do not attend the annual meeting, your shares of Common Stock will not be voted, and will have the same effect as voting “against” the proposal to adopt the Merger Agreement, but will have no effect on any of the other proposals.

14.	Q:	Can I change my vote after I have delivered my proxy?

	A:	Yes. If you are a stockholder of record, you can change your vote at any time before your proxy is voted at the annual meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the annual meeting in person and voting (but simply attending the annual meeting will not cause your proxy to be revoked). You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the annual meeting. If your shares of Common Stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

15.	Q:	Should I send in my stock certificates or other evidence of ownership now?

	A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the per share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.

16.	Q:	What happens if I sell my shares of Common Stock before completion of the merger?

A:

If you transfer your shares of Common Stock, you will have transferred your right to receive the Merger Consideration in the merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the merger.

The record date for stockholders entitled to vote at the annual meeting is earlier than the date on which the merger will be consummated. As such, if you transfer your shares of Common Stock after the record date but before the annual meeting, you will have transferred your right to receive the Merger Consideration in the merger, but retained the right to vote at the annual meeting.

17.	Q:	Who can help answer my other questions?

A:

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212)929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information

SPECIAL FACTORS

Background of the Merger

The Company’s Board and management team regularly review the Company’s long-term strategic plan, operational and financial performance, industry conditions, regulatory developments and potential opportunities with the goal of enhancing stockholder value. As part of these efforts, the Board and Company management review strategic alternatives regarding the operation of the business under its current long-term strategic plans, including potential business combinations, a sale of all or a portion of the Company, potential acquisitions, financings and other transactions with third parties. The Company did not enter into any confidentiality agreements with Tahoe or Party X, in connection with the discussions described below, and, except for the Governance Agreement described in more detail below, is not a party to any confidentiality agreement with a standstill provision which would prevent a party from making an offer to acquire the Company or the Minority Interest.

On March 29, 2016, THAIHOT, a wholly-owned indirect subsidiary of Tahoe (formerly known as Fujian Thai Hot Investment Co., Ltd.), completed its purchase of 5,537,945 shares of Common Stock from funds managed by Oaktree Capital Management, L.P. (OCM Principal Opportunities Fund IV, L.P. and Alliance-Oaktree Co-Investors, LLC) and MTS Health Investors, LLC, (MTS Health Investors II, L.P., Alliance-MTS Co-Investors I, LLC and Alliance-MTS Co-Investors II, LLC), and Larry C. Buckelew for approximately $102.5 million (the “2016 Acquisition”). As a result of the 2016 Acquisition, THAIHOT acquired approximately 51.5% of the outstanding shares of the Company. In connection with the 2016 Acquisition, Tahoe and THAIHOT entered into the Governance Agreement, pursuant to which, for a period of three (3) years from the date of the closing of the 2016 Acquisition, among other terms, conditions and limitations, (i) THAIHOT and its affiliates are prohibited from acquiring additional shares of Common Stock without the prior consent of a majority of the Board’s directors who were unaffiliated with Tahoe, THAIHOT and their affiliates, and (ii) THAIHOT will have the right, for so long as it beneficially owns at least 35% of the Company’s outstanding Common Stock, to nominate for election to the Board the number of directors necessary to comprise a majority of the Board (the “Designated Representatives”). Pursuant to the Governance Agreement, Tahoe has chosen to nominate three (3) of the nine (9) directors as the Designated Representatives who are currently Mr. Qisen Huang, Mr. Heping Feng and Dr. Tao Zhang.

In connection with the 2016 Acquisition, the Board formed a special committee of independent and disinterested directors consisting of Neil F. Dimick, Paul S. Viviano and Edward L. Samek (the “Former Independent Committee”). At that time, the Former Independent Committee formally engaged O’Melveny & Myers LLP (“O’Melveny”) to serve as its independent legal advisor and Richards, Layton & Finger, P.A. (“RLF”) to serve as its independent legal counsel with respect to Delaware law matters. The Former Independent Committee did not engage a financial advisor in connection with the 2016 Acquisition.

On August 15, 2016, Mr. Tomlinson met with the chief executive officer and chief financial officer of a publicly traded healthcare services company based in the United States (“Party X”) to discuss each party’s business and strategic initiatives. During this conversation, the chief executive officer of Party X expressed an interest in exploring a potential acquisition of the outstanding shares of the Common Stock not held by THAIHOT (the “Minority Interest”) and asked Mr. Tomlinson to coordinate a meeting between representatives of Tahoe and Party X to discuss the possibility of an acquisition by Party X of the Minority Interest. Party X did not provide a price at which it might be willing to acquire the Minority Interest.

On August 24, 2016, the Board held a telephonic meeting, at which Mr. Huang, Mr. Feng and Dr. Zhang were present, which was also attended by Messrs. Tomlinson and Johns. During the meeting, Mr. Tomlinson provided a summary of his meeting with Party X, including the request by the chief executive officer of Party X for a meeting with the representatives of Tahoe, and the Board discussed a potential acquisition of the Minority Interest by Party X. The participants in the meeting noted that it would be very difficult to structure an acquisition by Party X of all of the outstanding Minority Interest without cooperation from Tahoe. During the discussion, the Designated Representatives informed the Board that Tahoe would be interested in meeting with Party X to discuss a potential acquisition of the Minority Interest by Party X, and the Designated Representatives

also informed the other members of the Board that if Party X were to pursue an acquisition of the Minority Interest, Tahoe may be interested in investing additional capital into the Company in connection with the acquisition. The Designated Representatives did not provide a price or any other terms regarding a potential investment in the Company or participation in an acquisition of the Minority Interest with Party X. Following further discussion at the Board meeting, the Board asked Mr. Tomlinson to prepare a potential response to Party X seeking additional information concerning a potential acquisition of the Minority Interest. Also, in advance of this Board meeting, Company management provided the Board with the August Long-Range Planning Model. See “Special Factors—Projected Financial Information” beginning on page 44.

On August 29, 2016, following further communications with members of the Board after the August 24, 2016 Board meeting, Mr. Tomlinson communicated with the chief financial officer of Party X and indicated that the Board was supportive of exploring a proposal from Party X to acquire the Minority Interest and requested that Party X provide the price it would be willing to pay for the Minority Interest and other detail regarding the material terms of any acquisition of the Minority Interest. The chief financial officer of Party X informed Mr. Tomlinson that Party X remained interested in a potential acquisition of the Minority Interest and again asked Mr. Tomlinson to coordinate a meeting between representatives of Tahoe and Party X to discuss the possibility of an acquisition by Party X of the Minority Interest. Party X did not provide a price at which it might be willing to acquire the Minority Interest or any other terms of a potential acquisition.

On September 16, 2016, ahead of a regularly scheduled meeting of the Board on September 19 and 20, 2016, Mr. Tomlinson spoke with the chief financial officer of Party X by telephone in order to attempt to gauge Party X’s level of interest in a potential acquisition of the Minority Interest. During their conversation, the chief financial officer of Party X informed Mr. Tomlinson that Party X remained interested in exploring the possibility of an acquisition by Party X of the Minority Interest but did not provide a price at which Party X might acquire the Minority Interest, and no other terms of a potential transaction involving Party X and the Company were discussed.

On September 19 and 20, 2016, the Board held a regularly scheduled meeting in Beijing, in the People’s Republic of China (the “PRC”), at which Mr. Huang, Mr. Feng and Dr. Zhang were present. Mr. Tomlinson updated the Board with respect to the discussions that had taken place between himself and the chief financial officer of Party X. Mr. Tomlinson noted that, Party X had not yet made any proposal to acquire the Minority Interest and that Party X had again requested that Company management coordinate a meeting between representatives of Tahoe and Party X to discuss the possibility of an acquisition by Party X of the Minority Interest prior to Party X submitting any proposal. The Board discussed the potential merits and risks of a potential transaction with Party X versus the Company remaining a publicly traded corporation, and, following such discussions, authorized Company management to continue discussions with Party X regarding a potential acquisition of the Minority Interest and directed the Company management to assist in setting up a meeting between Party X and Tahoe. At the Board meeting, a Designated Representative inquired if Tahoe would be permitted to explore an acquisition of the Minority Interest. The Board noted that Tahoe would need to first obtain a waiver from the unaffiliated members of the Board as provided under the Governance Agreement prior to making a proposal to acquire the Minority Interest, and that such a transaction would constitute a “going-private” transaction that would require careful review and consideration by the Company’s independent and disinterested directors. Tahoe did not discuss a price at which it might be willing to acquire the Minority Interest, and no other terms of a potential transaction involving Tahoe and the Company were discussed at this time.

Following the September 19 and 20, 2016 Board meeting and in response to Tahoe’s inquiry as to the possibility of exploring a potential going private transaction with the Company at that meeting, the members of the Former Independent Committee, after discussions with other members of the Board not affiliated with Tahoe, discussed convening the Former Independent Committee together with other independent and disinterested members of the Board in order to review, evaluate and, if necessary, negotiate any potential transaction with Tahoe, Party X or any other potential third party purchaser of some or all of the Common Stock. The members of the Former Independent Committee, following discussions with other members of the Board not affiliated with Tahoe, O’Melveny and RLF, determined that a re-constituted special committee should consist of Neil F.

Dimick, Paul S. Viviano, Edward L. Samek (each a member of the Former Independent Committee) and Scott A. Bartos, each an independent and disinterested director of the Company (collectively, the “Special Committee”). The Special Committee, in consultation with the other members of the Board, determined to begin functioning immediately, with the understanding that the members of the Special Committee would work with independent legal counsel of their choosing to propose formal resolutions to the full Board setting out the Special Committee’s mandate in more detail, and that the Special Committee would be formally created if and when discussions with Party X, Tahoe or any other third party purchaser of the Company or the Minority Interest began to materialize beyond mere indications of potential interest. Following additional discussion, the members of the Special Committee determined to again engage O’Melveny as its independent legal advisor and RLF as its independent legal advisor with respect to Delaware law issues.

On October 6, 2016, representatives of O’Melveny, on behalf of the Special Committee, emailed to the Company’s general counsel proposed resolutions and a charter for the Special Committee setting out in detail the Special Committee’s mandate. Pursuant to those resolutions, the Special Committee was authorized to, among other authority, conduct the investigation, evaluation and negotiation of a potential transaction with Party X, Tahoe or any other potential purchaser of all or part of the outstanding shares of the Common Stock, evaluate, negotiate and make recommendations to the Board for or against, and to the extent delegable by the Board, approve (or not approve), the terms of any proposed definitive agreements, arrangements, waivers (including with respect to the Governance Agreement) or consents entered into or given by the Company in respect of a potential strategic transaction between Tahoe and the Company or involving a third party purchaser (or Tahoe) of all or part of the outstanding shares of the Common Stock or any other strategic alternatives thereto, or to determine, in its sole discretion, to elect not to pursue any such potential strategic transaction, and to retain its own independent legal and financial advisors at the Company’s expense. In addition, the resolutions and Special Committee charter stated that the Board would not approve any transaction with Party X, Tahoe or any other potential purchaser of all or part of the outstanding shares of the Common Stock without a favorable recommendation from the Special Committee. The full Board subsequently adopted such resolutions and the Special Committee charter by written consent on December 12, 2016. Also, pursuant to the resolutions, Mr. Neil F. Dimick was appointed as the Chair of the Special Committee (the “Chair”) based upon, among other things, his communication skills and familiarity with the administration of the Company, the fact that he had no connection to Tahoe, and his role as Chair of the Former Independent Committee.

On October 7, 2016, the Special Committee held an initial telephonic meeting, which was also attended by Messrs. Tomlinson and Johns from the Company and representatives of O’Melveny and RLF. At this meeting, Mr. Tomlinson updated the Special Committee on the status of discussions with Party X. Mr. Tomlinson noted that Party X had not yet made any proposal to acquire the Minority Interest, but that, at the request of Party X and the Board, Mr. Tomlinson had been in contact with Party X and Tahoe to help facilitate a meeting between the two parties to discuss a potential acquisition of the Minority Interest by Party X. Mr. Tomlinson noted that the meeting between Party X and Tahoe had been tentatively scheduled for November. The Special Committee, along with representatives of O’Melveny and RLF, also discussed the formation of the Special Committee and the duties and responsibilities of the Special Committee. In addition, the Special Committee, along with representatives of O’Melveny and RLF, discussed the importance of engaging an independent financial advisor in the event that the Company received a proposal regarding an acquisition of the Minority Interest.

On November 7, 2016, Mr. Tomlinson, representatives from Tahoe, and representatives from Party X met to discuss the interest Party X had expressed in acquiring the Minority Interest. During the meeting, Party X expressed reduced interest in continued discussions regarding a potential acquisition of the Minority Interest due to the increase of the Company’s share price on NASDAQ since Party X first considered the acquisition of the Minority Interest, and Party X’s determination to focus on other potential strategic opportunities with third parties that would involve a controlling ownership for Party X. Party X indicated it may follow up with the Company in early 2017. Following the discussion on November 7, 2016, there was no further communication between Party X and the Company regarding a potential acquisition of the Minority Interest by Party X. Party X never submitted a proposal to acquire the Minority Interest and never discussed price or other terms with the Company or its representatives.

On November 9, 2016, the Board held a telephonic meeting, in which Mr. Huang, Mr. Feng and Dr. Zhang participated. The meeting was also attended by Messrs. Tomlinson and Johns and Ms. Longmore-Grund. Mr. Tomlinson updated the Board with respect to the meeting that had taken place on November 7, 2016, between representatives of Party X and Tahoe, which had been organized as requested by Party X. Mr. Tomlinson noted that Party X had expressed reduced interest in continued discussions regarding a potential acquisition of the Minority Interest. During the meeting, a Designated Representative mentioned that Tahoe would be interested in exploring the possibility of acquiring the Minority Interest, but did not discuss a price at which Tahoe might be willing to acquire the Minority Interest, and no other terms of a potential acquisition of the Minority Interest by Tahoe were discussed at this time.

On November 10, 2016, Mr. Feng indicated in an email to Mr. Buckelew and Mr. Tomlinson that Tahoe had reviewed materials prepared for the November 9, 2016 Board meeting, that Mr. Feng had discussed the materials with Mr. Huang, and that Tahoe was supportive of the Company’s strategic plan. Further, Mr. Feng’s email indicated that Tahoe would be willing to work with the Special Committee to explore the possibility of acquiring the Minority Interest.

On November 11, 2016, the Special Committee held a telephonic meeting, which was also attended by Messrs. Tomlinson and Johns and representatives of O’Melveny and RLF. At this meeting, Mr. Tomlinson updated the Special Committee on the status of discussions with Party X. Mr. Tomlinson informed the Special Committee that he had not had further discussions with Party X following the meeting held between himself, Tahoe and Party X on November 7, 2016 and, it was his belief that, based on discussions with Party X during that meeting, that Party X did not intend to pursue a potential transaction with the Company as Party X was currently pursuing certain strategic initiatives that were being prioritized over its exploration of a potential transaction with the Company and a potential transaction with the Company had become less attractive for Party X due to the increase in the trading price of the Common Stock on NASDAQ since Mr. Tomlinson’s August 15, 2016 meeting with the chief executive officer of Party X. Mr. Tomlinson also informed the Special Committee that, based on Mr. Feng’s email on November 10, 2016, Tahoe was interested in exploring the possibility of pursuing a potential going private transaction involving the Company, but no price or other terms had been proposed or discussed. After discussion, representatives of O’Melveny and RLF discussed with the Special Committee the Special Committee’s fiduciary duties to the Company’s stockholders should Tahoe seek consent to submit an acquisition proposal. The Special Committee, O’Melveny and RLF discussed Tahoe’s potential interest in a going private transaction, Delaware law considerations in any going private transactions, the Special Committee’s role should negotiations ensue and the process by which the Special Committee would evaluate such a proposal, including the engagement of an independent financial advisor. Following discussion, the Special Committee instructed the members of the Company’s management present on the call to refrain from discussing any potential post-transaction positions with the Company or what role members of management may play in the future. The Special Committee requested that Mr. Tomlinson confirm, if possible, whether or not Tahoe remained interested in discussing a potential acquisition of the Minority Interest.

On November 16-18, 2016, Company management, including Mr. Tomlinson, met with representatives of Tahoe in Beijing, PRC, to discuss the Company’s operations and financial performance during the previous few months. On the last day of the meetings, November 18, 2016, Mr. Tomlinson met with Mr. Huang. During the meeting, Mr. Tomlinson discussed with Mr. Huang the possibility of Tahoe acquiring the Minority Interest and the potential impact on the Company’s business if it were no longer a publicly traded Company. Mr. Huang noted to Mr. Tomlinson that Tahoe remained interested in exploring potential strategic alternatives involving the Company, including the possibility of taking the Company private by acquiring all of the Minority Interest.

On November 18, 2016, Tahoe engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to serve as its U.S. legal counsel to assist its strategic review of any potential transaction involving the Company.

On November 29, 2016, the Special Committee held a telephonic meeting, which was also attended by Messrs. Tomlinson and Johns and representatives of O’Melveny and RLF. At this meeting, Mr. Tomlinson provided an update regarding his November 16-18, 2016 meetings with Tahoe in Beijing, PRC and Mr. Tomlinson informed the Special Committee that he had received an email from a representative of Tahoe explaining that the foreign exchange regulatory authorities in the PRC had recently put in place new regulations that could make the transfer of funds out of the PRC more difficult. The email went on to note that Tahoe would need to better understand these regulations before it could make a determination as to whether it would be willing to submit a proposal to the Company regarding a potential acquisition of the Minority Interest. Mr. Tomlinson also noted that other than receipt of the email from Tahoe and the conversation he had with Mr. Huang on November 18, 2016, he had not had any discussions with Tahoe regarding an acquisition of the Minority Interest since the Special Committee’s last meeting on November 11, 2016. After discussion, the Special Committee discussed the advisability of selecting an independent financial advisor in advance of Tahoe’s determination as to whether it would seek consent of the Special Committee to make a proposal regarding a potential acquisition of the Minority Interest so that the Special Committee would be in a position to move quickly to evaluate such a proposal in the event it was ultimately made. The Special Committee then discussed various investment banking firms that could potentially serve as the Special Committee’s independent financial advisor. After discussion, the Special Committee selected three investment banking firms (one of which was Lazard) that it considered to be well qualified and which, to its knowledge, would be independent, to act as a financial advisor to the Special Committee, and determined to contact each potential independent financial advisor to inquire as to whether each such firm would be interested in submitting a proposal to advise the Special Committee in the event of receipt of a proposal from Tahoe.

During the weeks of November 28, 2016 and December 5, 2016, representatives and members of the Special Committee contacted the three potential independent financial advisors previously vetted by the Special Committee. After discussing the potential acquisition of the Minority Interest by Tahoe and the fees that the Special Committee considered reasonable and appropriate in connection with retaining a financial advisor for the Special Committee, one of the financial advisors elected not to submit a proposal. The remaining two potential independent financial advisors indicated their interest in making a proposal. The Special Committee asked each of them to disclose any conflicts of interest such financial advisor might have with respect to the potential engagement and a potential acquisition of the Minority Interest by Tahoe. Each of the remaining two independent financial advisors confirmed for the Special Committee that there were no conflicts of interest of such financial advisor with respect to the potential engagement or a potential acquisition of the Minority Interest by Tahoe.

On December 8, 2016, the Board received a written non-binding proposal from Tahoe to pursue a potential negotiated acquisition of the Minority Interest for $9.60 per share in cash (as subsequently amended, the “Tahoe Proposal”). The Tahoe Proposal stated that Tahoe was submitting its proposal subject to the granting by the unaffiliated directors of the Board of a waiver of any relevant provisions of the Governance Agreement that would otherwise prohibit, prevent or hinder Tahoe from making its proposal and from making a public announcement thereof and requested that the unaffiliated directors grant such a waiver. The $9.60 proposal reflected a premium of 20.0% over the closing price of the Common Stock on December 8, 2016, the date of the Tahoe Proposal, and 30.0% over the volume weighted average closing price of the Common Stock for the 90 calendar days prior to the date of the Tahoe Proposal. The Tahoe Proposal stated, among other things, that Tahoe would not move forward with the proposal unless it was approved by a special committee of independent directors of the Company that was advised by independent legal counsel and independent financial advisors, and that the transaction would be subject to a non-waivable condition requiring approval of a majority of the unaffiliated shares. In addition, the Tahoe Proposal stated that Tahoe and its affiliates were interested only in acquiring the Minority Interest, and that they were not interested in selling their shares of Common Stock to a third party and did not expect, in their capacity as stockholders of the Company, to vote in favor of any merger or other strategic transaction involving any third party.

On December 9, 2016, the Special Committee held a telephonic meeting with O’Melveny, RLF and Company management to discuss the material terms of the Tahoe Proposal and the merits and risks of providing the limited waiver of certain provisions under the Governance Agreement that had been requested by Tahoe to permit the offer to be formally submitted to the Special Committee. After Company management left the meeting, the Special Committee considered the risks that the Tahoe Proposal would distract management from the operation of the business and that the Company may incur significant fees and expenses in evaluating the Tahoe Proposal for which it may not be reimbursed. In addition, the Special Committee considered the risk that if the Tahoe Proposal was announced, but not consummated, the Company’s stock price could be negatively impacted. The Special Committee also considered the merits of granting the requested waiver, including the fact that the price of $9.60 per share represented a 20% premium to the Company’s stock price on December 8, 2016, the day the Tahoe Proposal was submitted, and that Tahoe’s initial offer likely represented the starting point for negotiations and that the final price per share at which the Tahoe Proposal may be approved could be meaningfully higher. The Special Committee also noted that, although upon initial review, the price of $9.60 per share seemed to undervalue the Company, it had not yet engaged a financial advisor to help it evaluate the fairness, from a financial point of view, of the Tahoe Proposal. The Special Committee also reviewed with its advisors potential responses to Tahoe and potential communications with the Company’s stockholders. Ultimately, the Special Committee determined that it was consistent with its fiduciary duties to consider the Tahoe Proposal in order to evaluate whether it was in the best interests of the Company and the holders of unaffiliated shares, and resolved to grant a waiver of the Governance Agreement for the limited purpose of permitting Tahoe to submit the Tahoe Proposal to the Special Committee so that the Special Committee could further evaluate the Tahoe Proposal. Following discussion, representatives of O’Melveny informed the Special Committee that Company management had been reminded that they should not discuss post-transaction employment matters and avoid discussing the terms of any potential transaction with Tahoe, without the Special Committee’s prior written consent. The Special Committee also discussed whether or not it was appropriate or useful to reach out to other potential investors in connection with a potential acquisition of the Company or the Minority Interest given the statement by Tahoe in the Tahoe Proposal that Tahoe and its affiliates were interested only in acquiring the Minority Interest, and that they were not interested in selling their shares of Common Stock to a third party and did not expect, in their capacity as stockholders of the Company, to vote in favor of any merger or other strategic transaction involving any third party. After discussion, the Special Committee determined that, based on the statement from Tahoe, any potential purchaser would only be able to acquire the Minority Interest (given Tahoe’s majority ownership of the Company and the fact that Tahoe had stated it was unwilling to sell its ownership interest in the Company), and then only with the cooperation of Tahoe, and therefore that any efforts to reach out to other third parties at this time to determine whether those third parties might be interested in an acquisition of the Company or the Minority Interest would be futile and not a prudent use of Company resources. In addition, the Special Committee determined to revisit its decision not to reach out to other third parties once it had engaged an independent financial advisor.

On December 12 and 13, 2016, the Board held a regularly scheduled meeting at its corporate offices in Newport Beach, California, which Mr. Huang, Mr. Feng and Dr. Zhang attended via video conference. During this meeting, Company management updated the Board on the Company’s operations and strategic plans by division as well as for the Company as a whole. Also, Company management reviewed with the Board, and the Board approved, unaudited financial projections for fiscal year 2017. See “Special Factors—Projected Financial Information” beginning on page 44.

On December 12, 2016, the Company, at the request of the Special Committee, issued a press release publicly announcing the receipt of the Tahoe Proposal, and filed the press release as an exhibit to its Current Report on Form 8-K. The press release also stated that the Board had authorized the Special Committee to evaluate the Tahoe Proposal and that the Special Committee had agreed to waive certain provisions of the Governance Agreement for the limited purpose of allowing Tahoe to submit its proposal to the Special Committee.

Later that same day, the Special Committee met in person at the Company’s headquarters with representatives of Company management and representatives from O’Melveny and RLF (who participated telephonically). The representatives of Company management in attendance left the meeting after providing the Special Committee a brief update as to stockholder reactions to the Tahoe Proposal received by the Company.

O’Melveny reviewed with the Special Committee its fiduciary duties in connection with the Tahoe Proposal. RLF reviewed with the Special Committee certain Delaware law considerations related to the Tahoe Proposal. The Special Committee considered the regulatory approvals that may be required in connection with the Tahoe Proposal and how Tahoe’s method of financing may impact any regulatory approvals required to consummate the Tahoe Proposal, specifically in the PRC. Representatives from an investment bank (“Financial Advisor Y”) joined the meeting and presented their proposal to serve as independent financial advisor to the Special Committee. Following Financial Advisor Y’s presentation, and after the representatives of Financial Advisor Y left the meeting, representatives from Lazard Frères & Co. LLC (“Lazard”) joined the meeting and presented their proposal to serve as independent financial advisor to the Special Committee. The Special Committee conducted interviews with each firm regarding their experience with going private transactions and transactions involving PRC based purchasers, potential conflicts of interest, their preliminary thoughts regarding the Tahoe Proposal and their proposed fee structure. After Lazard left the meeting, the Special Committee reviewed the presentations and discussed the perceived strengths and benefits of each advisor, including each advisor’s reputation, proposed fee structure, potential conflicts of interest, capabilities and experience in the Company’s industry, going private transactions and cross-border transactions involving the PRC.

On December 13, 2016, Tahoe and certain of its affiliates filed an amendment to their Schedule 13D to disclose the terms of the Tahoe Proposal.

On December 15, 2016, the Special Committee held a telephonic meeting, which was also attended by Messrs. Tomlinson and Johns and representatives of O’Melveny and RLF. The Special Committee, together with Messrs. Tomlinson and Johns and representatives of O’Melveny and RLF, discussed the Tahoe Proposal and how it may impact the Company’s operations. The Special Committee discussed the status of discussions with Lazard and Financial Advisor Y and asked Messrs. Tomlinson and Johns for their opinions regarding each potential financial advisor and whether or not they were aware of any conflicts of interest with each potential financial advisor. Messrs. Tomlinson and Johns informed the Special Committee they were not aware of any conflicts. After Company management left the meeting, the Special Committee again reviewed the strengths and benefits of the two potential financial advisors but did not make a final decision at this time, as the Special Committee was still discussing and negotiating the fee structure for the financial advisors.

On December 16, 2016, the Special Committee met telephonically with representatives from O’Melveny and RLF to discuss the status of discussions with Lazard and Financial Advisor Y. The Special Committee again considered the advantages and disadvantages of each financial advisor, but did not make a final decision at this time, as the Special Committee was still discussing and negotiating Lazard’s proposed fee structure.

On December 20, 2016, the Special Committee met telephonically with representatives from O’Melveny and RLF. Mr. Dimick updated the Special Committee regarding recent discussions he had with Lazard regarding its proposed fee structure. After considering Lazard’s knowledge and expertise in mergers and acquisitions transactions, experience advising special committees in going private transactions and experience in cross-border transactions with PRC based entities and after Lazard’s confirmation that there were no conflicts of interest present that would affect Lazard’s ability to effectively provide advice to the Special Committee, the Special Committee determined to engage Lazard as its independent financial advisor and executed an engagement letter with Lazard on the same day.

On January 6, 2017, the Special Committee met telephonically with representatives from O’Melveny, RLF and Lazard to discuss the process by which Lazard would gather information from the Company and to discuss a preliminary timeline for the Special Committee’s evaluation of the Tahoe Proposal. Lazard noted for the Special Committee that, consistent with its past practice, the Company had prepared the December Long-Range Planning Model in conjunction with the annual financial and operating planning process, and that such December Long Range Planning Model had not been approved by the Board (other than with respect to the unaudited financial projections for fiscal year 2017). See “—Projected Financial Information” beginning on page 44. The Special Committee instructed Lazard to coordinate with Company management, under the Special Committee’s supervision, to have the Company prepare an alternative scenario of unaudited financial projections (the “Special

Committee Forecasts”) based on the December Long- Range Planning Model with certain adjustments with respect to the Company’s projected financial performance requested by the Special Committee, the most significant being the elimination of the impacts of any potential acquisitions in the December Long-Range Planning Model that were projected for fiscal years 2018 and beyond. See “Special Factors—Projected Financial Information” beginning on page 44. The Special Committee, together with representatives from O’Melveny, RLF and Lazard, also discussed whether or not it was appropriate or useful to reach out to other potential third party acquirers of the Company or the Minority Interest in connection with the Special Committee’s evaluation of the Tahoe Proposal given the statement by Tahoe in the Tahoe Proposal that Tahoe and its affiliates were interested only in acquiring the Minority Interest, and that they were not interested in selling their shares of Common Stock to a third party and did not expect, in their capacity as stockholders of the Company, to vote in favor of any merger or other strategic transaction involving any third party. After discussion, the Special Committee determined that, based on the statement from Tahoe, any potential purchaser would only be able to acquire the Minority Interest (given Tahoe’s majority ownership of the Company and the fact that Tahoe had stated it was unwilling to sell its ownership interest in the Company), and then only with the cooperation of Tahoe, and therefore that any efforts to reach out to other third parties at this time to determine whether those third parties might be interested in an acquisition of the Company or the Minority Interest would be futile and not a prudent use of Company resources.

On January 11, 2017, the Special Committee met telephonically with Messrs. Tomlinson and Johns and Ms. Longmore-Grund, O’Melveny, RLF and Lazard to discuss process and next steps with respect to evaluating the Tahoe Proposal, the status of Lazard’s due diligence on the Company and the status of Company management’s preparation of the Special Committee Forecasts.

On January 16, 2017, the Special Committee held a telephonic meeting at which Messrs. Tomlinson and Johns and Ms. Longmore-Grund, O’Melveny and RLF were in attendance. Company management discussed the status of the Special Committee Forecasts with the Special Committee, including the underlying assumptions, sensitivities and uncertainties. Representatives of Company management also updated the Special Committee on management’s consideration of a potential refinancing of the Company’s credit facility and noted that the Company’s financial advisors had advised Company management that execution of a refinancing would be more difficult while uncertainty over the Tahoe Proposal remained.

On January 17, 2017, the Special Committee met telephonically, along with Messrs. Tomlinson and Johns and Ms. Longmore-Grund, O’Melveny, RLF and Lazard, to review and discuss the status of Lazard’s financial review of the Tahoe Proposal and to approve the Special Committee Forecasts for use by Lazard in connection with its valuation analysis of the Company and the Tahoe Proposal. The Special Committee Forecasts had been provided to the Special Committee in advance of the meeting. After a review of the Special Committee Forecasts by management and Lazard and discussion of the Special Committee Forecasts, the representatives of Company management left the meeting, and the Special Committee discussed the Tahoe Proposal with its advisors. Lazard discussed with the Special Committee certain assumptions and valuation methodologies of its preliminary valuation analysis of the Company and the Tahoe Proposal. The Special Committee then discussed the long-term prospects of the Company, the need for the Company to refinance its existing debt before the applicable maturities (and the estimated increase in the Company’s cost of capital that would result), the likelihood of successfully implementing future potential acquisitions and cost savings initiatives. In addition, the Special Committee concluded that an acquisition of the Company or the Minority Interest by a third party was not viable due to the fact that Tahoe would be required to sell their ownership interest in the Company (which Tahoe had stated that they were unwilling to do) and a sale of the Minority Interest to a third party would only be possible with the cooperation of Tahoe. After discussion and taking into account the foregoing, the Special Committee determined that Tahoe’s proposal of $9.60 per share undervalued the Company and determined to schedule a meeting with Tahoe so that the Special Committee could inform Tahoe of its decision and let Tahoe know that it would need to meaningfully increase its proposal of $9.60 per share in order for the potential transaction to move forward.

On January 20, 2017, the Special Committee met telephonically with representatives from O’Melveny, RLF and Lazard. Lazard updated the Special Committee on the status of its financial review of the Company, noting that it was waiting for additional information from Company management before it could finalize its valuation analysis of the Company and the Tahoe Proposal. After discussion, the Special Committee discussed its upcoming videoconference with Tahoe, which had been scheduled for January 22, 2017. Also on January 20, 2017, representatives of Tahoe received the Special Committee Forecasts and the December Long-Range Planning Model from the Company.

On January 22, 2017, the Special Committee and representatives from O’Melveny and RLF held a videoconference with representatives from Tahoe and Skadden, Tahoe’s outside legal counsel. The Special Committee informed Tahoe that Tahoe would need to meaningfully increase its proposal of $9.60 per share in order for the potential transaction to move forward. The Special Committee did not provide a counterproposal at this time in light of its ongoing financial review of the Company, but advised Tahoe that its revised proposal should be increased to the mid to high teens per share or more.

On January 26, 2017, at the direction of the Special Committee, representatives from Lazard met telephonically with representatives from Tahoe to discuss certain assumptions and valuation methodologies being used by Lazard in its preliminary valuation analysis of the Company. The purpose of this discussion was for Lazard to help Tahoe’s representatives understand, from a technical perspective, the potential reasons for the valuation gap between Tahoe’s internal valuation analysis of the Company and the Special Committee’s insistence on a meaningful price increase.

On January 27, 2017, the Special Committee held a telephonic meeting, at which representatives from O’Melveny, RLF and Lazard were in attendance. Representatives of Lazard updated the Special Committee with respect to Lazard’s recent teleconference with representatives of Tahoe, noting that Tahoe stated it believed its proposal of $9.60 per share fairly valued the Company. After discussion, Lazard updated the Special Committee on the status of its ongoing financial review of the Company. The Special Committee discussed next steps with respect to the Tahoe proposal.

Later that same day, a representative from Tahoe sent an email to Mr. Dimick, addressed to the Special Committee, informing the Special Committee that Tahoe would not be able to respond to the Special Committee’s request for a meaningful price increase until after the end of the Chinese New Year holiday, as it would need to conduct further financial analysis before it could do so, but that it was willing to consider improving its offer price subject to further analysis.

On February 6, 2017, representatives from O’Melveny and Skadden spoke by telephone and, during their conversation, Skadden indicated that Tahoe was willing to increase its offer price, but did not provide a revised offer price at that time. O’Melveny and Skadden discussed scheduling a teleconference between Tahoe and the Special Committee in order for further price discussions to take place.

On February 8, 2017, the Special Committee met telephonically, along with representatives from O’Melveny, RLF and Lazard, to discuss the status of discussions with Tahoe. O’Melveny updated the Special Committee regarding its February 6, 2017 discussion with Skadden and, following discussion, Lazard updated the Special Committee on the status of its financial review of the Company and discussed with the Special Committee certain assumptions and valuation methodologies of its preliminary valuation analysis. The Special Committee requested that O’Melveny contact Skadden to arrange a teleconference between Tahoe and the Special Committee to discuss the Tahoe Proposal. Later that day, representatives of O’Melveny and Skadden spoke by telephone and scheduled a teleconference between Tahoe and the Special Committee for February 10, 2017.

On February 10, 2017, the Special Committee met telephonically, along with Messrs. Tomlinson and Johns and Ms. Longmore-Grund, representatives from O’Melveny, RLF and Lazard, to discuss aspects of the Special Committee Forecasts, Lazard’s initial views regarding valuation and a negotiation strategy for the teleconference between the Special Committee and Tahoe scheduled for later in the day. Lazard and the Special Committee discussed that Tahoe’s price proposal of $9.60 per share was not likely within a price range which would fairly value the Company.

Later that same day, the Special Committee, with representatives from O’Melveny and RLF, held a telephonic conference with representatives from Tahoe and Skadden to discuss the Tahoe Proposal. During this conversation, Tahoe verbally indicated that it would be willing to increase its price proposal to $11.50 per share in cash which represented a premium of approximately 44.7% to the closing price per share on December 9, 2016, the last trading day prior to the public announcement of the Tahoe Proposal. The Special Committee noted that it did not believe the revised price proposal fairly valued the Company, but that it would evaluate the revised Tahoe Proposal with its independent legal and financial advisors and provide a response at a later date. No other material terms of the Tahoe Proposal were discussed.

On February 13, 2017, Mr. Dimick, following discussions with the other members of the Special Committee and on behalf of the Special Committee, and Mr. Tomlinson together spoke with a representative of Tahoe to discuss the Tahoe Proposal. During their conversation, Mr. Dimick informed Tahoe that the Special Committee was prepared to offer a non-binding counterproposal of $14.00 per share in cash for the Minority Interest. In response, the representative of Tahoe indicated that Tahoe would be providing a revised price per share offer. No other material terms of the Tahoe Proposal were discussed.

On February 16, 2017, a representative from Tahoe contacted Mr. Dimick by telephone and, during their conversation, the representative of Tahoe informed Mr. Dimick that Tahoe would be willing to increase its offer to $12.50 per share in cash for the Minority Interest, which represented a premium of approximately 57.2% to the closing price per share on December 9, 2016, the last trading day prior to the public announcement of the Tahoe Proposal. No other material terms of the Tahoe Proposal were discussed.

On February 18, 2017, the Special Committee held a telephonic meeting at which representatives from O’Melveny, RLF and Lazard were in attendance. Mr. Dimick updated the other members of the Special Committee on his recent communications with Tahoe, including with respect to Tahoe’s revised verbal proposal of $12.50 per share in cash. The Special Committee considered the merits of the revised Tahoe Proposal. The Special Committee also considered the fact that the holders of unaffiliated shares would have the chance to determine whether to accept the Tahoe Proposal given that the proposed transaction would be subject to a non-waivable condition requiring the approval by holders of a majority of the unaffiliated shares. Lazard discussed with the Special Committee its preliminary valuation analysis, including the assumptions underlying the methodologies used therein and the preliminary results of such analysis in comparison to the revised Tahoe Proposal.

On February 22, 2017, the Special Committee held a telephonic meeting at which representatives from O’Melveny, RLF and Lazard were in attendance. Lazard discussed with the Special Committee the results of its preliminary valuation analysis. The Special Committee discussed negotiation strategies for obtaining the highest possible price per share for the unaffiliated shares to encourage Tahoe to increase the price per share it was willing to offer for the unaffiliated shares in the Tahoe Proposal. The Special Committee also discussed the possibility of responding to Tahoe with another counterproposal. Following Lazard’s departure from the meeting, the Special Committee determined that Mr. Dimick should deliver a non-binding counteroffer to Tahoe at $13.80 per share in cash.

On February 26, 2017, Messrs. Dimick and Bartos held a telephonic conference with representatives from Tahoe. During their conversation, Messrs. Dimick and Bartos, on behalf of the Special Committee, informed Tahoe of the Special Committee’s counterproposal of $13.80 per share in cash. No other material terms of the Tahoe Proposal were discussed.

On March 2, 2017, Mr. Dimick received an email from a representative of Tahoe inviting Mr. Dimick, accompanied by Mr. Tomlinson, to travel to Beijing, PRC, for in-person negotiations regarding the Tahoe Proposal.

On March 3, 2017, the Special Committee met telephonically, along with representatives from O’Melveny, RLF and Lazard, to discuss the status of the Tahoe Proposal. Mr. Dimick updated the other members of the Special Committee on the February 26, 2017 call and on the email he had received the previous day from a representative of Tahoe pursuant to which Tahoe had invited Mr. Dimick, accompanied by Mr. Tomlinson, to travel to Beijing, PRC, for in-person negotiations regarding the Tahoe Proposal. After Lazard’s departure from the meeting, the Special Committee further discussed Tahoe’s invitation to attend in-person meetings in Beijing, PRC. The Special Committee discussed whether it was appropriate to have Mr. Tomlinson accompany Mr. Dimick in light of his position as Chief Executive Officer of the Company. In consultation with O’Melveny and RLF, the Special Committee determined that it would be beneficial to have Mr. Tomlinson join Mr. Dimick on his trip to Beijing, but that Mr. Tomlinson would recuse himself from any discussions or negotiations relating to the Tahoe Proposal. In addition, the Special Committee determined that Mr. Bartos should also attend the meetings to support Mr. Dimick in the negotiations.

On March 5 and 6, 2017, Messrs. Dimick and Bartos, at the direction and on behalf of the Special Committee, met with representatives from Tahoe in Beijing to negotiate the per share price and other material terms of the Tahoe Proposal. Mr. Tomlinson accompanied Messrs. Dimick and Bartos but recused himself from the negotiations.

On March 6, 2017, the Special Committee held a telephonic meeting at which Messrs. Tomlinson and Johns, O’Melveny, RLF and Lazard were in attendance. Mr. Dimick updated the other members of the status of the Special Committee with respect to the ongoing in-person negotiations in Beijing. Mr. Dimick informed the other members of the Special Committee that, after discussion, Tahoe had offered a revised proposal of $13.20 per share in cash for the Minority Interest. After considering the offer, Messrs. Dimick and Bartos countered at $13.25 per share in cash, subject to approval by the other members of the Special Committee, which represented a premium of approximately 67% to the closing price of $7.95 per share on December 9, 2016, the last trading day prior to the public announcement of the Tahoe Proposal. Messrs. Dimick and Bartos explained that in arriving at the $13.25 per share in cash counteroffer, they had considered, among other factors, that (i) they believed a transaction at such a price represented the best alternative for the unaffiliated shares, including as compared to not engaging in a transaction and remaining a publicly traded company, (ii) the acquisition of the Minority Interest by Tahoe would be subject to a non-waivable condition requiring the approval by holders of a majority of the unaffiliated shares, (iii) the prolonged negotiations between Tahoe and the Special Committee had created uncertainty in the market and distracted management’s attention from the operation of the business, (iv) they believed that in the event the parties agreed on price, Tahoe would work with the Special Committee to complete the definitive documentation relating to the Tahoe Proposal expeditiously, (v) as a result of the prolonged negotiations, the Company was accruing considerable fees and expenses in connection with the evaluation of the Tahoe Proposal, and (vi) Tahoe had made it clear in the course of negotiations that if an agreement could be reached it expected to be able to proceed in a manner that would avoid potential regulatory delays in the PRC. Following discussion, the Special Committee discussed, with input from the representatives from Lazard, O’Melveny and RLF, Tahoe’s plans for financing the Tahoe Proposal with cash on hand if it were to move forward with the Tahoe Proposal (which cash amount would be deposited in a bank account outside of the PRC in US dollars reasonably promptly following the signing of the Merger Agreement (with the exact timing of such deposit to be mutually agreed upon at a later date)).

On March 9, 2017, the Special Committee met telephonically, along with representatives from O’Melveny, RLF and Lazard, to review the results of the in-person negotiations in Beijing between Messrs. Dimick and Bartos on behalf of the Special Committee and representatives from Tahoe. Mr. Dimick noted that, after extensive negotiations, Tahoe had verbally agreed to a revised price proposal of $13.25 per share in cash for the Minority Interest. At the in-person meetings, Mr. Dimick and Mr. Bartos had informed Tahoe that they were not authorized to agree to a price of $13.25 per share, but noted that they would discuss and evaluate the revised price proposal with the full Special Committee and promptly respond to Tahoe with the Special Committee’s decision. The Special Committee discussed, with input from representatives of Lazard, O’Melveny and RLF, Tahoe’s proposed plans for financing an acquisition of the Minority Interest and potential regulatory restrictions in the PRC that could impede the timely completion of a potential transaction. Lazard discussed with the Special Committee the preliminary results of its valuation analysis, which although Lazard’s valuation analysis was not yet complete, indicated that Tahoe’s revised price proposal of $13.25 per share was within a price range which would likely be fair, from a financial point of view, to the holders of Common Stock (other than excluded holders). Following this discussion, Messrs. Viviano, Samek and Bartos confirmed that they, like Mr. Dimick, were supportive of proceeding with the Tahoe Proposal at a price of $13.25 per share in cash. The Special Committee then instructed O’Melveny to commence preparing a draft of the Merger Agreement for the Tahoe Proposal. Later that day, Mr. Dimick communicated by telephone the Special Committee’s decision to proceed with further discussions regarding an acquisition of the Minority Interest by Tahoe at a price per share of $13.25 in cash to a representative of Tahoe.

On March 16, 2017, O’Melveny provided an initial draft of the Merger Agreement together with a summary of the material terms included in its initial draft of the Merger Agreement to the Special Committee for its consideration.

On March 17, 2017, the Special Committee met telephonically, along with representatives from O’Melveny and RLF, to review and discuss the initial draft of the Merger Agreement prepared by O’Melveny and RLF. O’Melveny presented the material terms of the Merger Agreement including the non-waivable condition requiring the approval by holders of a majority of the unaffiliated shares, the expense reimbursement payable by Tahoe or the Company, as applicable, if the Merger Agreement were terminated under certain circumstances, financing related provisions, the “no-shop” covenant and the requirement that Tahoe deliver to the paying agent the aggregate merger consideration as a prerequisite to the Company mailing the proxy statement in connection with the Tahoe Proposal. The draft Merger Agreement required Tahoe to represent and warrant that it had sufficient funds or other sources of immediately available funds in U.S. dollars to fund the aggregate Merger Consideration. The Special Committee asked questions of O’Melveny throughout the presentation and suggested revisions to the Merger Agreement prior to delivery of such Agreement to Tahoe.

On March 19, 2017, O’Melveny delivered by email an initial draft of the Merger Agreement to Skadden, which included the provisions and revisions based on input provided by the Special Committee.

On March 24, 2017, Skadden delivered by email a revised Merger Agreement to O’Melveny. Skadden also included in its email drafts of an Equity Commitment Letter, a Guarantee and the Rollover and Support Agreement (the “Support Agreement”), pursuant to which Tahoe would roll its Company Common Stock into a newly formed entity and agreed to vote the shares of Company Common Stock beneficially owned by THAIHOT in favor of the Tahoe Proposal, which the Special Committee had requested in order to increase certainty of closing assuming the majority-of-the-minority vote condition is satisfied.

On March 26, 2017, O’Melveny provided a summary of the material issues raised by the revised draft of the Merger Agreement circulated by Skadden on March 24, 2017, to the Special Committee for its consideration.

On March 28, 2017, the Special Committee, with representatives from O’Melveny, RLF and Lazard, met telephonically. Representatives from O’Melveny reviewed with the Special Committee the material issues in the revised draft of the Merger Agreement delivered by Skadden, including (i) the lack of a creditworthy purchaser entity being a party to the Merger Agreement, Equity Commitment Letter and Guarantee, (ii) the timing of delivery to the paying agent of the aggregate merger consideration required to consummate the Merger, (iii) modifications to the closing conditions, including the addition of a condition to Parent’s obligation to close that no more than 10% of the unaffiliated shares demanding appraisal rights, (iv) the termination and expense reimbursement provisions, including Tahoe’s reduction of the expense reimbursement that would be payable to the Company under certain circumstances from $5 million to $2.5 million, (vi) removal of the ability of the Company to effect a Change in Recommendation in the event of an Intervening Event, (vii) the removal of “anti-sandbagging” language, and (viii) modifications to, and additions of, representations and warranties of the Company.

On April 3, 2017, at the direction of the Special Committee, O’Melveny delivered a revised draft of the Merger Agreement to Skadden that reflected input from the Special Committee that O’Melveny received during the Special Committee meeting held on March 28, 2017. Throughout the week of April 3, 2017, O’Melveny, as counsel to the Special Committee, and Skadden, as counsel to Tahoe, continued to negotiate the terms of the Merger Agreement and the Support Agreement. Included in these negotiations were negotiations regarding the terms of the “no-shop” provision, the ability of the Company to effect a Change in Recommendation in the event of an Intervening Event, the termination provisions, the amount of a potential expense reimbursement fee payable by Tahoe to the Company if the Merger Agreement were terminated in certain circumstances, the addition of Tahoe and THAIHOT as parties to the Merger Agreement (which obviated the need for the Equity Commitment Letter and Guarantee), the removal of the closing condition relating to appraisal rights and the requirement that Tahoe provide evidence reasonably satisfactory to the Special Committee that Tahoe had funds sufficient to pay the aggregate merger consideration outside of the PRC as a prerequisite to the Company mailing the proxy statement in connection with the Tahoe Proposal. Based on the negotiations, Skadden delivered a revised draft of the Merger Agreement to O’Melveny on April 7, 2017.

On April 6 and 7, 2017, the Board held a regularly scheduled meeting at its corporate offices in Newport Beach, California, which Mr. Huang, Mr. Feng and Dr. Zhang attended in person. Mr. Dimick updated the Board on behalf of the Special Committee with respect to the status of the Merger Agreement negotiations between the Special Committee and Tahoe.

Later on April 7, 2017, the Special Committee, with representatives from O’Melveny and RLF, met telephonically to discuss the remaining unresolved issues in the Merger Agreement, which were (1) the Special Committee’s requirement that Tahoe deposit funds in U.S. dollars sufficient to pay the aggregate merger consideration into a bank account outside of the PRC prior to the Company mailing the proxy statement and (2) the amount of the expense reimbursement fee to be paid by Tahoe to the Company if the Merger Agreement were terminated under certain circumstances. The Special Committee instructed O’Melveny to insist on the deposit of funds outside of the PRC prior to the mailing of the proxy statement and to counter Tahoe’s $3 million expense reimbursement fee amount at $4.5 million.

On April 9, 2017, at the Special Committee’s direction, O’Melveny delivered a revised draft of the Merger Agreement to Skadden. Throughout the remainder of that day and on April 10, 2017, O’Melveny and Skadden completed the negotiation of the terms of the Merger Agreement, including with respect to expense reimbursement payable by each party under certain circumstances and the requirement that Tahoe deposit funds sufficient to pay the aggregate merger consideration in a bank account outside of the PRC prior to the Company mailing the proxy statement relating to the Tahoe Proposal. The Special Committee and its legal advisors also completed the negotiation of the terms of the Support Agreement. On April 10, 2017, the Special Committee and the Board were provided copies of the final form of the Merger Agreement and the Support Agreement for their review. For a detailed summary of the Merger Agreement, please see “The Merger Agreement” on page 75 and for a detailed summary of the Support Agreement, please see “Agreements with Purchaser Group Members Involving Common Stock” on page 144.

On April 10, 2017, the Special Committee, along with its legal and financial advisors, met telephonically and discussed, among other things, the status of negotiations with Tahoe. Lazard, after confirming again for the Special Committee that it had no conflicts of interest with respect to its engagement, reviewed with the Special Committee its financial analysis of the Merger Consideration and delivered an oral opinion, confirmed by delivery of a written opinion dated April 10, 2017, to the Special Committee to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing its opinion, the Merger Consideration to be received by holders of Common Stock (other than shares of Common Stock held by any stockholder who is entitled to demand and properly demands appraisal rights, shares of Common Stock held by the Company as treasury stock, or shares of Common Stock held by Purchaser Group Members (collectively, the “excluded holders”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives from RLF reviewed with the Special Committee their fiduciary duties in connection with the

Tahoe Proposal. Representatives from O’Melveny reviewed the principal terms of the Merger Agreement and the Support Agreement with the Special Committee. The Special Committee and representatives from O’Melveny also discussed that the Merger Agreement included a closing condition requiring that the Merger Agreement be approved by the holders of the majority of the unaffiliated shares. Throughout that presentation, the Special Committee and representatives from O’Melveny discussed various aspects of the Tahoe Proposal and various provisions of the Merger Agreement and the Support Agreement.

Following a review of the negotiations and discussions regarding the Tahoe Proposal, the Special Committee expressed its unanimous view that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, in the best interests of and fair to the Company and the unaffiliated stockholders and thus that it would recommend approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company’s Board. For the basis of the Special Committee’s determination in this regard, please see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—Special Committee” on page 27.

Later on April 10, 2017, the Board met telephonically with Messrs. Tomlinson, Johns and Chaffee and Ms. Longmore-Grund and representatives of O’Melveny, RLF and Latham & Watkins LLP (“Latham”), outside legal counsel to the Company, to receive and discuss the Special Committee’s recommendation concerning the Tahoe Proposal. Mr. Huang, Mr. Feng and Dr. Zhang briefly attended the meeting before leaving the meeting and recusing themselves from all discussions of the Tahoe proposal to acquire the Minority Interest, the Special Committee’s recommendation and the Board’s deliberations with respect to the Merger Agreement and, as a result, none of Mr. Huang, Mr. Feng or Dr. Zhang was present for, or voted with respect to, the approval of the Merger Agreement or any related matters. At this meeting, representatives from RLF reviewed with the Board its fiduciary duties in connection with the Tahoe Proposal, and representatives from O’Melveny and Latham reviewed with the Board the terms of the definitive Merger Agreement and the Support Agreement as well as resolutions to be considered by the Board. The Special Committee recommended to the Board that it approve the Merger Agreement, the transactions contemplated by the Merger Agreement and related matters. Following the Special Committee recommendation and the Board’s own discussions and deliberations, the Board approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, in the best interest of and fair to the unaffiliated stockholders and resolved to recommend to the Company’s stockholders that they approve the adoption of the Merger Agreement. For the basis of the Board’s determination in this regard, please see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger —Recommendation of the Board” beginning on page 27. Later that day, the Merger Agreement was executed by the Company, Tahoe and the Tahoe affiliates that were parties thereto, and the Support Agreement was executed by the Company, Tahoe and the Tahoe affiliates that were parties thereto.

On April 11, 2017, prior to the open of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the Merger Agreement, and filed the press release as an exhibit to its Current Report on Form 8-K.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and our Board believe, based on their consideration of the factors described below, that the Merger Agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair to Alliance’s unaffiliated stockholders.

The Special Committee

The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated the merger, the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Over the course of approximately 7 months, the Special Committee held 25 meetings related to the merger and the other transactions contemplated thereby and led negotiations with Tahoe. At a meeting held on April 10, 2017, the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of, and fair to, Alliance and the unaffiliated stockholders. The Special Committee also unanimously recommended that the Board (i) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the merger, and (ii) recommend that the stockholders of Alliance approve the adoption of the Merger Agreement and the merger.

In evaluating the merger, the Merger Agreement and the other transactions contemplated thereby, the Special Committee consulted with the Special Committee’s independent legal and financial advisors, consulted with Alliance’s management and considered a number of factors, including, but not limited to, the following potentially positive factors (which are not intended to be exhaustive and are not listed in any relative order of importance):

•	the fact that the Merger Consideration consists solely of cash, providing Alliance’s unaffiliated stockholders with certainty of value and liquidity upon consummation of the merger, particularly in light of the relatively limited trading volume of the Common Stock and the risks and uncertainties relating to Alliance’s prospects and the market, economic and other risks and uncertainties inherent in owning an equity interest in a public company;

•	the Special Committee’s understanding, following discussions with Alliance management, of Alliance’s business, assets, financial condition and results of operations, its competitive position, its strategic options and prospects and the risks involved in achieving those prospects, its historical and projected financial performance and the nature of the industry in which Alliance competes, and current industry, economic and market conditions, both on a historical basis and on a prospective basis, which, in the Special Committee’s belief, made the potential transaction desirable at this time;

•	the current and historical market prices for the Common Stock, including the market performance of the Common Stock relative to those of other participants in Alliance’s industry and general market indices, including the fact that the Merger Consideration of $13.25 per share represents an approximate premium of:

•	67% over the closing trading price of $7.95 per share for the Common Stock on December 9, 2016, the last trading day prior to the date Tahoe’s initial proposal was publicly disclosed; and

•	32% over the closing trading price of $10.05 per share for the Common Stock on April 10, 2017, the last trading day before public announcement of the Merger Agreement.

•	the extensive negotiations with respect to the Merger Consideration which led to an increase from $9.60 per share to $13.25 per share, and the Special Committee’s determination that $13.25 per share was the highest price that Tahoe would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors, and that further negotiation ran the risk that Tahoe might determine to offer an amount less than $13.25 per share, or be unable or unwilling to enter into the Merger Agreement and the transactions contemplated thereby, including the merger, in which event the unaffiliated stockholders would lose the opportunity to accept the premium being offered;

•	the possibility that it could take a considerable period of time for the trading price of the Common Stock to reach and sustain at least the Merger Consideration of $13.25 per share (or that such price would never be reached), as adjusted for the time value of money;

•	the belief of the Special Committee that the Merger Consideration being offered by Tahoe was the most favorable price that could be obtained for the unaffiliated shares, taking into account that Alliance had not received any offer from any third party since Alliance’s receipt of the proposal letter from Tahoe, which was announced via press release on December 12, 2016 and filed with the SEC on the same date;

•	the financial analysis reviewed by Lazard with the Special Committee as well as the oral opinion of Lazard rendered to the Special Committee on April 10, 2017 (which was confirmed by delivery of Lazard’s written opinion, dated April 10, 2017, to the Special Committee), as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Common Stock (other than shares of Common Stock held by any stockholder who is entitled to demand and properly demands appraisal rights, shares of Common Stock held by Alliance as treasury stock, or shares of Common Stock held by Purchaser Group Members, such holders, collectively, “excluded holders”), which includes all unaffiliated stockholders, as further described in the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee”. The Special Committee notes that the Lazard opinion addressed fairness to the holders of Company Common Stock (other than excluded holders), and that while such holders of Common Stock may also include holders that are also affiliates of Alliance (including officers and directors) but may not be Purchaser Group Members or dissenting stockholders, the consideration to be received by such affiliates is identical in all respects to the consideration to be received by the unaffiliated stockholders. Therefore, the Special Committee believed that there was no material distinction between the fairness of the transaction to the unaffiliated stockholders and the fairness of the transaction to the holders of Company Common Stock (other than excluded holders) and, as a result, the Special Committee believed it was reasonable and appropriate to consider such fairness opinion as a material factor in its determination as to the fairness of the transaction to the unaffiliated stockholders.

•	the Special Committee’s review of the structure of the Merger Agreement, and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

•	the non-waivable requirement that the Merger Agreement be adopted by the holders of a majority of the unaffiliated shares;

•	the limited and customary conditions to the parties’ obligations to complete the merger, and the commitment by Tahoe, Parent and THAIHOT to use their reasonable best efforts to take or cause to be taken all actions to consummate and make effective the merger and the other transactions contemplated by the Merger Agreement, including all actions necessary to obtain applicable regulatory approvals;

•	the fact that in the event of the failure of the merger to be completed under certain circumstances, Parent will pay Alliance a $4,500,000 expense reimbursement, as described in the section entitled “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions”;

•	subject to compliance with the terms of the Merger Agreement and prior to the requisite stockholder approval, the ability of Alliance to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited Acquisition Proposal that is or could lead to a Superior Proposal, as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”;

•	the ability of the Board or the Independent Committee, subject to certain conditions, to change its recommendation that the Alliance stockholders adopt the Merger Agreement, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”;

•	Alliance’s ability, pursuant to the Merger Agreement, to specifically enforce Tahoe’s, Parent’s, THAIHOT’s and Sub’s obligations under the Merger Agreement, including their obligation to consummate the merger;

•	the customary nature of the representations, warranties and covenants of Tahoe, Parent, THAIHOT and Sub in the Merger Agreement;

•	the fact that Alliance will not be required to mail this proxy statement to its stockholders until the Purchaser Parties provide evidence, reasonably satisfactory to the Independent Committee, that the aggregate Merger Consideration required to be paid to Alliance’s stockholders pursuant to the Merger Agreement has been deposited in a US dollar deposit account with a bank in Hong Kong; and

•	the absence of a financing condition in the Merger Agreement and the likelihood that the Purchaser Parties will be able to obtain funds sufficient to fund the Merger Consideration upon the Closing;

•	the fact that under the Support Agreement, Tahoe, THAIHOT and Mr. Qisen Huang have agreed to vote (or cause to be voted) all shares of Common Stock beneficially owned by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, as further described in the section entitled “Agreements with Purchaser Group Members Involving Common Stock—Support Agreement”;

•	the fact that Alliance management did not negotiate or enter into any contracts (including as to post-closing employment) with Tahoe or its affiliates in connection with the execution of the Merger Agreement or during the course of the Special Committee’s negotiations with Tahoe;

•	the strategic review and discussion undertaken by the Special Committee with the assistance of their independent legal and financial advisors, which involved the evaluation of multiple options, including Alliance’s stand-alone business plan;

•	the fact that the Company will need to refinance its existing debt prior to applicable maturities and will incur significant fees and expenses associated with such refinancing and that such refinancing will result in an increase to the Company’s cost of capital which could limit the Company’s operational flexibility, including with respect to its ability to invest in growth opportunities in the future; and

•	the availability of appraisal rights under Delaware law to Alliance stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, properly demand appraisal of their shares of Common Stock and otherwise comply with all of the requirements under Section 262 of the DGCL, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger and to permit the Special Committee to represent effectively the interests of the unaffiliated stockholders. These procedural safeguards, which are not intended to be exhaustive and are not listed in any relative order of importance are discussed below:

•	the Special Committee consisted and consists of solely independent directors not affiliated with Tahoe or any member of the Purchaser Group;

•	in considering the merger and the other transactions contemplated by the Merger Agreement, the Special Committee acted solely to represent the interests of the unaffiliated stockholders, and the Special Committee had independent control of the extensive negotiations with Tahoe and its legal advisors on behalf of such unaffiliated stockholders;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Tahoe and the transactions contemplated by the Merger Agreement or any alternative to the Tahoe proposal, including any decision not to enter into any transaction at all, from the date the Special Committee was established, and no evaluation, negotiation or response regarding the transactions or any documentation in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the Special Committee’s independent legal and financial advisors were involved throughout the process and updated the Special Committee directly and regularly;

•	the recognition by the Special Committee that it had no obligation to recommend the approval of the merger proposal by the Purchaser Group or any other transaction;

•	the fact that Tahoe required in its December 8, 2016 offer, approval of the merger by the Special Committee before moving forward with the merger, and that, additionally, the Board resolved that it would not approve or authorize a potential transaction involving Alliance and Tahoe without the prior favorable recommendation of the Special Committee;

•	the fact that, as a condition to the closing of the merger, the Merger Agreement must be adopted not only by Alliance stockholders holding a majority of the outstanding Common Stock, but also by the holders of the majority of the unaffiliated shares, which allows for an informed vote by the stockholders on the merits of the merger;

•	the fact that Alliance may under certain circumstances terminate the Merger Agreement in order to enter into an agreement relating to a Superior Proposal, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”; and

•	the fact that the Special Committee met 25 times to evaluate the Tahoe proposal, the merger and related matters, and during these meetings, the Special Committee extensively deliberated and discussed the advantages and disadvantages of the merger.

The Special Committee also considered a variety of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including the factors discussed below, concerning the Merger Agreement and the merger (which are not intended to be exhaustive and are not listed in any relative order of importance):

•	the fact that the unaffiliated stockholders will have no ongoing equity participation in Alliance following the merger, and that they will cease to participate in Alliance’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the shares of the Common Stock, and will not participate in any potential future sale of Alliance to a third party;

•	the possibility that Tahoe could sell part or all of Alliance following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the fact that Tahoe, which holds approximately 51.1% of the total outstanding shares of the Common Stock, expressed an unwillingness to consider a sale of their shares to any third party or to vote in favor of any alternative sale, merger or similar transaction involving Alliance, which (i) made the Special Committee believe that it was less likely that any transaction with a third party could be completed at this time, (ii) may have discouraged, and may in the future discourage, third parties from submitting competing transaction proposals with terms and conditions, including price, that may be superior to the merger and (iii) influenced the decision of the Special Committee not to conduct an auction process or solicit interest from third parties for the acquisition of Alliance;

•	the risks and costs to Alliance if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential disruptive effect on business and customer relationships, and the negative impact of a public announcement of the merger on Alliance’s sales and operating results and the ability of Alliance to attract and retain key management, marketing and technical personnel;

•	the fact that Alliance’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the Merger Agreement and such persons have experienced and will experience distractions from their work during the pendency of such transactions;

•	the risk of incurring substantial expenses related to the merger, including in connection with potential litigation related to the merger;

•	the fact that the $18.50 per share paid by Tahoe in the 2016 Acquisition (which price reflected a control premium) exceeds the Merger Consideration offered to the unaffiliated stockholders;

•	the restrictions on Alliance’s business prior to completion of the merger, which may delay or prevent Alliance from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Alliance pending completion of the merger;

•	the fact that certain directors, including members of the Special Committee, and executive officers of Alliance may have interests in the merger that may be different from, or in addition to, those of Alliance’s stockholders, as described in more detail under “Special Factors—Interests of Alliance’s Directors and Executive Officers in the Merger”;

•	the fact that Alliance may be required, under certain circumstances, to pay Parent an expense reimbursement fee of $1.5 million, as described in the section entitled “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions”;

•	the taxability of an all cash transaction to Alliance’s unaffiliated stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the possibility that the Purchaser Group may be unable or unwilling to complete the merger; and

•	the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by Alliance’s stockholders.

After considering the foregoing potentially negative and potentially positive factors, the Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expected the holders of unaffiliated shares would achieve as a result of the merger.

The foregoing discussion of information and factors considered by the Special Committee is not intended to be exhaustive and may not include all of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee found it impracticable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee adopted Lazard’s opinion and analyses, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the merger. The Special Committee recommended that the Board approve, and the Board approved, the Merger Agreement based upon the totality of the information presented to it. It should be noted that this explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Special Committee did not consider the liquidation value of Alliance’s assets because the Special Committee considers Alliance to be a viable going concern business that will continue to operate regardless of whether the merger is consummated, where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee believes that the value of Alliance’s assets that might be realized in a liquidation would be significantly less than its going concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon liquidation. Furthermore, Alliance has no intention of liquidation and the merger will not result in the liquidation of Alliance. The Special Committee believes the analyses and additional factors it reviewed provided an indication of Alliance’s going concern value. The Special Committee also considered the historical market prices of the Common Stock. The Special Committee did not seek to determine a pre-merger going concern value for the Common Stock to determine the fairness of the Merger Consideration to Alliance’s unaffiliated stockholders. The Special Committee believes that the trading price of the Common Stock at any given time represents the best available indicator of Alliance’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. The Special Committee was not aware of any firm offer made by any unaffiliated person, other than as described in this Proxy Statement or in relation to the 2016 Transaction, during the two years prior to the date of Merger Agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company. Further, the Special Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Alliance as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of Alliance, market conditions, trends in the industry in which Alliance operates or the business risks inherent in that industry.

Recommendation of the Board

The Board consists of nine directors. On April 10, 2017, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board unanimously (with Messrs. Qisen Huang, Heping Feng and Tao Zhang recusing themselves) on behalf of Alliance:

•	determined that the Merger Agreement and the merger are advisable and in the best interests of, and fair to, Alliance and the unaffiliated stockholders;

•	approved the Merger Agreement and the transactions contemplated by it, including the merger; and

•	resolved to recommend that Alliance’s stockholders vote “FOR” the proposal to adopt the Merger Agreement.

The Board (with Messrs. Qisen Huang, Heping Feng and Tao Zhang recusing themselves) unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Our Board believes, based on their considerations of the factors described above, that the Merger Agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair, to the Company’s unaffiliated stockholders. In adopting the Special Committee’s recommendations and concluding that the Merger Agreement and the transactions contemplated by it, including the merger, are in the best interests of the Company and the unaffiliated stockholders, our Board consulted with outside legal advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own analysis the Special Committee’s analyses and conclusions in their entirety. The Board is not aware of any firm offer made by any unaffiliated person, other than as described in this Proxy Statement or in relation to the 2016 Transaction, during the two years prior to the date of Merger Agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Financial Advisor to the Special Committee

The Special Committee retained Lazard to act as financial advisor in connection with the merger. As part of that engagement, the Special Committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of Common Stock (other than excluded holders) of the consideration to be paid to such holders in the merger. On April 10, 2017, Lazard rendered its oral opinion to the Special Committee, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share Merger Consideration to be paid to holders of Common Stock (other than Excluded Holders) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated April 10, 2017, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex B. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to the Special Committee for the information and assistance of the Special Committee in connection with its evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of Common Stock (other than excluded holders) of the per share Merger Consideration to be paid to such holders in the merger as of the date of Lazard’s opinion. The Special Committee did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which Alliance might engage or the merits of the underlying decision by Alliance to engage in the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the prices at which shares of Common Stock may trade at any time subsequent to the announcement of the merger.

The following is a summary of Lazard’s opinion. We encourage you to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft dated April 10, 2017, of the Merger Agreement;

•	reviewed certain publicly available historical business and financial information relating to Alliance;

•	reviewed various financial forecasts and other data provided to Lazard by Alliance relating to the business of Alliance;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be comparable in certain respects to the business of Alliance;

•	held discussions with members of senior management of Alliance with respect to the business and prospects of Alliance;

•	reviewed historical stock prices and trading volumes of Common Stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Alliance or any other party to the merger or concerning the solvency or fair value of Alliance or any other party to the merger, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Alliance, including the estimated timing and financial impact of Alliance’s anticipated refinancing of its debt facilities in 2017. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based. Lazard noted that given the limited equity research coverage of the Alliance peer set, lack of equity research coverage for Alliance, and significant historical trading discount of Alliance as compared to selected peers, and the limited number of comparable transactions within a relevant timeframe, Lazard concluded that both comparable companies and precedent transactions analyses were not useful methodologies for purposes of analyzing the valuation of Alliance, and therefore relied upon a discounted cash flow analysis in reaching its opinion.

In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the merger would be consummated on the terms described in the draft dated April 10, 2017, of the Merger Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Special Committee advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on Alliance or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Alliance obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share Merger Consideration to the extent expressly specified in Lazard’s opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share Merger Consideration or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Special Committee in connection with Lazard’s opinion, dated April 10, 2017. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alliance. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Alliance or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 10, 2017, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Using the projections provided by Alliance and described in more detail under “Special Factors—Projected Financial Information”, Lazard performed a discounted cash flow analysis of Alliance to calculate the estimated net present value of Alliance, as of December 31, 2016, based on the sum of (1) the unlevered free cash flows that Alliance was forecasted to generate during the fiscal years 2017 through 2021, (2) the terminal value of Alliance and (3) the estimated amounts of utilized net operating loss carry-forwards of Alliance for each of years 2017 through 2023. The terminal value for Alliance was calculated by applying perpetuity growth rates ranging from 0.75% to 1.25% to Alliance’s terminal year unlevered free cash flow, as set forth in “Special Factors—

Projected Financial Information”. The perpetuity growth rates were derived based on Lazard’s professional judgment and taking into account, among other factors, projections provided by Alliance and described in more detail under “Special Factors—Projected Financial Information”, Alliance’s historical financial performance and trends in the industry and the general economy. The estimated amounts of net operating loss carry-forwards (“NOLs”) utilized by Alliance were calculated based on the projections provided by Alliance and described in more detail under “Special Factors—Projected Financial Information”. The estimated present value of the NOLs and prepaid taxes were calculated based on the sum of the anticipated tax shield over the period of their projected usage (from 2017 to 2023) for U.S. federal, state and prepaid taxes using a weighted average applicable U.S. federal income tax rate of 35.0% and state income tax rate of 7.53%, each as estimated by Alliance management and discounted using a discount range of 9.0% to 10.0%. The unlevered free cash flows, terminal values and amount of the net operating loss carry-forwards utilized by Alliance were discounted to present value using discount rates ranging from 9.0% to 10.0%. The discount rates applicable to Alliance were based on Lazard’s judgment of an estimated range of weighted average cost of capital for Alliance. Lazard then calculated an implied per share equity value as total enterprise value (based on the sum of the present value of the free cash flows to Alliance during the forecast period plus the present value of the terminal value, each discounted by the weighted average cost of capital range of 9.0% to 10.0%) less pro forma debt attributable to Alliance (calculated as the sum of debt and cash held outside joint ventures and Alliance’s share of debt and cash held within joint ventures as of December 31, 2016, plus $9.7 million of after-tax cost of fees and expenses anticipated to be paid in connection with Alliance’s anticipated refinancing), plus the estimated present value of NOLs and pre-paid taxes, divided by the amount of fully diluted Common Stock outstanding as of March 31, 2017, as provided by Alliance. This analysis resulted in an implied per share equity reference range for Alliance of $8.39 to $17.44 as compared to the per share Merger Consideration of $13.25.

Other Analyses and Reviews

The analyses and data described below were presented to the Special Committee for informational purposes only and did not provide the basis for, and were not material to, the rendering of Lazard’s opinion.

Selected Companies Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly-traded outsourced radiology providers (RadNet, Inc. and Digirad Corporation). Lazard determined, however, that, given the limited equity research coverage of the Alliance peer set, lack of equity research coverage for Alliance and significant historical trading discount of Alliance as compared to selected peers, a comparable companies analysis was not a useful methodology for purposes of analyzing the valuation of Alliance, and therefore relied upon a discounted cash flow analysis in reaching its opinion.

For informational purposes, Lazard calculated and compared the ratio of each of RadNet Inc.’s and Digirad Corporation’s enterprise value, calculated as the market capitalization of each company (based on its closing share price as of April 7, 2017 and most recently publicly reported fully-diluted share count), plus debt, less cash, cash equivalents and marketable securities (based on the most recent publicly available data) to its calendar year 2017 estimated earnings before interest, taxes, depreciation and amortization, excluding the minority interest and deducting stock-based compensation, referred to in this subsection as “Adjusted EBITDA”. The Adjusted EBITDA estimates for each of the companies used by Lazard in its analysis were based on FactSet consensus estimates and Wall Street research. This resulted in an enterprise value to 2017E Adjusted EBITDA multiple range of 6.9x—7.3x for the comparable companies. Lazard applied such range of enterprise values to Adjusted EBITDA multiples for the comparable companies to the estimated Adjusted EBITDA of Alliance for 2017, to arrive at implied equity values for Common Stock of $21.49 and $25.37.

2016 Transaction Analysis

Lazard reviewed certain publicly available information and information provided by Alliance management with respect to the 2016 Transaction. Lazard applied the Implied EBITDA multiple (determined to be a range between 5.2x and 6.0x) from the 2016 Transaction to Alliance’s 2017E Adjusted EBITDA (not reduced by minority interest and before deduction for stock-based compensation) of $142.6 million to arrive at a range of implied equity values for Common Stock of $4.62 to $14.79.

Selected Squeeze-Out Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information for 15 selected precedent squeeze-out transactions from January 1, 2012 to April 7, 2017 with a transaction value greater than $50 million involving U.S.-listed target and majority stakeholders buying out remaining stakeholders.

Lazard applied a 30.6% and 54.9% premium, based on the median and mean premiums in the selected squeeze-out transactions, to Alliance’s unaffected share price of $7.95 to arrive at a range of implied equity values for Common Stock of $10.38 to $12.32. Lazard observed a maximum premium of 284.6% and a minimum premium of 6.5%, and observed that the 25th percentile premium was 23.6% and the 75th percentile premium was 60.6%.

52-Week High/Low Trading Prices:

Lazard reviewed the range of trading prices for Common Stock for the 52 weeks ended December 9, 2016. Lazard observed that, during this period, the daily closing prices of Common Stock ranged from $5.77 to $9.30 per share on August 2, 2016 and December 18, 2015, respectively.

Miscellaneous

In connection with Lazard’s services as the Special Committee’s financial advisor, Alliance has agreed to pay Lazard an aggregate fee for such services of a total of $2.8 million, portions of which became payable upon Lazard’s engagement and during the course of its engagement, $1.4 million of which was payable upon the rendering of its opinion (less previously received payments) and $1.4 million of which is contingent upon the closing of the merger. In addition, Alliance may pay Lazard a discretionary fee in an amount to be determined by the Special Committee in its sole discretion, upon the closing of the merger. Alliance also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement. Other than its engagement as financial advisor to the Special Committee in connection with the merger, no material relationships existed in the past two years between Lazard’s financial advisory business and either Alliance or Tahoe, including any material relationship pursuant to which any compensation was received.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for other purposes. In the ordinary course, Lazard and its affiliates and employees may trade securities of Alliance and certain of its affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Alliance and the Purchaser Group Members. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. After considering Lazard’s knowledge and expertise in mergers and acquisitions transactions, experience advising special committees in going private transactions and experience in cross-border transactions with PRC based entities and after Lazard’s confirmation that there were no conflicts of interest present that would affect Lazard’s ability to effectively provide advice to the Special Committee, the Special Committee determined to engage Lazard as its independent financial advisor and executed an engagement letter with Lazard on the same day.

Lazard did not recommend any specific consideration to the Special Committee or that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Special Committee in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee or Alliance’s management with respect to the consideration provided for in the merger or as to whether the Special Committee would have been willing to determine that a different consideration was fair.

Purchaser Group Members’ Purposes and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each Purchaser Group Member is deemed to be engaged in a “going private” transaction and, therefore, is required to express his, her or its reasons for the merger to the unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. Each Purchaser Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For each Purchaser Group Member, the primary purpose of the merger is to acquire, through Parent, all shares of Common Stock not owned by them to benefit from any future earnings and growth of the Company after the merger of Sub with and into the Company, making the Company privately held and wholly-owned by Parent. The Purchaser Group believes that structuring the transaction in such manner is preferable to other transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, (iii) it represents an opportunity for the Company’s stockholders other than the Purchaser Group to immediately realize the value of their investment in the Company and (iv) it also allows THAIHOT, as the controlling stockholder of the Company, to maintain all of its investment in the Company through its indirect ownership in Parent.

The Purchaser Group also believes that it is in the best interests of the Company to operate as a privately-held entity. As a privately-held entity, the Company will have greater operational flexibility to pursue alternatives that it would not have as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of Company Stock. Each Purchaser Group Member also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public stockholders, and that these transactions can be more effectively executed as a private company.

In addition, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the unaffiliated stockholders’ concerns and to engage in an on-going dialogue with the unaffiliated stockholders can at times distract the management’s time and attention from the effective operation and improvement of the business.

The Purchaser Group also considered a variety of potentially negative factors to it concerning the Merger Agreement and the merger, which are listed below, although not listed in any relative order of importance:

•	all of the risk of any possible decreases in the Company’s revenues, free cash flow or value following the merger will be borne by the Purchaser Group;

•	risks associated with pending legal proceedings and possible adverse regulatory changes against the Company will be borne by the Purchaser Group;

•	the business risks facing the Company, including increased competition, will be borne by the Purchaser Group;

•	an investment in the surviving corporation by the Purchaser Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving corporation’s equity securities.

Position of the Purchaser Group as to Fairness of the Merger

Under SEC rules governing going private transactions, each of the Purchaser Group Member is required to express his, her or its belief as to the fairness of the merger to the unaffiliated stockholders . Each of the Purchaser Group Members is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Purchaser Group has interests in the merger that are different from those of the other stockholders of the Company by virtue of its continuing interests in the surviving corporation after the completion of the merger. The Purchaser Group attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Purchaser Group, and not necessarily to the Company’s unaffiliated stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. The Special Committee consists of four directors of the Company who are not affiliated with the Purchaser Group Members, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of the Company’s unaffiliated stockholders other than their interests described under “Special Factors—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page 54. Accordingly, the Purchaser Group believes that the members of the Special Committee are independent and disinterested directors of the Company.

The Purchaser Group did not participate in the deliberations of the Special Committee regarding, or receive any advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. The Purchaser Group has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. No financial advisor provided the Purchaser Group with any analysis, opinion or appraisal with respect to the fairness of the Merger Consideration to the unaffiliated stockholders.

Based on its knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Board discussed under “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 27, each Purchaser Group Member believes that the merger is substantively and procedurally fair to the unaffiliated stockholders based on its consideration of the following factors, which are not listed in any relative order of importance:

•	the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Purchaser Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

•	members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the unaffiliated stockholders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) the Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or recommendation of the merger by the Special Committee or the Board) and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Purchaser Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee and the Board had no obligation to recommend the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, or any other transaction;

•	the Special Committee and Board was fully informed about the extent to which the interests of certain stockholders of the Company who are also Purchaser Group Members in the merger differed from those of the unaffiliated stockholders;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are in the best interests of the unaffiliated stockholders;

•	the current and historical market prices of the Common Stock, including the fact that the Merger Consideration represents a premium of approximately 67% over Alliance’s closing trading price of $7.95 per share of our Common Stock on December 9, 2016, the last trading day prior to Tahoe’s initial proposal was publicly disclosed, and a premium of 38% over the $9.60 purchase price per share initially offered by Tahoe;

•	the Company’s Common Stock traded as low as $5.73 per share during the 52-week period prior to the announcement of the execution of the Merger Agreement;

•	the Merger Consideration is all cash, which allows the unaffiliated stockholders to immediately realize certainty of value and liquidity without incurring brokerage and other costs typically associated with market sales and allows the unaffiliated stockholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the Merger Consideration, other terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, were the result of extensive negotiations over an extended period of time between the Special Committee and its advisors on the one side and the Purchaser Group and its advisor on the other side;

•	notwithstanding that the Purchaser Group may not rely upon the opinion provided by Lazard to the Special Committee, the Special Committee received from Lazard an opinion, dated April 10, 2017, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the unaffiliated and non-dissenting stockholders in the merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing its opinion;

•	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs; and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•	the Merger Agreement requires that it be adopted not only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Company Stock, but also the affirmative vote of the holders of at least a majority of the voting power of the outstanding Company Stock not beneficially owned by the Purchaser Group or any Section 16 officer of the Company;

•	subject to compliance with the Merger Agreement and prior to receipt of the requisite stockholder approval, the ability of the Board or the Independent Committee to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if the Board or the Independent Committee determines, after consultation with outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•	the ability of the Board or the Independent Committee, subject to certain conditions, to make a Change in Recommendation or enter into a Superior Proposal;

•	prior to the mailing of this proxy statement, Parent is required to deposit or cause to be deposited into a special purpose account in Hong Kong sufficient funds in U.S. dollars for timely payment of the aggregate merger consideration, and these funds shall continue to be available and shall not have been withdrawn or otherwise restricted;

•	the Alliance Expense Reimbursement payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is $1,500,000, or approximately 1.0% of the Company’s total equity value implied by the Merger Consideration;

•	the Parent Expense Reimbursement payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is $4,500,000, or approximately 3.0% of the Company’s total equity value implied by the Merger Consideration, which is three times the amount of the Alliance Expense Reimbursement payable by the Company to Parent;

•	the Company, under certain circumstances as set out in the merger agreement, is able to specifically enforce the terms of the Merger Agreement;

•	the merger is not conditioned on any financing being obtained by Parent or Sub, thus increasing the likelihood that the merger will be consummated and the Merger Consideration will be paid to the unaffiliated stockholders; and

•	the ability of the Company’s stockholders to exercise appraisal rights under Section 262 of the DGCL, which provides such stockholders with the opportunity to have the Delaware Court of Chancery determine the “fair value” (as defined pursuant to Section 262 of the DGCL) of their shares of Company Stock (which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement) and to receive payment based on that valuation in lieu of receiving the Merger Consideration.

The Purchaser Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The Purchaser Group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

In its consideration of the fairness of the merger, the Purchaser Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable, going concern business where value is derived from cash flows generated from its continuing operations and because the Company will continue to operate its business following the merger.

The Purchaser Group did not seek to establish a pre-merger going concern value for the Common Stock to determine the fairness of the Merger Consideration to the unaffiliated stockholders. Each of the Purchaser Group Members believes that the trading price of the Common Stock at any given time represents the best available indicator of Alliance’s going concern value at the time, so long as the trading price of that time is not impacted by speculation regarding the likelihood of a potential transaction. To the extent the pre-merger going concern value was reflected in the pre-announcement price of the Common Stock, the Merger Consideration represented a premium to the going concern value of the Company.

The Purchaser Group considered the previous transaction in the Company’s shares by members of the Purchaser Group in the 2016 Acquisition, where the Purchaser Group acquired an aggregate of 5,537,945 shares of Common Stock representing approximately 51.5% of the then outstanding shares of the Company at a price of $18.50 per share. The Purchaser Group believes that the premiums to market value described above reflect a more appropriate comparison of the value to be paid to unaffiliated stockholders than the 2016 Acquisition, in which the Purchaser Group acquired control of the Company in a single transaction at a price with a premium (including control premium) of 12.7% over Alliance’s closing trading price of $16.41 per share on September 15, 2015, the last trading day prior to the press release announcing the signing of the 2016 Acquisition.

Each of the Purchaser Group Members is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Purchaser Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders .

The foregoing is a summary of the information and factors considered and given weight by each of the Purchaser Group Members in connection with its evaluation of the substantive and procedural fairness of the merger to the unaffiliated stockholders, which is not intended to be exhaustive, but includes all material factors considered by the Purchaser Group. The Purchaser Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the merger to the unaffiliated stockholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Each of the Purchaser Group Members believes these factors provide a reasonable basis for its belief that the merger is substantively and procedurally fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder of the Company to vote in favor of the proposal to adopt the Merger Agreement. None of the Purchaser Group Members makes any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the Merger Agreement.

Plans for Alliance After the Merger

It is expected that Alliance’s operations will be conducted after the merger substantially as they currently are being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. Following the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The directors of Sub will be the directors of Alliance immediately following the merger. The Purchaser Group Members intend that, upon consummation of the merger, the officers of Alliance will remain in their positions.

The Purchaser Group Members have advised Alliance that they do not have any current intentions, plans or proposals to cause Alliance to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business or the composition of its management.

Nevertheless, following consummation of the merger, the surviving corporation’s management and board of directors may initiate a review of Alliance and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of Alliance and may cause Alliance to engage in the types of transactions set forth above if the management or the board of directors decides that such transactions are in the best interest of Alliance upon such review. The Purchaser Group Members expressly reserve the right to make any changes to Alliance’s operations after consummation of the merger that they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is adopted by the requisite stockholder approval and the other conditions to the closing of the merger are either satisfied or waived, Sub will be merged with and into Alliance, the separate corporate existence of Sub will cease and Alliance will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

Upon consummation of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares beneficially owned by Purchaser Group Members, shares owned by Alliance or dissenting shares) will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will ultimately be owned by the Purchaser Group Members. If the merger is completed, the Purchaser Group Members will be the sole beneficiaries of Alliance’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Alliance following the merger. Similarly, the Purchaser Group Members will also bear the risks of ongoing operations, including the risks of any decrease in Alliance’s value after the merger.

If the merger is completed, Alliance’s unaffiliated stockholders will have no interest in Alliance’s net book value or net earnings. Based on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the table below sets forth the direct and indirect interests in Alliance’s net book value and net earnings of the Purchaser Group Members as of and for the year ended December 31, 2016, and what those interests would have been had the merger been completed as of that date.

	Ownership Prior to the Merger(1)			Ownership Assuming Completion of the Merger(1)
	(in thousands, except % ownership)
Name	Net Book Value	Earnings	% Ownership	Net Book Value	Earnings	% Ownership
Purchaser Group Members	$(4,858,924)	$251,971	51.1%	$(9,503,248)	$492,813	100%

(1)	Ownership percentages are based on shares of Common Stock outstanding as of April 10, 2017, the date of the Merger Agreement.

A primary benefit of the merger to Alliance’s stockholders (other than Purchaser Group Members) will be the right of such stockholders to receive the Merger Consideration as described above, representing a premium of approximately 67% over the trading price of $7.95 per share of our Common Stock on December 9, 2016, the last trading day prior to the date Tahoe’s initial proposal was publicly disclosed, and a premium of 38% over the $9.60 purchase price per share initially offered by Tahoe. Additionally, such stockholders will avoid the risk of any possible decrease in Alliance’s future earnings, growth or value.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in Alliance’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of the Common Stock in the merger, as described further under the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”.

In connection with the merger, the Purchaser Group Members will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by Alliance’s stockholders generally. The primary benefits of the merger to the Purchaser Group Members, based on their ownership of all the equity interests in Parent, include their indirect interest in Alliance’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the merger, Alliance will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that Alliance’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. Additionally, following the merger, Messrs. Qisen Huang and Yong Ge will be directors of the surviving corporation.

The primary detriments of the merger to the Purchaser Group Members include the fact that all of the risk of any possible decrease in Alliance’s earnings, growth or value following the merger will be borne by Parent. Additionally, the investment by the Purchaser Group Members in Parent and Alliance will not be liquid, with no public trading market for such securities.

In connection with the merger, certain members of Alliance’s management will receive benefits and be subject to obligations that may be different from, or in addition to, the benefits and obligations of Alliance’s stockholders generally, as described in more detail under “Special Factors—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page 54. Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the surviving corporation.

The shares of Common Stock are currently registered under the Exchange Act and are quoted on NASDAQ under the symbol “AIQ.” As a result of the merger, Alliance will be a privately held corporation and there will be no public market for its shares. After the merger, the shares of Common Stock will cease to be listed on NASDAQ and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated.

At the effective time of the merger, the certificate of incorporation and bylaws of Alliance will be amended and restated to read as set forth in Exhibits A and B, respectively, to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation and by-laws of Alliance following the merger until thereafter amended in accordance with their respective terms and the DGCL.

Projected Financial Information

Our management prepares projections with respect to the Company’s future financial performance as part of its ongoing management of the business. The Company does not, as a matter of course, make available to the public future financial projections due to the inherent uncertainty of the underlying assumptions and estimates, though the Company has in the past provided investors with full-year guidance in connection with its regularly-scheduled earnings releases which may cover areas such as revenue, Adjusted EBITDA and capital expenditures, among other items, which it may update from time to time during the relevant year. However, the Company is including in this proxy statement a summary of certain unaudited prospective financial information that was prepared by our management and made available to the Board from time to time, to the Special Committee and Lazard in connection with the Special Committee’s consideration of the Company’s stand-alone prospects and potential strategic transactions available to the Company, as well as, to Tahoe, THAIHOT, Parent and Sub.

Company management, as part of ordinary course strategic and operational planning for the business, prepares, and updates from time to time, multi-year financial projections included in a long-range planning model that are based on the Company’s evolving strategy, results and activities. In advance of a Board meeting on August 24, 2016, Company management provided the Board with a set of unaudited preliminary financial projections (the “August Long-Range Planning Model”). The August Long-Range Planning Model was not provided to Lazard, but is being included in this proxy statement because it was the last set of unaudited preliminary financial projections provided to the Board and Tahoe (because Tahoe’s representatives on the Board received the August Long-Range Planning Model in advance of the August 24, 2016, Board meeting) prior to the submission of the Tahoe Proposal by Tahoe to the Board on December 8, 2016. On December 13, 2016, Company management presented to the Board and the Board approved unaudited financial projections for fiscal year 2017. Company management then updated its then current long-range planning model based on the Board approved fiscal year 2017 projections and input it received from its divisional executives with respect to their expectations of their respective divisions’ financial performance for fiscal years 2018 and 2019 (the “December Long-Range Planning Model”). The December Long-Range Planning Model was made available to the Special Committee and Lazard following Tahoe’s submission of the Tahoe Proposal to the Board. In connection with the Special Committee’s evaluation of the Tahoe Proposal and the Company’s future stand-alone prospects, the Special Committee determined that management should prepare an alternative scenario of unaudited financial projections (the “Special Committee Forecasts”) based on the December Long-Range Planning Model with certain adjustments with respect to the Company’s projected financial performance requested by the Special Committee, the most significant being the elimination of the impacts of any potential acquisitions in the December Long-Range Planning Model that were projected for fiscal year 2018 and beyond. In addition to the elimination of impacts for future potential acquisitions, the Special Committee Forecasts also included moderate reductions in pricing and cost savings and increases in capital expenditures. Each of the August Long-Range Planning Model, the December Long-Range Planning Model and the Special Committee Forecasts contemplated the refinancing of the Company’s existing debt. The Special Committee reviewed the Special Committee Forecasts and discussed them with Company management and Lazard, and the Special Committee authorized Lazard to use and rely solely on the Special Committee Forecasts, including in connection with its financial analyses of the Company and the potential transaction. Representatives of Tahoe received the December Long-Range Planning Model and the Special Committee Forecasts from the Company on January 20, 2017. In connection with its evaluation of the Tahoe Proposal, the Special Committee relied solely on the Special Committee Forecasts, which at the time they were prepared reflected the Special Committee’s view of the risk profile of certain elements of the Company’s business, and represented the Special Committee’s and senior management’s best then available estimates as to the future financial performance of the Company. The Special Committee did not use or rely on the August Long-Range Planning Model or the December Long-Range Planning Model in connection with its evaluation of the Tahoe Proposal.

The financial projections and forecasts below are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but to give our stockholders access to certain financial projections and forecasts which were made available to the Special Committee, Lazard, Tahoe, THAIHOT, Parent or Sub as discussed above in “Special Factors—Background of the Merger,” beginning on page 14. The inclusion of this information should not be regarded as an indication that the Company, the Special Committee, the Board, the Special Committee’s financial advisor, Tahoe, THAIHOT, Parent, Sub or any other recipient of this information considered, or now considers, such financial projections or forecasts to be a reliable prediction of future results.

In developing the financial projections, the Special Committee and the Company’s management made numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, at a given point in time, all of which are difficult to predict and many of which are beyond the Company’s control. The financial projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in the Company’s periodic reports filed with the SEC. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cannot be considered reliable predictors of future results and they should not be relied upon as such. The financial projections cover multiple years and such information by its nature becomes less predictive and potentially less accurate with each successive year. In addition, the financial projections and forecasts assume that the Company will remain a publicly traded company.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential merger. The financial projections do not take into account the effect of any failure to occur of the potential merger and should not be viewed as accurate or continuing in that context.

Whereas, the financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States of America (“GAAP”), the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, the projections are prepared on an accounting basis consistent with the Company’s financial statements. The prospective financial information included in the financial projections has been prepared by, and is the responsibility of, the Company.

The inclusion of the financial projections herein is not deemed an admission or representation by the Company that the financial projections are viewed by the Company or the Special Committee as material information of the Company or the surviving corporation. The financial projections are not included in this proxy statement in order to induce any holder of the Company common shares to approve the proposal to approve the Merger Agreement. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PLANS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR RESPECTIVE PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Neither the Company’s independent registered public accounting firm, Deloitte & Touche LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability and assume no responsibility for, and disclaim any association with, the prospective financial information.

Use of Non-GAAP Measures

Certain information in the financial projections are non-GAAP financial measures, including the non-GAAP measure of “Adjusted EBITDA”. When viewed with our financial results prepared in accordance with GAAP and accompanying reconciliations, we believe these non-GAAP measures provide additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the tables below. These non-GAAP financial measures, including Adjusted EBITDA, as presented in this proxy statement, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income, or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

The Company’s management uses Adjusted EBITDA and non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA below because we believe that it provides useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performance.

Adjusted EBITDA and other non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our future expenditures for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future;

•	Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not adjust for all non-cash income or expense items that are reflected in our statement of cash flows;

•	Adjusted EBITDA does not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and

•	Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as comparative measures.

You should compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA only as a supplement to this information. See our consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, and filed with the SEC by the Company on March 10, 2017, which is incorporated by reference into this proxy statement.

However, in spite of the above limitations, we believe that Adjusted EBITDA and other non-GAAP financial measures are useful to an investor in evaluating our results of operations because these measures:

•	Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	Help investors evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and

•	Are used by our management team for various other purposes in presentations to our Board as a basis for strategic planning and forecasting.

Definition of Adjusted EBITDA

Adjusted EBITDA, as used by the Company in this proxy statement, means net (loss) income before: income tax (benefit) expense; interest expense, net; depreciation expense; amortization expense; stock based compensation payment; severance and related costs; net income attributable to noncontrolling interest; restructuring charges; transaction costs; stockholder transaction costs relating to the 2016 Acquisition; impairment charges; legal matters expense, net; changes in fair value of contingent consideration related to acquisitions; non-cash gain on step acquisition; and other non-cash (benefits) charges, which include non-cash (gains) losses on sales of assets.

August Long-Range Planning Model

Company management prepared the August Long-Range Planning Model for the Company for fiscal years 2016 through 2020. The August Long-Range Planning Model assumed the successful completion and integration of certain acquisitions, continued creation of joint ventures in the Oncology segment, the successful implementation of certain cost savings initiatives, the refinancing of the Company’s existing debt at a higher cost of capital, moderate maintenance and growth CAPEX, more moderate pricing impacts in the Radiology segment as compared to fiscal years 2015 and 2016 due to the substantial completion of the strategic pricing reset in the Radiology segment and moderate expense to support initial entry into the PRC market. The August Long-Range Planning Model is being included in this proxy statement solely to provide our stockholders with the most recent unaudited financial projections of the Company that had been made available to Tahoe, THAIHOT, Parent and Sub (because Tahoe’s representatives on the Board received the August Long-Range Planning Model in advance of the August 24, 2016, Board meeting) prior to the submission of the Tahoe Proposal by Tahoe to the Board on December 8, 2016.

The following presents in summary form the financial projections in the August Long-Range Planning Model:

	FY16	FY17	FY18	FY19	FY20
Income Statement
Net Revenue	$514,101	$546,914	$568,528	$588,726	$609,347
YOY Growth		6.4%	4.0%	3.6%	3.5%

Adjusted EBITDA	$140,612	$147,872	$152,936	$156,642	$160,277
% of Revenue	27%	27%	27%	27%	26%

Adjusted EBITDA less Minority Interest	$120,368	$122,724	$126,391	$129,058	$131,637
% of Revenue	23%	22%	22%	22%	22%

Set forth below are the reconciliations of the non-GAAP financial information included in the August Long-Range Planning Model above to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company.

($ in thousands)	2016E	2017E	2018E	2019E	2020E
Net income	$2,735	$6,212	$7,843	$9,119	$10,313
Income tax (benefit) expense[1]	1,944	4,591	5,797	6,740	7,623
Depreciation and amortization	64,578	64,170	65,384	66,791	68,386
Stock based compensation	3,060	1,620	1,620	1,620.0	1,620
Interest and other one-time expenses	46,701	43,914	43,427	42,396	41,230
Minority Interest	21,594	27,365	28,865	29,976	31,105
Adjusted EBITDA	140,612	147,872	152,936	156,642	160,277

(1)	Tax expense reflects 42.5% tax rate per Company projections.

December Long-Range Planning Model

Company management prepared the December Long-Range Planning Model for the Company for fiscal years 2017 through 2023. The December Long-Range Planning Model assumed moderate same-store growth, more moderate pricing impacts in the Radiology segment as compared to fiscal years 2015 and 2016 due to the substantial completion of the strategic pricing reset in the Radiology segment, the impact of certain contract terminations in the Oncology segment, the successful implementation of certain cost savings initiatives and investments in support of the Company’s entry into the PRC. The primary differences between the August Long-Range Planning Model and the December Long-Range Planning Model were due to (1) Company management’s inclusion of the Board approved unaudited financial projections for fiscal year 2017, and (2) updated projections from the Company’s divisional executives with respect to their expectations of their respective divisions’ financial performance for fiscal years 2018 and 2019, which in turn impacted projected performance levels in 2020 through 2023. The December Long-Range Planning Model was provided to the Special Committee and, separately, to representatives of Tahoe. The December Long-Range Planning Model was also provided to Lazard, but was superseded by the Special Committee Forecasts and the Special Committee did not authorize Lazard to use the December Long-Range Planning Model for purposes of its financial analyses of the Company and the proposed transaction. The December Long-Range Planning Model is being included in this proxy statement solely to provide our stockholders with information that was made available to the Special Committee, Lazard, Tahoe, THAIHOT, Parent and Sub.

The following presents in summary form the financial projections in the December Long-Range Planning Model:

	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Income Statement
Net Revenue	$548,259	$579,811	$605,321	$621,243	$634,502	$648,143	$662,191
YOY Growth	8.7%	5.8%	4.4%	2.6%	2.1%	2.1%	2.2%

Adjusted EBITDA	$142,375	$159,393	$174,445	$177,858	$179,982	$181,788	$183,052
% of Revenue	26%	27%	29%	29%	28%	28%	28%

Adjusted EBITDA less Minority Interest	$118,738	$132,928	$145,155	$147,465	$148,825	$149,858	$150,364
% of Revenue	22%	23%	24%	24%	23%	23%	23%

Set forth below are the reconciliations of the non-GAAP financial information included in the December Long-Range Planning Model above to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company.

($ in thousands)	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Net income	$(21,131)	$4,110	$12,919	$15,780	$18,001	$20,734	$22,610
Income tax (benefit) expense[1]	(15,618)	3,038	9,549	11,664	13,305	15,325	16,711
Depreciation and amortization	71,912	69,294	69,126	68,989	68,435	68,007	67,697
Stock based compensation	2,484	2,857	1,596	1,596	1,596	1,596	1,596
Interest and other one-time expenses	81,091	53,629	51,966	49,436	47,487	44,195	41,750
Minority Interest	23,637	26,465	29,289	30,393	31,157	31,930	32,688
Adjusted EBITDA	$142,375	$159,393	$174,445	$177,858	$179,982	$181,788	$183,052

(1)	Tax expense reflects 42.5% tax rate per Company projections.

Special Committee Forecasts

Set forth below are the Special Committee Forecasts, which were based on the December Long-Range Planning Model and were reviewed by the Special Committee and Lazard and authorized by the Special Committee for use by Lazard in connection with its financial analysis of the potential transaction. In connection with the Special Committee’s evaluation of the Tahoe Proposal and the Company’s future stand-alone prospects, the Special Committee determined that management should prepare an alternative scenario of unaudited financial projections on a reasonable and good faith basis based on the December Long-Range Planning Model with certain adjustments with respect to the Company’s projected financial performance, the most significant being the elimination of the impacts of future potential acquisitions of other businesses by Alliance that were included in the December Long-Range Planning Model and projected to occur in fiscal year 2018 through 2023. In addition to the elimination of impacts for future potential acquisitions, the Special Committee Forecasts also included moderate reductions in pricing, moderate reductions in cost savings and moderate increases in capital expenditures as compared to the December Long-Range Planning Model. As compared to the December-Long Range Planning Model, the aggregate effects of the adjustments reflected in the Special Committee Forecasts increased Adjusted EBITDA after the impact of the minority interest by $250,000 in fiscal year 2017 and reduced Adjusted EBITDA after the impact of the minority interest by $6.6 million in fiscal year 2018, $14.1 million in fiscal year 2019, $15.1 million in fiscal year 2020 and $15.1 million in fiscal year 2021.

The following presents financial projections in the Special Committee Forecasts2,3:

Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E	’17E - ’21E CAGR
	(Dollars in thousands)
Income Statement Items
Radiology	$357,944	$366,954	$373,676	$377,885	$382,132	1.6%
Oncology	133,439	142,177	148,295	152,738	157,075	4.2%
Interventional	52,716	58,251	62,329	66,692	71,360	7.9%
Corporate	4,160	4,160	4,160	4,160	4,160	0.0%

Net Revenue	$548,259	$571,542	$588,458	$601,474	$614,727	2.9%
Growth %	8.4%	4.2%	3.0%	2.2%	2.2%

Radiology	$123,251	$127,870	$132,578	$132,765	$132,726	1.9%
Oncology	57,481	60,350	61,087	61,744	62,733	2.2%
Interventional	7,005	8.917	10,220	11,621	13,068	16.9%
Corporate	(45,112)	(45,621)	(46,177)	(46,453)	(46,734)	0.9%

Adjusted EBITDA	$142,625	$151,516	$157,708	$159,677	$161,794	3.2%
% Growth	8.5%	6.2%	4.1%	1.2%	1.3%
% Margin	26.0%	26.5%	26.8%	26.5%	26.3%
Less: Stock-based Compensation	(2,484)	(2,857)	(1,596)	(1,596)	(1,596)
Adjusted EBITDA less Stock Based Compensation	$140,140	$148,659	$156,112	$158,081	$160,198	3.4%
% Growth	9.2%	6.1%	5.0%	1.3%	1.3%
% Margin	25.6%	26.0%	26.5%	26.3%	26.1%
Less: Minority Interest	(23,637)	(25,207)	(26,680)	(27,335)	(28,097)

Adjusted EBITDA less Stock Based Compensation and Minority Interest	$116,504	$123,452	$129,431	$130,746	$132,101	3.2%
Less: Non-Alliance JV Interest Expense Add-Back	(491)	(491)	(491)	(491)	(491)

Adjusted EBITDA less Stock Based Compensation, Minority Interest and JV Interest Expense	$116,012	$122,960	$128,940	$130,254	$131,610	3.2%

(2)	A prior version of the Special Committee Forecasts prepared on the basis of estimated financial results for fiscal year 2016 were provided to representatives of Tahoe, but were later updated to reflect the actual financial results for fiscal year 2016. The Special Committee Forecasts provided above were provided to Tahoe and superseded the earlier version of the Special Committee Forecasts. The only changes between the two versions were as a result of incorporating the actual financial results of fiscal year 2016 (instead of estimated financial results).
(3)	In the Special Committee Forecasts, Adjusted EBITDA less the Minority Interest is $118,988 in 2017, $126,309 in 2018, $131,027 in 2019, $132,341 in 2020 and $133,697 in 2021.

Unlevered Free Cash Flow Projections4

Company management confirmed the following projected unlevered free cash flows for the Company, which were based on the Special Committee Forecasts, for use in Lazard’s discounted cash flow analysis performed in connection with the rendering of its opinion to the Special Committee on April 10, 2017 as summarized in the section “Special Factors—Opinion of the Financial Advisor to the Special Committee” beginning on page 33.

	Fiscal Year Ending December 31,					’17E - ’21E CAGR	’18E - ’21E CAGR
	2017E	2018E	2019E	2020E	2021E
Adjusted EBITDA less Stock Based Compensation, Minority Interest and JV Interest Expense	$116,012	$122,960	$128,940	$130,254	$131,610	3.2%	2.3%

% Growth	4.7%	6.0%	4.9%	1.0%	1.0%
Less: Depreciation to Company	(52,630)	(54,247)	(54,569)	(51,839)	(49,534)
Less: Amortization to Company	(11,068)	(10,752)	(10,337)	(9,923)	(9,152)
EBIT to Company	$52,314	$57,962	$64,034	$68,492	$72,924	8.7%	8.0%

Less: Taxes Paid by Company at 39.9%	(20,871)	(23,124)	(25,546)	(27,325)	(29,093)
NOPAT to Company	$31,444	$34,838	$38,488	$41,168	$43,831	8.7%	8.0%

Plus: Depreciation to Company	52,630	54,247	54,569	51,839	49,534
Plus: Amortization to Company	11,068	10,752	10,337	9,923	9,152
Less: CapEx to Company	(47,842)	(45,724)	(43,742)	(42,604)	(42,642)
Less: Acquisitions to Company	(4,424)	—	—	—	—
Less: Increase in NWC to Company	740	7,471	71	(2,688)	159

Unlevered Free Cash Flow to Company	$43,616	$61,583	$59,723	$57,637	$60,034	8.3%	(0.8%)

% Growth	—	41.2%	(3.0%)	(3.5%)	4.2%

(4)	Unlevered Free Cash Flow represents Adjusted EBITDA less (1) stock based compensation less (2) minority interest expense less (3) non-Company joint venture interest expense add-back less (4) taxes paid by the Company less (5) capital expenditures to the Company less (6) acquisitions to the Company less (7) increase (or plus the decrease) in net working capital to the Company.

Set forth below is a summary of the reconciliations of the non-GAAP financial information included in the Special Committee Forecasts above to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company.

($ in thousands)	2017E	2018E	2019E	2020E	2021E
Net income	$(18,024)	$(2,857)	$1,510	$5,551	$9,550
Income tax (benefit) expense	(13,322)	(2,112)	1,116	4,103	7,059
Depreciation and amortization	75,176	76,711	76,602	72,891	69,261
Stock based compensation	2,484	2,857	1,596	1,596	1,596
Interest and other one-time expenses	72,673	51,710	50,203	48,200	46,232
Minority Interest	23,637	25,207	26,680	27,335	28,097
Adjusted EBITDA	$142,625	$151,516	$157,708	$159,677	$161,794

	2017E	2018E	2019E	2020E	2021E
EBIT	$63,837	$71,340	$77,641	$83,321	$89,068
Depreciation and amortization	75,176	76,711	76,602	72,891	69,261
Other income (expense)	3,612	3,465	3,465	3,465	3,465

Adjusted EBITDA	$142,625	$151,516	$157,708	$159,677	$161,794
Stock based compensation	(2,484)	(2,857)	(1,596)	(1,596)	(1,596)
Minority interest expense	(23,637)	(25,207)	(26,680)	(27,335)	(28,097)
Non-Company joint venture interest expense add-back	(491)	(491)	(491)	(491)	(491)
Taxes paid by Company	(20,871)	(23,124)	(25,546)	(27,325)	(29,093)
Capital expenditures to Company	(47,842)	(45,724)	(43,742)	(42,604)	(42,642)
Acquisitions to Company	(4,424)	—	—	—	—
(Increase) decrease in net working capital to Company	740	7,471	71	(2,688)	159

Unlevered free cash flow to Company	$43,616	$61,583	$59,723	$57,637	$60,034

Net Operating Losses

The Company’s management expects to utilize certain NOLs. The following is a summary of certain financial and business information provided to the Special Committee which was based on information received from Company management and used by Lazard in its discounted cash flow analysis performed in connection with the rendering of its opinion to the Special Committee on April 10, 2017 as summarized in the section “Special Factors—Opinion of the Financial Advisor to the Special Committee” beginning on page 33.

	($ in thousands) Fiscal Year Ending December 31,
	2016A	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Federal NOLs
Pretax Income before Federal NOLs		($38,133)	($9,125)	$8,560	$34,871	$50,391	$51,165	$43,152
NOLs (Used) / Accrued		38,133	9,125	(8,560)	(34,871)	(48,425)	5,832	(5,832)
Federal Taxable Income		—	—	—	—	$1,966	$56,997	$37,319
Remaining NOLs	$44,597	$82,730	$91,855	$83,295	$48,425	—	$5,832	—
Federal NOLs (Accrued)/ Used		($38,133)	($9,125)	$8,560	$34,871	$48,425	($5,832)	$5,832
Tax Rate		35.00%	35.00%	35.00%	35.00%	35.00%	35.00%	35.00%
Nominal Tax Shield from Federal NOLs at a Tax Rate of 35.00%		—	—	$2,996	$12,205	$16,949	—	$2,041

State NOLs
Pretax Income before State NOLs		($27,911)	($1,534)	$6,060	$13,089	$20,042	$19,143	$19,810
NOLs (Used)/ Accrued		27,911	1,534	(6,060)	(13,089)	(20,042)	(19,143)	(15,612)
State Taxable Income		—	—	—	—	—	—	$4,199
Remaining NOLs	$44,500	$72,411	$73,946	$67,885	$54,797	$34,754	$15,612	—
State NOLs (Accrued)/ Used		($27,911)	($1,534)	$6,060	$13,089	$20,042	$19,143	$15,612
Tax Rate		7.53%	7.53%	7.53%	7.53%	7.53%	7.53%	7.53%
Nominal Tax Shield from State NOLs at Tax Rate of 7.53%		—	—	$456	$986	$1,509	$1,441	$1,176

Prepaid Taxes
Beginning Balance		$2,500	$2,500	$2,500	$2,500	$2,500	$2,500	—
Prepaid Taxes Accrued/ (Used)		—	—	—	—	—	(2,500)	—
Ending Balance		$2,500	$2,500	$2,500	$2,500	$2,500	—	—
Nominal Tax Shield from Prepaid Taxes		—	—	—	—	—	$2,500	—

Financing

Alliance and the Purchaser Parties estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $75 million. The Purchaser Parties intend to fund this amount from cash on hand.

Pursuant to the Merger Agreement, the Purchaser Parties are required to take the following actions:

•	obtain funds in US dollars sufficient to fund the aggregate Merger Consideration and otherwise necessary to complete the transactions contemplated by the Merger Agreement on or prior to closing;

•	establish in the name of a US or other offshore entity, a US dollar deposit account, referred to as a “special purpose account”, with a bank in Hong Kong;

•	deposit the aggregate Merger Consideration in the special purpose account prior to Alliance causing this proxy statement to be mailed to its stockholders;

•	provide Alliance and the Special Committee with evidence of the deposit into the special purpose account, together with a certificate certifying that the Purchaser Parties have complied with their respective obligations to establish the special purpose account and make the deposit into it; and

•	retain sufficient funds in the special purpose account to pay the aggregate Merger Consideration at all times until the earlier of the closing date or the date on which the Merger Agreement is terminated.

Interests of Alliance’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of Alliance, Alliance’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Alliance generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of Alliance that the Merger Agreement be adopted. See “Special Factors—Background of the Merger” beginning on page 14 and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 27.

Effective upon the consummation of the merger, Alliance will be wholly owned by Parent. Mr. Qisen Huang, Chairman of our Board, will indirectly control Parent.

Alliance’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Alliance Equity Awards in the Merger

Options

If the merger is consummated, each option to purchase shares of Common Stock outstanding under the Alliance Equity Plans at or immediately prior to the effective time that has an exercise price per share of Common Stock underlying such option that is less than the Merger Consideration, also referred to as an “in-the-money company stock option”, whether or not exercisable or vested, shall be cancelled and converted into the right to receive an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the option exercise price of such in-the-money company stock option by (ii) the number of shares of Common Stock subject to such in-the-money company stock option. At or immediately prior to the effective time, each Company stock option that has an option exercise price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without payment.

Restricted Stock Units

If the merger is consummated, each award of restricted stock units with respect to shares of Common Stock granted under the Alliance Equity Plans, referred to as a “company RSU award”, that is outstanding at or immediately prior to the effective time, after giving effect to any accelerated vesting as a result of the transactions contemplated by the Merger Agreement, shall be cancelled and converted into the right to receive a restricted cash award in an amount in cash equal to (i) the number of shares of Common Stock subject to such company RSU award immediately prior to the effective time multiplied by (ii) the Merger Consideration. Any restricted cash award will be subject to the same vesting and payment conditions and schedules applicable to the company RSU award immediately prior to the effective time. Company RSU awards held by non-employee directors will be accelerated pursuant to the terms of the awards and will be converted into the right to receive cash payments.

We estimate the aggregate amount that would be payable to Alliance’s directors and executive officers (other than Messrs. Qisen Huang, Heping Feng and Tao Zhang) as a result of the full vesting of outstanding in-the-money company stock options held by such directors and executive officers and the full vesting of outstanding company RSU awards held by such directors is approximately $2,700,000.

For additional information about beneficial ownership of Common Stock by directors and officers, see “Important Additional Information Regarding Alliance—Security Ownership of Management and Certain Beneficial Owners” beginning on page 141.

The following table sets forth Alliance’s directors’ and executive officers’ holdings of in-the-money company stock options (vested and unvested) and company RSU awards granted under the Alliance Equity Plans as of April 10, 2017, and also sets forth the amounts with respect to the in-the-money company stock options (vested and unvested), company RSU awards and company Common Stock, assuming a market price per share of Alliance Common Stock of $13.25, the Merger Consideration. Under the Merger Agreement, each in-the-money company stock option will be accelerated in full and converted into the right to receive cash payments and each company RSU award, after giving effect to any accelerated vesting as a result of the transactions contemplated by the Merger Agreement, shall be cancelled and converted into the right to receive a restricted cash award, subject to the same vesting and payment conditions and schedules applicable to the company RSU award immediately prior to the effective time. Company RSU awards held by non-employee directors will be accelerated pursuant to the terms of the awards and will be converted into the right to receive cash payments.

Name	Shares of Company Common Stock Held (#)	Aggregate Proceeds to be Received for Shares of Company Common Stock Held ($)	In-the-Money Company Stock Options (#)	Company RSU Awards (#)	Aggregate Proceeds to be Received for In-the-Money Company Stock Options and RSU Awards ($)[1]
Executive Officers
Percy C. Tomlinson	18,194	241,071	44,079	17,720	540,257
Rhonda Longmore-Grund	2,500	33,125	59,088	—	455,786
Richard W. Johns	4,648	61,586	83,525	6,886	633,178
Richard A. Jones	17,510	232,008	76,602	4,300	578,099
Gregory E. Spurlock	7,007	92,843	17,497	4,014	204,778
Steven M. Siwek, M.D.	—	—	—	—	—
Laurie R. Miller	597	7,910	4,761	1,914	58,354
Directors:
Qisen Huang	—	—	—	—	—
Scott A. Bartos	24,608	326,056	—	14,917	197,650
Larry C. Buckelew	54,202	718,177	—	10,677	141,338
Neil F. Dimick	55,900	740,675	—	14,917	197,650
Heping Feng	—	—	—	9,945	131,771
Edward L. Samek	67,900	899,675	—	14,917	197,650
Paul S. Viviano	77,637	1,028,690	—	14,917	197,650
Tao Zhang	—	—	—	9,945	131,771

[1]	RSU proceeds subject to vesting requirements post-closing.

Severance Agreements

Messrs. Tomlinson, Johns, Jones, and Spurlock and Mss. Longmore-Grund and Miller are entitled to severance benefits in the event of certain terminations of employment. These severance benefits are provided under an Executive Severance Agreement between Alliance and the executive, and described under “Executive Compensation—Potential Payments upon Termination or Change in Control—” on page 130 and “Proposal No. 2—Advisory Vote to Approve Merger-Related Compensation—Golden Parachute Compensation— ” on page 90.

Indemnification/Insurance

Alliance’s bylaws provide for mandatory indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Merger Agreement, Alliance’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification; Directors’ and Officers’ Insurance” on page 85.

Compensation of the Special Committee

The Special Committee consists of four independent members of the Board: Neil F. Dimick, Edward L. Samek, Paul S. Viviano and Scott A. Bartos. The Board appointed Mr. Dimick as the chairman of the Special Committee. In consideration of the time and effort required of the members of the Special Committee in connection with evaluating the potential transaction or any related transaction, the Board adopted resolutions providing for the following compensation structure for each member of the Special Committee:

•	a retainer in the amount of $10,000 per month for serving as a member of the Special Committee, with an additional $2,000 per month retainer for the chairman of the Special Committee (this retainer was paid to the directors beginning in December 2016 with only 50% of the retainer paid in November 2016 and no retainer paid prior to November 2016);

•	an additional amount of either $2,500 for each meeting of the Special Committee attended in person, or $1,000 for each meeting of the Special Committee attended telephonically, by such member;

•	in the event that any litigation or other proceeding is commenced in connection with the potential transaction or any related transaction, payments in the amount of $500 for each hour (rounded up to the next full hour) spent by such member responding to, or otherwise being engaged in, any such litigation or proceeding; and

•	reimbursement by Alliance for all costs incurred in connection with the member’s service on the Special Committee (including separate counsel if necessary), in each case, payable in accordance with Alliance’s standard policies and practices.

These fees are not dependent on the closing of the merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the merger or any other transaction.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our common stock whose shares are converted into the right to receive cash pursuant to the merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger.

This discussion is limited to holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Common Stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons who received our Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants or pursuant to restricted stock units;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-qualified retirement plans; and

•	persons who do not vote in favor of the merger and who properly demand appraisal of their shares under Delaware law.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and partners therein should consult their tax advisors regarding the U.S. federal income tax consequences of the merger.

This discussion does not address the tax consequences pertaining to Company options or Company RSUs that are converted into the right to receive cash in connection with the merger. This discussion also does not address the Purchaser Parties or any of their affiliates.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the merger. A preferential tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Common Stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period and gain or loss separately with respect to each block of Common Stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our Common Stock that is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder resulting from the merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the merger, and certain other requirements are met; or

•	the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Common Stock and, if our Common Stock is regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owned, actually or constructively, more than 5% of the Company’s Common Stock at any time during such period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we have not been and are not currently a USRPHC, and we do not anticipate becoming a USRPHC before the merger.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9, or otherwise establishes a basis for exemption from backup withholding, or (2) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of an overseas investment registration with the NDRC by the applicable Purchaser Parties in respect of the transactions contemplated by the Merger Agreement and the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Sub.

Delisting and Deregistration of Common Stock

If the merger is completed, our shares of Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the shares of Common Stock.

Fees and Expenses

Except as described under “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions,” if the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that Alliance will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by Alliance in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$
Legal, accounting and other professional fees	$
SEC filing fees		$8,587.01
Proxy solicitation, printing and mailing costs	$
Transfer agent and paying agent fees and expenses	$
Total	$

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. Alliance is determining whether the purchase method of accounting or historical book values will be used to account for the transaction.

Rights of Appraisal

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL (referred to as “Section 262”), the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders should carefully review the full text of Section 262, particularly the procedural steps required to perfect appraisal rights, as well as the information discussed below. Failure to fully and precisely follow the steps required by Section 262 for the perfection of appraisal rights will result in the loss of those rights.

Under Section 262, if the merger is completed, holders of shares of our Common Stock immediately prior to the effective time of the merger and who (i) have neither voted in favor of, nor consented in writing to, the approval of the adoption of the Merger Agreement, (ii) timely demand appraisal and otherwise follow the procedures set forth in Section 262, and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose, waive or fail to perfect their appraisal rights, in each case in accordance with Section 262, will be entitled to have such shares appraised by the Delaware Court of Chancery (referred to as the “Court of Chancery”) and to receive payment in cash of an amount equal to the “fair value” of such shares as determined by the Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, as determined by such court. The “fair value” as determined by the Court of Chancery could be greater than, less than or the same as the Merger Consideration.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than twenty (20) days before such meeting, notify each stockholder who was a stockholder on the record date set by the board of directors for notice of such meeting (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal, and shall include in such notice a copy of Section 262. THIS PROXY STATEMENT CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 AND A COPY OF SECTION 262 IS ATTACHED HERETO AS ANNEX C AND INCORPORATED HEREIN BY REFERENCE. Alliance’s Board has fixed [●], 2017 as the record date for the purposes of determining the stockholders entitled to receive this notice of appraisal. Any holder of shares of our Common Stock who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under Section 262.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel.

If a stockholder elects to exercise appraisal rights under Section 262 with respect to any shares of our Common Stock, such stockholder must do all of the following:

•

Deliver to Alliance a written demand for appraisal of your shares before the vote is taken to adopt the Merger Agreement. That demand must be executed by or on behalf of the stockholder of record and will be sufficient if it reasonably informs us of the identity of the holder of record of our shares and the intention of such stockholder to demand appraisal of his, her or its shares. Holders of our shares who desire to exercise their appraisal rights must not vote or submit a proxy in favor of adoption of the Merger Agreement, nor consent thereto in writing. Voting against or failing to vote for adoption of the

Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote regarding adoption of the Merger Agreement.

•	Continuously hold of record such shares from the date on which the written demand for appraisal is made through the effective time of the merger.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to our Secretary at Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, California 92612. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

A record holder, such as a broker, bank, fiduciary, depository or other nominee, who holds shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

Filing a Petition for Appraisal

Within ten (10) days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger has become effective to each of our stockholders who did not vote in favor of or consent to the adoption of the Merger Agreement and otherwise complied with Section 262. At any time within sixty (60) days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and accept the Merger Consideration for that stockholder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within sixty (60) days after the effective time, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as such Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation, or any holder of shares who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all holders who properly demanded appraisal of such shares. If no such petition is filed within that 120 day period, appraisal rights will be lost for all holders of shares of our Common Stock who had previously demanded appraisal of their shares. Alliance is under no obligation to and has no present intention to file a petition and holders should not assume that Alliance, as the surviving corporation, will file a petition, or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of shares of our Common Stock to initiate all necessary action to perfect their appraisal rights in respect of the Shares within the period prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of shares who has complied with the requirements for the exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten (10) days after a written request therefor has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivering of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list (referred to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in such other publication as the Court of Chancery deems advisable. The costs of these notices and publications are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit stock certificates held by them, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Court of Chancery will dismiss the proceedings as to all holders of shares of our Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Common Stock of Alliance, or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Court of Chancery determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the

Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” In Tri-Continental Corporation v. Battye, the Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenter’s exclusive remedy.

Stockholders considering appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although Alliance believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Purchaser Group nor Alliance anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of the Purchaser Group and Alliance reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share is less than the Merger Consideration.

Upon application by the Surviving Corporation or by any holder of shares entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares whose name appears on the verified list and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of our Common Stock represented by certificates upon the surrender to the Surviving Corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of

Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights for shares in compliance with Section 262 will not, after the effective time if the merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares as of a date prior to the effective time of the merger.

If any stockholder who demands appraisal of shares under Section 262 fails to perfect, successfully withdraws, or loses such holder’s right to appraisal with respect to such shares, such shares will be deemed to have been converted at the effective time of the merger into the right to receive the Merger Consideration. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of our Common Stock will be entitled to receive the Merger Consideration. Inasmuch as Alliance has no obligation to file such a petition and has no present intention to do so, any holder of shares who desires such a petition to be filed is advised to file it on a timely basis. In addition, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Alliance a written withdrawal of such stockholder’s demand for appraisal and acceptance of the terms of the merger either within sixty (60) days after the effective time of the merger or thereafter with the written approval of Alliance. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the effective time of the merger.

If you wish to exercise your appraisal rights with respect to any shares, you must strictly comply with the procedures set forth in Section 262. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the loss of your appraisal rights and your shares will be deemed to have been converted at the effective time of the merger into the right to receive the Merger Consideration.

The foregoing summary of the rights of Alliance’s stockholders to seek appraisal rights under Section 262 does not purport to be a complete statement of the procedures to be followed by the stockholders of Alliance desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of Section 262, a copy of which is attached hereto as Annex C and incorporated herein by reference.

Litigation

On May 5, and May 15, 2017, the Company received letters from two purported stockholders demanding inspection of the Company’s books, records, and other documents under Section 220 of the DGCL (together, the “Demands”). The Demands allege mismanagement and other wrongdoing on the part of the Board in approving the Merger, and contend that such mismanagement constitutes a breach of the Board’s fiduciary duties. The Company believes that the allegations in each Demand are meritless and intends to defend vigorously against any litigation that might be filed in connection with the allegations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views, including without limitation views as to the expected completion and timing of the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet Relating to the Merger,” “Questions and Answers About the Annual Meeting and the Merger,” “The Annual Meeting,” “Special Factors,” and “Important Additional Information Regarding Alliance,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or the negative of these terms. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Alliance. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Alliance or others relating to the Merger Agreement;

•	the inability to complete the merger because of the failure to obtain the requisite stockholder approval, the failure to satisfy conditions relating to a law or order of the People’s Republic of China or registration with the NDRC, or the failure to satisfy other conditions to consummation of the merger;

•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the Merger Agreement’s contractual restrictions on the conduct of our business prior to completion of the merger;

•	the possible adverse effect on our business and the price of Common Stock if the merger is not completed in a timely matter or at all;

and other risks detailed in our filings with the SEC, including in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K.

See “Where You Can Find Additional Information” beginning on page 145 for the location of those SEC filings. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Alliance HealthCare Services, Inc.

For information about Alliance, see “Important Additional Information Regarding Alliance—Company Background” beginning on page 137 and “Where You Can Find Additional Information” beginning on page 145.

Tahoe Investment Group Co., Ltd.

Tahoe Investment Group Co., Ltd., formerly Fujian Thai Hot Investment Co. Ltd., referred to as “Tahoe”, is an entity organized under the laws of the People’s Republic of China. Tahoe was established by Mr. Qisen Huang and invests in various fields, such as finance, healthcare and real estate. As of the date of this proxy statement, Mr. Qisen Huang being a director on our Board, owned shares in Tahoe.

THAIHOT Investment Company Limited

THAIHOT Investment Company Limited, referred to as “THAIHOT”, is an exempted company incorporated under the laws of the Cayman Islands, an indirect wholly owned subsidiary of Tahoe and controlling stockholder of Alliance. As of the date of this proxy statement, Mr. Qisen Huang is the sole director of THAIHOT.

On March 29, 2016, THAIHOT, an indirect wholly owned subsidiary of Tahoe, completed its purchase of 5,537,945 shares of Common Stock and thereby acquired approximately 51.5% of our then-outstanding Common Stock. In connection with the acquisition, we entered into the Governance, Voting and Standstill Agreement, dated March 29, 2016, by and between us, THAIHOT and Tahoe (the “Governance Agreement”) which was approved by a special committee of our Board composed of independent directors of Alliance not affiliated with any selling stockholders. Pursuant to the Governance Agreement, for so as long as THAIHOT beneficially owns at least 35% of our outstanding Common Stock, subject to approval by a majority of unaffiliated directors, Mr. Qisen Huang shall be the Chairman of the Board and Messrs. Heping Feng and Tao Zhang shall each serve on both the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. In addition, for a period of three (3) years from the date of the closing of the aforementioned acquisition, for so long as THAIHOT beneficially owns at least 35% of Alliance’s outstanding Common Stock, THAIHOT will have the right to nominate for election to the Board the number of directors necessary to comprise a majority of the Board. As of May 15, 2017, THAIHOT, owned 5,537,945 shares of our Common Stock, representing approximately 51.1% of our outstanding Common Stock. On December 9, 2016 and April 10, 2017, the Special Committee approved waivers of the standstill provision in the Governance Agreement. See “Agreements With Purchaser Group Members Involving Common Stock—Governance, Voting and Standstill Agreement” beginning on page 144 and “Important Additional Information Regarding Alliance—Transactions in Common Stock” beginning on page 143.

THAIHOT holds registration rights pursuant to a Registration Rights Agreement, dated as of November 2, 1999, which was assigned to it by the former controlling stockholder of Alliance. See “Agreements With Purchaser Group Members Involving Common Stock—Registration Rights Agreement” beginning on page 144.

THAIHOT Investment (Hong Kong) Company Limited

THAIHOT Investment (Hong Kong) Company Limited, or “THAIHOT HK”, is an entity organized under the laws of Hong Kong. THAIHOT HK is engaging in the business of investment holding and is a wholly owned subsidiary of Tahoe and the sole shareholder of THAIHOT. As of the date of this proxy statement, Mr. Qisen Huang is the sole director of THAIHOT HK.

THAIHOT Investment Company US Limited

THAIHOT Investment Company US Limited., or “Parent”, is a newly formed Delaware corporation and indirect wholly owned subsidiary of Tahoe. As of the date of this proxy statement, Messrs. Qisen Huang and

Yong Ge are the directors of Parent. Parent has not engaged in any business other than in connection with the merger and other related transactions.

Alliance Healthcare Services Merger Sub Limited

Alliance Healthcare Services Merger Sub Limited, or “Sub”, is a newly formed Delaware corporation. Sub is a wholly owned subsidiary of Parent. As of the date of this proxy statement, Messrs. Qisen Huang and Yong Ge are the directors of Sub. Sub has not engaged in any business other than in connection with the merger and other related transactions.

Additional Information Regarding the Purchaser Group Members

Set forth below are the names, the current principal occupations or employment, telephone number and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each of the Purchaser Group Members. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each person identified is a citizen of the PRC.

Entity Name	Business Address and Telephone	Background
Tahoe	Tahoe Investment Group Co., Ltd. No. 43 Hudong Road Olympic Building, Fuzhou City Fujian Province, China 350003 Attention: Mr. Qisen Huang Phone: +86-591-87591719	Mr. Qisen Huang is the 95% shareholder and chairman of Tahoe.

THAIHOT

THAIHOT Investment Company Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building,

Fuzhou City

Fujian Province, China 350003

Attention: Mr. Qisen Huang

Phone: +86-591-87591719

Mr. Qisen Huang is the sole director of THAIHOT.

Parent

THAIHOT Investment Company US Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building,

Fuzhou City

Fujian Province, China 350003

Attention: Mr. Qisen Huang

Phone: +86-591-87591719

Messrs. Qisen Huang and Yong Ge are the directors of Parent.

Entity Name	Business Address and Telephone	Background

THAIHOT HK

THAIHOT Investment (Hong Kong) Company Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building,

Fuzhou City

Fujian Province, China 350003

Attention: Mr. Qisen Huang

Phone: +86-591-87591719

Mr. Qisen Huang is the sole director of THAIHOT HK.
Sub

Alliance Healthcare Services Merger Sub Limited

c/o Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building,

Fuzhou City

Fujian Province, China 350003

Attention: Mr. Qisen Huang

Phone: +86-591-87591719

Messrs. Qisen Huang and Yong Ge are the directors of Sub.

I.	Directors and Executive Officers of Tahoe Investment Group Co., Ltd.

The name, business address, present principal employment and citizenship of each director and executive officer of Tahoe Investment Group Co., Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Qisen Huang	Tahoe Investment Group Co., Ltd. No. 43 Hudong Road Olympic Building, Fuzhou City Fujian Province, China 350003 Phone: +86-591-87591719	Chairman, Director	People’s Republic of China

Yong Ge	Tahoe Investment Group Co., Ltd. No. 43 Hudong Road Olympic Building, Fuzhou City Fujian Province, China 350003 Phone: +86-591-87591719	Vice President, Director	People’s Republic of China

Jun Luo	Tahoe Investment Group Co., Ltd. No. 43 Hudong Road Olympic Building, Fuzhou City Fujian Province, China 350003 Phone: +86-591-87591719	Vice President, Director	People’s Republic of China

Qiaohui Wu	Tahoe Investment Group Co., Ltd. No. 43 Hudong Road Olympic Building, Fuzhou City Fujian Province, China 350003 Phone: +86-591-87591719	Vice President, Director	People’s Republic of China

Name	Business Address	Present Principal Employment	Citizenship

Weihua Wang	Tahoe Investment Group Co., Ltd. No. 43 Hudong Road Olympic Building, Fuzhou City Fujian Province, China 350003 Phone: +86-591-87591719	Vice President, Director	People’s Republic of China

All of Tahoe’s directors (except Jun Luo) have been employed with Tahoe for the past five years. Mr. Jun Luo was the vice president and financial director of Beijing Capital Group Co., Ltd. before joining Tahoe in 2016.

THE ANNUAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Annual Meeting of Stockholders to be held on [●], 2017, starting at 9:00 a.m., Pacific Time, at our corporate headquarters located at 18201 Von Karman Avenue, Suite 600, Irvine, California 92612, or at any adjournment or postponement of the meeting.

The purpose of the annual meeting is to take action on the following:

1.	to consider and vote on adoption of the Merger Agreement;

2.	to consider and vote on a non-binding advisory resolution to approve the merger-related compensation of our named executive officers;

3.	to elect Neil F. Dimick, Heping Feng and Paul S. Viviano to serve as Class I directors;

4.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

5.	to consider and vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

6.	to consider and vote on a non-binding advisory resolution relating to the frequency of an advisory vote to approve the compensation of our named executive officers;

7.	to approve the adjournment of the annual meeting, if necessary;

and to act upon any other matter properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

Proposals 2, 4, 5 and 6 are advisory only and are not binding on the Company, whether or not the merger is completed. They are votes separate and apart from the vote to adopt the Merger Agreement, and they are not conditions to completion of the merger. Our Board will consider the outcome of the vote on these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders. If the merger is completed, the merger-related compensation that is the subject of Proposal 2 may be paid to Alliance’s named executive officers even if stockholders fail to approve this proposal.

If the merger is completed, the Company will become a wholly owned subsidiary of Parent, our current directors will cease to be directors of the Company, and the directors of Sub at the effective time of the merger will become the directors of the Company, regardless of the outcome of the vote on Proposal 3.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on [●], 2017, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, [●] shares of Common Stock were issued and outstanding. For each share of Common Stock that owned on the Record Date, the stockholder is entitled to cast one vote on each matter voted upon at the annual meeting.

The presence at the annual meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date and entitled to vote will constitute a quorum, permitting the Company to conduct its business at the annual meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the annual meeting. Broker non-votes, as described below under “Required Vote—Broker Non-Votes,” will be considered to be present for purposes of determining whether a quorum exists.

Required Votes

The merger cannot be completed unless both (i) holders of the majority of the aggregate voting power of the issued and outstanding shares of Common Stock vote in favor of adoption of the Merger Agreement (which we refer to as the “statutory stockholder approval” requirement), and (ii) holders of a majority of outstanding shares of Common Stock not beneficially owned by any Purchaser Group Members or any Section 16 Officers, vote in favor of the adoption of the Merger Agreement (which we refer to as the “majority of the minority stockholder approval” requirement). If you fail to vote, or vote “ABSTAIN” on the merger proposal, the effect will be the same as a vote against the adoption of the Merger Agreement.

As of the record date, there were 10,831,300 shares of Common Stock outstanding, of which Tahoe beneficially owns 5,537,945 shares, representing approximately 51.1% of the outstanding shares of Common Stock on the record date. On the terms and conditions set forth in the Support Agreement, Tahoe, THAIHOT and Mr. Qisen Huang have agreed to vote (or cause to be voted) these shares for the adoption of the Merger Agreement. In addition, the executive officers and directors of Alliance have indicated that they intend to vote in favor of adoption of the Merger Agreement given the anticipated benefits of the merger described in this proxy statement.

For purposes of Proposal 3 (election of directors), the election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Proposal 2 (advisory vote to approve merger-related executive compensation), Proposal 4 (ratification of auditors), Proposal 5 (advisory vote to approve executive compensation), Proposal 6 (advisory vote on frequency of an advisory vote to approve executive compensation), and Proposal 7 (adjournment proposal) require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. For purposes of Proposal 6, the choice that receives the highest number of votes cast will be deemed the preferred advisory vote of stockholders.

The vote required and effect of abstentions and broker-non votes for the various proposals being considered at the annual meeting is set forth in the table below.

Broker Non-Votes

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold Common Stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the adoption of the Merger Agreement, or any of the other proposals being considered at the annual meeting other than Proposal 4 (ratification of auditors). Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals listed above to be presented at the annual meeting other than Proposal 4 (this is known as a “broker non-vote”).

As a result, if you hold your Common Stock in “street name” and you do not provide voting instructions, your Common Stock will be counted for purposes of determining whether a quorum is present at the annual meeting but will not be considered a vote cast “FOR” any of the proposals to be presented at the annual meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The effect of broker non-votes on the various proposals is described in the table below.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock represented at the annual meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. The effect of abstentions on the various proposals is described in the table below.

Effect of Abstentions and Broker Non-Votes

Proposal		Vote Required	Voting Options	Effect of Abstentions	Effect of Broker Non-Votes
1.	Adoption of Merger Agreement	Both statutory stockholder approval and majority of the minority stockholder approval	FOR, AGAINST or ABSTAIN	Treated as vote “AGAINST”	Treated as vote “AGAINST”

2.	Advisory vote to approve merger-related compensation	Majority of shares present in person or represented by proxy and entitled to vote on the proposal	FOR, AGAINST or ABSTAIN	Treated as vote “AGAINST”	No effect

3.	Election of directors	Plurality of votes cast	FOR or WITHHOLD for any and all nominees	No effect	No effect

4.	Ratification of auditors	Majority of shares present in person or represented by proxy and entitled to vote on the proposal	FOR, AGAINST or ABSTAIN	Treated as vote “AGAINST”	n/a

5.	Advisory vote to approve executive compensation	Majority of shares present in person or represented by proxy and entitled to vote on the proposal	FOR, AGAINST or ABSTAIN	Treated as vote “AGAINST”	No effect

6.	Advisory vote on frequency of executive advisory votes	Majority of shares present in person or represented by proxy and entitled to vote on the proposal	1 YEAR, 2 YEARS or 3 YEARS or ABSTAIN	Treated as vote “AGAINST” each frequency	No effect

7.	Adjournment of meeting	Majority of shares present in person or represented by proxy and entitled to vote on the proposal	FOR, AGAINST or ABSTAIN	Treated as vote “AGAINST”	No effect

Voting; Proxies; Revocation

Attendance

All holders of Common Stock as of the close of business on [●], 2017, the record date for voting at the annual meeting, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the annual meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the annual meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the annual meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the annual meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the annual meeting in person.

Record Holders

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may submit your proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.

Submit a Proxy and Voting Instruction Card. If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the annual meeting, your shares will be voted in the manner directed by you on your proxy and voting instruction card.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” all of the nominees in Proposal 3, for every “3 YEARS” in Proposal 6 and “FOR” all of the other proposals at the annual meeting. If you fail to return your proxy and voting instruction card or otherwise to vote at the meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting (unless you are a record holder as of the record date and attend the annual meeting in person) and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the vote regarding the other proposals submitted at the annual meeting.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the annual meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to Alliance;

•	attending the annual meeting and voting in person; or

•	giving written notice of revocation to the Secretary of Alliance at 18201 Von Karman Avenue, Suite 600, Irvine, California 92612 or by giving notice of revocation in open meeting.

Attending the annual meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to Alliance or by sending a written notice of revocation to Alliance, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by Alliance before the day of the annual meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The annual meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the annual meeting to obtain the requisite stockholder approval for adoption of the Merger Agreement, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of Alliance necessary to adopt the Merger Agreement, Alliance does not anticipate that it will adjourn or postpone the annual meeting.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. Alliance has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the annual meeting and will pay MacKenzie Partners, Inc. a fee of $10,000, plus reimbursement of out-of-pocket expenses. In addition, Alliance has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Agreements With Purchaser Group Members Involving Common Stock” beginning on page 144, which summarizes the Support Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Alliance contained in this proxy statement or in Alliance’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Alliance contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Alliance and the Purchaser Parties were qualified and subject to important limitations agreed to by Alliance and the Purchaser Parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by Alliance to the Purchaser Parties, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, April 10, 2017. Additional information about Alliance may be found elsewhere in this proxy statement and in Alliance’s other public filings. See “Where You Can Find Additional Information” beginning on page 145.

Structure of the Merger

At the effective time of the merger, Sub will merge with and into Alliance and the separate corporate existence of Sub will cease. Alliance will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger. At the effective time of the merger, the certificate of incorporation and bylaws of Alliance will be amended and restated to read as set forth in Exhibits A and B, respectively, to the Merger Agreement.

The directors of Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation. The officers of Alliance immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place no later than the fifth business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of any such condition), at a place to be agreed by the parties. The merger will become effective at the time (referred to as the “effective time”) when the parties file a certificate of merger with the Secretary of State of the State of Delaware, to be executed, acknowledged and filed in accordance with the relevant provisions of the DGCL, or at such later date or time as may be agreed by Parent and Alliance in writing and specified in the certificate of merger in accordance with the DGCL.

Effect of the Merger on the Common Stock of Alliance and Sub

At the effective time, each issued and outstanding share of Common Stock (other than any cancelled shares, as described below, and any dissenting shares) will be converted automatically into and will represent the right to receive $13.25 in cash per share, without interest, which we refer to as the “Merger Consideration.”

Each share of Common Stock that is held by Alliance as treasury stock immediately prior to the effective time and all Rollover Shares, which are referred to collectively as “cancelled shares”, will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Each share of Common Stock that is issued and outstanding immediately prior to the effective time that is held by any stockholder who has neither voted in factor of, or consented in writing to, the merger and who delivers to Alliance, in accordance with the DGCL, a written demand for payment of the fair cash value for that dissenting share will not be converted into the right to receive the Merger Consideration, unless and until the stockholder loses its rights as a dissenting stockholder.

At the effective time, each share of common stock of Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Treatment of Alliance Equity Awards in the Merger

Options

At or immediately prior to the effective time, each in-the-money company stock option that is outstanding immediately prior to the effective time, whether or not exercisable or vested, shall be cancelled and converted into the right to receive an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the option exercise price of such in-the-money company stock option by (ii) the number of shares of Common Stock subject to the in-the-money company stock option. At or immediately prior to the effective time, each company stock option that has an option exercise price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without payment.

Restricted Stock Units

At or immediately prior to the effective time, each company RSU award that is outstanding immediately prior to the effective time, after giving effect to any accelerated vesting as a result of the transactions contemplated by the Merger Agreement, shall be cancelled and converted into the right to receive a restricted cash award in an amount in cash equal to (a) the number of shares of Common Stock subject to such company RSU award immediately prior to the effective time multiplied by (b) the Merger Consideration. Any restricted cash award will be subject to the same vesting and payment conditions and schedules applicable to the company RSU award immediately prior to the effective time.

Payment for the Common Stock in the Merger

Immediately prior to the effective time, the Purchaser Parties are obligated to deliver to a U.S. based bank or trust company designated by Parent and acceptable to Alliance (which we refer to as the “paying agent”), from a special purpose account in Hong Kong, for the benefit of holders of Common Stock (other than any cancelled shares and dissenting shares), sufficient funds for timely payment of the Merger Consideration.

Promptly after the effective time, and not later than the second business day following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of Common Stock whose shares of Common Stock were converted into the right to receive Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented Common Stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of Alliance as to, among other things:

•	corporate organization, existence and good standing, including with respect to Alliance’s subsidiaries;

•	the capitalization of Alliance, including in particular the number of shares of Common Stock, options and restricted stock units outstanding and the existence of any preemptive rights or rights of first refusal with respect to the Common Stock;

•	corporate power and authority to enter into the Merger Agreement and, subject to obtaining the requisite stockholder approval, to consummate the transactions contemplated by the Merger Agreement, and enforceability of the Merger Agreement against Alliance;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the Merger Agreement, and consummation of the transactions contemplated by the Merger Agreement;

•	the truth and accuracy of Alliance’s filings with the SEC and of the financial statements included in the SEC filings;

•	compliance with applicable securities laws since January 1, 2016;

•	the truth and accuracy of Alliance’s proxy statement and Schedule 13E-3 to be filed with the SEC;

•	the absence of certain undisclosed liabilities for Alliance and its subsidiaries;

•	conduct of Alliance’s business in the ordinary course and the absence of a Company Material Adverse Effect (as defined below) since January 1, 2017;

•	pending or threatened legal proceedings and government orders;

•	compliance with applicable laws;

•	the payment of taxes, the filing of tax returns and other tax matters related to Alliance and its subsidiaries;

•	material contracts of Alliance and its subsidiaries and the absence of breaches under them;

•	intellectual property owned, licensed or used by Alliance or its subsidiaries;

•	title to all leasehold interests under enforceable leases in all of the properties leased by Alliance or its subsidiaries and other matters pertaining to real property;

•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the merger other than to Lazard;

•	receipt of an opinion from Lazard as the Special Committee’s financial advisor;

•	Alliance’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the merger;

•	the statutory stockholder approval and the majority of the minority stockholder approval;

•	the absence of any breach, default or cancellation under the insurance policies of Alliance and its subsidiaries;

•	Alliance’s benefits plans and compliance under such plans and applicable law;

•	compliance with applicable healthcare laws since January 1, 2017; and

•	compliance with applicable environmental laws since January 1, 2017.

The Merger Agreement also contains representations and warranties of the Purchaser Parties as to, among other things:

•	corporate organization, existence and good standing;

•	corporate power and authority to enter the Merger Agreement and to consummate the transactions contemplated by it;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the Merger Agreement, and consummation of, the transactions contemplated by it;

•	the accuracy of the information provided by any Purchaser Party to be included in this proxy statement and the Schedule 13E-3;

•	Sub’s operations;

•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the merger;

•	the Purchaser Parties’ ownership of Common Stock;

•	the Purchaser Parties’ delivery of the Support Agreement, and the lack of other agreements, contracts, arrangements or understandings between any of the Purchaser Parties or any of their respective “affiliates” (within the meaning of Rule 12b-2 under the Exchange Act) on the one hand, and any of Alliance’s or its subsidiaries’ directors, officers, employees or stockholders on the other hand, that relate to the transactions contemplated by the Merger Agreement:

•	the Purchaser Parties having conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Alliance and its subsidiaries;

•	Alliance having made available to the Purchaser Parties certain estimates, projections and other forecasts for the business of Alliance and its subsidiaries, and non-reliance by the Purchaser Parties on the same or the accuracy or completeness of them;

•	the Purchaser Parties having, as of the date of the Merger Agreement and at the closing, sufficient cash, available lines of credit or other sources of immediately available funds in US dollars to consummate the transactions contemplated by the Merger Agreement;

•	the Purchaser Parties’ solvency as of the date of the Merger Agreement and after giving effect to the transactions contemplated by it; and

•	the absence of any representation or warranty not contained in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” clause.

For purposes of the Merger Agreement, a “Company Material Adverse Effect,” means any effect, event, fact, development, circumstance, condition or change, which we refer to collectively as an “Effect”, that, individually or in the aggregate, has had, or would reasonably expect to have, a material adverse effect on:

•	the business, financial condition, results of operations or assets of Alliance and its subsidiaries taken as a whole, other than any such Effect resulting from:

•	any change or prospective change in the market price or trading volume of the Common Stock or the credit rating of Alliance (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect);

•	conditions generally affecting the economy or financial, securities, credit or other capital markets generally or the industry in which Alliance and its subsidiaries operate or to the industries to which Alliance and its subsidiaries sell or license their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which Alliance and its subsidiaries operate or propose to operate;

•	any Effect resulting from the negotiation, announcement, pendency or consummation of the Merger Agreement or the transactions contemplated by it, or third party awareness of the transactions contemplated by the Merger Agreement, including (A) by reason of the identity of any member of the Purchaser Group or their respective “affiliates” (within the meaning of Rule 12b-2 under the Exchange Act) or any communication by any member of the Purchaser Group or their respective affiliates regarding the plans or intentions of Tahoe or Parent with respect to the conduct of Alliance and its subsidiaries or (B) the initiation or continuation of litigation by any person with respect to or related to the subject matter of the Merger Agreement or the transactions contemplated by it (including any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of Alliance (on their own behalf or on behalf of Alliance) that asserts allegations of a breach of fiduciary duty relating to the Merger Agreement, or violations of securities laws in connection with the proxy statement), or (C) any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner or other business partner of Alliance and its subsidiaries;

•	changes in law, taxes or generally accepted accounting principles, interpretations or enforcement of them;

•	geopolitical conditions, the occurrence, escalation, outbreak or worsening of any acts of war (whether or not declared), armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or national or international calamity (or the worsening of such conditions) or other occurrences of instability in high risk locations;

•	the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, nuclear incidents, pandemics, quarantine restrictions, weather conditions, tsunamis, tornados, volcanic eruptions, fires or other national disasters;

•	any failure by Alliance to meet any published analyst estimates or expectations of Alliance’s revenue, earnings or other financial or operating metrics or results of operations for any period, in and of itself, or any failure by Alliance to meet its internal or published projections, budgets, plans, guidance, predictions or forecasts of its revenues, earnings or other financial or operating metrics or results of operations, in and of itself (however, the Effects underlying any such failure (if not otherwise falling within one of the other listed exceptions) may be taken into account in determining whether a Company Material Adverse Effect has occurred);

•	compliance by Alliance with the terms of, or any action taken or not taken by Alliance or any of its subsidiaries that is required or contemplated by the Merger Agreement; or

•	any action taken or not taken by or at the request of a Purchaser Party or any Designated Representative;

provided that any Effect resulting from any of the matters described in the second, fourth, fifth or sixth bullets may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on Alliance and its subsidiaries, taken as a whole, as compared to other companies in the industry in which Alliance and its subsidiaries operate; or

•	the ability of Alliance to consummate the transactions contemplated by the Merger Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding eighth and ninth bullets:

For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or material impede, interfere with, hinder or delay:

•	the consummation by the Purchaser Parties of the merger or any of the other transactions contemplated by the Merger Agreement; or

•	the compliance by each of the Purchaser Parties of each of their respective obligations under the Merger Agreement in any material respect.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or Parent’s consent, during the period from the signing of the Merger Agreement to the effective time, Alliance must ensure that the business and operations of Alliance and each of its subsidiaries be conducted in the ordinary course of business and in accordance with past practice, and in compliance with all applicable laws and the requirements of Alliance’s material contracts. In addition, subject to certain exceptions or Parent’s written consent, Alliance must not, and must cause each of its subsidiaries not to:

•	issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of any shares of its capital stock or any other ownership interest of Alliance or any subsidiaries or any securities convertible into or exchangeable for any such shares or any other ownership interest, or any rights, warrants or options to acquire any such shares or any other ownership interest or any convertible or exchangeable securities, or any other securities of Alliance or any of its subsidiaries in lieu of outstanding Common Stock;

•	redeem, purchase or otherwise acquire any outstanding shares of capital stock or other securities of Alliance or its subsidiaries, or propose to do so;

•	split, combine, subdivide or reclassify any Common Stock or declare, accrue, set aside for payment or pay any dividend or other payment in respect of any Common Stock;

•	acquire, sell, lease, license, or dispose of any material assets or right other than in the ordinary course of business;

•	(i) incur, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Company contracts in existence as of the date of the Merger Agreement) other than pursuant to our Credit Agreement, dated as of June 3, 2013, as amended to date (referred to as our “Credit Agreement”) or equipment financing incurred in the ordinary course of business, (ii) make any loans, advances (other than certain expense advances to employees in the ordinary course) or capital contributions to, or investments in, any other person or entity, other than to Alliance or a wholly owned subsidiary, or (iii) sell or transfer, or create, assume or suffer to exist any lien on any accounts receivable (other than in the ordinary course of business and consistent with past practices);

•

(i) increase the compensation or benefits to officers, directors or employees; (ii) grant any rights to severance or termination pay, or enter into or amend any employment or severance agreement with any current or former employees, directors or officers; (iii) enter into any consulting, bonus, retention, retirement or similar agreement with any current or former employees, directors or officers; (iv) establish, adopt, enter into or amend any benefit plan or collective bargaining agreement, trust, fund policy or arrangement for the benefit of officers, directors or employees; (v) amend or adopt any material benefit plan or equity plan; (vi) accelerate the vesting, exercisability or payment of any compensation or benefit; or (vii) grant any stock options, in each case except as required by law or any benefit plans in effect on the date of the Merger Agreement;

•	enter into or become bound by, or terminate or materially amend any of Alliance’s material contracts, other than the Credit Agreement or in the ordinary course of business;

•	change any of our accounting methods other than as required by law or generally accepted accounting principles;

•	amend its charter, bylaws or other organizational documents, or form any subsidiary

•	acquire any equity interest or other interest in any other entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	authorize or make any commitment with respect to any single capital expenditure that is not budgeted in Alliance’s current plan approved by the Board as of the date of the Merger Agreement which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for Alliance and its subsidiaries taken as a whole;

•	make any pledge of any of its assets or permit any of its assets to become subject to any liens, subject to certain exceptions;

•	make or change any material tax election, adopt or change any method of tax accounting, file any material amended tax return, enter into certain tax agreements relating to any material tax, surrender the right to claim a material tax refund, settle or compromise any claim in respect of any material tax, consent to any waiver of the statute of limitations period applicable to any material tax claim or assessment, or request any material tax ruling, except in the ordinary course of business;

•	commence any material legal proceeding except in the ordinary course of business, to enforce the terms of the Merger Agreement or the Support Agreement, or in connection with the Merger Agreement, the Support Agreement and the transactions contemplated by the Merger Agreement;

•	settle any material legal proceeding;

•	enter into a material new line of business directly or indirectly;

•	except as required by applicable law, change any material policy established by the executive officers of Alliance that generally applies to the operations of Alliance;

•	extend, renew or enter into any contracts containing non-compete or exclusivity provisions that (A) would restrict or limit the operations of Alliance and its subsidiaries or (B) apply to any current or future affiliates of Alliance, the surviving corporation or Parent;

•	other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material business;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of Alliance which would not result in a material increase in the tax liability of Alliance of any of its subsidiaries; or

•	enter into any contract to do any of the above.

Other Covenants and Agreements

No Solicitation

Pursuant to the Merger Agreement, except as described below, during the period prior to the effective time, Alliance agrees that it and its subsidiaries will not, and they will not authorize or knowingly permit their respective officers, directors, employees, agents and representatives, to, directly or indirectly:

•	solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

•	furnish any nonpublic information regarding, or afford access to the properties, books or records of, Alliance or its subsidiaries for the purpose of knowingly facilitating or encouraging an Acquisition Proposal;

•	engage in discussions or negotiations for the purpose of knowingly facilitating or encouraging an Acquisition Proposal;

•	approve, endorse, recommend or enter into any agreement in principle, letter of intent , acquisition or similar agreement relating to an Acquisition Proposal (except for acceptable confidentiality agreements); or

•	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

An “Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer or proposal of any third party relating to:

•	any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of Alliance or to which 15% or more of the consolidated revenues or earnings of Alliance are attributable or 15% or more of any class of equity or voting securities of Alliance,

•	any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Alliance,

•	a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving Alliance or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Alliance or to which 15% or more of the consolidated revenues or earnings of Alliance are attributable, or

•	any combination of the foregoing.

Notwithstanding the above, prior to the receipt of the requisite stockholder approval, if Alliance receives an unsolicited Acquisition Proposal that the Board or the Independent Committee concludes in good faith is or could lead to a Superior Proposal, the unsolicited Acquisition Proposal did not result from Alliance’s material breach of its obligations under the non-solicitation provisions of the Merger Agreement (other than any such breach caused by any Purchaser Party or Designated Representative), and after consultation with its counsel, the Board or the Independent Committee determines in good faith that failure to take such action could reasonably be expected to be contrary to the directors’ fiduciary duties under applicable law, then Alliance may:

•	furnish nonpublic information to the person making the unsolicited Acquisition Proposal, provided that such person enters into a customary confidentiality agreement and Alliance gives notice to Parent setting forth the identity of such person and Alliance’s intention to furnish such nonpublic information or to enter into discussion with such person; and

•	engage in discussions or negotiations with that person regarding the unsolicited Acquisition Proposal.

A “Superior Proposal” is a bona fide written Acquisition Proposal which did not arise from a material breach of the non-solicitation restrictions in the Merger Agreement (with all references to “15%” in the definition of Acquisition Proposal increased to 40%) that the Board or the Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all terms and conditions of such Acquisition Proposal that it determines to be relevant, is more favorable to holders of unaffiliated shares than the merger after taking into account any changes to the Merger Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal.

Alliance must promptly provide to Parent any nonpublic information concerning Alliance or any of its subsidiaries that is provided to the person making the unsolicited Acquisition Proposal or its representatives that was not previously provided or made available to a Purchaser Party.

Alliance must promptly (and in any event within 48 hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the party making the Acquisition Proposal or inquiry and details of the material terms and conditions of the Acquisition Proposal, and must keep Parent promptly (and in any event within 48 hours) and reasonably informed with respect to the status of such Acquisition Proposal or any material developments or modifications.

Except as described below, during the period prior to the effective time, neither the Company, the Board nor any Board committee is permitted to make any “Change in Recommendation”, which means:

•	withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation;

•	adopt, approve or recommend any Acquisition Proposal;

•	fail to include the Company Recommendation in this proxy statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within ten business days);

•	following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the merger within ten business days after receipt of any reasonable request by Parent to do so; or

•	resolve or agree to take any of the foregoing actions.

Notwithstanding the above, at any time prior to obtaining the requisite stockholder approval, the Board or the Independent Committee may make a Change in Recommendation in response to either:

•	an Effect that was not known to the Special Committee on the date of the Merger Agreement (or if known, the consequences of which were not reasonably foreseeable to the Special Committee as of such date), which Effect (or the consequences of it) becomes known to the Special Committee before receipt of the requisite stockholder approval (such Effect is referred to as an “Intervening Event”), if the Board or the Independent Committee determines in good faith, after consultation with its legal counsel, that the failure to do so could reasonably be expected to be contrary to the directors’ fiduciary duties under applicable law; or

•	the receipt of an Acquisition Proposal, if the Board or the Independent Committee determines in good faith, after consultation with its financial advisor and legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action could reasonably be expected to be contrary to the directors’ fiduciary duties under applicable law.

However, the Board or the Independent Committee may only make a Change in Recommendation if:

•

it provides Parent with a notice of its intent to take such action which, in the case of a Superior Proposal, specifies the identity of the person making the Superior Proposal and the material terms of the Superior Proposal and contains a copy of the material documents or agreements providing for the Superior Proposal, or, in the case of an Intervening Event, contains a reasonably detailed description of the Intervening Event;

•	if requested by Parent, for a period of at least three business days after receipt of the notice, negotiates in good faith with Parent and any representative of Parent (if Parent desires to negotiate) to permit Parent to propose amendments to the Merger Agreement;

•	following such three-day negotiation period, and taking into account in good faith any further Parent proposals regarding the Merger Agreement, the Board or the Independent Committee determines that the Superior Proposal would continue to constitute a Superior Proposal, or, in the case of an Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event could reasonably be expected to be contrary to its fiduciary duties under applicable law;

•	in case of a Superior Proposal, such Superior Proposal did not result from a material breach of the non-solicitation provisions of the Merger Agreement (other than any such breach caused by any Purchaser Party or any Designated Representative); and

•	the Board or the Independent Committee causes Alliance to terminate the Merger Agreement and pay to Parent the Alliance Expense Reimbursement.

In the event of any amendment to the financial terms or other material terms of an Acquisition Proposal, Alliance will be required to deliver a new notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new notice, except that the minimum negotiation period shall be two business days (instead of three business days as contemplated above).

Stockholder Approval

Alliance will use reasonable efforts to take all action necessary in accordance with the DGCL its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of this proxy statement for the purpose of obtaining the requisite stockholder approval and, subject to the occurrence of a Change in Recommendation, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, Alliance, Tahoe, Parent and THAIHOT will use their reasonable best efforts to promptly:

•	take, or cause to be taken, or do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law or otherwise to consummate the merger and the other transactions contemplated by the Merger Agreement:

•	obtain from governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the parties in connection with the Merger Agreement and the transactions contemplated by it;

•	make all registrations, filings, notifications or submissions which are necessary or advisable, with respect to the Merger Agreement and the merger required under any applicable state or federal securities laws or other applicable law;

•	furnish all information required for any application or other filing to be made pursuant to any applicable law;

•	keep the other party promptly informed in all material respects of any material communication received by such party from, or given by such party to, any governmental entity;

•	permit the other party to review any material communication (and considering the other party’s reasonable comments to) delivered to, any consulting with the other party in advance of any meeting or conference with any governmental entity (including allowing the other party the opportunity to participate in any such meeting or conference);

•	avoid the entry of, or having vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the merger and the other transactions contemplated by the Merger Agreement; and

•	execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the Merger Agreement.

On May 11, 2017, Tahoe and Alliance, at the direction of and upon the approval of the Independent Committee, agreed to waive the deadline to file the Proxy Statement and the Schedule 13 E-3 with the SEC within thirty-five (35) days after the date of the Merger Agreement and extend it to forty-five (45) days after the date of the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Tahoe and Parent will, and will cause the surviving corporation to, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of Alliance and its subsidiaries (each of whom we refer to as an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of Alliance or any of its subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of Alliance or any of its subsidiaries, to the fullest extent permitted by the DGCL or any other applicable law or provided under the certificate of incorporation, bylaws and any indemnification agreements and any other governing documents of Alliance and its subsidiaries in effect on the date of the Merger Agreement. In addition, Tahoe and Parent will, and will cause the surviving corporation to, advance fees, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by an indemnified party in connection with and prior to the final disposition of any proceeding to which an indemnified party is, has been or becomes a party or is otherwise involved (including as a witness) arising in whole or in part out of the fact that the indemnified party is or was an officer or directors of Alliance or any of its subsidiaries or any of their respective predecessors or is or was serving at the request of Alliance or any of its subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise.

From and after the effective time, each of Tahoe and Parent shall cause to be maintained in effect all provisions in the surviving corporation’s certificate of incorporation and bylaws (and in the certificate of incorporation, bylaws and other governing documents of each of its subsidiaries) regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

Parent will purchase a “tail policy” for a period from the effective time until six years from the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies maintained by Alliance as are in effect as of the date of the Merger Agreement (subject to a maximum aggregate premium of 300% of the cost of the current directors’ and officers’ liability insurance).

Stockholder Litigation

Each party will give the other the opportunity to participate in the defense or settlement of any stockholder litigation against the any party or its directors relating to the merger or the other transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement.

Other Covenants

The Merger Agreement contains additional covenants of the parties relating to, among other matters:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the Merger Agreement;

•	giving Parent access to our properties, books, records, and other information;

•	antitakeover statues or regulations that become applicable to the transactions contemplated by the Merger Agreement;

•	certain matters relating to Section 16 of the Exchange Act;

•	the de-listing of the Common Stock from NASDAQ and the deregistration under the Exchange Act; and

•	the obligation of the Purchaser Parties to fund the aggregate Merger Consideration into a special purpose account.

Conditions to the Merger

The obligations of Alliance, on the one hand, and the Purchaser Parties, on the other hand, to consummate the merger are subject to the satisfaction (or mutual waiver by Alliance and the Purchaser Parties, if permissible under applicable law; provided that the condition in the first bullet below cannot be waived by any person in any circumstance), at or before the effective time, of the following conditions:

•	that the majority of the minority stockholder approval have been obtained;

•	that the statutory stockholder approval have been obtained;

•	that no governmental entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger; and

•	that following the filing by the applicable Purchaser Parties of an overseas investment registration with the National Development and Reform Commission of the People’s Republic of China or its competent local counterparts (collectively referred to as the “NDRC”) in respect of the transactions contemplated by the Merger Agreement, the applicable Purchaser Parties shall have received a written acknowledgement issued by the NDRC that such registration has been completed.

The obligation of Alliance to effect the merger is subject to the satisfaction or waiver by Alliance, at or before the effective time, of the following conditions:

•	the continued accuracy of the representations and warranties of the Purchaser Parties in the Merger Agreement as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers), would not individually or in the aggregate have a Parent Material Adverse Effect.

•	that each of the Purchaser Parties shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing of the merger;

•	that Tahoe, THAIHOT and Parent shall have delivered certificates certifying as to the satisfaction of the above two conditions; and

•	that prior to the mailing of this proxy statement, Parent shall have deposited or caused to be deposited into a special purpose account in Hong Kong sufficient funds in U.S. dollars for timely payment of the aggregate Merger Consideration, and these funds shall continue to be available and shall not have been withdrawn or otherwise restricted.

The obligation of the Purchaser Parties to effect the merger is subject to the satisfaction or waiver by the Purchaser Parties, at or before the effective time, of the following conditions:

•	the accuracy of the representations and warranties of Alliance in the Merger Agreement as follows: (i) representations and warranties in respect of organization, capitalization, authorization, brokers or finders, and opinion of financial advisor, shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date (except for certain representations and warranties which must remain true and correct as of a specified date), (ii) the representations and warranties in respect of absence of changes shall be true and correct as of the date of the Merger Agreement and as of the closing date; and (iii) all other representations and warranties shall be true and correct as of the date of the Merger Agreement and, without giving effect to any materiality or Company Material Adverse Effect qualifiers, as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date), except where the failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

•	that Alliance shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the effective time; and

•	that Alliance shall have delivered a certificate certifying to the satisfaction of the above two conditions.

Termination

Alliance and Parent may terminate the Merger Agreement by mutual written consent at any time before the effective time, whether prior to or after receipt of the requisite stockholder approval. In addition, either Alliance or Parent (as applicable) may terminate the Merger Agreement at any time prior to the effective time if:

•	any governmental entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action is final and nonappealable, subject to certain exceptions;

•	if the requisite stockholder approval shall not have been obtained at the annual meeting (after taking into account any adjournment, postponement or recess of the meeting), provided that this termination right is not available to Parent if the failure to obtain the requisite stockholder approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock beneficially owned by it in accordance with the Support Agreement;

•	the merger has not been completed by December 15, 2017 (referred to as the “Termination Date”), subject to the right of Alliance to extend the Termination Date for a single additional 60-day period in certain circumstances enumerated in the Merger Agreement related to restraints under the law of the People’s Republic of China or failure to complete registration with the NDRC; except that this termination right is not available to a party whose breach of, or failure to fulfill any of its obligations under the Merger Agreement in any manner has been the cause of, or resulted in, the failure to consummate the merger by the Termination Date; or

•	prior to obtaining the requisite stockholder approval, the Board or the Independent Committee shall have made a Change in Recommendation.

Parent may terminate the Merger Agreement at any time prior to the effective time if there is a breach or failure of any representation, warranty, covenant or agreement of the Company, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Purchaser Parties’ obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 business days following receipt of written notice from Parent (except that Parent may not so terminate if it is in material breach of the Merger Agreement under circumstances that would cause the Company’s closing conditions not to be satisfied); or

Alliance may terminate the Merger Agreement at any time prior to the effective time if:

•	there is a breach or failure of any representation, warranty, covenant or agreement of the Purchaser Parties, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Company’s obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 business days following receipt of written notice from the Company (except that Alliance may not so terminate if it is in material breach of the Merger Agreement under circumstances that would cause the Purchaser Parties’ closing conditions not to be satisfied);

•	all conditions to the Purchaser Parties’ obligations to complete the merger have been satisfied or waived (except those to be satisfied at closing), Alliance has irrevocably confirmed in writing to Parent that the closing conditions specific to Alliance have been satisfied or Alliance is willing to waive them and is prepared to close, and the Purchaser Parties fail to consummate the closing within five business days after the date that the closing should have occurred under the Merger Agreement; or

•	prior to the date that Alliance has notified Parent that it is prepared to mail the proxy statement (but at least 60 days after the date of the Merger Agreement), Parent shall have failed to deposit or caused to be deposited into a special purpose account sufficient funds for timely payment of the aggregate Merger Consideration.

Fees and Expenses

Except as otherwise provided in the Merger Agreement and as described below, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger will be paid by the party incurring them.

Expense Reimbursement Provisions

Alliance is required to pay Parent the Alliance Expense Reimbursement (an amount equal to $1,500,000) in the event that Alliance or Parent terminates the Merger Agreement in connection with their respective right to do so following a Board or Independent Committee Change in Recommendation.

Parent is required to pay Alliance the Parent Expense Reimbursement (an amount equal to $4,500,000) under the following circumstances:

•	in the event that the Merger Agreement is terminated by Alliance: (i) as a result of a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in the Merger Agreement; (ii) because the Purchaser Parties fail to complete the merger within five business days following the date on which the closing should have occurred; or (iii) because Parent failed to deposit into a special purpose account in Hong Kong sufficient funds in U.S. dollars for timely payment of the aggregate Merger Consideration; or

•	in the event that the Merger Agreement is terminated by either Alliance or Parent: (i) because the merger has not occurred by the Termination Date, at a time when the obligations of the Purchaser Parties to close have been satisfied or waived (other than those to be satisfied at closing, one or more conditions relating to a law or order of the People’s Republic of China, or the condition relating to registration with the NDRC); or (ii) due to an order from a governmental entity in the People’s Republic of China or any law of the People’s Republic of China.

Amendments and Modification

Subject to applicable law, the Merger Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of Alliance at any time prior to the effective time, by written agreement of Alliance and the Purchaser Parties and by action of their respective boards of directors, with Alliance acting solely through the Independent Committee. However, following receipt of the requisite stockholder approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the merger or that by law would require further approval or authorization by the stockholders of Alliance without such further approval or authorization.

Specific Performance

Under certain circumstances, Alliance and the Purchaser Parties are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Governing Law; Disputes

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

Any disputes between the parties arising under the Merger Agreement shall be exclusively and finally settled through arbitration by Hong Kong International Arbitration Centre in accordance with the HKIAC Administered Arbitration Rules then in force.

Company Actions

Subject to the requirements of applicable law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to the Merger Agreement may be made or taken only at the direction and upon the approval of the Independent Committee.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the Company’s unaffiliated stockholders access to the corporate files of Alliance, any other party to the merger or any of their respective affiliates, or to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION

In accordance with Section 14A of the Exchange Act, Alliance is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation that may be paid or become payable to its named executive officers in connection with the merger, as determined in accordance with Item 402(t) of Regulation S-K. The following table and accompanying narrative provide the information about that compensation that is required to be disclosed and subject to the advisory vote pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided below includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the merger.

The amounts set forth in the table below, which represent an estimate of each named executive officer’s transaction-related compensation, as of April 10, 2017, assume the following:

•	a closing date of the merger of April 10, 2017;

•	each named executive officer’s employment is terminated by Alliance without “cause” or by the named executive officer with “good reason” immediately following the merger, entitling the named executive officer to receive the severance payments and benefits under the terms of such named executive officer’s Executive Severance Agreement; and

•	a value of acceleration of vesting of any in-the-money company stock option is calculated assuming a market price per share of Alliance Common Stock of $13.25, the Merger Consideration.

Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above and those described in “Special Factors—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page 54. As a result, the actual merger-related compensation, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “Special Factors—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page 54, which is incorporated herein by reference.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Benefits/Perquisites ($)(3)	Total ($)
Percy C. Tomlinson President and Chief Executive Officer	1,831,500	185,720	82,141	2,099,361

Rhonda Longmore-Grund Executive Vice President and Chief Financial Officer	787,500	218,092	81,432	1,087,024

Richard W. Johns Chief Operating Officer and Chief Legal Officer	984,375	72,168	84,651	1,141,194

Richard A. Jones President, Alliance HealthCare Radiology	853,125	45,074	90,342	988,541

Gregory E. Spurlock President, Alliance Oncology and Alliance HealthCare International	853,125	42,079	55,666	950,870

Howard K. Aihara(4) Former Executive Vice President and Chief Financial Officer	—	—	—	—

(1)	Amounts in this column reflect cash severance payments due to the named executive officer under the Executive Severance Agreements assuming the named executive officer is terminated by Alliance without “cause” or by the named executive officer for “good reason” immediately following the assumed date of the completion of the merger (April 10, 2017). The severance amounts for Messrs. Tomlinson, Johns, Jones and Spurlock and Ms. Longmore-Grund, reflect the sum of (x) the aggregate value of continuation of their annual base salary for 18 months and (y) the aggregate value of one and one-half times their annual target bonus opportunity. Annual base salaries and target bonuses for Messrs. Tomlinson, Johns, Jones and Spurlock and Ms. Longmore-Grund as of the assumed effective date of the transaction (April 10, 2017) are as follows:

Name	Annual Base Salary ($)	Annual Target Bonus ($)
Percy C. Tomlinson	660,000	561,000
Rhonda Longmore-Grund	300,000	225,000
Richard W. Johns	375,000	281,250
Richard A. Jones	325,000	243,750
Gregory E. Spurlock	325,000	243,750

(2)	Under the Merger Agreement, each named executive officer would be entitled to accelerated vesting of his or her outstanding unvested in-the-money company stock options granted pursuant to the Alliance Equity Plans. The amounts in this column reflect the value of the unvested in-the-money company stock options held by the named executive officers and outstanding as of the assumed merger closing date, and assuming a market price per share of Alliance Common Stock of $13.25, the Merger Consideration.
(3)	The amounts in this column reflect an estimate, based on current costs and insurance premiums, the continuation of health and welfare benefits for 18 months for Messrs. Tomlinson, Johns, Jones and Spurlock and Ms. Longmore-Grund pursuant to each’s respective Executive Severance Agreement. These amounts are payable only if the named executive officer’s employment is terminated by Alliance without “cause” or by the named executive officer with “good reason” immediately following the merger. In addition, under their Executive Severance Agreements, Messrs. Tomlinson, Johns, Jones, Spurlock and Ms. Longmore-Grund are also entitled to reimbursement of up to $35,000 for outplacement services. The amounts to be paid for outplacement services will be based on expenses actually incurred by the named executive officer, and are assumed to be $35,000 for purposes of this table.
(4)	Mr. Aihara ceased serving as Alliance’s Executive Vice President and Chief Financial Officer effective as of March 10, 2016. Mr. Aihara is not entitled to any severance or other benefits in connection with the merger.

Advisory Vote

As required by Section 14A of the Exchange Act, Alliance is asking its stockholders to vote to approve the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Alliance’s named executive officers in connection with the merger, as disclosed in the above table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against adoption of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on either Alliance or Parent. Accordingly, because Alliance is contractually obligated to pay the compensation, the compensation will be payable, subject only to the applicable conditions, if the merger is approved and consummated and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to Alliance’s named executive officers in connection with the merger requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Proxies received but marked as abstentions will be considered a vote “AGAINST” this proposal. The Board (with Mr. Qisen Huang, Mr. Heping Feng and Dr. Tao Zhang recusing themselves) recommends a vote “FOR” this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

ELECTION OF DIRECTORS

Our Board is divided into three classes, with each director serving a three-year term and one class of directors being elected at each year’s annual meeting of stockholders. At each annual meeting, nominees are elected as directors to a class with a term of office that expires at the annual meeting held three years after the year of the nominee’s election, or when their successors are elected and qualified.

The term of office of the three incumbent Class I directors expires at the 2017 Annual Meeting. The Board has nominated incumbent directors Neil F. Dimick, Heping Feng and Paul S. Viviano for election to three-year terms of office that will expire at the annual meeting to be held in 2020 or when their respective successors are elected and qualified. If the merger is completed all of our current directors will cease to be directors of the Company (other than those who are also directors of Sub), and the directors of Sub at the effective time of the merger will become the directors of the Company (regardless of the outcome of this Proposal 3). Mr. Feng, along with Dr. Zhang and Mr. Huang, was appointed to the Board on March 29, 2016 pursuant to the terms of the Governance Agreement described in “Agreements With Purchaser Group Members Involving Common Stock” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE NOMINEES FOR DIRECTOR.

Below is information about the Class I nominees and our other current directors, including their principal occupations, business experience, directorships in other public companies and information about their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors in light of our structure and business. If for any reason any of the nominees should be unavailable to serve, proxies solicited by this proxy statement may be voted for a substitute as well as for the other nominees. The Board, however, expects each of the nominees to be available to serve if elected. There are no family relationships among any of our directors or executive officers.

Nominees and Other Members of the Board

Name	Position	Age	Class	Director Since	Term Expires
Qisen Huang	Chairman of the Board	52	II	2016	2018
Larry C. Buckelew	Vice Chairman of the Board	63	II	2009	2018
Scott A. Bartos	Director	53	III	2012	2019
Tao Zhang	Director	42	III	2016	2019
Neil F. Dimick	Director	67	I	2002	2017
Heping Feng	Director	57	I	2016	2017
Edward L. Samek	Director	80	III	2001	2019
Percy C. Tomlinson	Director and Chief Executive Officer	55	II	2013	2018
Paul S. Viviano	Director	64	I	2003	2017

Nominees (Incumbent Class I Directors serving for a term expiring in 2017)

NEIL F. DIMICK

Mr. Dimick is a healthcare consultant and private investor. He served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through August 2001 he served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, Resources Connection, Inc. and Mylan Laboratories, Inc. Mr. Dimick was a director of Thoratec Corporation from 2003 through October

2015 when the company was sold. Mr. Dimick has substantial experience in the healthcare services industry and is an “audit committee financial expert,” serving as a director and member of the audit committee of several publicly traded healthcare companies. This experience along with his chief financial officer and public accounting background is often called upon, particularly in connection with accounting and finance-related issues. Mr. Dimick has served as a member of our Board for more than fourteen years, providing him with significant background and experience concerning Alliance and its development. The Board concluded that Mr. Dimick should continue to serve as a director because of his knowledge of our industry, business and operations due to his extensive work experience in the healthcare services industry and his long tenure as a member of the Board. Mr. Dimick currently serves as the Chairman of our Audit Committee and as a member of our Nominating and Corporate Governance Committee.

HEPING FENG

Mr. Feng is a Chinese Certified Public Accountant. He is now a senior advisor of PricewaterhouseCoopers (referred to as “PwC”). Mr. Feng was the Vice Chairman of Morgan Stanley China from March 2011 to August 2014. Before joining Morgan Stanley, he was the Office Managing Partner of PricewaterhouseCoopers Beijing. Mr. Feng became a partner at PwC in 1995. Before joining PwC he was a Division head of the Ministry of Finance of the People’s Republic of China (PRC) from 1985 to 1992. Mr. Feng has over 20 years working experience in private and public services. He has worked extensively with the China Investment Corporation (CIC) and the Chinese Ministry of Commerce (MOFCOM) and market regulators and government agencies such as the China Securities Regulatory Commission (CSRC), China Banking Regulatory Commission (CBRC), and the Ministry of Finance of the PRC (MoF). Mr. Feng currently serves on our Compensation Committee and Nominating and Corporate Governance Committee. Given Mr. Feng’s substantial experience with financial and accounting matters, the Board determined that Mr. Feng should continue to serve as a director.

PAUL S. VIVIANO

Mr. Viviano is a health care leader who has directed academic, nonprofit and for-profit healthcare organizations that deliver excellence in clinical care, research and diagnostics for three decades. Mr. Viviano joined Children’s Hospital Los Angeles as President and Chief Executive Officer in 2015 and serves as a member of the institution’s Board of Trustees. Previous to serving as President and Chief Executive Officer of Children’s Hospital Los Angeles, Mr. Viviano served as the Chief Executive Officer and Associate Vice Chancellor for the UC San Diego Health System, an institution noted for its leadership in medical research and patient care. He has also served as the President and Chief Executive Officer of USC University Hospital and USC/Norris Cancer Hospital and held various chief executive roles within the St. Joseph Health System, ultimately serving as the President and Chief Operating Officer for the system. He served as our Chairman of the Board and Chief Executive Officer for 10 years. Mr. Viviano serves on the boards of several organizations, including Loyola Marymount University, where he serves as the Chair of the Board of Trustees. In addition, he serves as the Chair Elect of the Board of Directors of the California Children’s Hospital Association. Given the importance of hospital service business models to our operations and planning, and Mr. Viviano’s substantial experience with Alliance and the hospital industry, the Board determined that Mr. Viviano should continue to serve as a director. Mr. Viviano currently serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee.

Incumbent Class II Directors serving for a term expiring in 2018

LARRY C. BUCKELEW

Mr. Buckelew is a healthcare advisor and private investor. Since March 2016, Mr. Buckelew has served as Vice Chairman of the Board and Chairman of our Strategic Planning and Finance Committee. Mr. Buckelew served as Chairman of our Board from June 2012 until March 2016, and as Interim Chief Executive Officer for a period of 16 months commencing June 2012. Mr. Buckelew has been a member of our Board since May 2009, and was a member of both the Audit and Compensation Committees prior to June 2012. Prior to joining

Alliance’s Board in 2009, Mr. Buckelew served as President and Chief Executive Officer of Gambro Healthcare, Inc. from November 2000 through October 2005. Mr. Buckelew began his career with American Hospital Supply Corporation (AHSC) in 1975 and served as an executive with AHSC and later Baxter International, Inc. following their merger in November 1985. Mr. Buckelew joined Sunrise Medical Inc. as Division President in 1986, a role he held until being named as Corporate President in 1993. In 1994, Mr. Buckelew was elected as President/Chief Operating Officer and Director for Sunrise, a position he held until 1996. In 1996, Mr. Buckelew was named as Group President for the Medical Group of companies for Teleflex Inc., and additionally as Chairman of Surgical Services Inc. (SSI) in 1998, positions he held until joining Gambro Healthcare Inc. in 2000. In determining that Mr. Buckelew should continue to serve as a director, the Board noted that Mr. Buckelew has substantial experience in the healthcare services and products industry, having served in executive positions with several large healthcare services providers and medical products companies throughout most of his career, that he has relevant board experience with other healthcare companies and that his background and experience provide him with a firm understanding of our industry, business and operations.

QISEN HUANG

Mr. Qisen Huang has been the Chairman of our Board of Directors since March 29, 2016. Mr. Huang has been the Executive Director of Tahoe since forming the company in 1992. In June 2009, Tahoe became the majority shareholder of Fujian Sannong Group (subsequently known as Thai Hot Group), a company listed on the Shanghai Stock Exchange, and Mr. Huang became its Chairman and Chief Executive Officer in March 2010. Prior to forming Tahoe, Mr. Huang was the Chief of the Investment Group under the Operations Department of Fujian Construction Bank. Mr. Huang graduated from Fuzhou University, Department of Civil Engineering, in 1984. Given Mr. Huang’s substantial business and executive management experience in several industries, the Board determined that Mr. Huang should continue to serve as a director.

PERCY C. TOMLINSON

Mr. Tomlinson joined us as Chief Executive Officer in October 2013. Prior to joining Alliance, Mr. Tomlinson served as the Chief Executive Officer for Midwest Dental, a leading US provider of dental care services, since September 2012. Previously, he spent 10 years with the Center for Diagnostic Imaging (CDI), a national network of imaging providers offering a full range of diagnostic imaging, pain management and interventional radiology services. At CDI, Mr. Tomlinson served as Chief Executive Officer from May 2011 until September 2012, as President and Chief Operating Officer from 2005 to 2011, and as Senior Vice President and Chief Financial Officer from 2002 to 2005. Prior to joining CDI, Mr. Tomlinson spent approximately 17 years in primarily finance-related roles, including as Executive Vice President and Chief Financial Officer of Department 56, a publicly traded wholesale and retail consumer products company and President of Harmon Solutions Group, an insurance claim outsourcing company. In addition to his executive management experience, Mr. Tomlinson serves on the Board of Venture Expeditions, a charitable organization. Mr. Tomlinson holds an M.B.A. from Columbia University and a B.A. from the University of St. Thomas. Given Mr. Tomlinson’s 25 years of diverse executive management and leadership experience spanning the healthcare, consumer products, insurance and other industries, the Board determined that Mr. Tomlinson should continue to serve as a director.

Incumbent Class III Directors serving for a term expiring in 2019

SCOTT A. BARTOS

Mr. Bartos is a director of Alliance HealthCare Services, Cardiovascular Systems Inc. and Outset Medical, Inc (formerly Home Dialysis Plus). Mr. Bartos previously served as President, Chief Executive Officer and Chairman of the Board for Rural/Metro Corporation, the nation’s leading provider of ambulance, fire protection and safety services, having joined Rural/Metro Corporation as the Chief Executive Officer in May 2013. Prior to joining Rural/Metro Corporation, Mr. Bartos previously served as President, Chief Executive Officer and Director of LaVie Care Centers, a national long-term care company with revenues exceeding $1 billion annually, from July 2009 through the sale of the company in December 2011. Prior to joining LaVie, Mr. Bartos served as

President and Chief Operating Officer-East of Gambro Healthcare, Inc., and served in executive and management positions with companies such as Endoscopy Specialists, Inc., a company he founded and led through a merger and eventual public listing, U.S. Surgical Corporation, and PepsiCo, Inc. In determining that Mr. Bartos should continue to serve as a director, the Board noted that Mr. Bartos’ background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Bartos has substantial experience as a healthcare executive and director and has extensive knowledge regarding our industry, business and operations. Mr. Bartos currently serves as a member of our Audit Committee and Compensation Committee.

EDWARD L. SAMEK

Mr. Samek served as Vice Chairman of MedQuist, Inc. from 1998 to 2000 and as Chairman and Chief Executive Officer of The MRC Group and its predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and President of Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as an Honorary Trustee of the Jackson Laboratory and Chairman of the Board of Friends of Acadia (National Park). Mr. Samek has extensive background and experience in the healthcare services industry and broad experience on the boards of several healthcare companies. In addition, he is our longest serving director, having joined the Board in 2001. In determining that Mr. Samek should continue to serve as a director, the Board noted that Mr. Samek’s background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Samek has substantial experience concerning our development and is knowledgeable regarding our industry, business and operations. Mr. Samek currently serves as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Audit Committee.

TAO ZHANG

Dr. Zhang has been a member of our Board of Directors since March 29, 2016. Dr. Zhang founded United Pacific Healthcare in August 2014, of which he is currently the Chairman and Chief Executive Officer. Previously, Dr. Zhang worked directly under Dr. Thomas Frist, Jr., the co-founder of Hospital Corporation of America (HCA), from 2008 through 2014. From 2008 to 2011, Dr. Zhang was in the U.S. on a part-time basis during which time he helped Dr. Frist and HCA source and negotiate hospital acquisition deals in China. Dr. Zhang spent the remainder of the time with HCA in China as the full-time chairman and Chief Executive Officer of China Hospital Corporation. From 2001 through 2005, Dr. Zhang worked at CITIC Pacific in the healthcare division as project manager and then General Manager. Dr. Zhang earned his M.D. degree in Qingdao University Medical School in 1998 and obtained further training in cardiac surgery for an additional three years in Beijing Fuwai Hospital. Dr. Zhang also holds both an M.B.A. and a Master’s Degree in Health Sector Management from Duke University, obtained in 2007. Dr. Zhang currently serves on our Compensation Committee and Nominating and Corporate Governance Committee. Given Dr. Zhang’s substantial experience with the medical and healthcare delivery industry, the Board determined that Dr. Zhang should continue to serve as a director.

Corporate Governance

Alliance’s business is managed under the direction of our Board, which selects our officers, delegates responsibilities for the conduct of our operations to those officers and monitors their performance. Our non-management directors meet regularly in executive session without the presence of our management. The position of presiding director of these executive sessions is selected by a majority of the non-management directors present.

Board Leadership Structure

The Board does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate. However, pursuant to the terms of the Governance Agreement that we entered into with Tahoe in connection with the 2016 Transaction (which is described under “Certain Governance Items—Related Person Transactions”, below), the contractual right exists for Tahoe to appoint the Chairman so long as Tahoe beneficially owns an aggregate of at least 35% of our outstanding shares. Mr. Buckelew currently serves as the Vice Chairman of the Board and Mr. Tomlinson currently serves as Chief Executive Officer. The Board has determined that this is the appropriate leadership structure for the Company at this time because it permits our Chief Executive Officer to focus on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while permitting the Chairman and Vice Chairman to focus on providing independent guidance to the Chief Executive Officer and setting the agenda for Board meetings. Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future, in light of our obligations under the Governance Agreement.

Board Independence

Our Board has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights) and applicable rules of The NASDAQ Stock Market LLC, or NASDAQ. As a result of the review, the Board has determined that each of Messrs. Bartos, Dimick, Feng, Samek and Viviano, and Dr. Zhang, qualifies as an independent director in accordance with NASDAQ rules. In making this determination, the Board considered the matters described under “Agreements with Purchaser Group Members Involving Common Stock” , below, the relationship between Tahoe and each of Mr. Feng and Dr. Zhang, and Mr. Viviano’s former role as our Chief Executive Officer and Chairman of the Board.

Board and Committee Meetings

Our Board meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held seven meetings in the fiscal year ended December 31, 2016, referred to as fiscal 2016. During fiscal 2016, all directors attended 75% or more of the total of (a) all meetings of the Board and (b) all meetings of committees of the Board on which such directors served. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and sometimes act by written consent taken without a meeting. Our directors are invited to attend our annual meetings, including our 2017 Annual Meeting. Mr. Tomlinson attended and presided over our 2016 Annual Meeting.

Executive management, in consultation with the Board, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings, and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

Our Board has a standing Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee. A current copy of the charter for each committee is available at http://investors.alliancehealthcareservices-us.com/ phoenix.zhtml?c=129994&p=irol-govhighlights.

In 2015, the Board established a Special Committee composed of the Company’s independent directors not affiliated with any selling stockholders, to review the 2016 Transaction on behalf of the Company and to negotiate any matters related to the 2016 Transaction with Tahoe and the selling stockholders on behalf of the Company. The members of the Special Committee at that time consisted of Messrs. Dimick (Chairman), Samek and Viviano. The Special Committee held no in-person meetings and 15 telephonic meetings during fiscal 2016.

During 2016, the Board reconstituted the Special Committee to evaluate a non-binding proposal from Tahoe to acquire all of the outstanding common shares of Alliance that are not currently owned by Tahoe, which resulted in the Merger Agreement being signed. The members of the reconstituted Special Committee consisted of Messrs. Dimick (Chairman), Bartos, Samek and Viviano. The reconstituted Special Committee held one in-person meeting and seven telephonic meetings during fiscal 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the identification of qualified candidates to become Board and Board committee members; the selection of nominees for election as directors at annual stockholders meetings; the selection of candidates to fill Board vacancies; the development and recommendation to the Board of our Corporate Governance Guidelines; and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee’s current members are Messrs. Samek (Chairman), Dimick, Feng, and Viviano and Dr. Zhang. The Nominating and Corporate Governance Committee was formed in April 2007 and met one time in fiscal 2016.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. The Nominating and Corporate Governance Committee, in recommending candidates (both new candidates and current Board members) for election or appointment, and the Board, in approving such candidates, take into account many factors, including the ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company in today’s business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, maintaining a diversity of viewpoints among Board members, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Nominating and Corporate Governance Committee specifically takes into account the importance of diversity of background and perspective among Board members. This is reflected in the diverse business and personal experience of Alliance’s directors as described in more detail above. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through the annual Board self-assessment as well as on-going feedback from Board members on an informal basis. We do not have a formal diversity policy pertaining to the selection of directors.

Stockholders may nominate candidates for election to our Board in accordance with our bylaws, a copy of which can be obtained by writing to our Secretary at Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, California 92612. In general, those nominations must be received in writing by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting, as set forth in our bylaws. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership recommended by stockholders, and will evaluate those candidates in the same manner as other candidates identified by the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating our compensation plans, policies and programs. As part of these responsibilities, the Compensation Committee determines executive base compensation and incentive compensation and approves the terms of stock option and restricted stock grants pursuant to our equity plan. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials. Under its charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that it is not permitted to delegate its responsibilities with respect to determination of the Chief Executive Officer’s compensation; evaluation of the Chief Executive Officer’s performance; review of compensation, employment and severance agreements for all other executive officers; review of incentive-compensation and equity-based plans; compensation matters intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code; or compensation matters intended to be exempt from Section 16(b) under the Exchange Act or pursuant to Rule 16b-3 under the Exchange Act. The Compensation Committee’s current members are Messrs. Viviano (Chairman), Bartos, and Feng and Dr. Zhang. Mr. Samek served on the Compensation Committee during fiscal 2016. During fiscal 2016, the Compensation Committee held three meetings.

As described in the Compensation Discussion and Analysis, the Compensation Committee has directly engaged Mercer, LLC, a nationally recognized consulting firm dedicated to assisting clients with compensation plan design for executives, key employees and boards of directors, to work with the Compensation Committee to assist it in the determination of the key elements of our compensation programs. Mercer, LLC does not provide any other services to us.

After review and consultation with Mercer, LLC, the Compensation Committee has determined that there are no conflicts of interest raised by the work of Mercer, LLC currently nor were any conflicts of interest raised by the work performed during fiscal 2016. In reaching these conclusions, the Compensation Committee considered the factors set forth in applicable SEC and NASDAQ rules.

On March 23, 2016, the Board approved the formation of an Equity Incentive Committee of the Board consisting of Messrs. Samek and Bartos for the sole purpose of granting options and restricted stock units in connection with the Company’s 2016 Long Term Incentive Program. The Equity Inventive Committee has separate but concurrent jurisdiction with the Compensation Committee and the Board in accordance with the 1999 Equity Plan for Employees and Directors of Alliance and Subsidiaries.

Audit Committee

The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, is also responsible for assisting our Board with its oversight responsibilities regarding: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. The current members of the Audit Committee are Messrs. Dimick (Chairman), Bartos and Samek, each of whom served on the committee throughout 2016. Our Board has determined that each current member of the Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under NASDAQ listing standards and the rules of the SEC regarding audit committee membership. Our Board has also determined that Mr. Dimick is an “audit committee financial expert” within the meaning of SEC rules.

Our Corporate Governance Guidelines provide that the members of the Audit Committee may not serve on the audit committee of more than two other public companies at the same time as they are serving on our Audit Committee unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. Mr. Dimick currently serves on the audit committees of three public companies, in addition to our Audit Committee. In light of Mr. Dimick’s other commitments, our Board has concluded that his service on those three other audit committees would not impair his ability to effectively serve on our Audit Committee. During fiscal 2016, the Audit Committee held nine meetings. For additional information concerning the Audit Committee, see “Certain Governance Items—Report of the Audit Committee of the Board.”

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees or stockholders of concerns regarding questionable accounting or auditing matters. Employees or stockholders may call (800) 799-4605 to make anonymous submission of their concerns.

Shareholder Engagement

Stockholders and other parties interested in communicating directly with our Audit Committee, our independent directors as a group, our non-management directors as a group or our presiding director of the executive sessions of the non-management directors may do so by writing to our Secretary at Alliance HealthCare Services, Inc. 18201 Von Karman Avenue, Suite 600, Irvine, California 92612. Our Secretary will review all such correspondence and forward to the Board a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Alliance that is addressed to members of the Board and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to those matters.

Pay Risk Assessment

The Compensation Committee and the Board as a whole perform an ongoing oversight of our compensation practices in light of the risks in our operations. The oversight includes, among other things, a review of management’s decision-making and policy-making structures and practices; the methodology used to define, update and measure short-term and long-term objectives; the effectiveness and nature of communications within Alliance and between management and our Board and other stakeholders; and our compliance policies, practices and programs. In general, based upon this review, each of the Compensation Committee and the Board believes that our compensation practices do not provide undue incentives for short-term planning or short-term financial awards, and do not reward unreasonable risk. You can find a more detailed description of the risk factors associated with our business in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2016.

As described in more detail below, the Compensation Committee and the Board believe that our compensation policies and practices encourage actions that increase the value of Alliance and are well aligned with our strategic objectives. Based on management’s ongoing assessment of our compensation practices, and our review and discussion of the same with the Compensation Committee, we believe that our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on Alliance. In evaluating our compensation policies and practices, a number of factors were identified which Alliance and the Compensation Committee believe discourage excessive risk-taking, including:

•	The base salaries we pay to our employees are fixed in amount, and thus the Compensation Committee and the Board do not believe that these base salaries encourage excessive risk-taking.

•

The Radiology Division has established separate bonus and commission plans for its sales, marketing and operations teams. For the sales team, commissions are tied to signing service agreements with new customers and renewing service agreements with existing customers. The longer the term of the agreement and the higher the value of the agreement, the larger the commission. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff receive bonuses based on achievement of same store volume growth. Operations team leaders receive bonuses based on achievement of budgeted revenue, adjusted EBITDA and return on invested capital. Some operations team members also receive a transactional bonus based on customer renewals.

•	The Oncology Division has established separate bonus and commission plans for its business development, marketing and operations teams. For the business development team, we pay bonuses when new deals are signed, based on the value of the particular deal. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff are paid bonuses based on achievement of same store volume growth. We pay the operations team leaders bonuses based on achievement of budgeted revenue, adjusted EBITDA and return on invested capital.

•	The Interventional Division has established separate bonus and commission plans for its marketing and operations teams. Marketing staff are paid bonuses based on achievement of same store volume growth. We pay the operations team leaders bonuses based on achievement of budgeted revenue, adjusted EBITDA and return on invested capital.

•	Several of our employees are awarded long-term equity-based incentives that are important to help further align those employees’ interests with those of our stockholders. The Compensation Committee and Board do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

The Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of the Board’s risk management oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for us.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board has delegated risk management responsibility with respect to legal and regulatory compliance, including compliance with the Sarbanes-Oxley Act of 2002, to the Audit Committee. The Audit Committee oversees the implementation of our Compliance Program, Records Retention Policy and Sarbanes-Oxley compliance as well as other compliance policies. The Audit Committee has a particular focus on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. The Board has delegated responsibility for our directors and officers insurance programs to the Compensation Committee. The Audit Committee and Compensation Committee regularly report to the Board concerning risk management issues. Our Audit Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and works closely with our legal and regulatory groups. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Fiscal 2016 Directors’ Compensation

Under our compensation program for non-employee directors we paid our non-employee directors (other than Mr. Huang) an annual fee of $40,000 for their services as directors, payable in quarterly installments of $10,000 each. Directors who were affiliated with Oaktree and MTS discontinued their service on the Board upon completion of the 2016 Transaction, and so only received the first quarterly payment.

On December 31, 2015, each non-employee director at that time who was unaffiliated with Oaktree and MTS (other than Mr. Buckelew) received a restricted stock unit award, with the number of units calculated as $140,000, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. Mr. Buckelew received a restricted stock unit award on December 31, 2015, with the number of units calculated as $102,500, divided by the closing share price of our Common Stock as of the grant date. All of these restricted stock unit awards vested on December 31, 2016. On December 31, 2016, each non-employee director (other than Messrs. Huang, Buckelew, and Feng, and Dr. Zhang) received a restricted stock unit award, with the number of units calculated as $140,000, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. On December 31, 2016, Mr. Feng and Dr. Zhang received a restricted stock unit award, with the number of units calculated as $93,338, which represents the prorated portion of the normal annual compensation attributable to the eight months during which they actively served as directors of the Company, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. Mr. Buckelew received a restricted stock unit award on December 31, 2016, with the number of units calculated as $102,500, divided by the closing share price of our Common Stock as of the grant date. These restricted stock unit awards will vest in accordance with their terms in connection with completion of the merger. If the merger is not completed, they will vest on December 31, 2017, if the director continues his service with us through that date.

During 2016, we paid Mr. Huang a cash fee of $135,000 for his services in 2016 as director and will pay him a cash fee of $180,000 for his services in 2017 if he continues his service with us through that date. Mr. Huang has not received any restricted stock unit awards.

Our directors also received the following retainers for their service on committees of the Board and for serving as a chair of a committee for 2016:

Committee Chair Retainers
Audit	$30,000
Compensation	5,000
Nominating and Corporate Governance	5,000
Committee Member Retainers
Audit	$15,000
Compensation	5,000
Nominating and Corporate Governance	5,000

Messrs. Bartos, Dimick, Samek and Viviano also received fees for service on the Special Committee, as described in note 1 of the table included under “Directors Compensation Table for Fiscal 2016.”

We entered into an offer letter with Mr. Buckelew effective June 1, 2012, providing for his service as our Interim Chief Executive Officer, which concluded on October 1, 2013, and Chairman of our Board. Under the offer letter, Mr. Buckelew was entitled to receive additional retainers for his service as Chairman of the Board. The combined amount of these retainers was $335,000 per year through October 1, 2015, paid $197,500 in cash and $137,500 in restricted stock units, and became $265,000 per year thereafter, paid $162,500 in cash and $102,500 in restricted stock units. Effective upon the closing of the 2016 Transaction, Mr. Buckelew was appointed Vice Chairman of the Board. On the recommendation of the Special Committee of the Board for the 2016 Transaction, the Board approved that Mr. Buckelew’s compensation for his services on the Board would remain unchanged for the remainder of 2016. Mr. Buckelew was inadvertently overpaid from July 2016 until early April 2017 by an amount equal to $40,070.82. He promptly repaid that amount in full after the error was detected.

As in prior years, non-employee directors received reimbursement of travel expenses related to their Board service.

We have established a directors’ deferred compensation plan for all non-employee directors. No directors elected to participate in the directors’ deferred compensation plan in 2016, and only Mr. Dimick had an account balance under the directors’ deferred compensation plan as of December 31, 2015. Upon the closing of the 2016 Transaction, in accordance with the terms of the deferred compensation plan, Mr. Dimick’s phantom units were converted and settled for cash.

Directors Compensation Table for Fiscal 2016

The following table summarizes the compensation earned during the fiscal year ended December 31, 2016 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Scott A. Bartos	70,000	143,203	213,203
Aaron A. Bendikson(4)	46,876	—	46,876
Larry C. Buckelew	195,636	102,499	298,135
Neil F. Dimick	186,572	143,203	329,775
Heping Feng(4)	37,500	95,472	132,972
Michael P. Harmon(4)	46,876	—	46,876
Qisen Huang(4)	135,000	—	135,000
Curtis S. Lane(4)	61,719	—	61,719
Edward L. Samek	144,256	143,203	287,459
Paul S. Viviano	126,500	143,203	269,703
Tao Zhang(4)	37,500	95,472	132,972

(1)	Amounts in this column for Messrs. Bartos, Dimick, Samek and Viviano include fees paid for service on the Special Committee. The Board authorized payment to the Directors who served on the Special Committee, Messrs. Bartos, Dimick (Chairman), Samek, and Viviano, of the following amounts: $10,000 monthly fees ($12,000 for Mr. Dimick); $2,500 for each in-person meeting attended, and $1,000 for each telephonic meeting attended. Mr. Bartos did not become a member of the Special Committee until November 2016.
(2)	The amounts in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (revised January 15, 2010), “Stock Compensation.” Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, but exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	On December 31, 2016, each non-employee director (other than Messrs. Huang, Buckelew, and Feng, and Dr. Zhang) received a restricted stock unit award, with the number of units calculated as $140,000, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. On December 31, 2016, Mr. Feng and Dr. Zhang received a restricted stock unit award, with the number of units calculated as $93,338, which represents the prorated portion of the normal annual compensation attributable to the eight months during which they actively served as directors of the Company, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. Mr. Buckelew received a restricted stock unit award on December 31, 2016, with the number of units calculated as $102,500, divided by the closing share price of our Common Stock as of the grant date, rounded to a whole unit. These restricted stock unit awards will vest in accordance with their terms in connection with completion of the merger. If the merger is not completed, they will vest on December 31, 2017, if the director continues his service with us through that date. Information about the compensation for Mr. Tomlinson is provided below in the “Executive Compensation” section.
(4)	At the completion of the 2016 Transaction, Messrs. Feng and Huang and Dr. Zhang were appointed to serve on our Board and replaced Messrs. Bendikson, Harmon and Lane, effective March 29, 2016.

CERTAIN GOVERNANCE ITEMS

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

All relationships and transactions in which we are a participant and involving our directors, executive officers, nominees for directors, stockholders beneficially owning more than 5% of our outstanding shares or any of their respective immediate family members are participants are reviewed by an independent body of the Board, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, also discuss with management and the independent auditor any related person transactions brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on our financial statements.

In the course of their review and approval or ratification of a disclosable related person transaction, the independent and disinterested members of the Board may consider factors such as the following:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee or such independent and disinterested members of the Boarddeem appropriate.

Related Person Transactions

From 2007 until March 29, 2016, we were parties to a Governance and Standstill Agreement with affiliates of Oaktree Capital Management, L.P. (“Oaktree”) and MTS Health Investors, LLC (“MTS”), our controlling stockholders during that period. Pursuant to the agreement, MTS and Oaktree had the right to designate three persons to our Board. Oaktree and MTS also held registration rights, assigned to them by Viewer Holdings, LLC, an affiliate of KKR and former controlling stockholder of ours, pursuant to a registration rights agreement, dated as of November 2, 1999. In connection with the 2016 Transaction, described below, Oaktree and MTS assigned substantially all of their respective rights and obligations under this registration rights agreement.

On March 29, 2016, Tahoe purchased the shares held by Oaktree and MTS, as well as shares held by Larry C. Buckelew (which we refer to as the “2016 Transaction”). The aggregate purchase price was approximately $102.5 million, or $18.50 per share, and was paid from funds held by Tahoe. As a result, Tahoe owned approximately 51.6% of our outstanding shares as of April 15, 2017. In connection with the purchase, we entered into a Governance, Voting and Standstill Agreement (referred to as the “Governance Agreement”) with Tahoe. The Governance Agreement was approved by a Special Committee of our Board of Directors composed of independent directors of the Company not affiliated with any selling stockholders.

Pursuant to the Governance Agreement, Tahoe and its affiliates are prohibited, for a period of three years from the date of the closing of the 2016 Transaction (referred to as the “Standstill Period”), from acquiring additional shares of our Common Stock without the prior consent of a majority of the unaffiliated directors unless Tahoe’s beneficial ownership falls below 51.5% of our outstanding Common Stock. In this case, Tahoe has the right to acquire additional shares to maintain its beneficial ownership at up to 51.5% if such right is exercised within 120 days of Tahoe’s beneficial ownership level falling below such level.

During the Standstill Period and for so long as Tahoe beneficially owns at least 35% of our outstanding Common Stock, Tahoe will have the right to nominate for election to the Board the number of directors necessary to comprise a majority of the Board. Pursuant to the terms of the Governance Agreement, the initial Tahoe nominees are Qisen Huang, Heping Feng and Tao Zhang and each shall serve on a different class of the Board. In addition, as long as Tahoe beneficially owns at least 35% of our outstanding Common Stock, subject to approval by a majority of unaffiliated directors, Qisen Huang shall be the Chairman of the Board and Heping Feng and Tao Zhang shall each serve on both the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

In the event that Tahoe beneficially owns less than 35% but at least 25% of our outstanding Common Stock, Tahoe will have the right to nominate for election three members to the Board who will each serve on a different class of the Board, and the right to nominate one director to serve on each of the Compensation Committee and the Nominating and Corporate Governance Committee. In the event Tahoe beneficially owns less than 25% but at least 15% of our outstanding Common Stock, Tahoe will have the right to nominate for election one member to the Board, and it will lose its right to have any of its nominated directors serve on the Compensation Committee or the Nominating and Corporate Governance Committee. In the event Tahoe beneficially owns less than 15% of our outstanding Common Stock, Tahoe will have no contractual rights to nominate for election any members to the Board. Any appointment of a Tahoe nominee to the Board, the Compensation Committee or the Nominating and Corporate Governance Committee is subject to approval of the nominee by a majority of the unaffiliated directors based on a determination of, among other things, the nominee’s independence or other qualifications to serve on the Board or committees of the Board under applicable rules of the NASDAQ Stock Market, the Internal Revenue Service or the SEC. During the Standstill Period, Tahoe agrees to vote its shares in favor of the individuals nominated by the Nominating and Corporate Governance Committee for election to the Board and will not vote for removal of such nominees unless such removal is recommended by the Nominating and Corporate Governance Committee.

Pursuant to the terms of the Governance Agreement, for so long as Tahoe and its affiliates beneficially own at least 15% of our outstanding Common Stock or one or more individuals affiliated with Tahoe is a member of the Board, subject to certain exceptions, Tahoe will not, and will cause its affiliates not to, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any business that directly competes with the business of the Company as currently conducted. The parties agree that Tahoe will use its commercially reasonable best efforts to provide assistance to the Company as may be reasonably requested in connection with the operation of the Company’s business and the Company’s pursuit of worldwide growth opportunities without any management, consulting, advisory or similar fee or expense to the Company other than reimbursement of reasonable out-of-pocket expenses incurred by Tahoe in providing such requested assistance by the Company.

Pursuant to the Governance Agreement, Tahoe agreed to reimburse us for the following expenses related to the Tahoe Transaction: (i) 100% of the fees and expenses we incurred in connection with the amendment or waiver of certain restrictions contained in our Credit Agreement, and (ii) all reasonable fees, costs and expenses we incurred in excess of $1 million. Immediately following closing of the Tahoe Transaction, Tahoe made capital contributions to us of approximately $13.5 million to reimburse us for certain fees and expenses we incurred in connection with the Credit Agreement and $1.5 million to fund cash-based awards to our management. Immediately prior to the closing of the 2016 Transaction, Oaktree and MTS also made capital contributions to us of approximately $15.1 million to reimburse us for certain fees and expenses we incurred in connection with the Credit Agreement and transaction costs.

The Special Committee approved the payment of a portion of the $1.5 million cash-based awards funded by Tahoe to Messrs. Tomlinson ($572,500), Johns ($297,500), Jones ($90,000) and Spurlock ($150,000), contingent on each executive entering into an amendment to their respective executive severance agreement, which, among other things, waived single acceleration of benefits under those agreements in connection with the 2016 Transaction. These amendments are described in more detail under “Executive Compensation—Compensation

Discussion and Analysis—Employment Agreements, Offer Letters and Severance Agreements—Severance and Change in Control Benefits”. The Company also granted the following cash and equity awards to the above executives, the commencement of vesting of which was conditioned on the execution by each executive of the amendment to his respective executive severance agreement:

Named Executive Officer	Cash Award	Options	RSUs
Percy C. Tomlinson	$1,141,864	44,079	26,580
Richard W. Johns	$443,704	17,128	10,328
Richard A. Jones	$277,096	10,697	6,450
Gregory E. Spurlock	$258,674	9,986	6,021

A portion of each named executive officer’s cash award is performance-based and tied to the Company’s achievement of the 2016 EBITDA goal. Based on achievement of the 2016 EBITDA goal with respect to the portion of the cash awards that are subject thereto, the cash awards vested as to one-third of the amount on December 31, 2016, and each remaining one-third will vest on December 31, 2017 and 2018, subject to the executive’s continued service with the Company through each vesting date. Each of the option and RSU awards vests as to one-third of the shares on each of the first, second and third anniversaries of the date of grant, subject to the executive’s continued service with the Company through each vesting date. See “The Merger Agreement” beginning on page 75.

We believe that we have executed the merger and the transactions set forth above, including the agreements entered into with the Purchaser Group Members in connection with them, on terms no less favorable to us than we could have obtained from unaffiliated third parties. Until such time as the merger is completed, we intend to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Report of the Audit Committee of the Board

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2016. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

During fiscal 2016, the Audit Committee of the Board consisted of not less than three non-employee directors who met the independence requirements of the NASDAQ Stock Market. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights.

What are the responsibilities of management, the independent auditors and the Audit Committee?

The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is to assist the Board with its oversight responsibilities regarding:

•	the integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee’s responsibilities are limited to oversight.

Alliance’s management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance’s independent registered public accounting firm is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, expressing an opinion on the effectiveness of Alliance’s internal control over financial reporting and reviewing our interim financial information.

How does the Audit Committee carry out its responsibilities?

•	The Audit Committee convened nine times during fiscal 2016 to discuss the interim and annual financial statements and Alliance’s internal controls on the financial reporting process.

•	The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2016 and met with both management and our independent registered public accounting firm for fiscal 2016, Deloitte & Touche LLP, to discuss those financial statements.

•	The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and communication regarding its independence from Alliance as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

•	The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

•	The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed under applicable Public Company Accounting Oversight Board standards.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

Neil F. Dimick, Chairman

Scott A. Bartos

Edward L. Samek

Availability of Governance Documents

We will mail without charge upon written request copies of our Corporate Governance Guidelines and the charters of our standing Board committees.

Our Code of Ethics for the CEO and Senior Financial Officers governing our directors, officers and employees is posted on our website, which is located at http://investors.alliancehealthcareservices-us.com (and is available in print, upon request), and we will also post on our website any amendment to the Code of Ethics for the CEO and Senior Financial Officers and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

Requests for the above documents should be sent to our Secretary at Alliance HealthCare Services, Inc., at our corporate headquarters located at 18201 Von Karman Avenue, Suite 600, Irvine, CA 92612.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, referred to as fiscal 2017. Services provided to us by Deloitte & Touche LLP for fiscal 2016 are described below and under “Certain Governance Items—Report of the Audit Committee of the Board” above.

Deloitte & Touche LLP has served as our independent registered public accounting firm since November 1999. Deloitte & Touche LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

A representative of Deloitte & Touche LLP is expected to attend the annual meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by our bylaws or otherwise. However, the Board is submitting this proposal to the stockholders entitled to vote at the annual meeting for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm, in either case if it determines doing so would be in our best interest and in the best interests of our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4

Principal Accounting Firm Fees

Aggregate fees billed to us for services rendered for the fiscal years ended December 31, 2016 and 2015 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2016	2015
Audit fees(a)	$1,079,750	$815,600
Audit-related fees(b)	185,500	609,180

Total audit and audit-related fees	$1,262,250	$1,424,780
Tax fees(c)	0	0
All other fees(d)	5,700	5,700

Total fees	$1,270,950	$1,430,480

(a)	Includes fees for the audit of our annual consolidated financial statements and the annual audit of our internal control over financial reporting, annual audits of the financial statements of our joint ventures, review of our financial statements included in our quarterly reports on Form 10-Q and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.
(b)	Includes accounting consultations and due diligence services for acquisitions, including additional fees incurred associated with our restatement of certain of our prior period financial statements.
(c)	Includes tax consultation.
(d)	Includes fees for other permitted non-audit services such as project management consultation and accounting research tool subscriptions.

All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2016 and 2015 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

PROPOSAL NO. 5

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables, as well as in the Compensation Discussion and Analysis).

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement and executive-related compensation tables and narratives for more information.

We emphasize pay-for-performance and tie a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards short-term performance; while our equity awards, mainly in the form of restricted stock awards, reward long-term performance and align the interests of management with those of our stockholders. The performance goals under our bonus program focus on targets intended to fuel our long-term growth.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program.

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Alliance HealthCare Services, Inc. approve, on an advisory basis, the compensation of Alliance HealthCare Services, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our compensation policies for our executive officers who are named in the “Summary Compensation Table” below. Our “named executive officers” for 2016, who we refer to as our “executives” or “executive officers” in this section are:

•	Percy C. Tomlinson, President and Chief Executive Officer;

•	Rhonda Longmore-Grund, Executive Vice President and Chief Financial Officer;

•	Howard K. Aihara, former Executive Vice President and Chief Financial Officer;

•	Richard W. Johns, Chief Operating Officer, Chief Legal Officer and Secretary;

•	Richard A. Jones, President, Alliance Radiology Division; and

•	Gregory E. Spurlock, President, Alliance Oncology Division and International Business.

Ms. Longmore-Grund was appointed Executive Vice President and Chief Financial Officer effective as of March 10, 2016.

Mr. Aihara ceased serving as the Company’s Executive Vice President and Chief Financial Officer effective as of March 10, 2016.

Executive Summary

We are a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services, based upon annual revenue and number of systems deployed. Managing and growing our business requires a management team of dedicated, experienced and talented executives. Our executives are accountable for the performance of the company and the division(s) they manage and are compensated primarily based on that performance.

Fiscal 2016 was another successful and important year for the company as we seek to execute on our long-term strategic growth plan:

•	We achieved revenue of $505.5 million and adjusted EBITDA (as defined below) of $131.5 million.*

•	We generated $108.8 million in operating cash flows.

•	Alliance Radiology reported strong annual same-store volume growth of +1.6% for MRI and +6.7% for PET/CT.

•	Alliance Oncology continued its same-store volume growth trends, with annual same-store stereotactic radiosurgery volume growth of +0.4% and linear accelerator volume increasing 2.9%.

•	Alliance Interventional revenue increased 37.3% to $45.6 million.

*	Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States (“GAAP”). See “Long Term Incentive Compensation” below and Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (pages 41 to 43), for additional information and a GAAP reconciliation of this measure.

We believe that executive compensation for 2016 was consistent with our compensation philosophy and objectives (as described below) and with our performance during the year. The following discussion summarizes in more detail our executive compensation program, including our compensation philosophy and objectives, the processes and sources of input that are considered in determining executive compensation, and an analysis of the compensation paid to or earned by the executive officers for 2016.

Our Executive Compensation Philosophy and Objectives

Purpose of Compensation

Our executive compensation program aims to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain executives who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

Compensation Objectives

Our Compensation Committee has designed our executive compensation to be significantly performance-based. The Compensation Committee believes that compensation we pay to our executives should align closely with our performance on both a short-term and long-term basis; should be linked to specific, measurable results intended to create value for stockholders; and should assist us in attracting and retaining key executives critical to our long-term success.

More particularly, our compensation program strives to achieve the following objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in Alliance through stock options and/or restricted stock units.

To achieve these objectives, we pay our executive officers competitively, consistent with our success and their contribution to that success. We ensure that a significant portion of compensation directly relates to our stock performance and other factors that directly and indirectly influence stockholder value. Accordingly, the Compensation Committee sets goals designed to link each executive’s compensation to identified key measures of our performance and the executive’s own performance. Consistent with this performance-based philosophy, our executive officer compensation includes a significant incentive-based component in addition to a base salary. The Compensation Committee reserves for our named executive officers the largest potential compensation awards for performance- and incentive-based programs.

The elements of our executive compensation include the following:

•	annual base salary;

•	annual cash bonus opportunity in accordance with our Executive Incentive Plan;

•	long-term equity incentive awards in accordance with our 1999 Equity Plan;

•	long-term cash incentive awards;

•	discretionary bonuses in circumstances in which our Compensation Committee determines appropriate; and

•	additional benefits and perquisites.

Generally, our Compensation Committee allocates total compensation between cash and equity based in part on a review of peer group healthcare services companies of comparable size and with which we compete for executive talent, as discussed below. The allocation reflects what the members of the Compensation Committee believe to be an appropriate balance between short-term incentives and long-term incentives to align the interests of our executive officers with the interests of our stockholders. Our Compensation Committee annually evaluates the balance between equity and cash compensation among executive officers.

Determination of Executive Compensation

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our CEO and has the sole authority to approve his compensation. The Compensation Committee reviews and makes compensation determinations with respect to all compensation for all other executive officers. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers.

Role of Executive Officers

In connection with the determination of compensation awards, our CEO evaluates the performance of each named executive officer. Each named executive officer in turn participates in an annual performance review with the CEO to provide input about the named executive officer’s contributions to our company for the relevant period. The Compensation Committee annually reviews the performance of our named executive officers, and our CEO’s assessments of that performance, when making its compensation determinations.

Compensation Benchmarking and Peer Group

The Compensation Committee considers the compensation paid by a peer group of healthcare services companies in determining base salaries, target bonus percentages, discretionary equity grants and allocation of total compensation between cash and equity. This approach enables us to offer competitive compensation packages to our executives and also ensures that our cost structures will allow us to remain competitive in our markets. In setting annual cash compensation opportunities and determining equity grants, the Compensation Committee considers the peer group data but does not target any specific positioning for the compensation components or total compensation.

In late 2013 and continuing into 2014, the Compensation Committee directly engaged F.W. Cook to work with management and the Compensation Committee to assist it in the determination of the key elements of the compensation programs. At the Compensation Committee’s direction, F.W. Cook evaluated a number of factors, including total cash compensation, existing equity awards and share ownership, cash bonuses to retain executive officers and the relative experience and responsibilities of executives. F.W. Cook also prepared a summary comparison of our various compensation components and total compensation to the peer group data. F.W. Cook provided data and analysis to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executives.

The peer group recommended by F.W. Cook and approved by the Compensation Committee consisted of the following 9 companies: Amedisys Inc.; AMN Healthcare Services, Inc.; AmSurg Corp.; Cross Country Healthcare, Inc.; Hanger Orthopedic Group, Inc.; Healthways, Inc.; IPC The Hospitalist Company, Inc.; RadNet Inc.; and U.S. Physical Therapy, Inc. This group of companies provided an appropriate peer group because the companies were primarily engaged in healthcare services and healthcare facilities and they balanced the company’s relative size in terms of revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); market cap and enterprise value.

During 2015, the Special Committee engaged Mercer to perform a comprehensive review of the compensation payable to the Company’s employees in connection with the completion of the 2016 Transaction and any new compensatory arrangements that would be put into place for 2016. For its review, Mercer used a combination of peer group proxy data and survey data (weighed equally) for the named executive officers. In connection with its review, Mercer recommended and the Special Committee approved, utilizing Mercer’s modified peer group. Mercer recommended peer companies with revenues ranging from $300 million—$1.2 billion (approximately 0.5x—2x of Alliance’s projected revenue of approximately $600 million).

Based on Mercer’s recommendations, AmSurg was removed from the peer group due to size (>5x of Alliance’s revenue) and the following companies were added: Surgical Care Affiliates, Examworks, LHC Group, Capital Senior Living Corp, Diversicare Healthcare Services, Addus Homecare, USMD Holdings. Mercer used both Mercer and Towers Watson survey data for healthcare and technology companies using the $300 million—$1.2 billion revenue cut.

Stockholder Advisory Vote to Approve Executive Compensation

At our 2014 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers with an approval rating of approximately 88% of votes cast. While the Compensation Committee is pleased with the support shown by our stockholders in this advisory vote, modifications were made for 2016, described more fully below, as we strive to ensure that our executive compensation is aligned with our corporate strategy, business objectives and the long-term interests of our stockholders. Because our stockholders voted at the 2011 annual meeting of stockholders to hold future advisory votes on the compensation of our named executive officers every three years, we are holding an advisory say-on-pay vote at the 2017 annual meeting of stockholders. In addition, we are required to hold an advisory vote on the frequency of the say-on-pay vote at least once every six years and so we are holding an advisory vote on the frequency of the say-on-pay vote at the 2017 meeting of stockholders.

Elements of our Executive Compensation Program

The following sections describe each element of the direct compensation program for our named executive officers in more detail.

Annual Base Salary

The Compensation Committee establishes base salaries for executive officers based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, competitive salary levels within the peer group of companies and company budget. The Compensation Committee sets the base salary of each of our named executive officers each year based significantly on individual performance, as assessed by the Compensation Committee with input from the CEO regarding executives other than him. The Compensation Committee also considers how the executive’s base salary compares with the peer group generally, but the Compensation Committee does not target any specific level of base salary for the executives as compared to the peer group. Any increase in salary is discretionary, and our executives receive no formulaic base salary increases.

Mercer’s 2015 market analysis indicated that each of the named executive officers’ 2015 base salaries fell significantly below the market median. For 2016, the Compensation Committee approved a 10% base salary increase for Mr. Tomlinson, and an approximately 11% base salary increase for Mr. Johns, to account for this market positioning and to reflect the changes in their roles and level of responsibilities, and an approximately 5% increase in the base salaries of each other continuing named executive officer which brings their salaries closer to the market median.

Accordingly, Mr. Tomlinson received an increase in his base salary for 2016 to $660,000, Mr. Johns received an increase in his base salary for 2016 to $375,000, Mr. Spurlock received an increase in his base salary for 2016 to $325,000, and Mr. Jones received an increase to $325,000. Each of these base salary increases was effective as of February 2, 2016. None of our other named executive officers received a base salary increase for 2015.

The base salaries of our named executive officers for 2016 are set forth below:

Name and Title	2014 Salary	2015 Salary	2016 Salary
Percy C. Tomlinson, President and Chief Executive Officer	$600,000	$600,000	$660,000
Rhonda Longmore-Grund, Executive Vice President and Chief Financial Officer	n/a	n/a	$300,000
Howard K. Aihara, former Executive Vice President and Chief Financial Officer	$299,580	$305,000	$93,846	(1)
Richard W. Johns, Executive Vice President, General Counsel and Secretary	$325,000	$337,000	$375,000
Richard A. Jones, President, Radiology Division	$310,000	$310,000	$325,000
Gregory E. Spurlock, President, Oncology Division	$290,000	$310,000	$325,000

(1)	Earnings from January 1—April 30th

Annual Cash Bonus Opportunity

Each of our named executive officers participates in an annual bonus plan called the Executive Incentive Plan.

Target Bonus Opportunity. The Compensation Committee generally assigns to each of our executives an annual target bonus that is stated as a percentage of his or her annual base salary. The percentage target increases along with the executive’s responsibilities within the company and with the named executive officer’s ability to influence the overall results of the company. The 2016 target bonus opportunities for the named executive officers were set at the same levels as in 2014 and 2015: 85% of his annual base salary in the case of Mr. Tomlinson and 75% of annual base salary in the case of each other named executive officer. The Compensation Committee determined that these percentages appropriately reflected the responsibilities held by each officer and his ability to affect the success of the company.

For 2016, the bonus amount earned by each executive under the Executive Incentive Plan was calculated in two steps. First, the fiscal 2016 bonus opportunity for each executive was determined based on achievement against four company financial performance measures or, in the case of Messrs. Jones and Spurlock, division financial performance measures in lieu of company measures:

(1)	revenue component—15% of total 2016 bonus opportunity;

(2)	adjusted EBITDA component—50% of total 2016 bonus opportunity;

(3)	patient satisfaction component—5% of total 2016 bonus opportunity; and

(4)	return on invested capital component—30% of total 2016 bonus opportunity.

Second, the bonus amount earned by each executive was calculated as the sum of:

(1)	an amount equal to 70% of the 2016 bonus opportunity for such executive; and

(2)	an amount equal to 30% of the 2016 bonus opportunity for such executive multiplied by the executive’s percentage achievement of his individual performance objectives (“Performance Objectives”) for 2016.

Revenue Component. The revenue component constituted 15% of the annual bonus opportunity in 2016. For Mr. Jones, President of our Radiology Division, the revenue component was based solely on revenue for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the revenue component was based solely on revenue for the Oncology Division. For the remaining named executive officers, the revenue component was based on total company revenue since these executives were responsible for company-wide achievement. The actual bonus amount payable with respect to the revenue component can range from 0% to 115% of the target bonus amount, with the higher our revenue against the established target, the higher the bonus percentage relative to this component. In 2016, the revenue target for the company was $530.3 million and the company achieved revenue of $505.5 million. This achievement level was 95.3% of the target, which resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara, Johns and Ms. Longmore-Grund for the revenue component of 91.8% of the target bonus amount. In 2016, the revenue target for our Radiology Division was $356.9 million and our Radiology Division achieved revenue of $350.8 million. This achievement level was 98.3% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the revenue component of 98.3% of the target bonus amount. In 2016, the revenue target for our Oncology Division was $115.6 million and our Oncology Division achieved revenue of $107.2 million. This achievement level was 92.7% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the revenue component of 72.1% of the target bonus amount.

Adjusted EBITDA Component. The adjusted EBITDA component constituted 50% of the annual bonus opportunity in 2016. For Mr. Jones, President of our Radiology Division, the adjusted EBITDA component was based solely on adjusted EBITDA for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the adjusted EBITDA component was based solely on adjusted EBITDA for the Oncology Division. For the remaining named executive officers, the adjusted EBITDA component was based on total company adjusted EBITDA since these executives were responsible for company-wide achievement. The actual bonus amount payable with respect to the adjusted EBITDA component can range from 0% to 150% of the target bonus amount. In 2016, the adjusted EBITDA target for the company was $112.3 million and the company achieved adjusted EBITDA of $113.9 million. This achievement level was 101.4% of the target, which resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara and Johns, and Ms. Longmore-Grund for the adjusted EBITDA component of 102.8% of the target bonus amount. In 2016, the adjusted EBITDA target for our Radiology Division was $110.0 million and our Radiology Division achieved adjusted EBITDA of $114.2 million. This achievement level was 103.8% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the adjusted EBITDA component of 113.8% of the target bonus amount. In 2016, the adjusted EBITDA target for our Oncology Division was $38.0 million and our Oncology Division achieved adjusted EBITDA of $40.0 million. This achievement level was 105.3% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the adjusted EBITDA component of 123% of the target bonus amount. Mr. Aihara was paid at 100% achievement pro-rated for the period of time in which he was employed for 2016.

Patient Satisfaction Component. The patient satisfaction component constituted 5% of the annual bonus opportunity in 2016. For Mr. Jones, President of our Radiology Division, the patient satisfaction component was based solely on patient satisfaction for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the patient satisfaction component was based solely on patient satisfaction for the Oncology Division. For the remaining named executive officers, the patient satisfaction component was based on total company patient satisfaction since these executives are responsible for company-wide achievement. The actual bonus amount payable with respect to the patient satisfaction component can range from 0% to 150% of the target bonus amount, with the higher our patient satisfaction against the established target, the higher the bonus percentage relative to this component. In 2016, the patient satisfaction target for the company was 95% and the company achieved patient satisfaction of 95%. This achievement level resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara and Johns, and Ms. Longmore-Grund for the patient satisfaction component of 100% of the target bonus amount. In 2016, the patient satisfaction target for our Radiology Division was 95% and our Radiology Division achieved patient satisfaction of 95%. This achievement level resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the patient satisfaction component of 100% of the target bonus amount. In 2016, the patient satisfaction target for our Oncology Division was 95% and our Oncology Division achieved patient satisfaction of 95%. This achievement level resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the patient satisfaction component of 100% of the target bonus amount.

Return on Invested Capital Component. The return on invested capital component constituted 30% of the annual bonus opportunity in 2016. “Return on invested capital” for total company calculation means (A) adjusted EBITDA net of minority interest and depreciation expense divided by (B) assets net of goodwill, intangible assets and non-debt liabilities. For Mr. Jones, President of our Radiology Division, the return on invested capital component was based solely on return on invested capital for the Radiology Division, for which “Return on invested capital” means (A) Adjusted EBITDA net of shared services, minority interest, and depreciation, divided by (B) net fixed assets and construction in process, plus accounts receivable. For Mr. Spurlock, President of our Oncology Division, the return on invested capital component was based solely on return on invested capital for the Oncology Division, for which “Return on invested capital” means (A) Adjusted EBITDA net of shared services, minority interest, and depreciation, divided by (B) net fixed assets and construction in process, plus accounts receivable. For the remaining named executive officers, the return on invested capital component was based on total company return on invested capital since these executives are responsible for company-wide achievement. The actual bonus amount payable with respect to the return on invested capital component can range from 0% to 150% of the target bonus amount. In 2016, the return on invested capital target for the company was 20.4% and the company achieved a favorable return on invested capital of 20.6%. This achievement level was 101.0% of the target, which resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara and Johns, and Ms. Longmore-Grund for the return on invested capital component of 102% of the target bonus amount. In 2016, the return on invested capital target for our Radiology Division was 32.5% and our Radiology Division achieved return on invested capital unfavorable of 30.0%. This achievement level was 92.3% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the return on invested capital component of 69% of the target bonus amount. In 2016, the return on invested capital target for our Oncology Division was 16.3% and our Oncology Division achieved return on invested capital favorable of 19.8%. This achievement level was 121.5% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the return on invested capital component of 150% of the target bonus amount.

Performance Objectives Component. Due to the number of Performance Objectives assigned to each named executive officer, no individual Performance Objective is material to the total compensation paid to a named executive officer. The Compensation Committee has set Performance Objectives to be difficult to attain in light of budget projections and past experience and does not expect the executive officer to attain them with average or below average effort or performance. Many Performance Objectives require the subjective judgment of the Compensation Committee.

Please see the following summaries of the individual Performance Objectives assigned to each named executive officer and the Compensation Committee’s assessment of his or her achievement of his or her Performance Objectives.

Chief Executive Officer-Percy C. Tomlinson

Mr. Tomlinson’s Performance Objectives for 2016 included key strategic goals, performance of the Radiology and Oncology Divisions, financial performance, implementation of investor relations plans and patient care. No single Performance Objective for Mr. Tomlinson had a material effect on the total compensation payable or paid to him. Mr. Tomlinson achieved his Performance Objectives at 100% during 2016.

Executive Vice President and Chief Financial Officer-Howard K. Aihara

Mr. Aihara’s primary 2016 Performance Objective was the successful transition of all duties and responsibilities to the incoming candidate. He is acknowledged as achieving 100% of his performance objective.

Executive Vice President and Chief Financial Officer-Rhonda Longmore-Grund

Ms. Longmore-Grund’s Performance Objectives for 2016 included key strategic goals, performance of the Radiology and Oncology Divisions, obtaining lease financings, managing operational and balance sheet metrics, and implementation of investor relations plans, inclusive of establishing key relationships and presenting at conferences throughout the year. No single Performance Objective for Ms. Longmore-Grund had a material effect on the total compensation payable or paid to her. Ms. Longmore-Grund’s achievement score was at 100% for 2016.

Executive Vice President, Chief Operating Officer, Chief Legal Officer, and Secretary-Richard W. Johns

Mr. Johns’ Performance Objectives for 2016 included strategy and business development for the Alliance Interventional Division, refining our operational model in preparation for future growth, developing and executing a legal strategy for China expansion, effectively managing legal activities and team member development. No single Performance Objective for Mr. Johns had a material effect on the total compensation payable or paid to him. Mr. Johns achieved his Performance Objectives at 95% during 2016.

President, Radiology Division-Richard A. Jones

Mr. Jones’ Performance Objectives for 2016 were with respect to the Radiology Division and included revenue protection and growth, excellence in patient care and service, financial performance, operational profitability and growth and same-store volume growth. No single Performance Objective for Mr. Jones had a material effect on the total compensation payable or paid to him. Mr. Jones achieved his Performance Objectives at 100% during 2016. Mr. Jones also received a discretionary bonus of $30,000 for his division’s strong performance during 2016.

President, Oncology Division-Gregory E. Spurlock

Mr. Spurlock’s Performance Objectives for 2016 were with respect to the Oncology Division and included actively managing and scaling growth of the division and its talent, enhancing the data intelligence used to support this growth, patient satisfaction and increasing revenue and same-store sales. No single Performance Objective for Mr. Spurlock had a material effect on the total compensation payable or paid to him. Additionally Mr. Spurlock had Performance Objectives for the development of our International Division. Mr. Spurlock achieved his Performance Objectives at 95% during 2016.

Fiscal 2016 Executive Incentive Plan Bonus Calculation. In summary, for 2016 we paid the following bonuses to our named executive officers under the Executive Incentive Plan, which amounts are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” below:

Step 1: Calculation of Total Fiscal 2016 Executive Incentive Plan Bonus Opportunity:

Name	Revenue Payout%	Adjusted EBITDA Payout%	Return on Invested Capital Payout%	Patient Satisfaction %	Weighted Average Payout %	Total Fiscal 2016 Bonus Opportunity
Percy C. Tomlinson	91.8%	102.8%	102.0%	100.0%	100.8%	$553,460
Rhonda Longmore-Grund	91.8%	102.8%	102.0%	100.0%	100.8%	$180,514
Howard K. Aihara	91.8%	102.8%	102.0%	100.0%	100.8%	$70,927	(1)
Richard W. Johns	91.8%	102.8%	102.0%	100.0%	100.8%	$276,788
Richard A. Jones	98.3%	113.8%	69.0%	100.0%	97.3%	$234,722
Gregory E. Spurlock	72.1%	123%	150.0%	100.0%	122.3%	$294,942

(1)	Based on eligible earnings from Jan 1—April 30

Step 2: Calculation of Total Fiscal 2016 Executive Incentive Plan Bonus Earned:

	Financial Performance Component - 70%	Individual Performance Component—30%
Name	Financial Component Bonus Amount	Individual Performance Bonus Opportunity	Individual Performance Score	Individual Performance Component Bonus Amount	Discretionary Bonus(1)	Total Fiscal 2016 Bonus Amount
Percy C. Tomlinson	$387,422	$166,038	100.0%	$166,038	$0	$553,460
Rhonda Longmore-Grund	$126,360	$54,154	100.0%	$54,154	$0	$180,514
Howard K. Aihara	$49,649	$21,278	100.0%	$21,278	$0	$70,927
Richard W. Johns	$193,752	$83,036	95.0%	$78,884	$0	$272,636
Richard A. Jones	$164,305	$70,417	100.0%	$70,417	$30,000	$264,722
Gregory E. Spurlock	$206,459	$88,483	95.0%	$84,059	$0	$290,518

(1)	Represents discretionary bonuses approved by the Compensation Committee’s in recognition of division achievement

Payouts for Return on Capital Component of Executive Incentive Plan For Prior Years. In 2016, certain of our named executive officers were eligible to receive payouts under the return on capital component (the “ROC Component”) of the Executive Incentive Plan for prior years. The ROC Component is measured with respect to (1) investments in fixed-site imaging centers and radiation oncology centers (collectively, the “de novo investments”) and (2) acquisition investments. For Mr. Jones, President of our Radiology Division, the ROC Component is based solely on investments for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the ROC Component is based solely on investments for the Oncology Division. For the remaining named executive officers, the ROC Component is based on an aggregate of investments in both the Radiology Division and the Oncology Division since these executives are responsible for company-wide achievement. The return on capital is determined based on EBIT (defined as earnings before interest and income taxes), divided by total capital expended, in each case with respect to the particular investment. For the de novo investments, return on capital is measured against a return on capital expectation established by the Compensation Committee. For the acquisition investments, the return on capital is measured against the return on capital target for the particular acquisition established by the Board of Directors. Achievement of return on capital is calculated based on a weighted average of the de novo and acquisition investments achievement levels, with payment ranging from 0% to 175% of the target bonus amount. The Board of Directors considers our success in developing these de novo centers and in strategically investing in acquisitions to be critical components for our overall success.

The ROC Component 2016 target was not earned and as a result nothing will be paid in FY 2017. Since the plan has ended, 2016 is the last year of measurement and potential payout. It was measured and paid two and three fiscal years after the particular investment was made. For example, for the 2013 de novo and acquisition investments, the return on capital achievement levels were calculated based on 2016 performance. One-half of the amounts calculated would have been paid with respect to 2016 performance. The return on capital will not be again calculated, as the plan has ended. The ROC Component has not been a component of our Executive Incentive Plan since 2014 and was only being paid with respect to de novo and acquisition investments made prior to fiscal 2014.

Oncology Division 2016 Business Development Incentive Compensation Plan. In addition to the Executive Incentive Plan described above, Mr. Spurlock was eligible to receive a commission equal to $75,000 for each contract executed by the company in 2016 in connection with the creation or upgrade of a radiation therapy treatment facility owned, leased and/or operated by the company’s Oncology Division if such contract generated at least $3,000,000 of EBITDA. For 2016, Mr. Spurlock earned two commissions totaling $150,000.

2016 Transaction Bonus Program. In connection with and effective as of the closing of the 2016 Transaction, the Company entered into a new management incentive arrangement which involved the issuance of $1.5 million in cash-based awards (the “Cash Awards Amount”) to the management of the Company. The Cash Awards Amount was paid by the THAIHOT Investment Company Limited and Tahoe Investment Group Co., Ltd. to the Company at the closing of the 2016 Transaction. On March 23, 2016, the Special Committee of the Board approved the payment of the following cash awards pursuant to this arrangement to the named executive officers, contingent on each executive entering into the Amendment to his respective Executive Severance Agreement, described below under “Employment Agreements, Offer Letters and Severance Agreements—Severance and Change in Control Benefits.”

Name	Cash Award
Percy C. Tomlinson	$572,500
Richard W. Johns	$297,500
Richard A. Jones	$90,000
Gregory E. Spurlock	$150,000

The cash awards were paid as to one-third of the amount on each of the closing of the 2016 Transaction, the three-month anniversary of the closing of the 2016 Transaction and the six-month anniversary of the closing of the 2016 Transaction, in each case, subject to the executive’s continued service with the Company through each payment date. Additionally, as discussed below under “Employment Agreements, Offer Letters and Severance Agreements—Severance and Change in Control Benefits,” Mr. Aihara also received a cash award of $150,000. All payments were made in 2016, and are not ongoing obligations.

Long-Term Incentive Compensation

Annual Long-Term Incentive Program (LTIP) Awards. In May 2013, with the assistance of F.W. Cook, we adopted a new long-term incentive program (“LTIP”) under which executive officers and other eligible employees may be granted on an annual basis a combination of stock options and annual performance cash awards payable based on achievement against a pre-established adjusted EBITDA goal (referred to as “EBITDA Awards”) for the year. The Compensation Committee has established annual LTIP grant guidelines for each executive officer, which are based on the individual’s position level and are expressed as a percentage of annual salary. These LTIP grant guidelines are one factor the Compensation Committee considers when determining the grant value of the annual awards to each executive under the LTIP. The Compensation Committee also considers the recommendation of our Chief Executive Officer (other than for the Chief Executive Officer’s LTIP award) and a subjective evaluation of the executive’s responsibilities, individual performance, current compensation package, value of unvested equity awards and expected future contributions and value to the company. Once the grant value for these executives is determined, the Compensation Committee determines the appropriate allocation of the grant value between stock options, RSUs, and EBITDA Awards.

The Compensation Committee granted the 2016 LTIP awards in March 2016. After reviewing the LTIP guidelines for each executive officer and the other factors described in the preceding paragraph, the Compensation Committee determined to provide LTIP awards equal to the LTIP guideline applicable to each such executive and to split the award values between stock options (based on an estimate of Black-Scholes valuation as of the grant date), restricted stock units (RSU’s) (based on estimated value as of grant date) and EBITDA Awards (based on the target award value). One of the principal factors in making this determination was a strong desire to stress internal parity and to balance both short-term and long-term objectives.

Name	LTIP Guideline as% of Salary	Approx. LTIP Grant Value Approved	Value Allocated to RSU’s	Value Allocated to Stock Options	Value Allocated to Target EBITDA Award
Percy C. Tomlinson			12.5%	12.5%	75.0%
	230.7%	$1,522,485	(190,311)	(190,311)	(1,141,864)
Rhonda Longmore-Grund				50.0%	50.0%
	50.0%	$150,000	0	(75,000)	(75,000)
Richard W. Johns			12.5%	12.5%	75.0%
	157.8%	$591,605	(73,951)	(73,951)	(443,704)
Richard A. Jones			12.5%	12.5%	75.0%
	113.7%	$369,461	(46,183)	(46,183)	(277,096)
Gregory E. Spurlock			12.5%	12.5%	75.0%
	106.1%	$344,899	(43,112)	(43,112)	(258,674)

The stock options were granted with an exercise price equal to the closing price of our Common Stock on the NASDAQ Stock Market on the date of grant and generally vest in three substantially equal installments on the first three anniversaries of the grant date. Please see the Grants of Plan-Based Awards Table for the number of stock options granted pursuant to the 2016 LTIP awards. RSUs make up a component of our Long Term Incentive Program and, similar to the granted stock options, these grants generally vest in three substantially equal installments on the first three anniversaries of the grant date.

We believe that stock options, which provide a reward to the executive only if the market price of the underlying shares increases over time, are inherently performance-based and serve as an effective means to achieve our compensation objective of motivating our executives to contribute to the long-term growth and profitability of our company and thereby create value for our stockholders. We believe that RSUs are also performance-based due to their potential to increase in value due to positive company financial performance. Stock options and RSU’s also function as a retention incentive for our executives as they generally vest and become exercisable in installments over a three-year period, contingent upon the executive’s continued employment.

The 2016 EBITDA Awards represent the right to receive a cash bonus payment, the amount of which is specified in the award agreement. If the target adjusted EBITDA goal is obtained, 25% of the target value will be earned and payable to the executive based on achievement of the EBITDA goals for 2016. The remaining 75% of the target value is subject solely to the time-vesting conditions described below. For the 2016 EBITDA Awards, adjusted EBITDA means net income (or loss) under generally accepted accounting principles, before: interest expense, net; income taxes; depreciation and amortization expense; share-based payment; severance or other restructuring expenses; transaction costs; shareholder transaction costs; impairment charges; legal matters expense, net; changes in fair value of contingent consideration related to acquisitions; non-cash gain or step acquisition; and other non-cash charges or benefits included in other income (or expense). Actual adjusted EBITDA is determined by the Compensation Committee taking into account adjustments that the Compensation Committee believes are appropriate, such as for acquisitions or dispositions during the year, for purposes of the 2016 EBITDA Awards. If the target adjusted EBITDA is not met, any amount earned with respect to the 25% of the target value allocated will be at the Compensation Committee’s discretion. One-third (1/3) of the earned award (with respect to both the portion that is subject to achievement of the target adjusted EBITDA goal and the portion that is subject solely to the time-vesting conditions) vested and became payable as of December 31, 2016 and was paid on March 15, 2017. The remaining two-thirds (2/3) of the earned award will vest and become payable in equal installments on December 31 of each of the next two years, subject to the executive’s continued employment through the applicable vesting date, and be paid by March 15 following each vesting date. The purpose of the EBITDA Awards is to focus executives on achievement of an important financial operating objective and to encourage retention over the vesting period of the award.

The target company-wide adjusted EBITDA for 2016 was $112.3 million, the target Radiology Division adjusted EBITDA for 2016 was $110.0 million and the target Oncology Division adjusted EBITDA for 2016 was $38.0 million. For 2016, the Company achieved company-wide adjusted EBITDA of $113.9 million, Radiology Division adjusted EBITDA of $114.2 million and Oncology Division adjusted EBITDA of $40.0 million. In order to encourage employee retention and motivation and to recognize the significant achievements of the year, including the 2016 Transaction, the Compensation Committee approved a 100% payout under the 2016 EBITDA plan.

2014 RSU Grant. In 2014, Mr. Tomlinson was granted an award of 25,000 restricted stock units (the “RSU Award”). The RSU Award was subject to certain performance-vesting conditions tied to the Company’s stock price. The RSU Award provided that in the event of a change in control, the unvested portion of the award will convert into the right to receive a cash amount (the “Cash Right”) equal to the number of unvested restricted stock units multiplied by the per share consideration received by the holders of the Company’s Common Stock in the change in control and the Cash Right shall vest on the six month anniversary of the consummation of the change in control subject to Mr. Tomlinson’s continued service through such date; provided, that in the event Mr. Tomlinson is terminated without “cause” or for “good reason” (each as defined in the Mr. Tomlinson’s Employment Agreement) the Cash Right shall vest in full on the date of such termination (the “Cash Right Conversion”). The 2016 Transaction constituted a change in control under the terms of the RSU Award agreement and for purposes of the Cash Right Conversion, the Special Committee approved that the per-share consideration received by the holders of the Company’s Common Stock upon the consummation of the 2016 Transaction was $18.50 per share, and $462,500 was paid to Mr. Tomlinson in 2016.

Employment Agreements, Offer Letters and Severance Agreements

Employment Agreements and Offer Letters

The Compensation Committee does not have an established policy for entering into employment agreements or offer letters with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, particularly at the senior executive level, we have entered into employment agreements or offer letters with our executive officers where we determined that the retention of the executive was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement.

For example, in connection with our executive reorganizational efforts of the last couple of years, we entered into an offer letter with Mr. Tomlinson, our Chief Executive Officer. We also previously entered into an employment agreement with Mr. Aihara, our former Chief Financial Officer. The employment agreement and offer letter, which are summarized more thoroughly below in the section “Description of Compensation Arrangements for Named Executive Officers,” generally set forth a minimum annual base salary and annual target bonus opportunity for the executive during the term of employment. These agreements also provide for certain equity awards to be granted to the executive upon or following commencement of employment, which are intended to provide retention, to align the executive’s interests with those of our stockholders and, in some cases, to make the executive whole for compensation forfeitable upon leaving a previous employer. The Compensation Committee, generally after consultation with its compensation consultant, has approved these agreements and determined that they are appropriate and advisable to maintain a consistent, focused and motivated executive leadership team.

Severance and Change in Control Benefits

Our executive officers are eligible to receive certain severance and change in control benefits under various agreements with us. Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive’s employment is involuntarily terminated by us without “cause” or is voluntarily terminated by the executive for “good reason.” In such circumstances, we provide severance benefits to our executive officers under an Executive Severance Agreement (or, in the case of Mr. Aihara, under his Employment Agreement). Severance benefits in these circumstances generally consist of 18 months’ continued base salary, target bonus, and healthcare coverage, as well as outplacement services.

In February 2016, we entered into a Transition and Separation Agreement with Mr. Aihara in connection with Mr. Aihara’s separation and in consideration of his release of any claims against the Company. Under the terms of the agreement, Mr. Aihara is entitled to receive: (i) 18 months base salary and one and one-half times his 2016 annual target bonus opportunity, payable in bi-weekly installments over the 18 months following his separation; (ii) payment or reimbursement of COBRA premiums for the earlier of the 18-month salary continuation period or the date on which Mr. Aihara becomes eligible for healthcare coverage under another employer’s plan; (iii) prorated 2016 annual target incentive bonus determined using the financial performance of the Company in 2016 assuming 100% achievement of the individual performance goals; (iv) eligibility to receive a $150,000 transaction bonus in the event that 2016 Transaction was consummated on or prior to December 31, 2016, payable in substantially equal installments on each of the closing of the 2016 Transaction, the three month anniversary of such closing and the six month anniversary of such closing; (v) discretionary payments of $350 each, payable in bi-weekly installments over the 18-month salary continuation period; and (vi) direct payment of up to $35,000 for outplacement services. Mr. Aihara was also entitled to cash payments earned under the LTIP that vested based upon service through December 31, 2015, and his 2015 actual incentive award.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. On a case by case basis, in order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we may provide our executive officers with the same or enhanced severance benefits under their severance agreement if they voluntarily terminate their employment in connection with a change in control transaction. We provide severance protection under these circumstances to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interests of our stockholders despite the potential negative consequences such transactions may have on them personally.

We generally do not believe that severance benefits should be paid unless there is an actual or constructive termination of an executive’s employment without cause. Historically, however, under our standard terms and conditions for stock options and stock awards to our executive officers, option awards generally would immediately vest upon the occurrence of a change in control, as defined therein. As a result, in connection with the 2016 Transaction, which constituted a change in control under these agreements, the vesting of stock options outstanding as of the date of the closing of the 2016 Transaction accelerated in full.

Effective as of March 2016, the form of stock option and RSU agreements were revised to require “double trigger” for acceleration of awards, such that awards will only accelerate if there is a termination of employment without “cause” or for “good reason” within 12 months following a change in control. Similarly, under the 2016 EBITDA Award letters, an award only becomes payable in the event of a termination of employment without “cause” or for “good reason” within 12 months following a change in control.

Also in March 2016, we entered into amendments (the “Amendments”) to the Executive Severance Agreements with each of Messrs. Tomlinson, Johns, Jones and Spurlock. The Executive Severance Agreements included in the “good reason” definition a resignation by the executive following the date the Company or its affiliates completes an acquisition transaction which results in the legal, beneficial or equitable ownership transfer of at least a majority of the aggregate of all voting equity interests of the Company (the “Trigger”). Each executive agreed to waive the Trigger with respect to the 2016 Transaction. In addition, with respect to Messrs. Jones and Spurlock, the Amendments remove the Trigger from the “good reason” definition with respect to any future change in control transaction as well. In the case of Messrs. Tomlinson and Johns, in the event of a future change in control transaction, they may only resign within a thirty day period following six months after the future change in control transaction in order to receive the benefit of the Trigger.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Other Elements of our Compensation Program

Benefits and Perquisites

We provide to each named executive officer and the named executive officer’s eligible dependents such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment. We provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment. We have provided each named executive officer with an automobile allowance during the term of the named executive officer’s employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment. The auto allowance program has been eliminated as of January 1, 2017.

Tax and Accounting Considerations

While the Compensation Committee and the Board generally considers the financial accounting and tax implications of their executive compensation decisions, historically neither element has been a material consideration in the compensation awarded to our named executive officers.

The following report of the Compensation Committee shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders and the Company’s 2016 Annual Report on Form 10-K, as amended.

THE COMPENSATION COMMITTEE

Paul S. Viviano (Chairman)

Scott A. Bartos

Heping Feng

Tao Zhang

Summary Compensation Table

The following table presents information regarding compensation earned for fiscal years 2016, 2015, and 2014 by the individuals who served as our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2016 compensation. For an explanation of the amounts included in the table for fiscal years 2015 or 2014, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Percy C. Tomlinson	2016	660,000	—		184,201	184,199	653,460	1,311,432	2,993,292
President and Chief Executive Officer	2015	600,000	175,000		—	300,130	294,276	2,006	1,371,412
	2014	600,000	—		567,500	—	130,557	80,720	1,378,777

Rhonda Longmore-Grund	2016	238,846	50,000	(1)	—	275,114	180,514	1,226	745,700
Executive Vice President and Chief Financial Officer

Howard K. Aihara	2016	93,846	—		—	—	135,425	1,134,408	1,363,679
Former Executive Vice President and Former Chief Financial Officer	2015	305,000	56,102		—	76,290	138,211	9,079	584,682
	2014	299,580	277,823			73,645	115,208	8,701	773,419

Richard W. Johns	2016	375,000	—		71,576	71,573	343,836	379,569	1,241,554
Chief Operating Officer and Chief Legal Officer	2015	337,000	161,937		—	84,287	227,712	12,053	822,989
	2014	325,000	60,625		—	81,250	86,266	11,496	564,637

Richard A. Jones	2016	325,000	—		44,701	44,699	300,355	163,044	877,799
President, Radiology Division	2015	310,000	82,083		—	77,531	236,779	9,111	715,504
	2014	310,000	236,500		—	75,000	74,088	20,673	713,184

Gregory E. Spurlock	2016	325,000	—		41,730	41,726	440,518	224,793	1,073,767
President, Oncology Division and International	2015	310,000	105,000		—	77,531	129,041	10,344	631,916
	2014	290,000	35,000		—	70,000	362,330	9,829	764,082

(1)	Represents the sign on bonus paid to Ms. Longmore-Grund.
(2)	The amounts in this column are the granted value of the 2016 LTIP stock option and RSU components. The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” and “Option Awards” columns can be found in Note 4 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, but exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	Amounts in this column constitute payments made under the 2016 Executive Incentive Plan, the ROC Component payable under the Executive Incentive Plan for prior years and the commissions payable under the 2016 Oncology Division Business Development Incentive Compensation Plan. The Compensation Committee set the target bonus and performance criteria used to determine whether and to what extent the named executive officers would receive payments under the 2016 Executive Incentive Plan, the ROC Component under the Executive Incentive Plan for prior years and the 2016 Oncology Division Business Development Incentive Compensation Plan. See “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Bonus Opportunity”

section above for details regarding the 2016 Executive Incentive Plan, the ROC Component under the Executive Incentive Plan for prior years and the 2016 Oncology Division Business Development Incentive Compensation Plan.
(4)	Amounts in this column include the value shown in the following table of other compensation and perquisites paid to named executive officers. Each item is valued at the actual amount we paid to the named executive officer or to a service provider on behalf of the named executive officer. Other compensation includes owed severance, and accrued, unused vacation timed owed at time of separation.

Name	Year	Auto allowance ($)	Discretionary Bonus/ Severance(1) ($)	LTIP Payments(2) ($)	Professional Fees ($)	Life insurance premiums paid by the company ($)	Total ($)
Percy C. Tomlinson	2016	—	1,109,500	200,000	—	1,932	1,311,432
Rhonda Longmore-Grund	2016	—	—		—	1,226	1,226
Howard K. Aihara	2016	2,492	1,068,333	63,108	—	475	1,134,408
Richard W. Johns	2016	8,400	297,500	69,708	530	3,431	379,569
Richard A. Jones	2016	7,200	90,000	64,207	—	1,637	163,044
Gregory E. Spurlock	2016	8,400	150,000	63,333	—	3,060	224,793

(1)	For Mr. Tomlinson, amount reflects transaction bonus payments in connection with the 2016 Transaction of $1,034,500 ($572,000 transaction bonus and $462,500 “cash right” payment) as well as discretionary bonus of $75,000 paid under the 2015 EBITDA Award. For Mr. Aihara, amount reflects $872,583 severance accrued, $45,750 accrued and unused vacation time, and $150,000 2016 Transaction bonus. For Messrs. Johns, Jones, and Spurlock, amounts reflect 2016 Transaction bonuses only.
(2)	Additional LTIP cash payments were paid in accordance with the change of control acceleration requirements Incentive plan earned in prior years.

Grants of Plan-Based Awards for 2016 Fiscal Year

The following table shows grants of plan-based awards in fiscal 2016 to the named executive officers.

		Board Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Shares (#)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Percy C. Tomlinson	EIP Bonus(2)			78,540	561,000	841,500	—	—	—
	LTIP Cash(3)	3/23/2016	3/23/2016	—	1,141,864	1,141,864	—	—	—
	LTIP Options	3/23/2016	3/23/2016	—	—	—	44,079	6.93	184,201
	LTIP RSUs	3/23/2016	3/23/2016	—	—	—	26,580	—	184,199

Rhonda Longmore-Grund	EIP Bonus(2)			31,500	225,000	337,500	—	—	—
	LTIP Cash(3)	3/23/2016	3/23/2016	—	75,000	75,000	—	—	—
	LTIP Options	3/23/2016	3/23/2016	—	—	—	17,371	6.93	72,591
	LTIP RSUs			—	—	—	—	—	—
	NQ Options	3/10/2016	3/10/2016	—	—	—	41,717	8.04	202,523

Richard W. Johns	EIP Bonus(2)			39,375	281,250	421,875	—	—	—
	LTIP Cash(3)	3/23/2016	3/23/2016	—	443,704	443,704	—	—	—
	LTIP Options	3/23/2016	3/23/2016	—	—	—	17,128	6.93	71,576
	LTIP RSUs	3/23/2016	3/23/2016	—	—	—	10,328	—	71,573

Richard A. Jones	EIP Bonus(2)			34,650	247,500	371,250	—	—	—
	LTIP Cash(3)	3/23/2016	3/23/2016	—	277,096	277,096	—	—	—
	LTIP Options	3/23/2016	3/23/2016	—	—	—	10,697	6.93	44,701
	LTIP RSUs	3/23/2016	3/23/2016	—	—	—	6,450		44,699

Gregory E. Spurlock	EIP Bonus(2)			34,650	247,500	371,250	—	—	—
	Commission(4)			—	150,000	—	—	—	—
	LTIP Cash(3)	3/23/2016	3/23/2016	—	258,674	258,674	—	—	—
	LTIP Options	3/23/2016	3/23/2016	—	—	—	9,986	6.93	41,730
	LTIP RSUs	3/23/2016	3/23/2016	—	—	—	6,021	—	41,726

(1)	Unless otherwise noted in the footnotes below, the vesting schedules applicable to the plan-based awards granted in fiscal 2016 are included below in the “Outstanding Equity Awards at 2016 Fiscal Year-End” table.
(2)	Reflects potential awards under our 2016 Executive Incentive Plan (“EIP”). The bonus opportunity under the EIP was determined based on four financial performance measures (revenue (15%), adjusted EBITDA (50%), patient satisfaction (5%), and return on invested capital (30%)), with the bonus amount payable based on achievement of the financial performance measures (70%) and individual Performance Objectives (30%). The threshold amount for the EIP Bonus represents 70% multiplied by the amount payable if the threshold level of performance was met for each of the four financial performance measures (revenue (86%), adjusted EBITDA (90%), patient satisfaction (93%) and return on invested capital (86%)), which equates to 70% multiplied by 20% of the executive’s 2016 bonus opportunity. The target amount assumes that the target level of performance was met for each of the performance measures and that the executive achieved his Performance Objectives at 100%. The maximum amount payable under the 2016 Executive Incentive Plan is 150% of the target award.
(3)	Reflects the target award value under the EBITDA Awards granted as part of our 2016 LTIP. Twenty-five percent of the target amount is earned if the 2016 adjusted EBITDA target established by the Board is met or exceeded. The remaining 75% of the target value is subject solely to time-vesting conditions described below. For 2016, the target adjusted EBITDA was met and the Compensation Committee approved a payout under the awards equal to 100% of the target award value. One-third (1/3) of the amount of the award vested and became payable as of December 31, 2016 and payable by March 15 of the following year. The remaining two-thirds (2/3) of the amount of the award will vest in equal installments on December 31, 2017, and December 31, 2018, in each case subject to the executive’s continued employment through such date, and upon vesting payable no later than March 15 of the following year. For Ms. Longmore-Grund, 100% of the award was conditioned on her continued employment as of December 31, 2016, and accordingly vested as of that date.
(4)	Represents a commission Mr. Spurlock was eligible to earn under the Oncology Division 2016 Business Development Incentive Compensation Plan, as described under “Executive Compensation—Annual Cash Bonus Opportunity” above.
(5)	The amounts in this column are the aggregate grant date fair values computed in accordance with ASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended. The vesting of each award is as described in the outstanding equity awards table found below.

Description of Compensation Arrangements for Named Executive Officers

Overview

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2014, 2015 and 2016, and the Grants of Plan-Based Awards Table for 2016 Fiscal Year above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2016. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Offer Letter with Percy C. Tomlinson-President and CEO

Mr. Tomlinson was appointed our President and Chief Executive Officer effective October 1, 2013. Under the terms of the offer letter we entered into with Mr. Tomlinson, he is paid an annual base salary of $600,000, which was increased to $660,000 in 2016 with a target bonus of 85% of base salary, subject to achievement of specified corporate and individual goals.

Mr. Tomlinson was paid a signing bonus of $310,000. In the event Mr. Tomlinson’s employment had been terminated (i) voluntarily by Mr. Tomlinson without “good reason,” (ii) due to Mr. Tomlinson’s death or permanent disability or (iii) by the company for cause, Mr. Tomlinson was required to repay 100% of the bonus if the termination had occurred prior to October 1, 2014, or 50% of the bonus if the termination had occurred between October 1, 2014 and October 1, 2015.

Mr. Tomlinson’s offer letter also provided for reimbursement of reasonable moving expenses and, for 6 months following his start date, reimbursement for temporary living expenses (up to a maximum of $5,000 per month) and reasonable travel expenses to Minnesota. Mr. Tomlinson is eligible for four weeks paid vacation per year, as well as participation in the company’s health and welfare plans.

Additionally, we entered into an Executive Severance Agreement with Mr. Tomlinson, which was amended in March 2016, as summarized in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

Mr. Tomlinson’s compensation package, including the amounts of signing bonuses and stock option grants, were determined by our Compensation Committee in its judgment to be necessary to attract Mr. Tomlinson to accept the role of Chief Executive Officer. The Compensation Committee consulted with F.W. Cook during the process of arm’s length negotiations with Mr. Tomlinson, and took into consideration the opportunity costs Mr. Tomlinson would incur in leaving his employment prior to joining Alliance.

Offer Letter with Rhonda Longmore—Grund—Executive Vice President and CFO

Ms. Longmore-Grund became our Executive Vice President and CFO in March of 2016. Under the terms of the offer letter we entered into with Ms. Longmore-Grund, she is paid an annual base salary of $300,000 with a target annual bonus of 75% of base salary, subject to achievement of specified corporate and individual goals.

Ms. Longmore-Grund was paid a signing bonus of $50,000. Had Ms. Longmore-Grund’s employment been terminated (i) voluntarily by Ms. Longmore-Grund, or (ii) by the company for cause, in each instance prior to the first anniversary of her employment start date, she would have been required to repay 100% of the bonus. Ms. Longmore-Grund also received stock options with a value of $202,523, which will vest in 3 annual installments on each anniversary of the grant date, subject to her continued employment through each such date. In addition, the letter provides that our compensation committee will recommend an award to Ms. Longmore-Grund under the LTIP equivalent to 50% of her base salary, with such award to be allocated evenly between stock options and an EBITDA Award payable in cash. (See a more detailed description of the LTIP awards above under “Long-Term Incentive Compensation”.)

Employment Agreement with Howard K. Aihara-Former Chief Financial Officer

Under the terms of our employment agreement with Mr. Aihara, dated as of December 1, 2005 and amended as of April 16, 2007 and December 9, 2008, Mr. Aihara was entitled to receive:

•	a cash bonus, under a plan administered by the Compensation Committee, based upon our achievement of certain operating and/or financial or other goals established by the Board in its sole discretion, with an initial annual target bonus amount equal to 75% of his then-current annual base salary; and

•	expense reimbursement, participation in employee benefits arrangements, and a monthly automobile allowance of not less than $600.

Under his employment agreement, Mr. Aihara was also entitled to severance in the event his employment terminated under certain circumstances. In connection with his separation from the Company, in February 2016, we entered into a Transition and Separation Agreement with Mr. Aihara, as described in more detail in the “Compensation Discussion and Analysis—Employment Agreements, Offer Letters and Severance Agreements—Severance and Change in Control Benefits” section above.

Equity-Based Awards

Each stock option and stock award reported in the “Grants of Plan-Based Awards Table for 2016 Fiscal Year” was granted by the Compensation Committee under, and is subject to, the terms of our 1999 Equity Plan. The Board of Directors has delegated general administrative authority over the 1999 Equity Plan to the Compensation Committee. The Compensation Committee has broad authority under the plan with respect to awarding grants, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extent the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

Stock Options and Restricted Stock Units

Each stock option reported in the “Grants of Plan-Based Awards for 2016 Fiscal Year” table has a per-share exercise price equal to the closing market price of a share of our Common Stock on the grant date as reported on the NASDAQ Stock Market. In addition, each stock option and restricted stock unit granted to our executive officers in 2016 vests over a 3-year period as disclosed in the “Outstanding Equity Awards at 2016 Fiscal Year-End” table below, subject to earlier vesting in connection with certain terminations of employment upon or following a change in control transaction. Once vested, each stock option will generally remain exercisable until its normal expiration date on the tenth anniversary of the grant date. Outstanding options and RSUs, however, may terminate earlier in connection with the termination of the executive officer’s employment with us. In the event an executive’s employment terminates, vested stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the termination date or the expiration date of the options, except that all outstanding options will terminate immediately in the event the executive’s employment is terminated for cause. Subject to earlier expiration of the vested stock options, stock options granted to our executives will remain exercisable for a one-year period in the event the executive ceases to be an employee due to his death, permanent disability or permanent retirement (which is defined as voluntary retirement after age 65 years and after having completed at least three years of service with the company).

Effective as of the closing of the 2016 Transaction, which constituted a change in control under the terms of the option agreements for options granted prior to 2016, the vesting of all outstanding stock options granted prior to 2016 accelerated.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information with respect to outstanding equity awards held by each of the named executive officers as of December 31, 2016:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)
Percy C. Tomlinson	10/1/2013	61,771	—	29.14	10/1/2023	—	—
	10/1/2013	41,181	—	29.14	10/1/2023	—	—
	2/27/2015	21,055	—	23.91	2/27/2025	—	—
	3/23/2016	—	44,079	6.93	3/23/2026	—	—
	3/23/2016	—	—	—	—	26,580	255,168

Rhonda Longmore-Grund	3/10/2016	—	41,717	8.04	3/10/2026	—	—
	3/23/2016	—	17,371	6.93	3/23/2026	—	—

Richard W. Johns	1/31/2012	60,000	—	5.70	1/31/2022	—	—
	5/21/2013	6,397	—	12.70	5/21/2023	—	—
	1/31/2014	4,656	—	28.70	1/31/2024	—	—
	2/27/2015	5,913	—	23.91	2/27/2025	—	—
	3/23/2016	—	17,128	6.93	3/23/2026	—	—
	3/23/2016	—	—	—	—	10,328	99,149

Richard A. Jones	1/3/2012	60,000	—	6.20	1/3/2022	—	—
	5/21/2013	5,905	—	12.70	5/21/2023	—	—
	1/31/2014	4,298	—	28.70	1/31/2024	—	—
	2/27/2015	5,439	—	23.91	2/27/2025	—	—
	3/23/2016	—	10,697	6.93	3/23/2026	—	—
	3/23/2016	—	—	—	—	6,450	61,920

Gregory E. Spurlock	1/3/2012	2,000	—	6.20	1/3/2022	—	—
	5/21/2013	5,511	—	12.70	5/21/2023	—	—
	1/31/2014	4,011	—	28.70	1/31/2024	—	—
	2/27/2015	5,439	—	23.91	2/27/2025	—	—
	3/23/2016	—	9,986	6.93	3/23/2026	—	—
	3/23/2016	—	—	—	—	6,021	57,802

(1)	Options are scheduled to vest in three substantially equal installments on each of the first, second and third anniversaries of the grant date. Effective as of the closing of the 2016 Transaction, which constituted change in control under the terms of the option agreement, the vesting of the stock options granted prior to 2016 was accelerated.
(2)	These options are scheduled to vest in three substantially equal installments on each of the first, second and third anniversaries of the grant date. Upon certain employment terminations on or following a change in control, vesting will be accelerated.
(3)	These stock awards are RSU’s, which are scheduled to vest in three substantially equal installments on each of the first, second and third anniversaries of the grant date. Upon certain employment terminations on or following a change in control, vesting will be accelerated.
(4)	The dollar values of these awards are calculated by multiplying the number of units by $9.60, the last reported sale price of our Common Stock on December 30, 2016, the last trading day of 2016.

Fiscal 2016 Option Exercise and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of restricted stock units for our named executive officers during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Percy C. Tomlinson	—	—	—	—
Larry C. Buckelew	—	—	—	—
Rhonda Longmore-Grund	—	—	—	—
Howard K. Aihara	17,333	13,626	—	—
Richard W. Johns	—	—	—	—
Richard A. Jones	—	—	—	—
Gregory E. Spurlock	—	—	—	—

Potential Payments upon Termination or Change in Control

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control. The last subsection provides a table that presents our estimate of the benefits payable to the executive officers under each of these scenarios based on an assumed triggering event occurring on December 31, 2016.

Change in Control-Without Termination of Employment

Upon the occurrence of a change in control, historically, under the terms of our stock option agreements under our 1999 Equity Plan all unvested stock options will immediately vest, regardless of whether there has also been a termination of employment. In addition, the unvested restricted stock units granted to Mr. Tomlinson were to convert into the right to receive a cash amount (the “Cash Right”) equal to the number of unvested restricted stock units multiplied by the per share consideration received by the holders of our Common Stock in the “change in control”, as determined by the Compensation Committee, in its sole discretion. The Cash Right was earned and paid in an amount equal to $462,500 following the 2016 Transaction, which constituted a change in control. Further, in connection with the 2016 Transaction, which constituted a change in control under the option agreements (for stock options granted prior to 2016), the vesting of the respective pre-2016 stock options outstanding as of the date of the closing of the 2016 Transaction accelerated in full. Effective as of March 2016, the form of stock option and RSU agreements were revised to require “double trigger” for acceleration of awards, such that awards will only accelerate if there is a termination of employment without “cause” or for “good reason” within 12 months following a change in control.

Also, for awards prior to 2016, upon the occurrence of a change in control, the target amount of any EBITDA Award under the LTIP for the year in which the change in control occurs, and any previously earned but unpaid EBITDA Award amounts, became earned and payable at 6 months following the change in control. For these purposes, “change in control” generally means an acquisition by any person or group of more than 50% of our stock, mergers and similar transactions that result in a 50% or greater change in our ownership, and the sale, lease or transfer of all or substantially all of the assets of the company. For a specific definition, please refer to the applicable stock plan or form of award agreement as filed with the SEC. Under the terms of the EBTIDA Awards, due to the 2016 Transaction constituting a change in control, unpaid earned cash amounts under the 2014 and 2015 EBITDA awards vested and were paid in full on the earlier of (a) six months after the closing of the change of control or (b) the termination of the participant’s employment by the Company without “cause” or by the participant for “good reason,” each as defined therein, except in the case of Mr. Aihara, to whom the full unpaid earned cash amounts under the 2014 and 2015 EBITDA were paid one (1) month after the closing of the 2016 Transaction pursuant to the terms of his Transition and Separation Agreement.

Under the 2016 EBITDA Award letters, an award only becomes payable in the event of a termination of employment without “cause” or for “good reason” within 12 months following a change in control.

Termination Without Cause or for Good Reason-Before Change in Control

Executive officers are entitled to severance benefits in the event of certain terminations of employment. These severance benefits are provided under an Executive Severance Agreement between the company and the executive. Severance benefits are payable in the event the executive’s employment is terminated by us without “cause” or voluntarily by the executive for “good reason.” For these purposes, “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy. For these purposes, “good reason” generally means the assignment to the executive of materially inconsistent duties, a significant adverse change in the executive’s reporting relationship, certain reductions in compensation or benefits, certain relocations of the executive’s employment and, for certain executives, prior to the March 2016 Amendments, the occurrence of an acquisition of the company that results in the legal, beneficial or equitable ownership transfer of at least a majority of voting stock of the company. For the specific definitions of “cause” and “good reason”, please refer to the form of Executive Severance Agreement (or, in the case of Mr. Aihara, his Employment Agreement) as filed with the SEC.

In March 2016, we entered into the Amendments to the Executive Severance Agreements with each of Messrs. Tomlinson, Johns, Jones and Spurlock. The Executive Severance Agreements with each of Messrs. Tomlinson, Johns, Jones and Spurlock included in the “good reason” definition a resignation by the executive following the date the Company or its affiliates completes an acquisition transaction which results in the legal, beneficial or equitable ownership transfer of at least a majority of the aggregate of all voting equity interests of the Company (the “Trigger”). Each executive agreed to waive the Trigger with respect to the 2016 Transaction. In addition, with respect to Messrs. Jones and Spurlock, the Amendments remove the Trigger from the “good reason” definition with respect to any future change in control transaction as well. In the case of Messrs. Tomlinson and Johns, in the event of a future change in control transaction, they may only resign within a thirty day period following six months after the future change in control transaction in order to receive the benefit of the Trigger.

For each of the executive officers, the severance benefits generally consist of:

•	Severance equal to eighteen (18) months base salary and one and one-half (1-1/2) times the executive’s annual target bonus opportunity, generally payable in monthly installments over the eighteen (18) months following separation;

•	Payment of the bi-weekly amount of the company’s employer coverage expense for continuation of the same or equivalent group health, payable over the 18-month salary continuation period; and

•	Reimbursement of up to $35,000 for outplacement services.

Under his Executive Severance Agreement, Mr. Tomlinson is also entitled to the target value of any outstanding EBITDA Award.

Payment of severance benefits is generally conditioned upon the executive’s execution of a valid release of claims and agreement to certain non-competition and non-solicitation provisions during the term of the salary continuation payments.

Mr. Aihara ceased serving as Executive Vice President and Chief Financial Officer effective March 10, 2016. In February 2016, we entered into a Transition and Separation Agreement with Mr. Aihara in connection with Mr. Aihara’s separation and in consideration of his release of any claims against the Company. For a description of the severance and other benefits payable to Mr. Aihara under this agreement please see the “Compensation Discussion and Analysis—Employment Agreements, Offer Letters and Severance Agreements—Severance and Change in Control Benefits” section above.

Termination Without Cause or for Good Reason-After Change in Control

Pursuant to their Executive Severance Agreements, executives are generally entitled to the same severance benefits described above in the event of their termination of employment by us without cause or voluntarily by the executive for good reason upon or following a change in control. In addition, upon a termination by us without cause or voluntarily by the executive for good reason following a change in control, all options and RSUs granted in 2016 and thereafter will vest.

Termination Due to Death or Disability

In the event the executive’s employment terminates due to the executive’s death or disability, the executive will be entitled to receive the bonus earned under the Executive Incentive Plan if he has been employed by the company through the last day of the applicable performance period. Such bonus will be paid in the same manner and at the same time as bonuses are paid generally under the plan to continuing employees. The executive will also be entitled to payment of any previously earned but unpaid EBITDA Award amounts, as well as full accelerated vesting of any outstanding options and RSUs.

Termination Due to Retirement

In the event of the executive’s retirement (which is generally defined as termination of employment following age 65 and three years of employment with the company), the executive will be entitled to receive the bonus earned under the Executive Incentive Plan if he has been employed by the company through the last day of the applicable performance period. Such bonus will be paid in the same manner and at the same time as bonuses are paid generally under the plan to continuing employees.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control as of December 31, 2016. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The price per share of our Common Stock is equal to the NASDAQ Stock Market closing market price per share on December 30, 2016 ($9.60), the last trading day in fiscal 2016.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•	We report amounts in the table below without any reduction for possible delay in the commencement or timing of payments.

Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above

	Change in Control (without Termination of Employment) ($)	Before Change in Control- Termination w/o Cause or for Good Reason ($)	After Change in Control- Termination w/o Cause or for Good Reason ($)	Death or Disability ($)	Retirement ($)
Percy C. Tomlinson
Cash Severance Payments(1)	—	1,831,500	1,831,500	561,000	561,000
Continuation of Benefits(2)	—	47,141	47,141	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	—	—	117,691	117,691	—
Vesting of Stock Awards(5)	—	—	255,168	255,168	—
EBITDA Award	—	—	761,243	1,141,864	—
Total	—	1,913,641	3,047,743	2,075,723	561,000

Rhonda Longmore-Grund
Cash Severance Payments(1)	—	787,500	787,500	225,000	225,000
Continuation of Benefits(2)	—	46,432	46,432	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	—	—	111,459	111,459	—
Vesting of Stock Awards(5)	—	—	—	—	—
EBITDA Award	—	—	50,000	75,000	—
Total	—	868,932	1,039,391	411,459	225,000

Richard W. Johns
Cash Severance Payments(1)	—	984,375	984,375	281,250	281,250
Continuation of Benefits(2)	—	49,651	49,651	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	—	—	45,732	45,732	—
Vesting of Stock Awards(5)	—	—	99,149	99,149	—
EBITDA Award	—	—	49,301	443,704	—
Total	—	1,069,026	1,263,208	869,835	281,250

Richard A. Jones
Cash Severance Payments(1)	—	866,250	866,250	247,500	247,500
Continuation of Benefits(2)	—	55,342	55,342	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	—	—	28,561	28,561	—
Vesting of Stock Awards(5)	—	—	61,920	61,920	—
EBITDA Award	—	—	30,789	277,096	—
Total	—	956,592	1,077,862	615,077	247,500

Gregory E. Spurlock
Cash Severance Payments(1)	—	866,250	866,250	247,500	247,500
Continuation of Benefits(2)	—	20,666	20,666	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	—	—	26,663	26,663	—
Vesting of Stock Awards(5)	—	—	57,802	57,802	—
EBITDA Award	—	—	28,741	258,674	—
Total	—	921,916	1,035,122	590,639	247,500

(1)	The amounts shown represent the cash severance payable to the executive under his Executive Severance Agreement or Employment Agreement in the event of a qualifying termination of employment. For a termination due to death or disability, the amounts shown represent the cash severance for the executive under the Executive Incentive Plan.
(2)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.
(3)	These amounts are equal to the maximum value of outplacement services that would be available for the named executive officer.
(4)	The amounts shown represent the value attributable to the full acceleration of vesting for option awards and are calculated by multiplying (i) the difference between the closing NASDAQ market price of a share of our Common Stock on December 30, 2016 ($9.60), the last trading day in fiscal 2016, and the applicable exercise price, by (ii) the number of shares subject to stock options vesting on an accelerated basis on December 31, 2016. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $9.60 or for stock options that were already vested as of December 31, 2016.
(5)	The amounts shown represent the value attributable to the Cash Right calculated by multiplying (i) the NASDAQ Stock Market closing price of a share of our Common Stock on December 30, 2016 ($9.60), the last trading day in fiscal 2016, by (ii) the number of unvested units on December 31, 2016.

Compensation Committee Interlocks and Insider Participation

Aaron A. Bendikson, Scott A. Bartos, Curtis S. Lane and Edward A. Samek served as members of the Compensation Committee prior to completion of the 2016 Transaction, with Mr. Bendikson serving as the Chairman. Scott A. Bartos, Heping Feng, Paul Viviano and Tao Zhang served as members of the Compensation Committee during the remainder of fiscal 2016, with Mr. Viviano serving as the Chairman. Mr. Viviano previously served as our Chairman of the Board and Chief Executive Officer for 10 years. All members of the Compensation Committee during fiscal 2016 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under SEC rules requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and any other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board.

PROPOSAL NO. 6

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are also seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of 1, 2 or 3 years, or abstaining. This vote, which we last held at our 2011 Annual Meeting, is required at least once every six years.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EVERY “3 YEARS” AS THE FREQUENCY FOR AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

For the reasons described below, we recommend that our stockholders select a frequency of 3 years.

•	A triennial approach provides regular input by stockholders, while allowing stockholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other stockholders, who have historically held on to our stock over the long-term.

•	Our executive compensation programs are designed to operate over the long-term and are designed to support long-term value creation. Equity awards, mainly in the form of restricted stock, have historically represented a significant portion of our executives’ compensation. Restricted stock aligns management’s interests with the interests of our stockholders.

•	A triennial vote will provide our Compensation Committee and our Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our stockholders and develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation programs to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•	The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that an advisory stockholder vote to approve the compensation paid to Alliance HealthCare Services, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to Alliance HealthCare Services, Inc.’s stockholders every: (i) 1 year, (ii) 2 years, (iii) 3 years or (iv) abstain; with such frequency that receives the highest number of votes cast being the preferred advisory vote of stockholders.

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. However, the Board will review the voting results and take them into consideration when making any decision to determine the frequency of future say-on-pay votes.

PROPOSAL NO. 7

PROPOSAL TO ADJOURN THE ANNUAL MEETING

At the annual meeting, we may ask stockholder to vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies for the adoption of the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the annual meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement to defeat that proposal, we could adjourn the annual meeting without a vote to approve the Merger Agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the Merger Agreement.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 7

IMPORTANT ADDITIONAL INFORMATION REGARDING ALLIANCE

Company Background

Alliance is a leading national provider of outsourced medical services, including radiology, oncology and interventional. We provide a full continuum of services from mobile to comprehensive service line management and joint venture partnerships, which can include one or more of the following depending on the customer’s needs: systems, technologists to operate the systems, sales and marketing, patient scheduling and pre-authorization, billing and payer management, equipment maintenance and upgrades, overall management of services and fixed-site operations including outpatient clinics and Ambulatory Surgical Centers.

As of December 31, 2016, we operated 625 diagnostic imaging, radiation therapy, and interventional radiology systems. With a strategy of partnering with hospitals, health systems and physician practices through joint ventures and fee for service arrangements, we provide quality healthcare services for over 1,100 hospitals and healthcare partners in 46 states, where approximately 2,450 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. Our executive office is located at 18201 Von Karman Avenue, Suite 600, Irvine, CA 92612 and our telephone number is (949) 242-5300.

Executive Officers and Directors

Set forth below is information regarding our executive officers, including their principal occupations for the past five years and their ages as of March 1, 2017. There are no family relationships between any of our executive officers and any other executive officer or board member. Our Board elects our executive officers, who serve at the discretion of our Board. Information regarding our directors is included under “Proposal 3: Election of Directors” above. None of our executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our executive officers and directors are citizens of the United States, except for Mr. Huang, Mr. Feng and Dr. Zhang, who are citizens of the PRC.

The business address of each of our executive offices and directors is c/o Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, CA 92612, and their business telephone number is (949) 242-5300.

Name	Age	Present Position
Percy C. Tomlinson	54	Chief Executive Officer
Rhonda A. Longmore-Grund	54	Executive Vice President and Chief Financial Officer
Richard W. Johns	59	Chief Operating Officer and Chief Legal Officer
Richard A. Jones	53	President, Alliance HealthCare Radiology
Gregory E. Spurlock	55	President, Alliance Oncology and Alliance HealthCare International
Steven M. Siwek, M.D.	52	President, Alliance Interventional
Laurie R. Miller	50	Executive Vice President, Human Resources, Marketing and Communications

Percy C. Tomlinson became Chief Executive Officer in October 2013. Mr. Tomlinson has more than 25 years of diverse executive management and leadership experience, serving in a variety of roles, most recently as the Chief Executive Officer of Midwest Dental, from 2012 until joining us. Previously, he spent 10 years with the Center for Diagnostic Imaging, Inc. in several senior roles including Chief Executive Officer from 2011 to 2012, President and Chief Operating Officer from 2005 to 2011 and Senior Vice President and Chief Financial Officer from 2002 to 2005. Mr. Tomlinson holds an M.B.A. from Columbia University and a B.A. from the University of St. Thomas.

Rhonda A. Longmore-Grund became Executive Vice President and Chief Financial Officer in March 2016. Ms. Longmore-Grund most recently served as the Senior Vice President and Chief Financial Officer for Printronix, a privately-held global industrial technology design and manufacturing company from November 2009 to February 2016. Previously, Ms. Longmore-Grund held senior management positions at Ingram Micro, Inc., Exult, Inc., Velocium and Digital Equipment Corporation. Ms. Longmore-Grund received a B.A. from the University of Massachusetts at Amherst and an M.A.L.D. from the Fletcher School of Law and Diplomacy at Tufts University.

Richard W. Johns has served as our Chief Operating Officer, Chief Legal Officer and Secretary since February 2016. Previously, Mr. Johns served as our Executive Vice President, General Counsel and Secretary since February 2012. Mr. Johns has had a legal career spanning over 30 years providing legal services to a variety of healthcare clients based in the U.S. and Europe. From 2010 to 2012, he was General Counsel at LaVie Care Centers, a national long-term care company with revenues in excess of $1 billion annually. From 2009 to 2010, Mr. Johns maintained his own law practice serving various healthcare clients in the U.S. and Europe, and from 1998 to 2008 served as a partner with the internationally recognized firm of Foley & Lardner, where he was instrumental in developing a national healthcare practice. Mr. Johns began his legal career working with various law firms in the Washington, D.C. area and holds a Juris Doctor degree from the University of Southern California.

Richard A. Jones was appointed President of Alliance HealthCare Radiology in June 2012. Previously, Mr. Jones served as Executive Vice President of the Radiology Division since August 2011. He has been with Alliance since 1996, originally serving as Regional Operations Manager, then Vice President of Business Development, then Vice President of Operations for the North zone, then Senior Vice President of the North zone, and then as Senior Vice President of Operations. Before joining Alliance, Mr. Jones held a number of leadership roles in hospitals and the commercial healthcare sector. Mr. Jones holds a Bachelor of Arts degree from Eastern Nazarene College.

Gregory E. Spurlock was appointed President of Alliance Oncology and Alliance HealthCare International in February 2016. Previously, Mr. Spurlock served as President of Alliance Oncology commencing in April 2013. Mr. Spurlock initially joined Alliance Oncology as Chief Administrative Officer in April 2011, as part of the company’s acquisition of US Radiosurgery and was later promoted to Senior Vice President of Business Development and Contract Operations in June of 2012. In his current role, Mr. Spurlock oversees all aspects of Alliance Oncology and leads the new International Division overseeing both Oncology and Radiology for operations outside of the U.S. Mr. Spurlock joined US Radiosurgery in 2004 and held various executive leadership positions with the company and its affiliates from 2004 until its acquisition by Alliance in 2011, including Chief Operating Officer of US Radiosurgery, Executive Vice President of NeoSpine, and Chief Executive Officer of Imaging One. Prior to 2004, Mr. Spurlock also held the role of Executive Director at Tennessee Orthopaedic Alliance and at the Kerlan-Jobe Orthopaedic Clinic in Los Angeles.

Steven M. Siwek, M.D. was appointed President of Alliance Interventional in April 2015. Dr. Siwek initially joined Alliance through the February 2015 acquisition of The Pain Center of Arizona (referred to as “TPC”): Arizona’s center of excellence for the diagnosis and treatment of chronic pain disorders with 12 locations statewide. As founder and CEO of TPC, Dr. Siwek has focused the last 15 years of his medical career on building programs that set national standards for quality coordinated care in pain management. Dr. Siwek’s multi-disciplinary and integrative approach to preventing, treating, and eliminating chronic pain is advancing the way in which interventional and pain management services are accessed and delivered nationwide. Dr. Siwek received his M.D. from the New York Medical College and completed his residency training at the Mayo Clinics in Rochester, Minneapolis, and Scottsdale, Arizona, and fellowship at the Mayo Clinic in Jacksonville, Florida. In addition, Dr. Siwek holds an M.B.A. from the Graziadio School of Business and Management at Pepperdine University.

Laurie R. Miller joined Alliance HealthCare Services in January 2013 and serves as the Executive Vice President of Human Resources, Marketing and Communications. Ms. Miller brings over 20 years of business experience to this role, having held senior human resources leadership positions for a variety of high tech companies. She joined Alliance as the Vice President of Human Resources and Organizational Development, leading the business partner team focused on supporting the Radiology business line. At gen-E, she was the Vice President of Human Resources, from July 2012 through January of 2013, and was responsible for implementing gen-E’s global HR strategic plan. Prior to working at gen-E, Ms. Miller held multiple human resources leadership roles for Ingram Micro, starting in June 2006. Her last role was the Senior Director of Change Enablement and Executive Director of Human Resources for Ingram Micro, which she held from January 2010 through May 2012. During that time frame, Ms. Miller led the North America HR function and a team of 60 HR professionals covering the US, Canada and Manila. Ms. Miller holds a B.A. from University of California at Los Angeles.

Prior Public Offerings

During the past three years, Alliance has not made any underwritten public offering of Common Stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Historical Selected Consolidated Financial Information

Set forth below is certain historical selected consolidated financial information of Alliance. The historical selected consolidated financial data as of and for the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 have been derived from Alliance’s historical audited consolidated financial statements and the historical selected consolidated financial data as of March 31, 2017 has been derived from Alliance’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to those reports and all of the financial information and notes contained in them. For additional information, see “Where You Can Find Additional Information” beginning on page 145. Historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,					Three Months Ended March 31,
(in thousands except per share data)	2016	2015	2014	2013	2012	2017	2016
Consolidated Statements of Operations Data:
Revenues	$505,549	$473,054	$436,387	$448,831	$472,258	$129,936	$123,725
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	285,746	269,104	237,420	239,397	253,225	75,049	70,914
Selling, general and administrative expenses	96,663	88,471	79,903	80,215	76,022	23,535	25,265
Transaction costs	1,886	3,296	2,344	465	994	162	417
Shareholder transaction costs	4,219	1,853	—	—	—	869	1,009
Severance and related costs	3,910	1,347	2,517	1,658	2,226	634	1,716
Impairment charges	632	6,817	308	13,031	—	—	—
Loss on extinguishment of debt	—	—	—	26,018	—	—	—
Depreciation expense	54,972	48,595	54,971	66,319	79,333	14,073	13,048
Amortization expense	10,561	9,325	7,880	10,973	15,861	3,275	2,443
Interest expense, net	34,506	26,241	24,693	39,170	54,101	8,700	7,495
Other (income) expense, net	(6,586)	(12,255)	(1,823)	(1,945)	3,036	(483)	(787)

Total costs and expenses	486,509	442,794	408,213	475,301	484,798	125,814	121,520

Income (loss) before income taxes, earnings from unconsolidated investees and noncontrolling interest	19,040	30,260	28,174	(26,470)	(12,540)	4,122	2,205
Income tax expense (benefit)	2,852	6,536	7,327	(12,398)	(6,710)	(3)	(945)
Earnings from unconsolidated investees	(1,290)	(3,391)	(4,654)	(5,630)	(4,667)	(336)	(252)

Net income (loss)	17,478	27,115	25,501	(8,442)	(1,163)	4,461	3,402
Less: Net income attributable to noncontrolling interest	(16,985)	(20,373)	(14,883)	(13,041)	(10,775)	(5,075)	(4,592)

Net income (loss) attributable to Alliance HealthCare Services, Inc.	$493	$6,742	$10,618	$(21,483)	$(11,938)	$(614)	$(1,190)

Income (loss) per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.05	$0.63	$1.00	$(2.02)	$(1.12)	$(0.06)	$(0.11)

Diluted	$0.04	$0.62	$0.98	$(2.02)	$(1.12)	$(0.06)	$(0.11)

Weighted average number of shares of Common Stock and Common Stock equivalents:
Basic	10,866	10,741	10,669	10,634	10,624	10,973	10,779
Diluted	10,959	10,849	10,836	10,634	10,624	10,973	10,779

Ratio of Earnings to Fixed Charges(1)	1.63	2.41	2.52	0.61	0.94	1.55	1.36

Consolidated Balance Sheets Data (at end of period):
Cash and cash equivalents	$22,241	$38,070	$33,033	$34,702	$39,977	$21,472	$22,241
Total assets(2)	659,864	603,660	457,795	439,988	508,143	645,642	659,864
Long-term debt, including current maturities(2)	548,745	571,091	499,170	519,801	542,138	543,249	551,216
Stockholders’ deficit	(9,503)	(77,620)	(122,524)	(147,661)	(127,337)	(9,943)	(45,827)

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus noncontrolling interest, plus distributions from unconsolidated investees, plus fixed charges. Fixed charges are the sum of interest on all indebtedness and amortization of debt issuance costs.
(2)	Total assets and long-term debt, including current maturities, have been retroactively adjusted to reflect the impact of accounting pronouncements adopted on January 1, 2016. See Note 2 in “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (001-16609), filed with the SEC on March 10, 2017.

Book Value Per Share

Our net book value per share as of March 31, 2017 was approximately -$0.92 (calculated based on 10,831,300 shares outstanding as of such date).

Market Price of the Common Stock

The Common Stock is traded on the NASDAQ Global Market under the symbol “AIQ.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock.

	Market Price
Fiscal Year	High	Low
2017
First Quarter	$10.40	9.60

2016
First Quarter	$8.80	6.51
Second Quarter	$7.83	5.90
Third Quarter	$6.88	5.77
Fourth Quarter	$9.60	6.94

2015
First Quarter	$25.33	19.76
Second Quarter	$24.49	17.83
Third Quarter	$19.04	9.00
Fourth Quarter	$10.92	6.73

The closing price of our Common Stock on April 13, 2017 was $12.85. As of the record date, Alliance had approximately 12 stockholders of record.

Dividends

Alliance has not paid any dividends during the periods set forth above. Covenants under Alliance’s Credit Agreement restrict the payment of dividends or other distributions on the Common Stock.

Alliance Purchases of Equity Securities

Alliance has not repurchased any outstanding Common Stock during the periods set forth above.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 15, 2017 by: (a) each person who is known by us to own beneficially more than 5% of our Common Stock; (b) each of our named executive officers (as defined in “Compensation Discussion and Analysis”); (c) by each of our directors and nominees for director; and (d) by all of our current executive officers and directors as a group. Unless otherwise indicated, the address of the person or entities shown in the table below is c/o Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, CA.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned(1)
Greater than 5% Stockholders:
THAIHOT Investment Company Limited(2)	5,537,945	51.1%
Renaissance Technologies LLC(3)	762,960	7.0%

Named Executive Officers: (4)
Percy C. Tomlinson	156,894	*
Rhonda Longmore-Grund	22,195	*
Richard W. Johns	87,323	*
Richard A. Jones	96,717	*
Laurie R. Miller	5,472	*
Gregory E. Spurlock	27,296	*
Howard K. Aihara	45,570	*
Directors:		*
Qisen Huang(2)	5,537,945	51.1%
Scott A. Bartos	24,608
Larry C. Buckelew	54,202	*
Neil F. Dimick	55,900	*
Heping Feng	—	*
Tao Zhang	—	*
Edward L. Samek	67,900	*
Paul S. Viviano	77,637	*
All Current Executive Officers and Directors (15 persons)	6,208,617	57.3%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of our Common Stock shown as beneficially owned by them and have an address in care of our principal office. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. The percentages are based upon 10,831,300 shares outstanding as of April 15, 2017, except for certain persons who hold options that are presently exercisable or exercisable within 60 days of that date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of April 15, 2017 are based upon the sum of 10,831,300 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of April 15, 2017 held by them, as indicated in the following notes.
(2)	The amounts shown and the following information was provided by THAIHOT Investment Company Limited (referred to as “THAIHOT”), Tahoe and Mr. Qisen Huang pursuant to a Schedule 13D/A filed with the SEC on April 11, 2017 indicating beneficial ownership as of April 10, 2017 of 5,537,945 shares of our Common Stock. Tahoe Investment Group Co., Ltd. is an investment holding company and an affiliate of THAIHOT. Mr. Qisen Huang is the 95% shareholder and director of Tahoe Investment Group Co., Ltd. and the sole director of THAIHOT. The address of THAIHOT, Tahoe and Mr. Qisen Huang is: c/o Tahoe Investment Group Co., Ltd., No. 43 Hudong Road, Olympic Building, Fuzhou City, Fujian Province, China 350003.
(3)

The amounts shown and the following information was provided by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holding Corporation (“RTHC”) pursuant to a Schedule 13G/A filed with the SEC on February 14, 2017 indicating beneficial ownership as of December 31, 2016 of 762,960 shares of our Common Stock. RTC and RTHC report that they have sole voting power over 731,604 shares, sole dispositive power over 731,604 shares and shared dispositive power over 13,526 shares. The address of the principal business office of RTC and RTHC is 800 Third Avenue, New York, New York 10022.

(4)	Includes shares of our Common Stock that may be acquired as of or within 60 days of April 15, 2017 through the exercise of stock options as follows: Mr. Tomlinson (138,700), Ms. Longmore-Grund (19,695), Mr. Johns (82,765), Mr. Jones (79,207), Ms. Miller (5,145) and Mr. Spurlock (20,289). Also includes shares of our Common Stock that may be acquired within 60 days of April 15, 2017 through the vesting of restricted stock unit awards as follows: Mr. Tomlinson (0), Mr. Aihara (0), Ms. Longmore-Grund (0), Mr. Johns (0), Mr. Jones (0), Ms. Miller (0) and Mr. Spurlock (0).

Transactions in Common Stock

Transactions Between Alliance and the Purchaser Group Members

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. We intend to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

On March 29, 2016, THAIHOT consummated the 2016 Transaction. The aggregate purchase price was approximately $102.5 million, or $18.50 per share, and was paid from funds held by THAIHOT. As a result, THAIHOT acquired approximately 51.5% of our then-outstanding Common Stock. In connection with the purchase, we entered into the Governance Agreement. The Governance Agreement was approved by a special committee of our Board composed of independent directors of Alliance not affiliated with any selling stockholders. See “Agreements With Purchaser Group Members Involving Common Stock—Governance, Voting and Standstill Agreement” beginning on page 144 and “Important Additional Information Regarding Alliance—Transactions in Common Stock” beginning on page 143.

THAIHOT holds registration rights pursuant to a Registration Rights Agreement, dated as of November 2, 1999, which was assigned to it by the former controlling stockholder of Alliance. See “Agreements With Purchaser Group Members Involving Common Stock—Registration Rights Agreement” beginning on page 144.

AGREEMENTS WITH PURCHASER GROUP MEMBERS INVOLVING COMMON STOCK

Support Agreement

In connection with the Merger Agreement, Tahoe, THAIHOT, Parent, Mr. Qisen Huang and Alliance entered into a Rollover and Support Agreement, dated as of the date of the Merger Agreement, which is referred to as the “Support Agreement”. On the terms and conditions set forth in the Support Agreement, Tahoe, THAIHOT and Mr. Qisen Huang have agreed to vote (or cause to be voted) all the Rollover Shares, among other matters, for the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. The Support Agreement also provides that THAIHOT will contribute the Rollover Shares to Parent in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with the Merger Agreement.

The foregoing description of the Support Agreement is qualified in its entirety by the full text of such agreement, a copy of which is filed as Exhibit 10.1 to Alliance’s Current Report on Form 8-K filed on April 11, 2017, and is incorporated herein by reference.

Governance, Voting and Standstill Agreement

In connection with the 2016 Transaction, we entered into the Governance Agreement, as described under “Certain Governance Items—Certain Relationships and Related Transactions—Related Person Transactions”.

On December 9, 2016, the Special Committee approved a waiver of the standstill provision in the Governance Agreement for the limited purpose of Tahoe submitting to the Special Committee its proposal to acquire the unaffiliated shares and to make any public announcement thereof required by applicable law, rule or regulation. On April 10, 2017, the Special Committee approved a waiver of the standstill provision in the Governance Agreement in order for the Purchaser Parties to enter into the Merger Agreement, the Support Agreement and any other documents contemplated thereby for the purpose of acquiring all of the unaffiliated shares and upon consummation of the merger and the other contemplated transactions to make any public announcement required by applicable law, rule or regulation.

The description of the Governance Agreement referenced above is qualified in its entirety by the full text of such agreement, a copy of which is filed as Exhibit 10.1 to Alliance’s Current Report on Form 8-K filed on March 29, 2016, and is incorporated herein by reference.

Registration Rights Agreement

Oaktree and MTS held registration rights with respect to Alliance capital stock pursuant to a registration rights agreement, dated as of November 2, 1999 (the “Registration Rights Agreement”). In connection with the 2016 Transaction, Oaktree and MTS assigned substantially all of their respective rights and obligations under the Registration Rights Agreement to THAIHOT pursuant to an assignment dated as of March 29, 2016.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by the full text of such agreement, which is included as Exhibit 10.21 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and is incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2016 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that, due to administrative oversight, on April 12, 2016, a late Form 3 was filed to report the determination that effective as of March 15, 2016, Dr. Steven M. Siwek was an executive officer of Alliance; on May 16, 2016, a late Form 4 was filed to report the sale of 5,812 shares of our Common Stock by Mr. Gregory E. Spurlock on May 12, 2014; and on February 22, 2017 (March 13, 2017 for Dr. Zhang), late Forms 4 were filed to report that each of Messrs. Buckelew, Bartos, Samek, Viviano and Dimick and Dr. Zhang received a restricted stock unit award on December 31, 2016.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement or our annual report on Form 10-K for the year ended December 31, 2016, you may contact us at Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, California 96212, Attn: Secretary, and we will deliver those documents to you promptly upon receiving the request. You may also change your preferences through the Broadridge Householding Election system at 1-866-540-7095.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2018 Annual Meeting of Stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders.

In general, stockholders who, in accordance with Rule 14a-8 under the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2018 Annual Meeting (if there is one) must submit their proposals to our Secretary on or before [●].

In accordance with our bylaws, to be properly brought before the 2018 Annual Meeting, a stockholder’s notice of the nominee or the matter the stockholder wishes to present must be delivered to our Secretary at the address provided below no earlier than [●] and no later than [●]. All stockholders must also comply with the applicable requirements of the Exchange Act. Your submission must contain the specific information required in our bylaws. If you would like a copy of our bylaws, please write to our Secretary at Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, California 92612.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our Current Reports on Form 8-K, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and proxy statements, and amendments to such, filed with the SEC are made available on our website at www.alliancehealthcareservices-us.com. Our code of conduct and key committee charters are also available on our website.

The Company will make available a copy of its public reports, without charge, upon written request to the Secretary, Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, California 92612. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the annual meeting. In order to ensure timely delivery of such documents prior to the annual meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the Secretary, Alliance HealthCare Services, Inc., 18201 Von Karman Avenue, Suite 600, Irvine, California 92612.

Because the merger is a “going private” transaction, the Company and the Purchaser Group Members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC. We will also amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting to the extent required to fulfill our obligations under the Exchange Act.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the documents listed below that we have previously filed with the SEC:

Company Filings

Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2016, filed with the SEC on March 10, 2017

Amendment No. 1 to Annual Report on Form 10-K/A, filed with the SEC on May 1, 2017

Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2017, filed with the SEC on May 9, 2017

Current Report on Form 8-K, filed with the SEC on April 11, 2017

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Richard W. Johns Chief Operating Officer, Chief Legal Officer and Secretary

Irvine, California

June 27, 2017

ANNEX A

MERGER AGREEMENT

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

TAHOE INVESTMENT GROUP CO., LTD.

THAIHOT INVESTMENT COMPANY LIMITED

THAIHOT INVESTMENT COMPANY US LIMITED

ALLIANCE HEALTHCARE SERVICES MERGER SUB LIMITED

and

ALLIANCE HEALTHCARE SERVICES, INC.

A-i

continued

A-ii

continued

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2017 (this “Agreement”), by and among Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”), Tahoe Investment Group Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Tahoe”), THAIHOT Investment Company Limited, an exempted company incorporated under the laws of the Cayman Islands and indirect wholly-owned subsidiary of Tahoe (“THAIHOT”), THAIHOT Investment Company US Limited, a Delaware corporation and indirect wholly-owned subsidiary of Tahoe (“Parent”), and Alliance Healthcare Services Merger Sub Limited, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub” and, together with Tahoe, THAIHOT and Parent, the “Purchaser Parties”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, the parties intend that Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (the “Shares”, and each a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) not Beneficially Owned by members of the Purchaser Group (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of a special committee of independent and disinterested directors previously appointed (the “Special Committee”), has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of, and fair to, the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger (the “Company Recommendation”);

WHEREAS, the respective boards of directors (or equivalent governing body) of Tahoe, Parent, THAIHOT and Sub have each unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of Parent, THAIHOT and Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other Contemplated Transactions, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, each of Tahoe, THAIHOT and the other parties thereto has executed a support agreement (i) to vote any shares of Common Stock now Beneficially Owned or hereinafter acquired by the Purchaser Parties or any other member of the Purchaser Group (“Rollover Shares”), as applicable, in favor of the approval and adoption of this Agreement and the Merger, and (ii) pursuant to which THAIHOT has agreed to contribute the Rollover Shares to Parent in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement (the “Support Agreement”); and

WHEREAS, each of the Purchaser Parties and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms determined in good faith by any Independent Committee to be customary for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement shall not prohibit the making or amendment of an Acquisition Proposal or otherwise prohibit compliance by the Company with any of the provisions of Section 6.3.

“Acquired Corporations” means the Company and each of the Company’s Subsidiaries.

“Acquisition Proposal” means, other than the Contemplated Transactions, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable or 15% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party Beneficially Owning 15% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable; or (iv) any combination of the foregoing.

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that (a) no Purchaser Party nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Corporations and (b) the Acquired Corporations shall not be deemed to be Affiliates of any Purchaser Party or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); (iv) employment, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any Subsidiary, or to which the Company or any Subsidiary is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries.

“Beneficial Ownership” or “Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York or Beijing, China are authorized or obligated by Law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as further amended from time to time.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(e).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Credit Agreement” means the Credit Agreement by and among the Company, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other lenders party thereto, dated as of June 3, 2013, as may be amended, restated, modified, renewed, refunded, replaced, substituted, refinanced or otherwise restructured (whether pursuant to one or more debt facilities or notes, bonds, debentures or other financing instruments or any combination thereof).

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plans” means the 1999 Equity Plan for Employees and Directors of Alliance HealthCare Services, Inc. and Subsidiaries, as amended and restated on April 27, 2016, and any other stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by the Company or any of its Subsidiaries as of the date hereof.

“Company Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Company Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Leases” has the meaning set forth in Section 4.14(b).

“Company Leased Real Property” means each leasehold interest held by the Company or a Subsidiary of the Company in any real property used or occupied in connection with the businesses of the Company or a Subsidiary of the Company, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably expect to have, a material adverse effect on: (a) the business, financial condition, results of operations or assets of the Acquired Corporations taken as a whole, other than any such Effect resulting from (i) any change or prospective change in the market price or trading volume of the Common Stock or the credit rating of the Company (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) conditions generally affecting the economy or financial, securities, credit or other capital markets generally or the industry in which the Acquired Corporations operate or to the industries to which the Acquired Corporations sell or license their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Acquired Corporations operate or propose to operate, (iii) any Effect resulting from the negotiation, announcement, pendency or consummation of this Agreement or the Contemplated Transactions, or Third Party awareness of the Contemplated Transactions, including (A) by reason of the identity of any member of the Purchaser Group or their respective Affiliates or any communication by any member of the Purchaser Group or their respective Affiliates regarding the plans or intentions of Tahoe or Parent with respect to the conduct of the Acquired Corporations or (B) the initiation or continuation of litigation by any Person with respect to or related to the subject matter of this Agreement or the Contemplated Transactions (including any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, or violations of securities laws in connection with the Proxy Statement), or (C) any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner or other business partner of the Acquired Corporations, (iv) changes in Law, Taxes or GAAP or principles, interpretations or enforcement thereof, (v) geopolitical conditions, the occurrence, escalation, outbreak or worsening of any acts of war (whether or not declared), armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or national or international calamity (or the worsening of any such conditions) or other occurrences of instability in high risk locations, (vi) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, nuclear incidents, pandemics, quarantine restrictions, weather conditions, tsunamis, tornados, volcanic eruptions, fires or other national disasters, (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans, guidance, predictions or forecasts of its revenues, earnings or other financial or operating metrics or results of operations, in and of itself (provided that, in the case of this clause (vii), the Effects underlying any such failure (if not otherwise falling within one of the other exceptions provided in this definition) may be taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) compliance by the Company with the terms of, or any action taken or not taken by the Company or any of its Subsidiaries that is required or contemplated by, this Agreement, or (ix) any action taken or not taken by or at the request of a Purchaser Party or any Designated Representative; provided that any Effect resulting from any of the matters described in clause “(ii)”, “(iv)”, “(v)” or “(vi)” may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, or (b) the ability of the Company to consummate the Contemplated Transactions or comply with its obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clauses “(viii)” and “(ix)”.

“Company Material Contracts” has the meaning set forth in Section 4.12(a).

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” has the meaning set forth in Section 8.2(e)(i).

“Company RSU” has the meaning set forth in Section 3.4(b).

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stock Option” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.18.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“Designated Representative” means Messrs. Qisen Huang, Heping Feng and Tao Zhang or any other person nominated to the Board by Tahoe or THAIHOT pursuant to the Governance Agreement.

“DGCL” has the meaning set forth in Section 2.1.

“Dispute” has the meaning set forth in Section 9.9.

“Dissenting Shares” has the meaning set forth in Section 3.5(a).

“Effect” means any effect, event, fact, development, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any applicable Law binding on the Company or its operations or property as of or prior to the date hereof relating in any way to the environment, natural resources or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. sec. 5101 et seq., or any equivalent state or local Law.

“Equity Interests” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, TRICARE, Children’s Health Insurance Plan (CHIP) and similar or successor programs.

“Financial Advisor” has the meaning set forth in Section 4.15.

“GAAP” has the meaning set forth in Section 4.5(a).

“Governance Agreement” means the Governance, Voting and Standstill Agreement, dated March 29, 2016, by and among the Company, THAIHOT and Tahoe.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, and chlorofluorocarbons.

“Healthcare Laws” means all Laws and Orders related to health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, pharmacology and dispensing medicines or controlled substances, medical documentation and professional orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, and advertising or marketing of health care services, or otherwise relating to the regulation, provision or administration of, or payment for, healthcare products or services, including (i) all Laws relating to the billing or submission of claims, reimbursement or fraud and abuse, including, but not limited to, the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a-7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.),

the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. 801, et seq.) and HIPAA, and the rules and regulations promulgated under the foregoing statutes, as well as all applicable counterpart state Laws to any of the foregoing; (ii) Medicare (Title CVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including all conditions of participation; (iii) Medicaid (Title XIX of the Social Security Act), as amended and the regulations promulgated thereunder, including all conditions of participation; (iv) TRICARE (10 U.S.C. Section 1071 et seq.), as amended and the regulations promulgated thereunder; (v) the Affordable Care Act, and the regulations promulgated thereunder; (vi) quality, safety and medical necessity Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; (vii) Laws relating to the regulation of the corporate practice of medicine; and (viii) licenses, permits or authorization Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder), the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, and the implementing regulations of each.

“HKIAC” has the meaning set forth in Section 9.9.

“HKIAC Rules” has the meaning set forth in Section 9.9.

“In-the-Money Company Stock Option” has the meaning set forth in Section 3.4(a).

“In-the-Money Company Stock Option Merger Consideration” has the meaning set forth in Section 3.4(a).

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of disinterested and independent directors who are (i) unaffiliated with the Purchaser Group and (ii) appointed by the Board (including by directors constituting at least a majority of the Unaffiliated Directors).

“Insolvent” shall mean, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such person’s total liabilities, including contingent liabilities, (ii) the present fair saleable value of such Person’s assets is less than the amount required to pay the probable liability (subordinated, contingent or otherwise) of such Person on its debts, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts or liabilities that would be beyond its ability to pay such debts and liabilities as they mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“Intervening Event” means any Effect that was not known to the Special Committee on the date hereof (or if known, the consequences of which were not reasonably foreseeable to the Special Committee as of the date hereof), which Effect (or the consequences thereof) becomes known to the Special Committee before receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event.

“knowledge” means such facts and other information that as of the date of determination are actually known, after reasonable inquiry to such Person’s direct reports, to the executive chairman of the Board, chief executive officer, president, chief financial officer or general counsel of the referenced party; provided, however, in the case of any Purchaser Party or Designated Representative, “knowledge” means such facts and other information that as of the date of determination are actually known or have been disclosed in writing to such Person, including in such Person’s capacity as a director, officer or employee of any of the Acquired Corporations.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, judgment, constitution, code, Order, arbitration award, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means any lien, mortgage, charge, deed of trust, pledge, transfer restriction, encumbrance, easement, encroachment, imperfection of title, security interest or claim or restriction and, with respect to securities, in addition to the foregoing, rights of first offer or refusal, limitation on voting rights or similar restrictions, but excluding restrictions on transfer pursuant to federal and state securities laws.

“Majority of the Minority Approval” has the meaning set forth in Section 4.18.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“NASDAQ” means the NASDAQ Stock Market, LLC.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Notice Period” has the meaning set forth in Section 6.3(e).

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the Bylaws.

“Option Exercise Price” has the meaning set forth in Section 3.4(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“Parent Material Adverse Effect” means any Effect that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (i) the consummation by the Purchaser Parties of the Merger or any of the other Contemplated Transactions or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under this Agreement in any material respect.

“Parent Proposal” has the meaning set forth in Section 6.3(e).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” shall mean, collectively: (a) liens, charges, encumbrances and exceptions for Taxes or other governmental charges, fees, levies or assessments that are not yet delinquent, or the validity of which are being contested in good faith, and for which appropriate reserves have been made in accordance with GAAP to the extent required; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens or encumbrances arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Entities; (d) easements, encumbrances, restrictions, covenants and other matters of record, and the covenants and restrictions set forth in this Agreement; (e) liens, for indebtedness as of the date hereof described in the Company SEC Reports; (f) liens for securing the Company Credit Agreement; (g) liens for securing any equipment financing incurred in the ordinary course of business; and (h) such other liens, charges, encumbrances, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, and encroachments, as do not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Policies” has the meaning set forth in Section 4.19.

“PRC” means the People’s Republic of China.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company.

“Proceeding” has the meaning set forth in Section 6.5(a).

“Proxy Statement” has the meaning set forth in Section 4.6.

“Purchaser Group” means each of the Purchaser Parties and any Affiliate of any of the Purchaser Parties.

“Purchaser Related Party” has the meaning set forth in Section 8.2(e)(ii).

“Purchaser Parties” has the meaning set forth in the Preamble.

“RCA” has the meaning set forth in Section 3.4(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 2, 1999, by and among the Company, Viewer Holdings LLC, a Delaware limited liability company (“Viewer”), Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P., as assigned pursuant to that certain Assignment, dated April 16, 2007, by and among Viewer, OCM Principal Opportunities Fund IV, L.P., a California limited partnership (“OCM Fund”), MTS Health Investors II, L.P., a Delaware limited partnership (“MTS”), Alliance-Oaktree Co- Investors, LLC, a Delaware limited liability company (“Co-Investors”), Alliance-MTS Co-Investors I, LLC, a Delaware limited liability company (“Co-Investors I”) and Alliance-MTS Co-Investors II, LLC, a Delaware limited liability company (“Co-Investors II”), as further assigned pursuant to that certain Assignment and Assumption Agreement, dated March 29, 2016, by and between OCM Fund, MTS, Co-Investors, Co-Investors I, Co-Investors II, THAIHOT and the Company.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Rollover Shares” has the meaning set forth in the Recitals.

“Sarbanes Oxley Act” has the meaning set forth in Section 4.5(c).

“Schedule 13E-3” has the meaning set forth in Section 4.6.

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.9.

“Section 16 Officer” means any person that the Company has determined to be a Section 16 officer of the Company pursuant to Rule 16a-1(f) of the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Special Purpose Account” has the meaning set forth in Section 6.15

“Sub” has the meaning set forth in the Preamble.

“Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions, (c) of which such first Person or any other subsidiary of such first Person is a general partner, managing member or similar position, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided, that, for purposes of this Agreement, none of the Acquired Corporations shall be deemed to be a Subsidiary of Tahoe or THAIHOT or any of their respective Affiliates prior to the Effective Time.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3 (with all references to “15%” in the definition of Acquisition Proposal increased to “40%”) that the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all terms and conditions of such Acquisition Proposal that the Board or any Independent Committee determines to be relevant, is more favorable to holders of Unaffiliated Shares than the Merger after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.3(e).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” has the meaning set forth in Section 4.17.

“Tahoe” has the meaning set forth in the Preamble.

“Tax Return” means any report, return, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, escheat, unclaimed property, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“THAIHOT” has the meaning set forth in the Preamble.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Unaffiliated Director” shall mean a member of the Board who is not an employee of the Company or any of its Subsidiaries and who is (a) independent from the Purchaser Group, (b) not an Affiliate (including an employee, director or officer) of any member of the Purchaser Group, and (c) has not received any material consideration from any member of the Purchaser Group or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from any member of the Purchaser Group.

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) The term “or” is not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(f) Any reference to “$” shall be to U.S. dollars.

(g) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(h) Each of the parties to this Agreement has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II.

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Sub shall consummate the Merger pursuant to which (a) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Pacific Time (or such other time specified by the parties hereto), on a date to be specified by the parties hereto, which shall be no later than five (5) Business Days after the satisfaction or waiver (subject to restrictions on waiver of Section 7.1(a)) of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at a place as agreed to by the parties hereto (the date on which the Closing actually takes place being the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and the Purchaser Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, subject to Section 6.5. The parties hereto shall take all necessary action such that the Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety at the Effective Time to read as set forth on Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws, subject to Section 6.5.

Section 2.5 Directors and Officers of the Surviving Corporation. The parties hereto shall take all necessary action such that the directors of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III.

CONVERSION OF SHARES

Section 3.1 Conversion of Capital Stock.

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or the Purchaser Parties, be converted into the right to receive $13.25 per share in cash (the “Merger Consideration”), without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser Parties, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time and all Rollover Shares shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates Representing Common Stock; Payments.

(a) As soon as reasonably practicable after the execution of this Agreement, Parent shall designate a U.S. based bank or trust company to act as paying agent hereunder (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Immediately prior to the Effective Time, the Purchaser Parties shall deliver or cause to be delivered, from the Special Purpose Account, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) (such cash amounts being hereinafter referred to as the “Exchange Fund”). The Purchaser Parties or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the shares of Common Stock for the Merger Consideration. The Purchaser Parties’ obligation to deliver to the Paying Agent sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) shall be joint and several.

(b) Promptly after the Effective Time (and in any event not later than the second (2nd) Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form and shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of shares of Common Stock formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Exchange Fund shall be invested by the Paying Agent as directed by Parent, or after the Effective Time, the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Exchange Fund shall relieve any of the Purchaser Parties, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, the Purchaser Parties shall promptly provide, or shall cause to be promptly provided, additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Exchange Fund.

(d) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, none of the Paying Agent, Tahoe, Parent, THAIHOT, Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Withholding Rights. Each of Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4 Equity-Based Awards.

(a) At or immediately prior to the Effective Time, each option to purchase shares of Common Stock outstanding under the Company Equity Plans (a “Company Stock Option”) that has an exercise price per share of Common Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall be cancelled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (B) the number of shares of Common Stock subject to such In-the-Money Company Stock Option (such amount, the “In-the-Money Company Stock Option Merger Consideration”). Each of Tahoe and Parent shall cause the Surviving Corporation to pay through the Surviving Corporation’s payroll to the holders of Company Stock Options who are current or former employees of the Company the In-the-Money Company Stock Option Merger Consideration less any required withholding Taxes payable in respect thereof pursuant to Section 3.4(d) at or reasonably promptly after the Effective Time (but in no event later than fifteen (15) calendar days after the Effective Time). All other payments under this Agreement to holders of Company Stock Options, in respect of such Company Stock Options, who are not current or former employees shall be made by the Paying Agent, on behalf of the Surviving Corporation, at or reasonably promptly after the Effective Time (but in no event later than fifteen (15) calendar days after the Effective Time). At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without payment.

(b) At or immediately prior to the Effective Time, each award of restricted stock units with respect to shares of Common Stock granted under the Company Equity Plans (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, after giving effect to any accelerated vesting thereof as the result of the transactions contemplated by this Agreement, shall be canceled and converted into the right to receive a restricted cash award (“RCA”) in an amount in cash equal to (A) the number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration. Any RCA issued by Parent or the Surviving Corporation in respect of any Company RSU shall be subject to the same vesting and payment conditions and schedules applicable to such Company RSU immediately prior to the Effective Time, and to the extent, that any Company RSU would have become vested and payable, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any required withholding Taxes payable in respect thereof pursuant to Section 3.4(d), as soon as practicable thereafter (and in any event not later than the next regular payroll date of the Surviving Corporation) (without interest).

(c) Prior to the Effective Time, the Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions and take any actions that may be necessary to effectuate the transactions contemplated by this Section 3.4. At or prior to the Effective Time, the Company shall terminate the Company Equity Plans and shall provide that, following the Effective Time, no holder of any Company Stock Option, or Company RSU shall have the right to acquire any equity interest in the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries in respect thereof.

(d) Each of Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.4 such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.5 Shares of Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.5 to receive payment of the Merger Consideration as provided in Section 3.1(a). Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s shares of Common Stock under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.

(b) The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed (i) in the corresponding schedule of the Company Disclosure Schedule or (ii) in or incorporated by reference in the Company SEC Reports, other than, in the case of this clause “(ii)”, (x) any disclosures set forth in any risk factor section thereof, (y) any disclosures set forth in any section relating to forward looking statements, and (z) any disclosures that are cautionary, predictive or forward looking in nature (it being understood that any matter disclosed in the Company Disclosure Schedule or in or incorporated by reference in such Company SEC Reports shall be deemed disclosed with respect to any representation or warranty set forth in this Article IV to which the matter relates to the extent the relevance to each such representation or warranty is reasonably apparent) or (b) with respect to any matters, events, facts, circumstances, Contracts, developments, Proceedings or Liens of which the Company can show that any Purchaser Party or any Designated Representative otherwise had knowledge as of the date hereof, including in such Person’s capacity as a director, officer or employee of any of the Acquired Corporations, the Company represents and warrants to each Purchaser Party as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Capitalization.

(a) At the close of business on March 31, 2017 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock, of which 10,838,654 shares have been issued and are outstanding, and (ii) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, other than 157,973 shares of Common Stock, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the second sentence of this Section 4.2(a), none of the Acquired Corporations holds any shares of Common Stock or any rights to acquire shares of Common Stock. None of the outstanding shares of Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations. Other than the Governance Agreement, the Support Agreement and the Registration Rights Agreement, there is no Contract to which any Acquired Corporation is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company or other securities.

(b) As of the Capitalization Date, 624,727 Company Stock Options have been granted or issued and are outstanding, all of which have been so granted or issued under the Company Equity Plans.

(c) As of the Capitalization Date, 141,644 Company RSUs have been granted or issued and are outstanding, all of which have been so granted or issued under the Company Equity Plans.

(d) As of the Capitalization Date, except as set forth in Section 4.2(b) and Section 4.2(c) herein, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or similar Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) Contract under which the Company is obligated to accelerate the vesting of any Company RSUs as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(e) From the Capitalization Date until and including the date hereof, the Company has not issued or granted any shares of capital stock (other than in connection with the exercise or settlement of Company Stock Options or Company RSUs) or other securities or entered into any other agreements or commitments to issue any shares of capital stock or other securities, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock.

Section 4.3 Authorization; Validity of Agreement; Company Action. Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board. Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.4 Consents and Approvals; No Violation.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, and (v) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.4(a) have been made or obtained and subject to the receipt of the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming the accuracy of the representations in Section 5.7, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in each case of clauses (i) through (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.5 SEC Reports; Internal Control.

(a) The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2016 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b) The Company is, and has at all times since January 1, 2016 been, in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ; and (ii) the applicable listing requirements of NASDAQ, and has not received any written notice asserting any non-compliance with the rules and regulations of NASDAQ or the listing requirements of NASDAQ.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and such assessment concluded that as of December 31, 2016 such controls were effective. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting

Section 4.6 Proxy Statement; Other Information. Subject to the last sentence of this Section 4.6, the information supplied by the Company for inclusion in the proxy statement (the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the transaction statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of any Purchaser Party or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.7 No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since January 1, 2017, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising under this Agreement or in connection with the Contemplated Transactions or for performance of obligations under the express terms of Company Material Contracts or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices, or (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, as of the date hereof, neither the Company nor any of its Subsidiaries has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries (and the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Report, whether due or to become due, either matured or unmatured.

Section 4.8 Absence of Certain Changes. Since January 1, 2017, except for actions or omissions taken by or at the direction of any Purchaser Party or any Designated Representative, (a) the business of the Acquired Corporations has been carried on and conducted in the ordinary course of business consistent with past practices and (b) there has not been any Company Material Adverse Effect.

Section 4.9 Litigation; Orders.

(a) There are no material Legal Proceeding pending or, to the knowledge of the Company, threatened against the Acquired Corporations.

(b) There is no material Order with respect to any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations. To the knowledge of the Company, no officer of any of the Acquired Corporations is subject to any material Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

Section 4.10 Compliance with Law. Each of the Acquired Corporations is in compliance with, and has not been given notice of any violation of, applicable Laws, except for such violations as would not have a Company Material Adverse Effect.

Section 4.11 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes due and payable (whether or not shown to be due on such Tax Returns). Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements filed with the SEC outside the ordinary course of business or otherwise inconsistent with past practice.

(b) There are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries. No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return in such jurisdiction that was not filed.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes other than any agreements between the Company and its Subsidiaries.

(e) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except for Permitted Liens.

(f) None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) The Company and each of its Subsidiaries have withheld and collected all amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other third parties, and, to the extent required, have timely paid over such amounts to the proper Governmental Entities.

(h) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under section 7121 of the Code, or other agreement with a Governmental Entity in respect of Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any material Taxes or material Tax returns, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax returns of the Company or any Subsidiary is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained since December 31, 2016.

(i) Neither the Company nor any of its Subsidiaries participates or has “participated” in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4 or any tax shelter transaction in any other jurisdiction.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in (or exclude any item of deduction from) taxable income (or to otherwise recognize income for payments received in prior years) for any taxable period ending after the Closing Date as a result of any gain recognition agreement or “domestic use election” (or similar elections or agreements under foreign laws).

(k) Neither the Company nor any of its Subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

Section 4.12 Material Contracts.

(a) Except for (i) this Agreement, (ii) any Contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement disclosed in the Company SEC Reports, or (iii) as set forth in Section 4.12(a) of the Company Disclosure Schedule (the Contracts referred to in the foregoing clauses (ii) and (iii) and each of the following Contracts described in this Section 4.12(a), collectively, the “Company Material Contracts”), as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by:

(i) any Contract relating to the purchase or sale of Common Stock or securities convertible into or exchangeable for Common Stock;

(ii) any Contract relating to any credit, loan or facility arrangement, guarantee or indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) of more than $1,500,000, other than any indebtedness between or among any of the Company and or any of its Subsidiaries;

(iii) any Contract (x) granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any of the Company’s or any of its Subsidiaries’ capital stock or assets (except for such rights to purchase that are not material to the business of the Company and its Subsidiaries taken as a whole) or (y) except in the ordinary course of business consistent with past practice, (A) obligating the Company or any of its Subsidiaries to sell to any Person any capital stock or assets with a value of greater than $500,000 or (B) pursuant to which the Company or any of its Subsidiaries sold to any Person any capital stock or assets with a value of greater than $500,000 and continues to have any ongoing obligations;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $1,000,000;

(v) any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party, in each case that involves an annual payment or receipt of amounts by the Company or any of its Subsidiaries of more than $5,000,000;

(vi) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any material line of business or with any person or entity in any geographic area or during any period of time, except for such limitations that are not material to the business of the Company and its Subsidiaries taken as a whole;

(vii) any Contract involving an annual payment or receipt of amounts by the Company or any of its Subsidiaries of more than $2,500,000;

(viii) any Contract relating to the purchase or sale of equipment, pursuant to which the Company or any of its Subsidiaries is required to pay to any Person, or any Person is required to pay to the Company or any of its Subsidiaries, an aggregate annual amount in excess of $2,500,000;

(ix) each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license to Company Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries), except for (a) nondisclosure agreements, (b) licenses for open source software or services, (c) Contracts for “shrink wrap” and other widely available commercial software or services and (d) any other agreements that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(x) any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xi) any collective bargaining agreement with any labor organization; or

(xii) any Contract providing for any material payment by the Company or any of its Subsidiaries upon consummation of the Contemplated Transactions.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Company Material Contract is in breach or violation of, or default under, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Company Material Contract, (iii) the Company and its Subsidiaries have not received any written claim or notice of default under any Company Material Contract, and (iv) the Company has not received, as of the date of this Agreement, any written notice in writing from any person that such person intends to terminate any Company Material Contract.

Section 4.13 Intellectual Property.

(a) The Company and its Subsidiaries own or possess all necessary or required licenses or other necessary or required rights to use in the manner currently used, all material patents, patent rights, trademarks (including common law trademark rights in program titles and other protectable elements), trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, applications to register, registrations for, and extension and reissues of, any of the foregoing, trade secrets, know-how and proprietary rights and information (the “Intellectual Property”) used in connection with the business of the Company and its Subsidiaries as it is now being conducted (the “Company Intellectual Property”). Neither the Company nor any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property;

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Company Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens. As of the date hereof, to the knowledge of the Company, no third party is infringing in any material respect a proprietary right in any Company Intellectual Property owned by the Company or any of its Subsidiaries and the use of the Company Intellectual Property in connection with its and its Subsidiaries’ businesses as currently conducted does not materially infringe upon any Intellectual Property of any Person. None of the Company or any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved;

(c) All websites operated by the Company or any of its Subsidiaries and all data collection, including registration information, and marketing practices on the websites are operated in material compliance with all applicable Laws in effect as of the date hereof;

(d) As of the date hereof, neither the Company nor any of its Subsidiaries has given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material Company Intellectual Property Agreement. The consummation of the Contemplated Transactions would not be reasonably expected to result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any material Company Intellectual Property Agreement; and

(e) The Company and its Subsidiaries’ collection, storage, use and dissemination of any personally identifiable information (including client information), are and have been in material compliance with all applicable Laws relating to privacy, data security and data protection, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the Company and its

Subsidiaries have reasonable security and data protections in place, including with respect to personally identifiable information (including client information), and there has been no material breach thereof or loss of such data by the Company, its Subsidiaries or any third parties except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Real Property.

(a) Other than as set forth on Schedule 4.14(a), the Acquired Corporations do not own any parcel of real property;

(b) The Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of Company Leased Real Property (the “Company Leases”), other than Permitted Liens. Each of the leases under which the Company or any Subsidiary of the Company holds any Company Leased Real Property is in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any Subsidiary of the Company is in material default under any Company Lease, nor has any written notice of material default been received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Company Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease or license that is material to the Company’s and its Subsidiaries’, taken as a whole, ability to use or occupy all or any portion of the Company Leased Real Property; and

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 4.15 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Lazard Frères & Co. LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has disclosed to Parent all amounts payable to the Financial Advisor.

Section 4.16 Opinion of Financial Advisor. The Special Committee has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of the Unaffiliated Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view. A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement, it being agreed that such opinion may not be relied upon by any Purchaser Party or any of their respective Affiliates.

Section 4.17 Takeover Statutes. Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Contemplated Transactions.

Section 4.18 Stockholder Approval. Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”). This Agreement also requires, as a non-waivable condition to the Closing, that the holders of the majority of outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”).

Section 4.19 Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Company and its Subsidiaries have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks in all material respects as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate.

Section 4.20 Employee Matters.

(a) The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all material Benefits Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each material Benefits Plan, (iii) the most recent financial statements for each material Benefits Plan, (iv) the Form 5500 Annual Returns/Reports for the three most recent plan years for each material Benefits Plan, (v) the current summary plan description for each material Benefits Plan and (vi) all actuarial valuation reports related to any material Benefits Plans.

(b) (i) Each Benefits Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Benefits Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, and to the knowledge of the Company no circumstance exists that is reasonably likely to adversely affect the qualified status of such plan under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Benefits Plan and applicable Law, and all benefits accrued under any unfunded Benefits Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) there are no material audits, inquiries or Legal Proceedings pending or, to the knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Benefits Plan; (v) there are no material Legal Proceeding pending, or, to the knowledge of the Company, threatened with respect to any Benefits Plan (in each case, other than routine claims for benefits); and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Neither the Company nor any Company ERISA Affiliate nor any predecessor thereof has any material liability with respect to, or has in the past six (6) years had any material liability with respect to, any plan subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title IV of ERISA, or related provisions of the Code relating to employee benefit plans.

(d) No Benefits Plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has at any time in the past six (6) years contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan.

(e) No Benefits Plan provides post-termination or retiree health and welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law or as provided for under any employment, severance or similar agreement made available to Parent.

(f) No Benefits Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(g) Each Benefits Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance.

(h) Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Benefits Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as approved by the Board in connection with carrying out the provisions of this Agreement, at a meeting held prior to the receipt of the Company Stockholder Approval, pursuant to duly adopted resolutions, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any reasonably foreseeable additional or subsequent events that standing alone would not trigger such request): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Benefits Plan. No Benefits Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

(j) The Company and each of its Subsidiaries: (i) is, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to employees of the Company and contingent workers; and (ii) is in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of the Company.

(k) Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or has occurred in the last two years, and, to the knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is threatened. As of the date hereof, none of the employees of the Company are represented by a labor organization, work council or trade union and, to the knowledge of the Company, there is no organizing activity,

(l) There are no material Legal Proceedings, government investigations, or labor grievances pending, or, to the knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not have a Company Material Adverse Effect.

Section 4.21 Healthcare Laws. The Company and its Subsidiaries and, to the knowledge of the Company, their respective directors, managers, officers and employees, (a) are, and since January 1, 2017, have been, in compliance in all material respects with all applicable Healthcare Laws; and (b) to the knowledge of the Company, since January 1, 2017, have not received any notice of any alleged material violation of, or any citation for material non-compliance with any applicable Healthcare Law.

Section 4.22 Environmental Matters.

(a) The Company and each of its Subsidiaries is, and since January 1, 2017, has been, in compliance in all material respects with all applicable Environmental Laws.

(b) The Company and its Subsidiaries have duly obtained, maintain, and are in compliance, in all material respects with, all material approvals required under applicable Environmental Laws, and all such approvals are valid and in good standing, and there is no action pending or, to the knowledge of the Company, threatened to revoke, cancel, modify, suspend or terminate any such approval.

(c) Neither the Company nor any of its Subsidiaries has received any notice of any Order relating to or arising under Environmental Laws that is outstanding or unresolved and there are no pending or, to the knowledge of the Company, threatened claims against the Company relating to any actual or alleged material violation of or material liability under Environmental Laws or with respect to the Release, disposal, transportation, spill, cleanup, investigation or other discard of Hazardous Materials.

(d) Neither the Company nor its subsidiaries has Released or arranged for the disposal or treatment of any Hazardous Materials in a manner that would reasonably be expected to give rise to material liabilities against the Company or any of its Subsidiaries pursuant to any applicable Environmental Law.

(e) To the knowledge of the Company, there is not on, in, under or from any Company Leased Real Property: (i) any leaking underground storage tanks; (ii) any asbestos-containing materials or lead-based paint that must be removed or abated under applicable Environmental Laws; or (iii) any landfills, dumps or surface impoundments used to treat or dispose of Hazardous Materials; that, in each case, would reasonably be expected to give rise to material liabilities against the Company or any of its Subsidiaries pursuant to any applicable Environmental Law.

(f) The Company and each of its Subsidiaries has made available to Parent copies of all material environmental assessments, environmental reports, environmental audits and other material environmental documents in its possession or under its reasonable control related to (i) any non-compliance with Environmental Law by the Company or its Subsidiaries, in any material respect, since January 1, 2017 or that is currently outstanding or unresolved or (ii) the environmental condition of any real property that the Company or its Subsidiaries currently or formerly have owned, operated or leased.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of the Purchaser Parties is a corporation duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or formation and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Purchaser Parties is duly qualified or licensed to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof Parent, as the sole stockholder of Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Sub Stockholder Consent”). The Sub Stockholder Consent has not been revoked and is in full force and effect. Each of the Purchaser Parties has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Sub Stockholder Consent, to consummate the Contemplated Transactions. The execution, delivery and performance by each of the Purchaser Parties of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of each of the Purchaser Parties, subject to the effectiveness of the Sub Stockholder Consent, and no other action on the part of any Purchaser Party is necessary to adopt this Agreement or to authorize the execution and delivery by such Purchaser Party of this Agreement and the consummation by them of the Contemplated Transactions. This Agreement has been duly executed and delivered by each of the Purchaser Parties, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each Purchaser Party, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, and (iv) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will require on the part of such Purchaser Party any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Purchaser Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) assuming the effectiveness of the Sub Stockholder Consent, violate any Law applicable to such Purchaser Party or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses “(ii)” and “(iii)” for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 5.4 Proxy Statement; Other Information. None of the information provided by any Purchaser Party to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form with respect to the information provided by each Purchaser Party in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5 Sub’s Operations. Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Contemplated Transactions.

Section 5.6 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any Purchaser Party or any of their respective Subsidiaries or Affiliates.

Section 5.7 Share Ownership. None of the Purchaser Parties nor any of their respective Affiliates or any other members of the Purchaser Group, as of the date of this Agreement, Beneficially Owns, or at any time during the three (3) years prior to (and including) the date of this Agreement, has Beneficially Owned, any Common Stock other than 5,537,945 shares of Common Stock Beneficially Owned by such members of the Purchaser Group.

Section 5.8 Certain Contracts. The Purchaser Parties have, on or prior to the date of this Agreement, delivered to the Company a true, correct and complete copy of the Support Agreement. Other than the Support Agreement, there are no agreements, contracts, arrangements or understandings between any of the Purchaser Parties or any of their respective Affiliates on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders, on the other hand, (a) that relate to the Contemplated Transactions, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration with respect to the Contemplated Transactions of a different amount or nature than the Merger Consideration, (c) pursuant to which any stockholder of the Company has agreed to vote such stockholder’s shares of Common Stock to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to any Purchaser Party or the Company to finance in whole or in part the Contemplated Transactions, including the Merger.

Section 5.9 Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Corporations, which investigation, review and analysis was performed by the Purchaser Parties, their respective Affiliates and Representatives. Each of the Purchaser Parties acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Acquired Corporations for such purpose. In entering into this Agreement, each of the Purchaser Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.10 Non-Reliance on Company Estimates. The Company has made available to the Purchaser Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Acquired Corporations and certain plan and budget information. Each of the Purchaser Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Purchaser Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Acquired Corporations or their respective Affiliates and Representatives or the accuracy or completeness thereof, and none of the Purchaser Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than intentional fraud in connection therewith.

Section 5.11 Financing. The Purchaser Parties have, and at the Closing, will have sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to consummate the Merger and the other Contemplated Transactions and to perform their respective obligations under this Agreement.

Section 5.12 Solvency. Each of the Purchaser Parties, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Contemplated Transactions to occur at the Closing, will not be, Insolvent. None of the Purchaser Parties is in default in any material respect with respect to any indebtedness.

Section 5.13 No Other Representations. Each of the Purchaser Parties acknowledges and agrees, for themselves and each member of the Purchaser Group, that (a) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to any of the Purchaser Parties or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is any Purchaser Party or any member of the Purchaser Group relying thereon, and (b) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser Parties or any other Person resulting from the distribution or failure to distribute to the Purchaser Parties or any of their respective Affiliates, or any Purchaser Party’s or any such Affiliate’s use of, any such information, or management presentations in expectation of the Contemplated Transactions, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI.

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (u) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) with respect to actions or omissions taken by or at the direction of any Purchaser Party or any Designated Representative, the Company shall ensure that the business and operations of the Acquired Corporations shall be conducted in the ordinary course of business and in accordance with past practices, and in compliance in all material respects with all applicable Law and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except (u) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) with respect to actions or omissions taken by or at the direction of any Purchaser Party or any Designated Representative, including in such person’s capacity as a director, officer or employee of any of the Acquired Corporations, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries will:

(a) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries (collectively, the “Equity Interests”) except for the issuance of shares of capital stock of the Company upon exercise of any Company Stock Option or vesting of Company RSU, in each case outstanding on the date of this Agreement, or the pledge of Equity Interests of the Company or any of the Company’s Subsidiaries to secure indebtedness or other obligations in connection with or related to the Company’s Credit Agreement or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Corporations except for the acceptance of shares of Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes in connection with the exercise or settlement of Company Stock Options or Company RSUs;

(c) split, combine, subdivide or reclassify any Common Stock or declare, accrue, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such;

(d) acquire, sell, lease, license or dispose of any material assets or right other than in the ordinary course of business;

(e) (i) incur, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof) other than pursuant to the Company Credit Agreement or equipment financing incurred in the ordinary course of business; (ii) make any loans, advances (other than expense advances made to directors or officers or other employees in the ordinary course of business and consistent with past practices) or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company; or (iii) sell or transfer, or create, assume or suffer to exist any Lien on, any accounts receivable (other than in the ordinary course of business and consistent with past practices);

(f) except as required pursuant to the terms of any Benefit Plans as in effect as of the date hereof or as otherwise required by Law or in the ordinary course of business, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of any of the Acquired Corporations, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of any of the Acquired Corporations, (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any material Benefit Plans (other than any such adoption or amendment that is not material to and does not materially increase the cost to the Company of maintaining such material Benefit Plan or is required pursuant to the terms of such material Benefit Plan in effect as of the date of this Agreement) or the Company Equity Plans or (F) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to), any compensation or benefit (including any equity-based awards), except as otherwise expressly set forth in this Agreement; or (G) grant any additional Company Stock Options;

(g) enter into or become bound by, terminate or materially amend any Company Material Contract, except for the Company Credit Agreement or other than in the ordinary course of business;

(h) change any of its accounting methods unless required by Law or GAAP;

(i) amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Corporations, or form any Subsidiary;

(j) (i) acquire any equity interest or other interest in any other Entity; or (ii) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k) authorize or make any commitment with respect to any single capital expenditure that is not budgeted in the Company’s current plan approved by the Board as of the date hereof which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Acquired Corporations taken as a whole;

(l) make any pledge of any of its assets or permit any of its assets to become subject to any Liens, except for Permitted Liens or Liens that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

(m) except in the ordinary course of business, make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement relating to any material Tax, surrender the right to claim a material Tax refund, settle or compromise any claim, notice, audit report, or assessment in respect of any material Tax, consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, or request any material Tax ruling;

(n) commence any material Legal Proceeding, except (i) in the ordinary course of business, (ii) Legal Proceedings to enforce the terms of this Agreement or the Support Agreement, or (iii) Legal Proceedings in connection with this Agreement, the Support Agreement and the Contemplated Transactions;

(o) subject to Section 6.12, settle any material Legal Proceeding;

(p) (A) enter into a material new line of business directly or indirectly or (B) except as required by applicable Law, change any material policy established by the executive officers of the Company that generally applies to the operations of the Company;

(q) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (A) would restrict or limit the operations of the Company and its Subsidiaries or (B) apply to any current or future affiliates of the Company, the Surviving Corporation or Parent;

(r) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(s) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(t) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of the Company or any of its subsidiaries); or

(u) enter into any Contract to do any of the foregoing.

Section 6.2 Access to Information. During the Pre-Closing Period, upon reasonable notice, the Company shall (and shall cause the respective Representatives of the Acquired Corporations to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Corporations, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties, books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Corporations as may reasonably be requested, and (c) provide reasonable access to the Acquired Corporations’ Representatives and personnel, to the extent such individuals are not members of the Purchaser Group; provided, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the Purchaser Parties if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege. Each Purchaser Party agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions.

Section 6.3 Acquisition Proposals.

(a) Subject to the provisions of this Section 6.3, and except for actions or omissions taken by or at the direction of any Purchaser Party or any Designated Representative, including in such person’s capacity as a director, officer or employee of any of the Acquired Corporations, during the Pre-Closing Period, the Company and the other Acquired Corporations shall not, and the Company and the other Acquired Corporations shall not authorize or knowingly permit their respective Representatives to, directly or indirectly:

(i) solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

(ii) furnish any nonpublic information regarding or afford access to the properties, books or records of any of the Acquired Corporations to any Person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

(iv) approve, endorse, recommend or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)); or

(v) resolve to propose, agree or publicly announce an intention to do any of the foregoing.

(b) Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, (i) the Company may furnish nonpublic information regarding the Acquired Corporations to, afford access to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group that the Board or any Independent Committee concludes in good faith is or could lead to a Superior Proposal if (A) such Acquisition Proposal did not result from a material breach of this Section 6.3 (other than any such breach caused by any Purchaser Party or any Designated Representative); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be contrary to its fiduciary duties under applicable Law, (C) (x) prior to furnishing nonpublic information regarding the Acquired Corporations the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons, and (D) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to any Purchaser Party); and (ii) following the receipt of an Acquisition Proposal, the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof.

(c) At any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal) advise Parent orally and in writing of the receipt by the Company of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person or group of Persons making or submitting such Acquisition Proposal, and details of the material terms and conditions thereof). The Company shall keep Parent promptly (and in no event later than 48 hours after receipt by the Company) and reasonably informed with respect to (i) the status of any such Acquisition Proposal and (ii) the status, any material developments and terms of any material modification thereto. The Company agrees that it will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 6.3(c).

(d) The Company shall immediately cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Acquisition Proposal.

(e) During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.15) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within ten (10) Business Days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within ten (10) Business Days after receipt of any reasonable request to do so from Parent or (v) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses “(i)” through “(v)”, a “Change in Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be contrary to its fiduciary duties under applicable Law or (B) in response to the receipt by the Company of an Acquisition Proposal, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action could reasonably be expected to be contrary to its fiduciary duties under applicable Law, the Board or any Independent Committee may make a

Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be. The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall, if delivered in connection with a (A) Superior Proposal, contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal and contain a copy of the material documents and/or agreements providing for the Superior Proposal or (B) Intervening Event, contain a reasonably detailed description of such Intervening Event; provided, that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) if requested by Parent, the Company shall, and shall cause its Representatives to, for a period of at least three (3) Business Days following receipt by Parent of the Change in Recommendation Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event could reasonably be expected to be contrary to its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; (iv) such Superior Proposal did not result from a material breach of this Section 6.3 (other than any such breach caused by any Purchaser Party or any Designated Representative); and (v) the Board or any Independent Committee cause the Company to terminate this Agreement under Section 8.1(c)(ii) and pays to Parent the Company Expense Reimbursement in accordance with Section 8.2(b). The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(e) and shall trigger a new Notice Period, except that the Notice Period shall be at least two (2) Business Days (instead of three (3) Business Days otherwise contemplated by clause “(ii)” above).

(f) Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so could reasonably be expected to be contrary to applicable Law (including fiduciary duties), or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be a Change in Recommendation if the Board or any Independent Committee reaffirms the Company Recommendation in such statement or in connection with such action. During the Pre-Closing Period, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event an Acquisition Proposal has been publicly announced, the Board or any Independent Committee shall expressly publicly reaffirm the Company Recommendation within ten (10) Business Days following such request, and failure to do so shall be deemed to be a Change in Recommendation.

Section 6.4 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of any Purchaser Party in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in

Recommendation, and (c) the Company may otherwise communicate in the ordinary course with its employees, customers, suppliers and vendors as it deems appropriate.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Tahoe and Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries or any of their respective predecessors, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by the DGCL or any other applicable Law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or is or was serving at the request of the Company or any of its Subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Tahoe and Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within twenty (20) Business Days of receipt by Tahoe and Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final nonappealable order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses, and (ii) none of Tahoe, Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing. If any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.5, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the DGCL, the certificate of incorporation of the Surviving Corporation or any Subsidiary, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Party that is reasonably acceptable to the Surviving Corporation. If any Proceeding is brought against any Indemnified Party in which indemnification could be sought by such Indemnified Party under this Section 6.5, (A) each Indemnified Party shall be entitled to retain his or her own counsel in connection with such Proceeding, and (B) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b) From and after the Effective Time, each of Tahoe and Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period ending six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions); provided that the maximum aggregate premium for such policies shall not be in excess of 300% of the amount the Company paid for its D&O Insurance in its last full fiscal year; provided, further, that if the premiums of such “tail” policy exceed such amount, the Company will obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Tahoe and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Tahoe, Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid for its D&O Insurance in its last full fiscal year; and provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated, and Tahoe and Parent shall cause the Surviving Corporation, to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Tahoe, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Tahoe, Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries or otherwise.

Section 6.6 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement (and, in any event, no later than thirty-five (35) days after the date of this Agreement), the Company will prepare and cause to be filed with the SEC, with the assistance of the Purchaser Parties, the Proxy Statement, and the Company, Tahoe, Parent and THAIHOT will prepare and cause to be filed with the SEC the Schedule 13E-3. Tahoe, Parent, THAIHOT and the Company will use reasonable best efforts to cooperate with each other in connection with the preparation of the foregoing documents. Each of Tahoe, Parent and THAIHOT will use reasonable best efforts to promptly provide such information regarding Purchaser Parties and any other member of the Purchaser Group that the Company may reasonably request for inclusion in the Proxy Statement and Schedule 13E-3. Each of the Company, Tahoe, Parent and THAIHOT shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Tahoe, Parent and THAIHOT will use its reasonable best efforts to have the Proxy Statement and the Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable within three (3) Business Days after the later of (i) the date the Proxy Statement is cleared by the SEC or (ii) the date upon which Parent and THAIHOT shall have (A) deposited or caused to be deposited the aggregate Merger Consideration to be paid pursuant to Section 3.2 in the Special Purpose Account in accordance with Section 6.15 and (B) delivered or caused to be delivered to the Company and the Independent Committee evidence reasonably satisfactory to the Independent Committee that the aggregate Merger Consideration to be paid pursuant to Section 3.2 has been deposited in the Special Purpose Account, together with a certificate, signed by a director of each of Tahoe, Parent and THAIHOT, certifying that the Purchaser Parties have complied with their respective obligations under clause (b) and (c) of Section 6.15 and that the funds deposited in the Special Purpose Account have not been (and will not be prior to the Closing of the Merger or the termination of this Agreement) withdrawn, removed, transferred or made subject to any Lien or other restriction on transfer. The Company will as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will reasonably cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Tahoe, Parent, THAIHOT and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Tahoe, Parent , THAIHOT and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of any Purchaser Party for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) use reasonable efforts to take all action required under the DGCL and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be mutually agreed by the Company and Parent, and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company may, and at the direction of Parent the Company will, adjourn or postpone the Company Meeting, if and to the extent any Independent Committee or Parent, as the case may be, determines in good faith (i) such adjournment or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders, or (ii) additional time is required to solicit proxies in favor of the adoption of this Agreement.

Section 6.7 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company, Tahoe, Parent and THAIHOT shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Tahoe, Parent, THAIHOT or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company, on the one hand, and Tahoe, Parent and THAIHOT, on the other hand, will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other party promptly (and in any event within three (3) days) informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other parties to review any material communication (and considering the other party’s reasonable comments thereto) delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, that in no event shall the Company or any of its Subsidiaries, prior to the Effective Time, be required to pay or agree to pay any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract (except to the extent of the amount of any fee or other consideration set forth in such Contract, and except for ordinary course fees or other consideration which are not material in amount). In furtherance and not in limitation of the foregoing, the Purchaser Parties shall make all appropriate filings required in connection with this Agreement, the Support Agreement and the Contemplated Transactions with the NRDC and any other Governmental Entity of the PRC as promptly as practicable within the applicable period required by applicable Law, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Law in connection with any approvals, filings, notices or registrations required by applicable Law of the PRC, and use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain any approvals, filings, notices or registrations required by applicable Law of the PRC as soon as is practicable and to avoid any impediment to the consummation of Contemplated Transactions under any applicable Laws of the PRC or orders from any PRC Governmental Entity, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as any PRC Governmental Entity or Person may assert under any applicable Laws of the PRC or orders from any PRC Governmental Entity with respect to this Agreement or the Support Agreement or the Contemplated Transactions.

(b) No party to this Agreement shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.8 Sub and Surviving Corporation. Each of Tahoe and Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plans pursuant to this Agreement in connection with the Contemplated Transactions shall be an exempt transaction for purposes of Section 16.

Section 6.10 Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, the Purchaser Parties, or the Contemplated Transactions, then each of the Company and the Purchaser Parties, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.11 Stock Exchange Delisting. The Company and each of the Purchaser Parties shall take such actions reasonably required to cause the shares of Common Stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.12 Stockholder Litigation. Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any stockholder litigation against any party and/or its respective directors relating to the Contemplated Transactions, whether commenced prior to or after the execution and delivery of this Agreement.

Section 6.13 Certain Contracts. Without the prior written consent of any Independent Committee, none of the Purchaser Parties shall, and each of the Purchaser Parties shall use reasonable best efforts to cause the other members of the Purchaser Group not to, (a) amend the Support Agreement or waive any provisions thereof, (b) enter into any side letters or other oral or written agreements or understandings with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (other than the Support Agreement) (i) that relate to the Contemplated Transactions, (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal, or (c) enter into or modify any Contract (i) which would, individually or in the aggregate, prevent or materially delay the ability of any Purchaser Party to consummate the Merger and the other Contemplated Transactions or (ii) which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.14 Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, (b) none of the Purchaser Parties shall, and each of the Purchaser Parties shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee, and (c) each of the Purchaser Parties shall, and shall cause each member of the Purchaser Group to, vote, or cause to be voted, all shares of Common Stock Beneficially Owned by any member of the Purchaser Group, or over which any member of the Purchaser Group has voting control, from time to time and at all times, in whatever manner necessary to ensure that at any annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, each director of the Board that is a member of the Special Committee shall be elected to the Board. In addition, during the Pre-Closing Period, each of Tahoe and THAIHOT covenants and agrees that, other than to replace existing directors who are currently members of the Board, it will not exercise its rights under Section 2.1(a) of the Governance Agreement to nominate additional individuals to serve as directors on the Board.

Section 6.15 Financing. Each of the Purchaser Parties shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to (a) obtain funds in U.S. dollars sufficient to fund the aggregate Merger Consideration to be paid pursuant to Section 3.2 and the funds in U.S. dollars otherwise necessary to effect the consummation of the transactions contemplated by this Agreement on or prior to the date upon which the Closing is required to be consummated pursuant to the terms hereof, (b) as soon as reasonably practicable after the date hereof and in any event prior to the Company causing the Proxy Statement to be mailed to the Company’s stockholders in accordance with Section 6.6, the Purchaser Parties shall establish, in the name of a US or other offshore entity, a US dollar deposit account (the “Special Purpose Account”) with a bank in Hong Kong, the identity of which shall be reasonably acceptable to the Company, (c) deposit or cause to be deposited the aggregate Merger Consideration to be paid pursuant to Section 3.2 in the Special Purpose Account prior to the Company causing the Proxy Statement to be mailed to the Company’s stockholders in accordance with Section 6.6, (d) deliver or cause to be delivered to the Company and the Independent Committee, prior to the Company causing the Proxy Statement to be mailed to the Company’s stockholders, evidence reasonably satisfactory to the Independent Committee that the aggregate Merger Consideration to be paid pursuant to Section 3.2 has been deposited in the Special Purpose Account together with a certificate, signed by a director of each of Tahoe, Parent and THAIHOT, certifying that the Purchaser Parties have complied with their respective obligations under clauses (b) and (c) of this Section 6.15 and (e) retain sufficient funds in the Special Purpose Account for the payment of the aggregate Merger Consideration pursuant to Section 3.2, and not remove, withdraw or transfer such funds or subject such funds to any Lien or other restriction on transfer, at all times from the date of deposit until the earlier of the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1; provided, that if this Agreement is terminated pursuant to Section 8.1 and, in connection with such termination, the Parent Expense Reimbursement is payable pursuant to Section 8.2(c), then each of the Purchaser Parties covenants and agrees that it will retain funds in the Special Purpose Account sufficient to pay the Parent Expense Reimbursement at all times from the date of deposit until the Parent Expense Reimbursement is actually paid to the Company in accordance with Section 8.2(c).

Section 6.16 Knowledge of Inaccuracies and Certain Breaches. None of the Purchaser Parties shall have any right to (a) rely on the failure of a condition in Section 7.2(a) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Article IV to the extent that the Company can show that any Purchaser Party or a Designated Representative, including in such Person’s capacity as a director, officer or employee of any Acquired Corporation, had knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) rely on the failure of a condition set forth in Section 7.1(c) or Section 7.2(b) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity in connection with any action that any Purchaser Party or any Designated Representative caused the Company to take or omit from taking.

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Purchaser Parties, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and the Purchaser Parties, if permissible under applicable Law; provided, that the condition in Section 7.1(a) cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance) of the following conditions:

(a) the Majority of the Minority Approval shall have been obtained;

(b) the Company Stockholder Approval shall have been obtained;

(c) no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger; and

(d) following the filing by the applicable Purchaser Parties of an overseas investment registration with the NDRC in respect of the Contemplated Transactions, the applicable Purchaser Parties shall have received a written acknowledgment issued by the NDRC that such registration has been completed.

Section 7.2 Conditions to the Purchaser Parties’ Obligations to Effect the Merger. The obligations of the Purchaser Parties to effect the merger are subject to the satisfaction (or waiver by the Purchaser Parties) of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.15 (Brokers or Finders) and Section 4.16 (Opinion of Financial Advisor) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); (ii) the representation and warranty of the Company contained in clause “(b)” of Section 4.8 (Absence of Certain Changes) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date; and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except, in the case of this clause (iii), where the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b).

Section 7.3 Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a) The representations and warranties of each of the Purchaser Parties contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each of the Purchaser Parties shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Tahoe, Parent and THAIHOT shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director of each of Tahoe, Parent and THAIHOT, certifying as to the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b).

(d) Prior to the mailing of the Proxy Statement, Parent shall have deposited or caused to be deposited in the Special Purpose Account sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to Section 3.2 in exchange for all outstanding shares of Common Stock (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) and such funds shall continue to be available for the purposes set forth herein through the Effective Time and shall not have been withdrawn or otherwise restricted.

Section 7.4 Frustration of Conditions. None of the Company or any Purchaser Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Contemplated Transactions, as required by and subject to Section 6.7.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Sub):

(a) by the mutual written agreement of the Company (in accordance with Section 9.15) and Parent.

(b) by either the Company (in accordance with Section 9.15) or Parent:

(i) if any Governmental Entity having competent jurisdiction shall have, enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action;

(ii) if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment, postponement or recess thereof); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock Beneficially Owned by it in accordance with the Support Agreement; or

(iii) if the Merger shall not have occurred by December 15, 2017 (the “Termination Date”); provided, that if all of the conditions to close set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than (A) those conditions that by their nature are to be satisfied at the Closing, (B) any one or more of the conditions set forth in Section 7.1(c) with respect to an Order from a Governmental Entity in the PRC or any Law of the PRC, or (C) any one or more of the conditions set forth in Section 7.1(d)), the Company shall have the option, in its sole discretion and without prejudice to its rights in Section 8.1(c) or Section 8.2, to extend the Termination Date for a single additional 60-day period by written notice delivered to Parent, in which case the Termination Date shall be deemed for all purposes to be such later date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been the cause of, or resulted in, the failure to consummate the Merger by the Termination Date (it being understood that the Purchaser Parties shall be deemed a single party for purposes of the foregoing proviso).

(c) by the Company (in accordance with Section 9.15), if

(i) a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days of the receipt by the Purchaser Parties of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) (or any shorter period of the time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;

(ii) prior to obtaining the Company Stockholder Approval and the Majority of the Minority Approval, if the Board or an Independent Committee (in accordance with Section 9.15) shall have effected a Change in Recommendation; provided, that within five (5) Business Days of the termination of this Agreement by the Company pursuant to this Section 8.1(c)(ii), the Company pays to Parent the Company Expense Reimbursement;

(iii) (A) all the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) the Company has irrevocably confirmed in writing to Parent that (1) all the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 7.3, and (2) the Company is prepared to consummate the Closing, and (C) the Purchaser Parties fail to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2; or

(iv) prior to the date that the Company has notified Parent that it is prepared to mail the Proxy Statement (which notification may not be delivered less than sixty (60) days following the date of this Agreement), Parent shall have failed to deposit or caused to be deposited into the Special Purpose Account sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to Section 3.2 in exchange for all outstanding shares of Common Stock (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof).

(d) by Parent, if

(i) a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days of the receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (or any shorter period of the time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied; or

(ii) prior to obtaining the Company Stockholder Approval and the Majority of the Minority Approval, if the Board or an Independent Committee (in accordance with Section 9.15) shall have effected a Change in Recommendation.

Section 8.2 Effect of Termination.

(a) The party terminating this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), as the case may be, shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (i) the terms of Article VIII and Article IX shall survive any termination of this Agreement, and (ii) subject to Section 8.2(e), no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.

(b) The Company shall pay, or cause to be paid, to Parent an amount equal to $1,500,000 (the “Company Expense Reimbursement”) in immediately available funds if this Agreement is terminated by: (i) the Company pursuant to Section 8.1(c)(ii), or (ii) by Parent pursuant to Section 8.1(d)(ii); such payment to be made as promptly as possible (but in any event no later than five (5) Business Days) after the date of such termination. In no event shall the Company be required to pay the Company Expense Reimbursement on more than one occasion.

(c) Parent shall pay, or cause to be paid (either directly or out of the Special Purpose Account), to the Company an amount equal to $4,500,000 (the “Parent Expense Reimbursement”) in immediately available funds if this Agreement is terminated (i) by the Company pursuant to Section 8.1(c)(i), Section 8.1(c)(iii) or Section 8.1(c)(iv) or is otherwise terminated when terminable by the Company pursuant to Section 8.1(c)(i), Section 8.1(c)(iii) or Section 8.1(c)(iv), (ii) by Parent or the Company pursuant to Section 8.1(b)(iii) at a time when all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than (A) those conditions that by their nature are to be satisfied at the Closing, (B) any one or more of the conditions set forth in Section 7.1(c) with respect to an Order from a Governmental Entity in the PRC or any Law of the PRC, or (C) any one or more of the conditions set forth in Section 7.1(d)), or (iii) by Parent or the Company pursuant to Section 8.1(b)(i) due to an Order from a Governmental Entity in the PRC or any Law of the PRC, such payment to be made (either directly or out of the Special Purpose Account) as promptly as possible (but in any event no later than five (5) Business Days) after the date of such termination. In no event shall Parent be required to pay the Parent Expense Reimbursement on more than one occasion. In the event the Parent Expense Reimbursement is payable pursuant to this Section 8.2(c), each of the Purchaser Parties covenants and agrees to retain sufficient funds in the Special Purpose Account for the payment of the Parent Expense Reimbursement, and not to remove, withdraw or transfer such funds or subject such funds to any Lien or any other restriction on transfer, at all times from the date of termination of this Agreement until the Parent Expense Reimbursement is actually paid to the Company.

(d) Upon payment of the Company Expense Reimbursement, the Company shall have no further liability to the Purchaser Parties with respect to the Merger, this Agreement or the Contemplated Transactions. Upon payment of the Parent Expense Reimbursement, the Purchaser Parties shall have no further liability to the Company with respect to the Merger, this Agreement or the Contemplated Transactions. The Company Expense Reimbursement and the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company.

(e) Notwithstanding anything to the contrary in this Agreement, if:

(i) the Company is required to pay the Company Expense Reimbursement to Parent pursuant to this Agreement, the Purchaser Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.10, against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Company Related Party of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Expense Reimbursement, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, none of the Purchaser Parties shall have any rights or claims against any of the Company Related Parties or any Company Related Party of any Company Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Company Related Party of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(ii) Parent is required to pay the Parent Expense Reimbursement to Company pursuant to this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.10, against the Purchaser Parties and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each a “Purchaser Related Party” and collectively, the “Purchaser Related Parties”) or any Purchaser Related Party of any Purchaser Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Expense Reimbursement, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, the Company shall not have any rights or claims against any of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(f) The Company and each of the Purchaser Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. In the event that the Company or Parent shall fail to pay the Company Expense Reimbursement or Parent Expense Reimbursement, as applicable, when due, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any fee set forth in this Section 8.2, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Stockholder Approval and the Majority of the Minority Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or that by Law otherwise would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2 Nonsurvival of Representations and Warranties. Except for those covenants and agreements set forth in Article II and Article III, Section 6.4 and Section 6.5 and Article VIII and this Article IX, none of the representations, warranties and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

(a)	if to any of the Purchaser Parties, to:

Tahoe Investment Group Co., Ltd.

No. 43 Hudong Road

Olympic Building,

Fuzhou City

Fujian Province, China 350003

Attention: Mr. Ge Yong

Fax: 86 591 8760 1956

Email: [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue

Beijing, 100004

People’s Republic of China

Attention: Peter X. Huang, Esq.

Fax: +86 10 6535 5577

Email: Peter.Huang@skadden.com

(b)	if to the Company, to:

Alliance HealthCare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

Attention: General Counsel

Fax: (714) 688-3397

Email: [***]

With a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: Mark D. Peterson

John C. Raney

Fax: (949) 823-6994

Email: mpeterson@omm.com

jraney@omm.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention: Charles Ruck

Fax: (714) 755-8290

Email: charles.ruck@lw.com

140 Scott Drive

Menlo Park, CA 94025

Attention: Josh Dubofsky

Fax: (650) 463-2600

Email: josh.dubofsky@lw.com

(c)	if to the Special Committee to

Alliance HealthCare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

Attention: General Counsel

Fax: (714) 688-3397

Email: [***]

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: Mark D. Peterson

John C. Raney

Fax: (949) 823-6994

Email: mpeterson@omm.com

jraney@omm.com

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV or Article VI, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Support Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and (b), except for Article III on and after the Effective Time and Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the parties to this Agreement and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Schedule, which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Contemplated Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Disputes. Any dispute or controversy between the parties in relation to or arising out of the existence, interpretation, validity, breach, or termination of this Agreement (a “Dispute”) shall be exclusively, definitely and finally settled through arbitration by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (“HKIAC Rules”) in accordance with the following:

(a) All procedures in any such arbitration shall be conducted in English and a daily transcript in English of such proceedings shall be prepared.

(b) There shall be three (3) arbitrators, each of whom shall be an attorney qualified to practice law and fluent in English and shall be appointed as follows:

(i) The parties shall, within thirty (30) days of the date on which the Dispute was referred to arbitration, each appoint one (1) arbitrator, who shall jointly appoint the third arbitrator, who shall chair the arbitration panel and shall be a national of a country other than the U.S.A. and China. All arbitrators appointed to preside over a Dispute shall be and remain at all times impartial and independent of the parties.

(ii) If either party fails to appoint an arbitrator within thirty (30) days of the date on which the Dispute was referred to arbitration, the Chairman of the HKIAC shall appoint the missing arbitrator.

(iii) If the appointed arbitrators are unable to agree on the third (3rd) arbitrator within thirty (30) days of their appointment, then the Chairman of the HKIAC shall appoint the third (3rd) arbitrator.

(c) Discovery shall be permitted.

(d) Any award in the arbitration proceeding shall be rendered in English.

(e) In any arbitration pursuant to this Section 9.9, the arbitrators are not empowered to award:

(i) Punitive, exemplary or consequential damages and the parties hereby waive any right to recover such damages except in the event that one of the parties is found liable for fraud or intentional misconduct; and

(ii) any equitable remedies except to the extent that such remedies enforce the obligations of this Agreement.

(f) The arbitrators shall decide in the award the allocation of costs, including the arbitrators’ fees, expenses for translators and translations required in connection with the arbitration and all other costs to which the Dispute may give rise.

(g) The venue and seat of the arbitration shall be Hong Kong. The award of the arbitrators shall be final, binding and without appeal. Any award of the arbitrators may be enforced by any court having jurisdiction over the party against which the award has been rendered, or wherever assets of that party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). A court may refuse to enforce any award rendered in accordance herewith, if it finds that any of the arbitrators appointed to preside over the Dispute are not independent or impartial of the parties.

Section 9.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Contemplated Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.2 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company or any Purchaser Party would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction. If any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court or arbitrator(s) presiding over such Legal Proceeding.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.12 Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated.

Section 9.13 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.14 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.15 Independent Committee Approval. Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee. An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Percy C. Tomlinson
Name: Percy C. Tomlinson
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

TAHOE INVESTMENT GROUP CO., LTD.

By:	/s/ Qisen Huang
Name: Qisen Huang
Title: Chairman

THAIHOT INVESTMENT COMPANY US LIMITED

By:	/s/ Qisen Huang
Name: Qisen Huang
Title: Director

THAIHOT INVESTMENT COMPANY LIMITED

By:	/s/ Qisen Huang
Name: Qisen Huang
Title: Director

ALLIANCE HEALTHCARE SERVICES MERGER SUB LIMITED

By:	/s/ Qisen Huang
Name: Qisen Huang
Title: Director

[Signature Page to Agreement and Plan of Merger]

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Alliance HealthCare Services, Inc. agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

•	The Company Disclosure Schedule

Exhibit A

Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLIANCE HEALTHCARE SERVICES, INC.

FIRST: The name of the Corporation is Alliance HealthCare Services, Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 50,000 shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER that this Article shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derives an improper personal benefit.

If the GCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the GCL, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

A-A-2

ANNEX B

OPINION OF LAZARD FRÈRES & CO. LLC

[LAZARD LETTERHEAD]

April 10, 2017

Special Committee of the Board of Directors

Alliance Healthcare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

Dear Members of the Special Committee:

We understand that Alliance Healthcare Services, Inc., a Delaware corporation (the “Company”), Tahoe Investment Group Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Tahoe”), THAIHOT Investment Company Limited, an exempted company incorporated under the laws of the Cayman Islands and indirect wholly-owned subsidiary of Tahoe (“THAIHOT”), THAIHOT Investment Company US Limited, a Delaware corporation and indirect wholly-owned subsidiary of Tahoe (“Parent”), and Alliance Healthcare Services Merger Sub Limited, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Tahoe, THAIHOT and Parent, the “Purchaser Parties”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which the Purchaser Parties will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, shares of Company Common Stock that are owned by the Company as treasury stock or shares of Company Common Stock held by members of the Purchaser Group (as defined in the Agreement) which will be cancelled in connection with the Transaction (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $13.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You, the Special Committee of the Board of Directors of the Company (the “Special Committee”) have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft dated April 10, 2017, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv)	Reviewed public information with respect to certain other companies in lines of business we believe to be comparable in certain respects to the business of the Company;
(v)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

Special Committee of the Board of Directors

Alliance Healthcare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

April 10, 2017

(vi)	Reviewed historical stock prices and trading volumes of the Company Common Stock; and

(vii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of the Purchaser Parties or concerning the solvency or fair value of the Company or any of the Purchaser Parties, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company, including the estimated timing and financial impact of the Company’s anticipated refinancing of its debt facilities in 2017. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. We note that given the limited equity research coverage of the Company peer set, lack of equity research coverage for the Company, and significant historical trading discount of the Company as compared to selected peers, and the limited number of comparable transactions within a relevant timeframe, we concluded that both comparable companies and precedent transactions analyses were not useful methodologies for purposes of analyzing the valuation of the Company, and we have therefore relied upon a discounted cash flow analysis in reaching our opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Special Committee have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Special Committee of the Board of Directors

Alliance Healthcare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

April 10, 2017

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, portions of which became payable upon our engagement and during the course of our engagement, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Transaction. In the ordinary course, Lazard and its affiliates and employees may trade securities of the Company and certain of its affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, the Purchaser Parties and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Simon Furie
Simon Furie
Managing Director

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262—APPRAISAL RIGHTS

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown and except as provided in this subsection,, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY - SUBJECT TO COMPLETION ANNUAL MEETING OF STOCKHOLDERS OF ALLIANCE HEALTHCARE SERVICES, INC. [•], 2017 GO GREEN \e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD [•], 2017:

The Notice of Meeting, proxy statement, annual report and form proxy card are available at www.alliancehealthcareservices-us.com/proxy or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. ^ Please detach along perforated line andmail in the envelope provided. ^ 2D33DD3334D3DDDDDDDD 3 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 3, “FOR” PROPOSALS 1, 2, 4, 5 AND 7, AND FOR EVERY “3 YEARS” WITH RESPECT TO PROPOSAL 6. PLEASE SIGN, DATE AND RETURNPROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE E FOR AGAINST ABSTAIN 3. Election of Directors: Class I term will expire in 2020 1. MERGER AGREEMENT: To adopt the Agreement and Plan of Merger, dated as of April 10, I 2017(as it may be amended from time to time, the “Merger Agreement”), by and among I 1 I 1 I 1 NOMINEES: O Neil F. Dimick O He ping Feng O Paul S. Viviano FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

the Company, Tahoe Investment Group Co., Ltd., (“Tahoe”), THAI HOT Investment Company Limited, (“THAIHOT”) THAI HOT InvestmentCompany US Limited (“Parent”), and Alliance Healthcare Services Merger Sub Limited (together with Tahoe THAIHOT and aParent, the “Purchaser Parties”). ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION: To approve a non- binding advisory resolution to approve the merger-related compensation of our named T executive officers. 4.RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. INSTRUCTIONS: To withhold authority to vote for any individualnominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 5.ADVISORY VOTE TO APPROVE EXECUTIVE PAY: To approve a non-binding advisory resolution to approve the compensation of our named executive officers. . i 1 year 2 years 3 years ABSTAIN 6.ADVISORY VOTE TO APPROVE FREQUENCY OF EXECUTIVE PAY ADVISORY | VOTE: To approve a non-binding advisory resolution relating to the frequency I 1 of an advisory vote to approve the compensation of our named executive officers. FOR AGAINST ABSTAIN ADJOURNMENT PROPOSAL: Toapprove the adjournment of the Annual 7. Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the | Annual Meeting to approve adoption of the Merger Agreement, including the majority of the outstanding shares of Common Stock not beneficially owned by the Purchaser Parties, any of their affiliates, or any Section 16 officer of the Company. This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “FOR” the nominees in Proposal 3, “FOR” Proposals 1, 2,4, 5 and 7, and for every “3 YEARS” with respect to proposal 6.

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

The undersigned hereby ratifies and confirms all that said attorneys and proxy holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersignedacknowledges receipt of the Notice of Annual Meeting, Proxy Statement and annual report accompanying said notice. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: x, J^ote. Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full Mil p \ signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY COPY - SUBJECT TO COMPLETION ANNUAL MEETING OF STOCKHOLDERS OF ALLIANCE HEALTHCARE SERVICES, INC. [•], 2017 PROXY VOTING INSTRUCTIONSINTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free I-8OO-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Annual Meeting.

GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD [•], 2017: The Notice of Meeting, proxy statement, annual report and form proxy card are available at www.alliancehealthcareservices-us.com/proxy or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy ^ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ^ 2033003334030000000D 3 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 3,

“FOR” PROPOSALS 1, 2, 4, 5 AND 7, AND FOR EVERY “3 YEARS” WITH RESPECT TO PROPOSAL 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE S NOMINEES: O Neil F. Dimick O He ping Feng O Paul S. Viviano INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ^ 3.Election of Directors: Class I term will expire in 2020 ] FOR ALL NOMINEES I WITHHOLD AUTHORITY J FOR ALL NOMINEES I FOR ALL EXCEPT (See instructions below) To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 1. MERGER AGREEMENT: To adopt the Agreement and Plan of Merger, dated as of April 10, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among I 1 the Company, Tahoe Investment Group Co., Ltd., (“Tahoe”), THAI HOT Investment Company Limited (“THAIHOT”), THAI HOT Investment Company US Limited (“Parent”), and Alliance Healthcare Services Merger Sub Limited (together with Tahoe, THAIHOT and Parent, the “Purchaser Parties”). 2. ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION: To approve a non- binding advisory resolution to approve the merger-related compensation of our named binding advisory resolution to approve the merger-related compensation of our named T executive officers. 4.RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 5.ADVISORY VOTE TO APPROVE EXECUTIVE PAY: To approve a non-binding advisory resolution to approve the compensation of our named executive officers. . i 1 year 2 years 3 years ABSTAIN 6.ADVISORY VOTE TO APPROVE FREQUENCY OF EXECUTIVE PAY ADVISORY | VOTE: To approve a non-binding advisory resolution relating to the frequency I 1 of an advisory vote to approve the compensation of our named executive officers. FOR AGAINST ABSTAIN ADJOURNMENT PROPOSAL: To approve the adjournment of the Annual 7. Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the | Annual Meeting to approve adoption of the Merger Agreement, including the majority of the outstanding shares of Common Stock not beneficially owned by the Purchaser Parties, any of their affiliates, or any Section 16 officer of the Company. This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “FOR” the nominees in Proposal 3, “FOR” Proposals 1, 2,4, 5 and 7, and for every “3 YEARS” with respect to proposal 6. In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. The undersigned hereby ratifies and confirms all that said attorneys and proxy holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and annual report accompanying said notice.Signature of Stockholder Date: (Signature of Stockholder I Date: | US’ M fjan-^fietly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full H|| \ signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ALLIANCE HEALTHCARE SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS To Be Held [•], 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholders of Alliance HealthCare Services, Inc. (the “Company”) hereby nominate, constitute and appoint Richard W. Johns and Rhonda A. Longmore-Grund, or either one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s headquarters at 18201 Von Karman Avenue, Suite 600, Irvine, CA 92612 on [•], 2017 at 9:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as designated on the reverse side of this ballot.

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

(Continued and to be signed on the reverse side) 14475